As filed with the Securities and Exchange Commission on March 24, 1999


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-4

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                                   HUBCO, INC.
             (Exact name of registrant as specified in its charter)


                                   New Jersey
         (State or other Jurisdiction of Incorporation or Organization)


         6711                                             22-2405746
(Primary Standard Industrial                (I.R.S. Employer Identification No.)
 Classification Code Number)


                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                                  201-236-2600
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                               Kenneth T. Neilson
                               Chairman, President
                           and Chief Executive Officer
                                   HUBCO, Inc.
                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                                  201-236-2600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                  Please send copies of all communications to:

      MICHAEL W. ZELENTY, ESQ.                  RICHARD FISCH, ESQ.
    Pitney, Hardin, Kipp & Szuch        Malizia, Spidi, Sloane & Fisch, P.C.
           P.O. Box 1945                        One Franklin Square
 Morristown, New Jersey 07962-1945         1301 K Street, Suite 700 East
          (973) 966-8125                      Washington, D.C. 20005
                                                  (202) 434-4665

         Approximate date of commencement of proposed sale to the public: At the Effective Date of the Merger, as defined in the Agreement and Plan of Merger dated January 26, 1999 (the "Merger Agreement"), among the Registrant, Hudson United Bank, Little Falls Bancorp, Inc. and The Little Falls Bank attached as Appendix A to the Proxy Statement/Prospectus.

                  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| __________

                  If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| __________


                                           CALCULATION OF REGISTRATION FEE

================================ =============== ========================= =========================== ====================
    Title of each class of        Amount to be       Proposed maximum           Proposed maximum            Amount of
  securities to be registered      registered       offering price per     aggregate offering price**  registration fee***
                                                          unit**
  Common Stock, no par value        964,787               $28.04                  $27,048,490$               $7,520
                                    Shares*
================================ =============== ========================= =========================== ====================


* The number of shares of Little Falls Common Stock issuable in the Merger in exchange for shares of HUBCO Common Stock assuming the maximum exchange ratio of 0.700, as set forth in the Merger Agreement, and assuming that all currently outstanding options to acquire shares of Little Falls Common Stock are exercised prior to the Effective Time of the Merger.

** Estimated solely for the purpose of calculating the registration fee for the filing on Form S-4 pursuant to Rule 457(f)(1) under the Securities Act based on the average ($19.625) of the high ($19.625) and low ($19.625) prices reported by The Nasdaq National Market for Little Falls Common Stock as of March 18, 1999, a date within five business days prior to the filing of this Registration Statement.

*** $11,901 was previously paid in connection with the filing of the Preliminary Proxy Materials in connection with the Merger on March 5, 1999.



         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                               [LITTLE FALLS LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT



         The Board of Directors of Little Falls Bancorp, Inc. has approved the merger of Little Falls into HUBCO, Inc. We have called a special meeting for you to vote on the merger.


         In the merger, 49% of the Little Falls common stock will be converted into cash and 51% will be converted into shares of HUBCO common stock. Little Falls shareholders will elect whether to receive cash or stock, or they may state no preference. In order to maintain the 49/51 ratio, some Little Falls shareholders, chosen by lot, may not obtain the form of consideration they elect. The merger will be tax-free to shareholders receiving only HUBCO common stock and will be taxable to shareholders receiving cash.

         The cash consideration will be $20.64 per share of Little Falls common stock. The stock consideration will depend on the median closing price of HUBCO common stock during the ten trading days that end with the day that final bank regulatory approval for the merger is received.

If the median              The number of
HUBCO stock                HUBCO shares per
price is                   Little Falls share will be

Below $27.143              0.700

Between $27.143            $19.00 divided by the
     and $29.00                HUBCO median price

Between $29.01
    and $34.50             0.650

Between $34.51             $22.3795 divided by the
    and $37.30                 HUBCO median price

Above $37.30               0.600

         The merger cannot be completed unless Little Falls' shareholders approve it. Your Board of Directors unanimously recommends that you vote to approve the merger at the meeting, which is scheduled to be held on:

         Tuesday, April 27, 1999
         1:00 p.m.
         The Bethwood
         38 Lackawanna Avenue
         Totowa, New Jersey  07512

         Only shareholders of record as of March 19, 1999 are entitled to attend and vote at the meeting.

         When the merger is completed, Little Falls shareholders as a whole will own about 900,000 shares, or 2.25% of HUBCO's common stock.

         Your vote is very important. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote your proxy will be counted as a vote in favor of the merger.




Leonard G. Romaine
President
Little Falls Bancorp, Inc.


--------------------------------------------------------------------------------
         HUBCO common stock is listed on the Nasdaq National Market under the symbol "HUBC". Based on HUBCO's March 19, 1999 closing price of $33.94 per share, 0.650 shares of HUBCO common stock had a value of $22.06.

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              This proxy statement-prospectus is dated March [__], 1999, and is first being mailed to Little Falls shareholders
                               on March [__], 1999

                                TABLE OF CONTENTS

                                                Page

SUMMARY                                           1
      What this Document is About                 1
      Vote on the Merger                          1
      The Companies                               1
      The Merger                                  1
SUMMARY FINANCIAL DATA OF HUBCO                   7
SUMMARY FINANCIAL DATA OF LITTLE
    FALLS                                         8
ACTUAL AND PRO FORMA
    COMPARATIVE PER SHARE DATA                    9
SUMMARY PRO FORMA FINANCIAL
    INFORMATION                                  11
RISK FACTORS                                     12
INTRODUCTION                                     13
FORWARD LOOKING STATEMENTS                       13
CERTAIN INFORMATION ABOUT HUBCO                  14
CERTAIN INFORMATION ABOUT LITTLE FALLS           15
THE MEETING                                      16
      Date, Time and Place                       16
      Purpose                                    16
      Board Recommendation                       16
      Record Date; Required Vote                 16
      Voting Rights; Proxies                     17
      Solicitation of Proxies                    17
      Quorum                                     17
THE PROPOSED MERGER                              18
      General Description                        18
      Consideration; Cash instead of
          Fractional Shares                      18
      Election Form; Exchange of Shares          19
      Employee, Management and Directors;
          Stock Plans                            19
      Conversion of Little Falls Options         20
      Background of and Reasons for the
          Merger                                 20
      Interests of Certain Persons in the Merger 23
      Opinion of Little Falls' Financial Advisor 24
      Resale Considerations Regarding
          HUBCO Common Stock                     29
      Conditions to the Merger                   29
      Conduct of Business Pending the Merger     30

      Stock Option to HUBCO for Little Falls
         Shares                                  30
      Representations, Warranties and
         Covenants                               31
      Regulatory Approvals                       31
      Management and Operations After
         the Merger                              31
      Little Falls Shareholders' Rights          32
      Amendments                                 32
      Termination                                32
      Accounting Treatment of the Merger         33
      Federal Income Tax Consequences            33
      No Dissenters Rights                       34
PRO FORMA FINANCIAL INFORMATION                  34
DESCRIPTION OF HUBCO CAPITAL
   STOCK                                         38
      General                                    38
      Description of HUBCO Common Stock          38
      Description of HUBCO Series B Preferred
         Stock                                   39
COMPARISON OF THE RIGHTS OF
   SHAREHOLDERS OF HUBCO AND
   LITTLE FALLS                                  40
      Voting Requirements                        40
      Removal of Directors; Number of
         Directors                               41
      Classified Board of Directors              42
      Preferred Stock                            42
      Shareholder Consent to Corporate Action    42
      Dividends                                  43
      By-laws                                    43
SHAREHOLDER PROPOSALS                            43
INFORMATION INCORPORATED BY
REFERENCE                                        44
OTHER MATTERS                                    45
LEGAL OPINION                                    45
EXPERTS                                          45


APPENDIX A      Merger Agreement                A-1
APPENDIX B      Stock Option Agreement          B-1
APPENDIX C      FinPro Fairness Opinion         C-1
APPENDIX D      Little Falls' Form 10-K/A
                for year ended December 31,
                1998 (without exhibits)         D-1
APPENDIX E      1998 Annual Report to
                Little Falls shareholders       E-1


                     HOW TO GET COPIES OF RELATED DOCUMENTS

         This document incorporates important business and financial information about HUBCO, Inc. and Little Falls Bancorp, Inc. which is not included in or delivered with this document. You can obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

 HUBCO, Inc.                               Little Falls Bancorp, Inc.
 1000 MacArthur Boulevard                  86 Main Street
 Mahwah, New Jersey 07430                  Little Falls, New Jersey 07424
 Attn: D. Lynn Van Borkulo-Nuzzo           Attn: Richard A. Capone
 Telephone: (201) 236-2600                       (973) 256-6100

We will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. You will not be charged for any of these items that you request. In order to ensure timely delivery of the documents in advance of the meeting, please make your request by April 22, 1999. See "Information Incorporated By Reference" on page 44.

                                     SUMMARY

         This is a summary of certain information regarding the proposed merger and the shareholder meeting to vote on the merger. We urge you to carefully read the entire document, including the Appendixes, before deciding how to vote.

What this Document is About

         The Board of Directors of Little Falls Bancorp, Inc. has approved the merger of Little Falls into HUBCO, Inc. The terms of the proposed merger are included in the merger agreement signed by Little Falls and HUBCO and their bank subsidiaries, Hudson United Bank and Little Falls Bank. The merger agreement is attached as Appendix A to this document. The merger cannot be completed unless the shareholders of Little Falls approve it. The Little Falls Board has called a special meeting of shareholders to vote on the merger. This document is the proxy statement used by the Little Falls Board to solicit proxies for the meeting. It is also HUBCO's prospectus regarding its common stock to be issued if the merger is completed.

Vote on the Merger

Shares Entitled to Vote...    You can vote at the  special  meeting if you owned
                              Little  Falls  common  stock  as of the  close  of
                              business  on  March  19,   1999.   On  that  date,
                              2,470,551 Little Falls shares were outstanding and entitled to vote.

Vote Required to Approve
the Merger..................  Approval of the merger requires that a majority of the votes cast at the meeting be in favor of the merger. The Companies

HUBCO.....................    HUBCO,  a New  Jersey  corporation,  is  the  bank
                              holding  company for Hudson  United  Bank.  Hudson
                              United Bank is a New Jersey chartered bank that operates over 85 branches in northern New Jersey, 45 branches in Connecticut, and 30 branches in Dutchess, Orange, Putnam, and Rockland counties in
                              New York State. At December 31, 1998, HUBCO had consolidated assets of $6.8 billion. HUBCO's main office is located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430 and its telephone number is (201) 236-2600.

Little Falls................  Little  Falls,  a New Jersey  corporation,  is the savings and loan holding company for Little Falls Bank. Little Falls Bank is a federally chartered bank that operates six banking offices located in Passaic County and Hunterdon County, New Jersey.
                              At December 31, 1998, Little Falls had consolidated assets of $350.6 million. Little
                              Falls' main office is located 86 Main Street, Little Falls, New Jersey 07424 and its telephone number is (973) 256-6100.

The Merger

General Description.......    Little Falls  proposes to merge with HUBCO.  HUBCO
                              will  continue as the surviving  corporation,  and
                              will be governed by New Jersey  corporate law. The
                              merger  will be  completed  if a  majority  of the
                              votes  cast at the  special  meeting  approve  the
                              merger,   we  obtain   all   required   regulatory
                              approvals, and all other conditions are satisfied.
                              The merger  agreement is attached as Appendix A to
                              this document. We encourage you to read the merger
                              agreement   because  it  is  the  legal   document
                              governing the merger.

Consideration to Little
Falls Shareholders: HUBCO
Common Stock or $20.64 in
Cash........................  In the merger,  49% of Little Falls shares will be exchanged for cash and 51% of the shares will be converted into shares of HUBCO common stock. Shareholders receiving cash in the merger will get $20.64 for each share of Little Falls common stock. Shareholders receiving HUBCO common stock in the merger will not know in advance the exact number of HUBCO shares they will get for each share of Little Falls common stock. That number, the "exchange ratio," will depend on HUBCO's stock price during a ten trading day period that ends on and includes the day that final regulatory approval for the merger is received. To determine the exchange ratio, we will first find the median HUBCO stock price during the ten day period, which is the average of the two closing prices left after discarding the four highest and four lowest closing prices during the period. Using the median HUBCO stock price, the exchange ratio will be determined by using the table below.


                              If the median HUBCO stock price is:       The exchange ratio will be:
                              Below $27.143                             0.700

                              Between $27.143 and $29.00                $19.00 divided by the HUBCO
                                                                        median price

                              Between $29.01 and $34.50                 0.650

                              Between $34.51 and $37.30                 $22.3795 divided by the HUBCO
                                                                        median price

                              Above $37.30                              0.600


                              The closing price of HUBCO common stock on March 19, 1999, was $33.94.

                              If there is a stock split, stock dividend or similar transaction affecting HUBCO common stock before the closing, the median closing price and the exchange ratio will be adjusted appropriately.

Selecting the Form of
Consideration you will
Receive.....................  Enclosed with this proxy  statement is an election form, which you should use to indicate your preference to receive HUBCO common stock or cash in exchange for your shares of Little Falls common stock. If you choose to make no election or if you fail to make any election, the type of consideration you will receive will be determined by the elections of other Little Falls shareholders. After the deadline for submitting election forms has passed, the exchange agent which is Hudson United Bank, Trust Department, chosen by HUBCO will allocate the consideration to comply with the requirement that in the aggregate 49% of the outstanding shares of Little Falls will be converted into cash and the other 51% will be converted into HUBCO common stock. If everyone's stated preference can be met while keeping this ratio, the exchange agent will do so. If holders of more than the specified percentage of Little Falls stock elect either cash or stock, then a lottery system will be used to determine which Little Falls shareholders will be denied their preference in order to maintain the 49/51 ratio.

Election Deadline...........  The deadline for  returning  your form of election will be three days before the merger closing date. HUBCO and Little Falls currently hope to close the merger on May 14, 1999, which would result in a May 11 election deadline. As soon as HUBCO and Little Falls are certain of the closing date, they will send you a notice by mail to tell you the closing date and the election deadline.

Exchanging Your Stock
Certificates................  The  form of  election  will  also  serve  as your letter of transmittal. The form contains instructions on how to exchange your Little Falls stock certificates. Your certificates representing shares of Little Falls common stock MUST be sent in with your form of election.

No Dissenters Rights........  You do not have dissenters' rights of appraisal in connection with the merger.

Tax Consequences of the
Merger.....................   The merger will be a taxable event to those Little
                              Falls shareholders receiving cash in exchange for their Little Falls shares.

                              Little Falls shareholders receiving HUBCO common stock in the merger will recognize no taxable gain or loss until they sell their new shares of HUBCO common stock. The tax basis of the HUBCO common stock received by each Little Falls shareholder will be the tax basis of the Little Falls common stock converted in connection with the merger. The holding period of the HUBCO common stock will include the holding period of the Little Falls common stock converted.

                              We urge you to read the more complete description of the merger's tax consequences on pages 33-34 and to consult your own tax advisors regarding the specific tax consequences of the merger to you under applicable tax laws.

Cash Instead of Fractional
Shares......................  If your Little  Falls  shares are  converted  into
                              HUBCO common stock, you will not receive any fractional shares of HUBCO common stock. Instead you will receive, without interest, cash equal to the fractional share interest you otherwise would have received, multiplied by the value of HUBCO common stock. For this purpose, HUBCO stock will be valued at the median closing price during the ten-day period which ends on and includes the day that we receive final regulatory approval for the merger.

Reselling any Stock You
Receive in the Merger.......  The HUBCO  common  stock issued in the merger will be freely transferable by holders of those shares, except for directors, executive officers and others who may be deemed "affiliates" of Little Falls. Those persons have entered into agreements restricting their ability to transfer the shares they will get in the merger.

Conversion of Little Falls
Stock Options...............  In the  merger,  outstanding  options to  purchase
                              Little Falls common stock will be converted into options to purchase HUBCO common stock. The new options will have the same terms and conditions as the old options, except that the number of shares and the exercise price will be adjusted to reflect the exchange ratio in the merger.

Reasons for the Merger.....   HUBCO entered into the merger agreement as part of
                              HUBCO's   ongoing   strategy  of  growth   through
                              acquisitions.

                              Little Falls believes that the merger will result in a company with expanded opportunities for profitable growth. In addition, Little Falls anticipates that the merger will improve its ability to compete in the changing and competitive financial services industry.

Opinion of Little Falls'
Financial Advisor...........  FinPro, Inc. is Little Falls' financial advisor on the merger. As of the date of this proxy statement, FinPro considers the merger to be fair to Little Falls shareholders from a financial point of view. You can read FinPro's opinion at Appendix C to this document. For information on how FinPro arrived at its opinion, see pages 24-29.

Differences in
Shareholders' Rights.......  In the  merger,  some  of you  will  become  HUBCO shareholders. Your rights as Little Falls shareholders are currently governed by New Jersey corporate law and Little Falls' certificate of incorporation and by-laws. The rights of HUBCO shareholders are governed by New Jersey corporate law and HUBCO's certificate of incorporation and by-laws. The rights of Little Falls and HUBCO shareholders differ with respect to voting requirements and various other matters. See pages 40-43.

Conditions to the Merger....  Completion of the merger is contingent on a number of conditions, including:

                              *    Approval  of  the  merger  by  Little   Falls
                                   shareholders at the meeting;

                              *    Receipt of bank regulatory approval;

                              * Receipt of an updated opinion from HUBCO's counsel regarding the tax consequences of

                              * the merger for HUBCO and Little Falls (this condition will not be waived without resoliciting the votes of the Little Falls shareholders);

                              * Receipt of the fairness opinion of FinPro, at Appendix C to this document; and

                              *    Fulfilling other usual conditions to closing.

Regulatory Approval.........  HUBCO and Little Falls cannot  complete the merger unless it is approved by the FDIC and by the New Jersey Department of Banking and Insurance. Approval by any regulatory agency does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Little Falls shareholders. HUBCO and Little Falls have applied for the necessary bank regulatory approvals. Although we do not know of any reason why we cannot obtain the appropriate regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

Terminating    the    Merger
Agreement...................  Either  Little  Falls or HUBCO can  terminate  the merger agreement if the other suffers a materially adverse change from its condition as of September 30, 1998, or if the merger has not been completed by September 30, 1999. For a more complete description of these and other termination rights available to Little Falls and HUBCO, see page 32.

Amending the Merger
Agreement...................  HUBCO  and  Little  Falls  may  amend  the  merger agreement any time before the merger is completed. However, an amendment to change the form of consideration to be paid to Little Falls shareholders in the aggregate and certain other types of amendments cannot be made following approval of the merger by Little Falls shareholders without obtaining their consent.

Little Falls has Agreed Not
to Solicit Alternative
Transactions................  In the merger  agreement,  Little Falls has agreed not to encourage, negotiate with, or provide any information to any person other than HUBCO concerning an acquisition transaction involving Little Falls or Little Falls Bank. However, Little Falls may take certain of these actions if its Board of Directors determines that it should do so. This determination by the Board must be made after the Board consults with counsel, and must be based on the Board's fiduciary duties. This restriction, along with the option described in the following paragraph, may deter other potential acquirors of control of Little Falls.

Little Falls has Granted
HUBCO a Stock Option........  In connection  with the merger  agreement,  Little
                              Falls granted HUBCO a stock option that was designed to deter other companies from attempting to acquire control of Little Falls. The option gives HUBCO the right to purchase for $19.25 per share up to 493,000 shares of Little Falls common stock, representing 19.9% of the outstanding Little Falls shares when the option was granted. The option is exercisable only under certain circumstances and only if the merger does not occur. HUBCO has no right to vote the shares covered by the option prior to its exercise.

                              Little Falls agreed to grant the option in order to induce HUBCO to enter into the merger agreement. The option could have the effect of discouraging other companies from trying to acquire Little Falls. The option agreement is attached as Appendix B to this document.

Financial Interests of
Little Falls' Directors and
Officers in the Merger......  The  directors  and  officers of Little Falls have interests in the merger in addition to their interests as shareholders of Little Falls. Those interests include the following:

                                 * HUBCO will pay $200,000 to Leonard G. Romaine, President and CEO of Little Falls, upon termination of his existing employment agreement, and HUBCO will enter into a consulting contract with Mr. Romaine.

                                 * HUBCO will appoint the directors of Little Falls to a HUBCO advisory board for 36 months, for which they each will be paid $1,440 a month.

                                 * HUBCO will pay the directors of Little Falls, as a group, up to $400,000 in satisfaction of Little Falls' obligations to them under its Directors Consultation and Retirement Plan, and up to $230,000 in satisfaction of Little Falls' obligations to them under its Health Benefits Plan.

                                 * Each outstanding Little Falls option will be converted into an option to purchase HUBCO stock.

                                 * Any Little Falls options that have not yet vested will vest as a result of the merger.

                                 * HUBCO will indemnify the directors and officers of Little Falls against certain liabilities for a six-year period following the merger.


                              On March 19, 1999, directors and executive officers of Little Falls and their affiliates owned 268,296 shares or 10.59% of the Little Falls common stock.

                              For additional information on the benefits of the merger to Little Falls management, see pages 23-24.

                         SUMMARY FINANCIAL DATA OF HUBCO

         The following is a summary of certain historical consolidated financial data for HUBCO. The data presented for the years 1994 through 1998, and as of the end of those years, comes from HUBCO's audited consolidated financial statements. HUBCO's audited consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, are incorporated by reference in this document. See page 44.



                                                               At or for the Year Ended December 31,
                                             ---------------------------------------------------------------------------
                                                 1998            1997           1996           1995          1994
                                                        (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                              $   468,547    $   471,215    $    442,514    $  406,991     $  344,341
Interest expense                                 214,353        216,280         200,566       173,695        139,916
                                             ------------   ------------   -------------   -----------    -----------
Net interest income                              254,194        254,935         241,948       233,296        204,425
Provision for possible loan losses                14,374         12,775          17,140        20,072         15,109
                                             ------------   ------------   -------------   -----------    -----------

Net interest income after provision
   for possible loan losses                      239,820        242,160         224,808       213,224        189,316
Other income                                      33,299         54,180          40,257        28,624         32,641
Other expenses                                   232,096        181,308         204,679       169,924        163,077
                                               ----------   ------------   -------------   -----------    -----------
Income before income taxes                        41,023        115,032          60,386        71,924         58,880
Income tax provision                              17,872         45,205          23,490        23,597         21,311
                                             ============   ============   =============   ===========    ===========
Net income                                   $    23,151    $    69,827    $     36,896    $   48,327     $   37,569
                                             ============   ============   =============   ===========    ===========

Share Data:
Weighted average common shares
   Outstanding (in thousands):
   Basic                                          40,640         41,362          42,402        41,469         32,370
   Diluted                                        41,696         43,635          44,990        44,066         35,299
Basic earnings per share                     $      0.57    $      1.67    $       0.85    $     1.14     $     1.15
Diluted earnings per share                          0.56           1.60            0.82          1.10           1.06
Cash dividend per common share                      0.88           0.73            0.64          0.55           0.33
Book value per common share                        11.30          12.19           12.67         12.99          11.21

Balance Sheet Summary:
Securities held to maturity                  $   634,971    $   764,831    $    761,244    $   910,738   $ 1,305,508
Securities available for sale                  2,260,625      1,499,306       1,585,985        948,538       515,260
Loans                                          3,386,811      3,600,061       3,608,943      3,254,610     3,074,157
Total assets                                   6,778,661      6,606,140       6,498,856      5,642,997     5,400,971
Deposits                                       5,051,390      5,252,956       5,334,673      4,684,451     4,571,450
Stockholders' equity                             456,815        507,101         533,364        536,042       395,419

Performance Ratios:
Return on average assets                            0.35%          1.08%           0.60%         0.88%          0.72%
Return on average equity                            4.75          13.56            6.93          9.79          10.74
Dividend payout                                   154.39          43.71           75.29         48.25          28.70
Average equity to average assets                    7.34           7.99            8.68          9.02           6.72
Net interest margin                                 4.10           4.25            4.23          4.55           4.25

Asset Quality Ratios:
Allowance for possible loan losses to
   total                                            1.58%          1.83%           1.72%         1.72%          2.03%
   Loans
Allowance for possible loan losses to
   non-performing loans                              256             98              91           124             82
Non-performing loans to total loans                 0.62           1.86            1.88          1.39           3.28
Non-performing assets to total loans,
   plus other real estate                           0.73           2.18            2.39          2.24           4.39
Net charge-offs to average loans                    0.81           0.33            0.47          0.84           1.10


                     SUMMARY FINANCIAL DATA OF LITTLE FALLS

         The following is a summary of certain historical consolidated financial data for Little Falls. The data presented for the years 1994 through 1998, and as of the end of those years, comes from Little Falls' audited consolidated financial statements. Little Falls' audited consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, are incorporated by reference in this document. See page 44.

         The data shown for 1996 reflects a $1.2 million charge in the third quarter of that year connected with a one-time special assessment from the Savings Association Insurance Fund. No per share information is shown for years prior to 1996, because no shares of Little Falls common stock were outstanding until January 5, 1996.


                                                                 At or for the Year Ended December 31,
                                             -------------------------------------------------------------------------------
                                                  1998           1997            1996            1995            1994
                                                             (Dollars in thousands, except for per share amounts)
  Earnings Summary:
  Interest income                            $      22,746    $   21,064    $     18,776    $     13,813    $      13,075
  Interest expense                                  14,695        12,920          11,258           9,314            7,170
                                             --------------  ------------   -------------   -------------   ------------
  Net interest income                                8,051         8,144           7,518           4,499            5,905
  Provision for possible loan losses                   161           240             183             131              356
                                             --------------  ------------   -------------   -------------   ------------

  Net interest income after provision for
    possible loan losses                             7,890         7,904           7,335           4,368            5,549
  Other income                                         404           427             408             178              144
  Other expenses                                     5,702         5,403           6,747           3,841            2,912
                                             --------------  ------------   -------------   -------------   ------------
  Income before income taxes                         2,592         2,928             996             705            2,781
  Income tax provision                                 844         1,072             385             241            1,066
                                             ==============  ============   =============   =============   ============
  Net income                                 $       1,748   $     1,856    $        611    $        464    $       1,715
                                             ==============  ============   =============   =============   ============
  Share Data:

  Weighted average shares outstanding
    (in thousands):
     Basic                                           2,208         2,389           2,728             N/A              N/A
     Diluted                                         2,311         2,466           2,737             N/A              N/A
  Basic earnings per share                   $        0.79   $      0.78    $       0.22             N/A              N/A
  Diluted earnings per share                          0.76          0.75            0.22             N/A              N/A
  Cash dividend per common share                      0.22          0.16            0.05             N/A              N/A
  Book value per common share                        15.11         14.68           14.73             N/A              N/A

  Balance Sheet Summary:
  Securities held to maturity                $     101,951   $   148,945    $    163,843    $    148,019    $      87,810
  Securities available for sale                     53,394        13,929              --              --               --
  Loans                                            149,062       147,033         117,116          96,230           94,754
  Total assets                                     350,617       328,522         303,518         310,355          193,385
  Deposits                                         243,048       230,133         228,312         247,851          176,173
  Stockholders' equity                              37,445        38,295          40,448          16,223           15,715

  Performance Ratios:
  Return on average assets                            0.51%         0.60%           0.21%           0.22%          0.86%
  Return on average equity                            4.65          4.74            1.44            2.89          11.62
  Dividend payout                                    28.94         20.62           22.28             N/A            N/A
  Average equity to average assets                   10.92         12.57           14.78            7.64           7.62
  Net interest margin                                 2.42          2.72            2.75            2.25           3.07

  Asset Quality Ratios:
  Allowance for possible loan losses to               0.88%         0.79%           0.92%           0.98%          1.21%
     total loans
  Allowance for possible loan losses to
     non-performing loans                           132.60         90.97           57.34           49.33          27.82
  Non-performing loans to total loans                 0.67          0.87            1.60            2.50           4.36
  Non-performing assets to total loans,
     plus other real estate                           0.87          1.27            2.31            3.97           6.08
  Net charge-offs to average loans                    0.00          0.12            0.05            0.36           0.01


                              ACTUAL AND PRO FORMA
                           COMPARATIVE PER SHARE DATA


         Below, we set forth the earnings per share, period-end book value per share and cash dividends per share for the common stock of HUBCO and Little Falls for the period noted. The data is set forth on an historical and pro forma basis, as well as pro forma equivalent per share data for Little Falls. The historical per share data were derived from the financial statements of HUBCO and Little Falls that are incorporated by reference herein. The pro forma combined share data was derived after giving effect to the Little Falls merger as if it occurred at the beginning of the period presented using the purchase method of accounting. The pro forma assumes a minimum exchange ratio of 0.60, a maximum exchange ratio of 0.70, and a cash value of $20.64. The pro forma equivalent per Little Falls share was calculated by multiplying the pro forma combined HUBCO and Little Falls data by the minimum and maximum exchange ratio. The historical per share data for HUBCO has been restated to retroactively reflect the effect of stock dividends and stock splits.



                                                                                     Pro forma       Pro forma
                                                                                     Combined        Equivalent
                                                       Historical     Historical     HUBCO and       per Little
                                                          HUBCO      Little Falls  Little Falls     Falls Share
                                                       ------------  ------------- --------------  ------------
      Year Ended December 31, 1998
      Earnings Per Share:
          Basic - maximum exchange ratio             $    0.57     $     0.79       $    0.51      $    0.36
          Basic - minimum exchange ratio                  0.57           0.79            0.52           0.31
          Diluted - maximum exchange ratio                0.56           0.76            0.50           0.35
          Diluted - minimum exchange ratio                0.56           0.76            0.50           0.30

      Book Value Per Common Share:
          Maximum exchange ratio                         11.30          15.11           11.76           8.23
          Minimum exchange ratio                         11.30          15.11           11.80           7.08

      Cash Dividends Per Common Share:
          Maximum exchange ratio                          0.88           0.22            0.88           0.62
          Minimum exchange ratio                          0.88           0.22            0.88           0.53


         The first table below presents, for the periods indicated, the high and low closing prices per share of HUBCO common stock and Little Falls common stock. HUBCO's information has been restated to give retroactive effect to stock dividends and stock splits. The second table presents information concerning the last sale price of HUBCO common stock and Little Falls common stock on January 25, 1999 (the last business day before the merger agreement was announced) and on March 19, 1999 (a date shortly before the date of this proxy statement-prospectus). The second table also presents the equivalent value of HUBCO common stock per Little Falls share, which we computed by multiplying the last sale price of HUBCO common stock on the dates indicated by the 0.650 exchange ratio. Both HUBCO common stock and Little Falls common stock are listed on the Nasdaq National Market. We urge you to obtain current market quotations for HUBCO common stock and Little Falls common stock in the merger. Little Falls shareholders are not assured of receiving any specific market value of HUBCO common stock. The price of HUBCO common stock when the merger takes effect may be higher or lower than its price when the merger agreement was signed, when this proxy statement was mailed or when Little Falls shareholders meet to vote on the merger.



                                                  Closing Sale                               Closing Sale
                                                 Price Per Share                            Price Per Share
                                                    of HUBCO                                of Little Falls
                                                  Common Stock                               Common Stock

                                            High                 Low                    High               Low
1997:
First Quarter....................        $   25.03            $   21.44              $   14.13           $   12.25
Second Quarter...................            27.57                20.86                  15.88               12.63
Third Quarter....................            31.11                26.16                  18.50               15.25
Fourth Quarter...................            37.99                30.05                  20.50               16.25

1998:
First Quarter....................            37.86                32.28                  20.50               17.50
Second Quarter...................            37.62                31.25                  22.25               18.25
Third Quarter....................            35.00                25.38                  22.00               14.00
Fourth Quarter...................            30.13                21.63                  21.50               11.50

1999:
First Quarter
(through March 19, 1999).........            34.25                29.75                  21.00               18.63



                                                                                                   Equivalent
                                             Closing Sale              Closing Sale              Value of HUBCO
                                           Price Per Share            Price Per Share           Common Stock Per
                                               Of HUBCO               of Little Falls         Share of Little Falls
                                             Common Stock              Common Stock               Common Stock
Date

January 25, 1999.................              $ 32.13                    $ 19.75                    $ 20.88
March 19, 1999...................                33.94                      19.88                      22.06


                     SUMMARY PRO FORMA FINANCIAL INFORMATION

         The following tables present certain unaudited combined condensed financial information derived from the periods and at the dates indicated. The pro forma combined information gives effect to the proposed merger using the purchase method of accounting. The pro forma assumes a minimum exchange ratio of 0.60, a maximum exchange ratio of 0.70, and a cash value of $20.64.

         This summary pro forma information is derived from, and should be read in conjunction with, the pro forma financial information and the related notes thereto on pages 34-37 and the consolidated financial statements and related notes of HUBCO and Little Falls incorporated by reference in this document. See "Information Incorporated By Reference" on page 44. The pro forma financial information does not necessarily indicate the results of operations which would have been achieved had the merger been consummated as of the beginning of the periods for which the data are presented and should not be construed as being representative of future periods.


      Summary Pro Forma Unaudited Combined Condensed Financial Information
               (Dollars in thousands, except for per share amount)
                                                                           Year Ended
                                                                       December 31, 1998

Results of Operations:
Net interest income before provision for possible loan losses.........  $    260,309
Provision for possible loan losses....................................        14,535
Net interest income after provision for possible loan losses..........       245,774
Income before income taxes............................................        39,385
Net income (loss).....................................................        21,366
Earnings (loss) per share
     Basic-maximum exchange ratio.....................................          0.51
     Basic-minimum exchange ratio.....................................          0.52
     Diluted-maximum exchange ratio...................................          0.50
     Diluted-minimum exchange ratio...................................          0.50


                                                                     As of December 31, 1998
Balance Sheet:
Total assets..........................................................  $  7,135,900
Total deposits........................................................     5,296,003
Total stockholders' equity............................................       485,860
Book value per common share
     Maximum exchange ratio...........................................         11.76
     Minimum exchange ratio...........................................         11.80


                                  RISK FACTORS

         A form of election is included with this document. You should use that form to tell the exchange agent your preference to receive either cash or stock in the merger. Receiving cash will result in a taxable event; receiving stock will not result in a taxable event. Therefore, you should be aware of a particular risk and uncertainty that is applicable in choosing stock or cash.

         The merger agreement requires HUBCO to maintain a 49/51 ratio of cash to stock consideration in the merger. If holders of more than this specified ratio elect either cash or stock, then a lottery system will be used to determine which Little Falls shareholders will be denied their preference. Although you may vote for the merger and elect stock over cash, you may still receive cash for your Little Falls stock, which will result in a taxable event. For additional information on the federal income tax consequences of the transaction, see pages 33-34.

                                  INTRODUCTION

         The Board of Directors of Little Falls Bancorp, Inc. has approved an Agreement and Plan of Merger, dated as of January 26, 1999, among HUBCO, Inc., HUBCO's subsidiary, Hudson United Bank, Little Falls and Little Falls' subsidiary, Little Falls Bank. The merger agreement provides for Little Falls to be merged with HUBCO, with HUBCO as the surviving corporation. The merger cannot be completed unless Little Falls' shareholders approve it.

         This document serves two purposes. It is the proxy statement being used by the Little Falls Board to solicit proxies for use at a special Little Falls shareholders meeting called by the Board to seek approval of the merger. It is also the prospectus of HUBCO regarding the HUBCO common stock to be issued if the merger is completed. Thus, we sometimes refer to this document as the proxy statement-prospectus.

         This document describes the merger agreement in detail. A copy of the merger agreement is attached as Appendix A to this document and is incorporated herein by reference. We urge you to read this entire document and the Appendixes carefully.

         All information and statements contained or incorporated by reference in this document about Little Falls were supplied by Little Falls, and all information and statements about HUBCO were supplied by HUBCO.

         No person has been authorized to give any information or to make any representation other than what is included in this document. If any information or representation is given or made, it must not be relied upon as having been authorized.

                           FORWARD LOOKING STATEMENTS

         This proxy statement-prospectus contains certain forward looking statements with respect to the financial condition, results of operations and business of HUBCO and Little Falls. Such statements are not historical facts and include expressions about HUBCO's and Little Falls' confidence, strategies and expectations about earnings, new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by forward-looking terminology such as "expect", "believe", or "anticipate", or expressions of confidence like "strong" or "on-going", or similar statements or variations of such terms. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:

         * Expected cost savings or revenue enhancements from the merger or HUBCO's other acquisitions cannot be realized as anticipated.

         * Deposit attrition, customer loss or revenue loss following the merger or HUBCO's other acquisitions is greater than expected.

         * Competitive pressure in the banking and financial services industry increases significantly.

         * Changes in the interest rate environment may reduce interest rate margins.

         * General economic conditions, either nationally or in the states of New Jersey, New York or Connecticut, are less favorable than expected.

         * Disruptions of the operations of HUBCO, Little Falls, or any other governmental or private entity may occur as a result of the "Year 2000 Problem."

HUBCO and Little Falls assume no responsibility to update such forward looking statements in the future.

                         CERTAIN INFORMATION ABOUT HUBCO


         HUBCO is a New Jersey corporation and bank holding company. HUBCO's principal operating subsidiary is Hudson United Bank. On March 19, 1999, HUBCO's two other subsidiary banks (Lafayette American Bank, based in Connecticut, and Bank of The Hudson, based in New York) were merged into Hudson United Bank. Hudson United Bank is a full service commercial bank that serves small and mid-sized businesses and customers through:

         *  more than 85 branches in Northern New Jersey,

         *  more  than  45  offices  located  mainly  in  Fairfield,   Hartford,
            Middlesex and New Haven counties in Connecticut, and

         * more than 30 branches in Dutchess, Orange, Putnam and Rockland Counties in New York.

         HUBCO's strategy is to enhance profitability and build market share through both internal growth and acquisitions. HUBCO has completed over 25 acquisitions since 1990, and HUBCO has added over 140 branches and over $6 billion in assets through acquisitions this decade. HUBCO expects to continue its acquisition strategy.

         HUBCO is continually evaluating acquisition opportunities and frequently conducts discussions, certain financial analyses and due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected.
Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of HUBCO's book value and net income per common share may occur in connection with any future transactions. From time to time, HUBCO may issue new equity or debt securities to fund its acquisition plans or for other purposes. In the past, HUBCO has successfully managed its acquisitions to improve its core earnings. However there can be no assurance that HUBCO will continue to effectively manage the risks involved. If acquisitions are not managed effectively or acquired institutions are not assimilated efficiently, HUBCO's business, financial condition, and results of operations may be adversely impacted.

         As of December 31, 1998, HUBCO had:

            *  consolidated assets   $6.8 billion

            *  deposits              $5.1 billion

            *  stockholders' equity  $456.8 million

            *  loans                 $3.4 billion

         HUBCO's principal executive offices and telephone number are:

         1000 MacArthur Boulevard
         Mahwah, New Jersey 07430
         (201) 236-2600

                     CERTAIN INFORMATION ABOUT LITTLE FALLS


         Little Falls is a New Jersey corporation and holding company for Little Falls Bank. Little Falls was formed in connection with the mutual to stock conversion of Little Falls Bank completed on January 5, 1996.

         At December 31, 1998 Little Falls had consolidated:

            *  assets                $350.6 million

            *  deposits              $243.0 million

            *  shareholders' equity  $37.4 million

            *  loans                 $149.1 million

         Little Falls' principal executive offices and telephone number are:

              86 Main Street
              Little Falls, New Jersey 07424
              (973) 256-6100


         Little Falls Bank was originally chartered in 1887 as the Little Falls Building and Loan Association and is presently a federally chartered stock savings bank headquartered in Little Falls, New Jersey. Little Falls Bank conducts its business from its main office in Little Falls, New Jersey, and five branch offices located in Passaic County and Hunterdon County, New Jersey. It attracts deposits from the general public and has historically used the deposits primarily to originate residential loans in its market area. To a lesser extent, Little Falls Bank also originates a limited number of commercial real estate, residential construction, and consumer loans, which mainly consist of home equity lines of credit. Additionally, Little Falls Bank invests in mortgage-backed and investment securities.

                                   THE MEETING

Date, Time and Place

         This document solicits, on behalf of the Little Falls Board, proxies to be voted at a special meeting of Little Falls shareholders and at any adjournments or postponements thereof. The meeting is scheduled for:

              Tuesday, April 27, 1999
              1:00 p.m.
              The Bethwood
              38 Lackawanna Avenue
              Totowa, New Jersey  07512

Purpose

         At the meeting, Little Falls shareholders will consider and vote on:

         *  approval and adoption of the merger

         *  any other matters that may properly be brought before the meeting.

Board Recommendation

         The Little Falls Board of Directors has unanimously approved the merger and unanimously recommends a vote "FOR" approval and adoption of the merger.

Record Date; Required Vote

         The Little Falls Board has fixed the close of business on March 19, 1999, as the record date for the meeting. Only holders of record of Little Falls common stock at that time are entitled to get notice of the meeting and to vote at the meeting. On the record date, there were 2,470,551 shares of Little Falls common stock outstanding. Each of those shares will be entitled to one vote on each matter properly submitted to the meeting.

         The merger cannot be completed without Little Falls shareholder approval. The affirmative vote, in person or by proxy, of a majority of the votes cast at the special meeting is required in order to approve the merger.

         On the record date, the directors and executive officers of Little Falls as a group beneficially owned 204,748 shares of Little Falls common stock, which is 8.08% of the issued and outstanding shares. These figures are calculated without counting shares that could be acquired by exercising stock options since the shares underlying those options cannot be voted at the meeting. In connection with the execution of the merger agreement, the directors of Little Falls and Little Falls Bank agreed to vote all the shares they beneficially own FOR the merger.

         The matters to be considered at the meeting are of great importance to the shareholders of Little Falls. Accordingly, we urge you to read and carefully consider the information presented in this proxy statement-prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage paid envelope.

Voting Rights; Proxies

         If you execute a proxy card properly and send it to Little Falls in a timely manner, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy prior to the vote. If you send us a properly signed proxy card that does not instruct us how to vote, your shares will be voted FOR approval and adoption of the merger.

         The Little Falls Board is not aware of any matters that will come before the meeting other than the vote on the merger. If any other matters come before the meeting, the persons named on the enclosed proxy card will have the discretion to vote on those matters using their best judgment, unless you specifically withhold that authorization when you complete your proxy card.

         You may revoke any proxy that you give at any time before it is used to cast your vote. Simply showing up at the meeting will not automatically revoke your proxy. To revoke a proxy, you must either file a written notice of revocation with the Little Falls Corporate Secretary, or deliver a properly executed proxy with a later date to the Little Falls Corporate Secretary. The Little Falls Corporate Secretary will attend the meeting and she can be reached before the meeting at the following address:

         Anne Bracchitta
         Corporate Secretary
         Little Falls Bancorp, Inc.
         86 Main Street
         Little Falls, New Jersey 07424

         The election inspectors appointed for the meeting, who will determine whether or not a quorum is present, will tabulate votes cast by proxy or in person at the meeting. Abstentions and "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions occur when proxies are marked as abstentions, or when shareholders appear in person but abstain from voting. "Broker non-votes" occur when a broker indicates on a proxy that it does not have discretionary authority regarding certain shares.

Solicitation of Proxies

         In addition to using the mails, the directors, officers and employees of Little Falls may solicit proxies from shareholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. Little Falls has retained Morrow & Co., Inc., a proxy-soliciting firm, to assist it in soliciting proxies. Morrow & Co. will be paid a fee of $3,000 and will be reimbursed for certain out-of-pocket expenses, estimated to be $2,000. Little Falls will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. Little Falls will bear all costs of soliciting proxies for the meeting.

Quorum

         The presence, in person or by proxy, of at least a majority of the Little Falls common stock issued and outstanding and entitled to be voted at the meeting is necessary to constitute a quorum.



                               THE PROPOSED MERGER

         A copy of the merger agreement is attached as Appendix A to this proxy statement-prospectus and is incorporated by reference herein. Descriptions of the merger and the merger agreement are qualified in their entirety by reference to the merger agreement.

General Description

         The merger agreement provides for the merger of Little Falls with and into HUBCO, with HUBCO as the surviving entity. The merger will close on a date chosen by HUBCO. That date must be within twenty business days after Little Falls' shareholders approve the merger, and we receive all regulatory approvals and the regulatory waiting periods expire. However, HUBCO and Little Falls may agree on a different closing date. The parties currently hope to close on May 14, 1999, but this date is subject to change. The merger will become effective at the time specified in a certificate of merger, which HUBCO and Little Falls will prepare, and which HUBCO will file with the New Jersey Secretary of State following the closing. The time that the merger takes effect is referred to as the "effective time." HUBCO and Little Falls anticipate that the merger will become effective on the closing date. Immediately after the merger is effective, HUBCO will merge Little Falls Bank with Hudson United Bank, with Hudson United Bank as the surviving entity. The exact closing date and time the merger takes effect are dependent upon satisfaction of numerous conditions, some of which are not under HUBCO or Little Falls' control.

Consideration; Exchange Ratio; Cash instead of Fractional Shares

         In the merger, 49% of the outstanding Little Falls common stock will be exchanged for cash and 51% will be converted into HUBCO common stock. HUBCO reserves the right to change the percentages in the limited circumstances in which maintaining the percentages would result in certain adverse tax consequences. Shareholders receiving cash in the merger will get $20.64 for each share of Little Falls common stock. Shareholders receiving HUBCO common stock in the merger will not know in advance the exact number of HUBCO shares they will get for each share of Little Falls common stock. That number, the "exchange ratio," will depend on HUBCO's stock price during a ten trading day period that ends on and includes the day that final regulatory approval for the merger is received. To determine the exchange ratio, we will first find the median HUBCO stock price during the ten day period, which is the average of the two closing prices left after discarding the four highest and four lowest closing prices during the period. Using the median HUBCO stock price, you can determine the exchange ratio by using the table below.

If the median HUBCO stock price is:   The exchange ratio will be:

Below $27.143                         0.700

Between $27.143 and $29.00            $19.00 divided by the HUBCO median price
                                           (rounded to four decimals)

Between $29.01 and $34.50             0.650

Between $34.51 and $37.30             $22.3795 divided by the HUBCO median price
                                           (rounded to four decimals)

Above $37.30                          0.600

The closing price of HUBCO common stock on March 19, 1999, shortly before this document was mailed to you, was $33.94.


         If there is a stock split, stock dividend or similar transaction affecting HUBCO common stock prior to the closing, the median closing price and the exchange ratio will be adjusted appropriately. Certain shares of Little Falls common stock held by Little Falls or by HUBCO or its subsidiaries will be cancelled in the merger and will not be converted into HUBCO common stock.

         If your Little Falls shares are converted into HUBCO common stock, you will not receive any fractional shares of HUBCO common stock. Instead you will receive, without interest, cash equal to the fractional share interest you otherwise would have received, multiplied by the value of HUBCO common stock. For this purpose, HUBCO stock will be valued at the median closing price during the ten-day period which ends on, and includes, the day that final regulatory approval for the merger is received.

         The price of HUBCO common stock at the time the merger takes effect may be higher or lower than the price: (1) when the merger agreement was signed; (2) when this proxy statement was mailed; (3) when the Little Falls shareholders meet to vote on the merger; or (4) when Little Falls shareholders receive HUBCO stock certificates from the exchange agent following the merger. We urge you to obtain current market quotations for the HUBCO common stock and the Little Falls common stock.

Election Form; Exchange of Shares

         Along with this document we have sent you a "form of election." You should use this form to tell the exchange agent your preference to receive cash or stock in the merger, or to signify that you have no preference. Failure to return the form by the election deadline will be treated as a "no preference" election. HUBCO must maintain a 49/51 ratio of cash to stock consideration in the merger. If everyone's stated preference can be met while keeping this ratio, HUBCO will do so. If holders of more than the specified percentage of Little Falls stock elect either cash or stock, then a lottery system will be used to determine which Little Falls shareholders will be denied their preference in order to maintain the 49/51 ratio. Although you may vote for the merger and elect stock over cash, you may still receive cash for your Little Falls stock, which will result in a taxable event. HUBCO reserves the right to change the ratio in the limited circumstances in which maintaining the 49/51 ratio would result in certain adverse tax consequences.

         The deadline for returning your form of election will be three days before the merger closing date. HUBCO and Little Falls currently hope to close the merger on May 14, 1999, which would result in a May 11 election deadline. As soon as HUBCO and Little Falls are certain of the closing date, they will send you a notice by mail to tell you the closing date and the election deadline.

         Your form of election will also serve as a letter of transmittal, which is the form you use to send your stock certificate to the exchange agent to be exchanged in the merger. The form will have explicit instructions on how to exchange your Little Falls stock certificates. Your certificates representing shares of Little Falls common stock MUST be sent in with your form of election. Do not send your stock certificates with your proxy card.

         After you surrender your Little Falls stock certificates to the Exchange Agent and after the time the merger takes effect, you will receive either cash or a certificate representing your shares of HUBCO common stock. At the time the new stock certificate is issued, you will also receive a check for any fractional shares.

Employee, Management, and Directors Stock Plans

         The ESOP trustee intends to elect to receive sufficient cash necessary so that the trust may repay the outstanding ESOP debt as of the time the merger takes effect. The balance of the ESOP trust assets will be allocated to participants in accordance with the ESOP plan terms. The ESOP trustee intends to permit each ESOP participant to elect to receive stock or cash with respect to their individual ESOP account assets.

         The recipients of stock awards under other management and director stock compensation plans will be permitted to submit election forms in the same manner as other Little Falls shareholders.

Conversion of Little Falls Options

         Options to acquire Little Falls common stock have been issued pursuant to the Little Falls Bancorp, Inc. 1996 Stock Option Plan. The merger agreement provides that the outstanding options at the time the merger takes effect will be converted into options to purchase HUBCO common stock. The terms of the new options will be determined as follows:

         * the right to purchase shares of Little Falls common stock pursuant to the old option will be converted in a new option with the right to purchase that same number of shares of HUBCO common stock multiplied by the exchange ratio;

         * the option exercise price per share of HUBCO common stock will be the previous option exercise price per share of Little Falls common stock divided by the exchange ratio; and

         * in all other material respects the new option will be subject to the same terms and conditions as governed the old option on which it was based, including the length of time within which the option may be exercised.

         HUBCO has reserved for issuance the number of shares of HUBCO common stock necessary to satisfy HUBCO's obligations under the converted options. HUBCO has agreed to register those shares pursuant to the Securities Act as soon as practicable after the time the merger takes effect. As of March 19, 1999, there were options outstanding for 240,167 shares of Little Falls common stock which would be converted in the merger as described above.

Background of and Reasons for the Merger

         Background of the Merger.

         On  November  5,  1998,  Little  Falls  and  Skylands   Community  Bank
terminated the proposed merger between the two companies, which had been announced on August 12, 1998. This merger was terminated by mutual agreement as both companies recognized the possibility that certain conditions to the closing of the merger might not be satisfied. Accordingly, the boards of directors of both companies concluded that it was in the mutual interest of both companies to terminate the merger, and avoid any additional expense.

         During the week of November 11, 1998, and as a result of the termination of the merger with Skylands Community Bank, the Little Falls Board discussed and evaluated alternatives intended to enhance shareholder value, including the potential sale of the company. Based upon increased competition, declining net interest spreads, limited profitability, lack of asset generation capability and equity market volatility, the Little Falls Board determined that the most effective means of increasing shareholder value was the sale of Little Falls. The Board decided to contact potential merger partners on a select and confidential basis, in order to make the process manageable and to minimize its impact on its day-to-day operations. The Board authorized FinPro, Inc., its financial advisor, to compile a confidential offering memorandum and to proactively approach potential interested parties.

         FinPro provided Little Falls with a comprehensive list of potentially interested parties. Little Falls reviewed and narrowed the list. A total of 24 institutions were approached to ascertain their interest. These institutions varied in size and structure and included small community banks, super-regional institutions, large mutual thrifts, and public thrifts. Interested parties were given confidentiality agreements, process letters, and offering memoranda.
Little Falls originally set a deadline of December 1, 1998, for parties to submit indications of interest. The deadline was later extended to December 8, 1998, due to the level of interest and the number of parties requesting extensions. FinPro reviewed the expressions of interest and ranked them according to the benefits offered to all shareholders. When ranking the expressions of interest, FinPro considered among other things the ability of the interested party to complete the merger without contingencies, the consideration offered, the tax consequences, the liquidity of any non-cash consideration, and the underlying value of any non-cash consideration. At a Board meeting on December 8, 1998, FinPro reviewed with the Little Falls Board the expressions of interest it had received by December 8. At that meeting, the Little Falls Board instructed management to allow the top two prospective buyers to conduct due diligence. On December 17, 1998, a third institution increased the dollar value of its consideration. Little Falls' Board instructed management on December 23, 1998, to allow this third institution to conduct due diligence.

         At about the same time, an additional institution approached FinPro for an opportunity to express its interest and the Little Falls Board authorized permission to do so. This institution's indication of interest was substantially lower than those of the institutions selected to perform due diligence, and the Little Falls Board instructed FinPro to inform the institution that its proposal was inadequate.

         Due diligence was completed by all institutions during the week of December 27, 1998. Little Falls provided the prospective buyers with the opportunity to present a final indication of interest and to clarify their indications of interest on specific issues to provide a common basis for comparison. Based on final indications of interest as of December 30, 1998, FinPro prepared an analysis on each one individually and compared them in terms of conditions and shareholder value. After reviewing FinPro's analysis, the Board determined that HUBCO's final indication of interest was superior to the others. The Board authorized FinPro to continue negotiations with HUBCO and authorized Malizia, Spidi, Sloane & Fisch, P.C., Little Falls' counsel, to negotiate a definitive agreement with HUBCO.

         During the week of January 4, 1999, HUBCO amended the structure and the value of its proposal and placed contingencies on the proposed transaction. Based upon this development, the Little Falls Board determined that another party's final indication of interest was at that time more beneficial to the shareholders of Little Falls than the amended HUBCO indication of interest. (This other institution had increased the value of its indication of interest on both December 23, 1998,and again on December 30, 1998). FinPro told HUBCO of the implications of this change and informed HUBCO that Little Falls was going to negotiate with another party and not continue discussions with HUBCO. The Little Falls Board authorized FinPro to continue negotiations with the second institution and authorized counsel to begin negotiating a definitive agreement with the second institution. On January 8, 1999, the second institution sent Little Falls its draft definitive agreement. During the drafting and negotiating of the definitive agreement and based on Little Falls' and its advisors due diligence on the second institution, a critical business issue arose as to the liquidity and market value of that institution's stock. The second institution's stock price fell over 20% during the drafting and negotiating period, causing the Little Falls Board to request a narrowing of the pricing range. The second institution, through their advisor and counsel, informed FinPro that there was no room to negotiate on the price range on January 20, 1999, and reiterated this point to FinPro on January 21, 1999, and to Little Falls' counsel on both January 21 and 22, 1999.

         Informed of the lack of negotiability on the price range, on January 20, 1999, FinPro contacted Albert Weite, Little Falls' Chairman, and advised Mr. Weite of the potential ramifications of this matter and suggested that FinPro could re-approach HUBCO to determine if it had any interest in revising its indication of interest. The Chairman of Little Falls polled the other directors on whether FinPro could approach HUBCO one final time. On the evening of January 20, 1999, based upon the directors' positive responses, Mr. Weite authorized FinPro to approach HUBCO and contact with HUBCO was initiated.

         HUBCO responded verbally on the evening of January 21, 1999, indicating it intended to restructure its indication of interest. Many of the terms contained in its initial indication of interest were reinstated. Mr. Weite polled a majority of the directors, that being all the directors he was able to reach at the time, regarding whether FinPro should negotiate further with HUBCO. Based on the directors' affirmative response, the Chairman authorized FinPro to re-open negotiations and instructed Little Falls' counsel to begin negotiating a definitive agreement with HUBCO's counsel, following receipt of a draft agreement. On January 23, 1999, Little Falls' counsel received from HUBCO's counsel a draft definitive agreement representing HUBCO's offer. Negotiations regarding the terms of the HUBCO transaction proceeded over the next few days. Little Falls and its advisors completed due diligence on HUBCO on January 25, 1999.

         On January 26, 1999, the Little Falls Board met with its legal counsel and FinPro to discuss the terms of the definitive agreement. FinPro provided the Board with an oral opinion that the merger terms were fair to the shareholders of Little Falls from a financial perspective and that the merger with HUBCO constituted the best indication of interest available from the financial perspective of the Little Falls shareholders. The Little Falls Board approved the definitive agreement, which was completed and signed on January 26, 1999.

         Little Falls' Reasons for the Merger.

         In reaching its determination that the merger is fair to, and in the best interests of, Little Falls and its shareholders, the Little Falls Board considered a number of factors, including the following:

         * the current condition and growth prospects of Little Falls and Little Falls Bank, its historical results of operations and its prospective results of operations were Little Falls to remain independent;

         * the economic, business and competitive climate for banking and financial institutions in New Jersey, with special consideration given to recent transactions that have increased the competitive environment in the financial services and banking industry;

         *  the consideration offered to Little Falls shareholders by HUBCO

               *  in absolute terms;

               * as compared to the value of other offers received from qualified and informed potential acquirers; and

               *  as compared to recent mergers and acquisitions involving other
                  banking  and   financial   institutions   in  New  Jersey  and
                  nationally;

         * the potential market value, liquidity and dividend yield of Little Falls common stock if Little Falls were to remain independent;

         * the historically greater liquidity represented by the HUBCO common stock to be received in the merger;

         * the greater financial and management resources and customer product offerings of HUBCO which could increase the competitiveness of the combined institution in Little Falls' market area and the ability to serve the depositors, customers and communities currently served by Little Falls;

         * the historical results of operation and financial condition of HUBCO and the future prospects for HUBCO, including anticipated benefits of the merger;

         *  the future growth prospects of HUBCO following the merger;

         * the fact that the merger will be a tax-free exchange to Little Falls shareholders for federal income tax purposes to the extent they receive HUBCO common stock as consideration in exchange for their shares of Little Falls common stock;

         *  the number of acquisitions completed by HUBCO in recent years; and

         * the presentation of FinPro and the fact that FinPro would render an opinion that the consideration to be received in the merger by Little Falls shareholders was fair to such holders from a financial point of view.

         This list of factors is not intended to be an exhaustive list, but is intended to include the material factors considered by the Little Falls Board. In reaching its determination to approve and recommend the merger, the Little Falls Board did not assign any relative or specific weights to the these factors, and the individual directors may have given differing weights to different factors.

         Recommendations of the Little Falls Board of Directors

         The Little Falls Board believes that the merger is fair to, and in the best interests of, Little Falls and its shareholders. Accordingly, the Board unanimously approved the merger.

         The Little Falls Board of Directors unanimously recommends that all shareholders of Little Falls approve the merger.

         HUBCO's Reasons for the Merger

         HUBCO entered into the merger agreement with Little Falls as part of HUBCO's ongoing strategy of growth through acquisitions. HUBCO's strategy is to enhance profitability and build market share through both internal growth and acquisitions. HUBCO has completed over 25 acquisitions since 1990, and has added over 140 branches and over $6 billion in assets through acquisitions this decade. HUBCO expects to continue its acquisition strategy. See page 14 for a brief description of HUBCO's history of acquisitions.

Interests of Certain Persons in the Merger

         In considering the recommendation of the Little Falls Board regarding the merger, Little Falls shareholders should know that certain directors and officers of Little Falls have interests in the merger in addition to their interests as shareholders of Little Falls. All those additional interests are described below, to the extent they are material and are known to Little Falls. The Little Falls Board was aware of these interests and considered them, among other matters, in approving the merger.

         Consulting Agreement. HUBCO will pay Leonard G. Romaine a lump sum of $200,000 as a termination payment at the time the merger takes effect in settlement of his employment contract. Additionally, the merger agreement provides that HUBCO will enter into a 36-month consulting agreement with Mr. Romaine at the rate of $3,333 per month. Mr. Romaine is currently President and Chief Executive Officer of Little Falls and Little Falls Bank.

         Advisory Board Membership. The merger agreement provides that HUBCO will appoint all Little Falls directors to a HUBCO advisory board at the time the merger takes effect. The advisory board members will receive $1,440 per month for a period of 36 months.

         Directors' Consultation and Retirement Plan and Health Benefits Plan. Currently, Little Falls has a Directors' Consultation and Retirement Plan and a Director Health Benefits Plan. At the time the merger takes effect, HUBCO will pay the Little Falls directors, as a group, up to $400,000 in satisfaction of Little Falls' obligations to them under the Consultation and Retirement Plan, and up to $230,000 in satisfaction of Little Falls' obligations to them under the Health Benefits Plan.

         Stock Benefits. At the time the merger takes effect, each outstanding Little Falls Option will be converted into an option to purchase HUBCO common stock. All outstanding, non-vested options will vest as a result of the merger. See "Conversion of Little Falls Options" on page 20.

         Indemnification; Directors and Officers. The merger agreement requires HUBCO to indemnify, for a period of six years following the merger, each director and officer of Little Falls and Little Falls Bank to the fullest extent permitted under applicable law and its certificate of incorporation and by-laws. The merger agreement also requires HUBCO and Hudson United Bank to advance expenses in connection with the indemnification to the fullest extent permitted under applicable law and its certificate of incorporation and by-laws.

         Share Ownership. As of the March 19, 1999, record date for the meeting, the directors of Little Falls and Little Falls Bank beneficially owned in the aggregate approximately 194,088 of the issued and outstanding shares of Little Falls common stock. In connection with the execution of the merger agreement, the directors of Little Falls and Little Falls Bank agreed to vote all the shares they beneficially own in favor of the merger. As of the record date, executive officers of Little Falls who are not also directors beneficially owned in the aggregate 10,660 of the issued and outstanding shares of Little Falls common stock.

         Employee Stock Ownership Plan. As of the time the merger takes effect, the ESOP will be terminated and all participant accounts will be 100% vested and non-forfeitable. After repayment of the ESOP debt with stock held as collateral on the debt, the balance of unallocated Little Falls stock, estimated at 93,000 shares, will be allocated to ESOP participant accounts pro rata. It is estimated that Mr. Romaine, a participant with the ESOP and Mr. Pullara, a director and former participant under the ESOP, will be allocated 17,200 shares and 7,400 shares, respectively, in that pro rata allocation.

Opinion of Little Falls' Financial Advisor

         On May 17, 1998, Little Falls retained FinPro as its financial advisor. Little Falls retained FinPro to provide general financial advisory services and to specifically advise Little Falls in connection with its merger and acquisition activities and act as independent financial advisor.

         FinPro provides investment banking services to the bank and thrift industry, including appraisals and valuations of bank and thrift institutions and their securities in connection with mergers, acquisitions and other securities transactions. FinPro has knowledge of and experience with the New Jersey bank and thrift market and financial institutions operating in that market. The Little Falls Board chose FinPro because of FinPro's expertise, experience and familiarity with the bank and thrift industry.

         FinPro delivered an oral opinion to the Little Falls Board at the January 26, 1999, meeting at which the Little Falls Board approved the merger agreement. On that date, FinPro opined orally that as of January 26, 1999, the cash consideration and the exchange ratio was fair to the Little Falls shareholders from a financial point of view. FinPro has since delivered to Little Falls a written opinion dated March 26, 1999 that as of the date of the opinion, the cash consideration and exchange ratio is fair to the Little Falls shareholders from a financial point of view. We have attached the full text of that opinion as Appendix C to this document and incorporate it herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix C. We encourage you to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications on the review undertaken by FinPro. The opinion is directed only to the cash consideration and exchange ratio and does not constitute a recommendation to any Little Falls shareholder as to how the shareholder should vote at the Little Falls meeting.

         FinPro will review and possibly revise its fairness opinion prior to closing based on the trading value of HUBCO's stock and market conditions at that time. It is a condition to Little Falls' obligation to complete the merger that FinPro provide an updated opinion that the cash consideration and exchange ratio are fair, from a financial point of view, to the Little Falls shareholders.

         The Little Falls Board did not impose any limitations on FinPro with respect to the investigation made or procedures followed by FinPro in rendering its fairness opinion. In connection with rendering its opinion, FinPro performed a variety of financial analyses. The following is a summary of the material financial analyses performed by FinPro. FinPro believes that its analyses must be considered as a whole and that selecting portions of the analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying the fairness opinion of FinPro. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, FinPro made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Little Falls and HUBCO. Any estimates contained in FinPro's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than the estimates Finpro used. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may be sold.

         The following is a summary of selected analyses prepared by FinPro in connection with FinPro's January 26, 1999, opinion and analyzed by FinPro in connection with that opinion and the March 26, 1999, opinion delivered in connection with this proxy statement. In preparing its March 26 opinion, FinPro updated certain analyses described below to reflect certain market conditions and events occurring since the date of its January 26 opinion. These reviews and updates led FinPro to conclude that it was not necessary to change the conclusions it had reached in its January 26 opinion.

Analysis of Publicly Traded Companies

         In  preparing  its   presentation,   FinPro  used  publicly   available
information to compare selected financial and market information for Little Falls and other publicly traded thrifts, including:

         *  book value;

         *  tangible book value;

         *  earnings, asset quality ratios;

         *  loan loss reserve levels;

         *  profitability; and

         *  capital adequacy.

         FinPro compared Little Falls to a "Peer Group" which was composed of thrifts not involved in a merger, located in either the Mid Atlantic, New England or South Eastern regions with market values less than $100 million, a tangible equity to assets ratio between 10.00% and 15.00% and a return on average equity less than 8.00%. FinPro also compared Little Falls to all fully converted New Jersey thrifts. The relevant financial data as follows:

                                                                                                    New Jersey
                                                                                   Peer           Publicly Traded
                                                             Little Falls      Group Median       Thrift Medians
        Return on Average Assets                                 0.51%             0.76%               0.85%
        Return on Average Equity                                 4.67%             5.75%               8.18%
        Asset Growth                                             6.73%             5.27%               6.44%
        Yield on Interest Bearing Assets                         6.88%             7.55%               7.20%
        Cost of Interest Bearing Liabilities                     4.90%             4.79%               4.34%
        Net Interest Margin                                      2.44%             3.20%               3.37%
        Non-interest Income/Average Assets                       0.10%             0.37%               0.28%
        Non-interest Expense/Average Assets                      1.57%             2.34%               1.98%
        Non-performing Loans/Loans                               0.39%             0.37%               0.46%
        Loan Loss Reserves/Loans                                 0.88%             0.68%               0.99%
        Loan Loss Reserves/Non-Performing Loans                 98.01%           139.75%             104.43%
        Efficiency Ratio                                        60.22%            61.81%              56.26%
        Tangible Equity/Tangible Assets                         10.04%            12.76%              10.85%



         The price ranges obtained by applying the median trading multiples to Little Falls financial data were as follows:

             * Peer Group                   $11.92 to $17.01

             * New Jersey Thrifts           $15.09 to $27.00

Analyses of Selected Merger Transactions

         FinPro reviewed merger and acquisition transactions announced involving public thrifts as acquirees. In its analysis, FinPro evaluated price to earnings, price to equity, price to tangible equity and core deposit premium multiples for two different groups. Among those reviewed were:

         * FinPro's "Comparable" Group, composed of all thrifts that announced sales between January 1, 1998 and March 19, 1999 with deal values less than $200 million, a tangible equity to assets ratio between 10.00% and 15.00% and a return on average equity less than 8.00%.

         * All New Jersey Thrifts that announced sales between January 1, 1998 and March 19, 1999.

         FinPro reviewed and computed maximum, minimum, mean, and median pricing multiples. FinPro's computations yielded the following range of multiples for the "Comparable" Transactions and for the New Jersey Transactions, respectively, as compared with the following indicated multiples for the merger:

                                                                                                       HUBCO /
                               "Comparable"      "Comparable"       New Jersey       New Jersey     Little Falls
                                 Maximum            Minimum           Maximum         Minimum          Merger

---------------------------- ----------------- ------------------ ---------------- --------------- ----------------
Price to Last Twelve
Months Earnings                   47.77x             20.27x            44.98x           9.95x           28.01x

Price to Book Value              225.18%            127.41%           284.98%         111.70%          144.77%

Price to Tangible Book
Value                            225.18%            144.62%           291.48%         115.13%          155.59%

Core Deposit Premiums             21.47%              8.33%            21.63%           8.36%            9.13%


Source:  SNL Securities data and FinPro calculations.

         Based upon the minimum and maximum multiples for "Comparable" Transactions, FinPro derived an imputed range of values per share of Little Falls common stock of $15.41 to $36.31. Based upon the minimum and maximum multiples for New Jersey Transactions, FinPro derived an imputed range of values per share of Little Falls common stock of $7.56 to $43.06.

         No company or transaction used in this analysis is identical to Little Falls or the merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies to which they are being compared.

         In addition to the analysis of selected merger transactions, FinPro considered the potential impact that the volatility of financial stocks would have on merger and acquisition pricing in the near future along with the potential impact of possible accounting changes.

Discounted Earnings, Dividend Stream and Terminal Value Analysis

         Using a discount earnings, dividend stream, and terminal value analysis, FinPro estimated the future stream of earnings flows that Little Falls could be expected to produce through 2009 under various growth assumptions. To approximate the terminal value of Little Falls common stock at the end of the period, FinPro applied price to earnings multiples of between 20.0x and 26.0x. The net income streams and terminal values were then discounted to present values using different discount rates chosen to reflect different assumptions regarding the required rates of return holders or prospective buyers of Little Falls common stock would expect. This analysis assumed that Little Falls continued its current cash dividend policy and indicated a range between $13.85 and $23.10 per share.

Pro Forma Merger Analysis

         FinPro performed pro forma merger analyses that combined Little Falls' and HUBCO's current and projected incomes and balance sheets based on earnings forecasts of Little Falls and "street" consensus for HUBCO published by First Call, which estimated earnings per share for HUBCO of $2.48 in 1999. During FinPro's due diligence on and analysis of HUBCO, no information was reviewed which would lead FinPro to believe that these earning projections were unreasonable at that time. Assumptions and analyses of the accounting treatment, acquisitions adjustments, operating efficiencies and other adjustments were made to arrive at a base case pro forma analysis to determine the effect of the transaction on both Little Falls and HUBCO. FinPro noted that, based on a $33.94 per share price as of March 19, 1999, for HUBCO common stock, the impact of the merger on HUBCO's earnings per share did not appear to be material.

         In connection with rendering its January 26, 1999, opinion and its updated opinion attached as Appendix C, FinPro reviewed and considered, among other things:

         *  the merger agreement;

         *  the most recent annual report and 10-K report for both institutions;

         *  quarterly 10-Q reports for both institutions;

         *  interest rate risk tables for both institutions;

         *  a listing of securities for both institutions;

         *  Little Falls' internal loan classification list;

         *  listing of other real estate owned for both institutions;

         *  the budget and long range operating plans of both institutions;

         *  recent regulatory exam reports for both institutions;

         *  the minutes of the Board of Directors meetings for Little Falls;

         * the directors' and officers' liability and blanket bond insurance policies for Little Falls; and

         * other market data, studies and analyses that were considered appropriate.

         FinPro conducted due diligence on HUBCO as part of a team that included representatives of Malizia, Spidi, Sloane & Fisch, P.C., Little Falls' legal counsel. FinPro conducted an on-site review of each organization's historical performance and current financial condition. In rendering its opinions, FinPro did not independently verify the financial data provided by or on behalf of Little Falls and HUBCO, but instead relied upon the accuracy and completeness of data provided.

         Pursuant to its agreement with FinPro, Little Falls paid FinPro a fee for rendering its fairness opinion at the January 26, 1998 meeting of the Little Falls Board. In addition, Little Falls will pay FinPro a transaction fee equal to 1.0 % of the aggregate value of the consideration to be paid by HUBCO in the merger, net of the fees already paid for rendering its fairness opinion. Approximately 20% of the transaction fee has been paid as a result of work completed up to the signing of the merger agreement. The remaining portion is payable at the closing of the merger. Little Falls expects to pay FinPro a total transaction fee of approximately $540,000 for its services in connection with the merger.

         Little Falls has also agreed to reimburse FinPro for its reasonable out-of-pocket expense in connection with its engagement and to indemnify FinPro and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

         Prior to being retained as Little Falls' financial advisor, FinPro had provided consulting and professional services to Little Falls. These services included:

         *  strategic planning assistance;

         * an independent appraisal of Little Falls common stock as part of its mutual to stock conversion;

         *  merger and acquisition analysis;

         *  interest rate risk management consulting;

         *  loan review reports;

         *  market feasibility studies; and

         *  other general consulting engagements.

         The revenues derived from these services are insignificant when compared to the firm's total gross revenues.

Resale Considerations Regarding HUBCO Common Stock

         The shares of HUBCO common stock that will be issued if the merger is consummated have been registered under the Securities Act of 1933. These registered shares will be freely transferable, except for shares received by persons, including directors and executive officers of Little Falls, who may be deemed to be "affiliates" of Little Falls under Rule 145 promulgated under the Securities Act. An "affiliate" of an issuer is defined generally as a person who "controls" the issuer. Directors, executive officers and 10% shareholders may be deemed to control the issuer. Affiliates may not sell their shares of HUBCO common stock acquired pursuant to the merger, except pursuant to an effective registration statement under the Securities Act covering the HUBCO common stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

         Persons who may be deemed to be "affiliates" of Little Falls have delivered letters to HUBCO in which they have agreed to certain restrictions on their ability to transfer, whether by sale or otherwise, any Little Falls common stock owned by them and any HUBCO common stock they acquire in the merger. HUBCO required these restrictions in order to comply with Rule 145 under the Securities Act. The persons who may be deemed affiliates have agreed to refrain from transferring HUBCO common stock acquired by them in the merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of HUBCO common stock issued to those persons pursuant to the merger will bear a legend reflecting that the shares are restricted in accordance with the letter signed by the person and may not be transferred except in compliance with those restrictions.

Conditions to the Merger

         The obligation of each party to consummate the merger is subject to satisfaction or waiver of certain conditions, including:

         *  approval of the merger by the shareholders of Little Falls;

         * receipt of all necessary consents, approvals and authorizations from federal and state government authorities;

         * absence of any litigation that would restrain or prohibit the consummation of the merger, or that has significant potential to be resolved in a way that would deprive the terminating party of the material benefits of the merger;

         * receipt of an opinion of Pitney, Hardin, Kipp & Szuch regarding certain tax consequences of the merger. If this condition is waived, i.e., if the merger does not necessarily meet the expected tax consequences, but HUBCO and Little Falls wish to consummate it anyway, Little Falls will resolicit its shareholders' vote on the merger.

         The obligation of HUBCO to consummate the merger is also conditioned on, among other things:

         * continued accuracy, in all material respects, of the representations and warranties of Little Falls contained in the merger agreement;

         * performance by Little Falls, in all material respects, of its obligations under the merger agreement; and

         * Little Falls' termination of its director retirement plan and director health benefits plan.

         The obligation of Little Falls to consummate the merger is also conditioned on, among other things:

         * continued accuracy, in all material respects, of the representations and warranties of HUBCO contained in the merger agreement;

         * Performance by HUBCO, in all material respects, of its obligations under the merger agreement; and

         * receipt by Little Falls of the fairness opinion letter of FinPro, Inc. which is attached as Appendix C to this proxy statement-prospectus, and receipt of an opinion letter updated as of the time the merger takes effect.

Conduct of Business Pending the Merger

         The merger agreement requires Little Falls to conduct its business prior to the time the merger takes effect only in the ordinary course of business and consistent with prudent banking practices, except as permitted by the merger agreement or with the written consent of HUBCO. In the merger agreement, Little Falls has agreed not to take certain actions without the prior written consent of HUBCO or unless permitted by the merger agreement, including the following:

         * change any provision of its certificate of incorporation, by-laws or similar governing documents;

         * issue new stock, grant an option, or declare, set aside or pay any dividend other than Little Falls' regular quarterly cash dividends of $0.06 per share;

         * grant anyone severance or termination pay or enter into or amend any employment agreement;

         * adopt any new employee benefit plan, or award any increase in compensation or benefits;

         *  make any capital expenditure greater than of $50,000;

         * file any applications or make any contracts regarding branching or site location or relocation;

         * agree to acquire any business or entity (other than to foreclose on collateral for a defaulted loan);

         * make any material change in its accounting methods or practices not required by generally accepted accounting principles, also known as "GAAP";

         * take any action that would cause any of its representations or warranties in the merger agreement to be materially untrue or incorrect at the time the merger takes effect; and

         * make or commit to make a new loan for $500,000 or more, renew an existing loan of $500,000 or more for more than one year, or increase a borrower's credit outstanding by $500,000 or more.

         In the merger agreement, Little Falls has agreed not to encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than HUBCO) concerning any (1) merger, (2) sale of stock, (3) sale of substantial assets or liabilities outside the ordinary course of business or (4) similar transactions. However, Little Falls may enter into discussions or negotiations or provide any information in connection with an unsolicited possible transaction of this sort if the Little Falls Board, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that it should take those actions. Little Falls has agreed to promptly communicate to HUBCO the terms of any proposal it may receive with respect to any acquisition transaction. This restriction, along with the option described in the following section, may deter other potential acquirors of control of Little Falls.

Stock Option to HUBCO for Little Falls Shares

         As a condition to HUBCO entering into the merger agreement, HUBCO required that Little Falls grant HUBCO an option that was designed to deter other companies from attempting to acquire control of Little Falls. The option gives HUBCO the right to purchase for $19.25 per share up to 493,000 shares of Little Falls common stock, representing 19.9% of the outstanding Little Falls shares when the option was granted. The option is exercisable only if certain specific triggering events occur and the merger does not occur. HUBCO has no right to vote the shares covered by the option prior to its exercise.

         HUBCO could recognize a gain if it exercises the option and resells the shares it acquires for more than the exercise price. The existence of the option may deter other potential acquirors of control of Little Falls, since it would probably increase the cost of acquiring all the shares of Little Falls common stock. HUBCO's exercise of the option could also make pooling-of-interests accounting treatment unavailable to a subsequent acquiror. The agreement granting the option is set forth as Appendix B to this document.

Representations, Warranties and Covenants

         The merger agreement contains customary mutual representations and warranties, as well as covenants, relating to, among other things:

         *  corporate organization and similar corporate matters;

         *  authorization, execution and enforceability of the merger agreement;

         * the accuracy of information contained in each party's filings with the SEC;

         * the accuracy of information supplied by each party in creating this document;

         *  compliance with applicable laws;

         *  the absence of material litigation;

         *  certain bank regulatory matters;

         * the absence of certain material changes or events since September 30, 1998;

         *  the adequacy of loan loss reserves; and

         * each party's preparations to have its data processing systems be Year 2000 compliant.

Regulatory Approvals

         Completion of the merger requires approval by the FDIC and by the New Jersey Department of Banking and Insurance. Approval by either of these bank regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Little Falls shareholders. HUBCO filed an application for FDIC approval on February 5, 1999, and with the NJ Banking Department on February 5, 1999. HUBCO also corresponded with the Federal Reserve Board and the Office of Thrift Supervision on February 4, 1999, and February 4, 1999, respectively, to confirm that the merger does not require the approval of these regulatory authorities. We can not assure you that the necessary regulatory approvals will be granted, or that they will be granted on a timely basis without conditions unacceptable to HUBCO.

Management and Operations After the Merger

         At the time the merger takes effect, Little Falls will be merged with HUBCO. HUBCO will be the surviving entity. Immediately following the merger, Little Falls Bank will be merged with and into Hudson United Bank, with Hudson United Bank as the surviving entity. Hudson United Bank will continue to operate as a wholly owned subsidiary of HUBCO. The management and operation of HUBCO and Hudson United Bank will not change in any material aspect due to the merger.

Little Falls Shareholders' Rights

         At the time the merger takes effect, you will no longer have any rights as a Little Falls shareholder. Those Little Falls certificates that are being converted into HUBCO common stock will automatically represent shares of HUBCO common stock.

         Each share of HUBCO common stock issued in exchange for Little Falls common stock will be deemed to have been issued at the time the merger takes effect. Thus, Little Falls shareholders who receive HUBCO common stock in the merger will be entitled to receive any dividend or other distribution payable to holders of record of HUBCO common stock as of any date on or after the time the merger takes effect. However, no dividend or other distribution will actually be paid with respect to any shares of HUBCO common stock until the certificates formerly representing shares of Little Falls common stock have been surrendered. At that time any accrued dividends and other distributions on those shares of HUBCO common stock will be paid without interest.

Amendments

         HUBCO and Little Falls may amend the merger agreement by mutual written consent at any time before the merger is completed. However, the merger agreement provides that certain types of amendments (such as an amendment to change the form of consideration to be paid to Little Falls shareholders) cannot be made following approval of the merger by the Little Falls shareholders without their approval.

Termination

         HUBCO and Little Falls may terminate the merger agreement by mutual written consent at any time.

         Either HUBCO or Little Falls may terminate the merger agreement for certain reasons, including the following:

         *  the merger has not been completed by September 30, 1999;

         * the Little Falls shareholders fail to approve the merger agreement at the meeting; or

         * a regulatory approval needed to complete the merger has been denied or withdrawn.

         HUBCO may terminate the merger agreement if:

         * there has been a material adverse change in Little Falls' business, operations, assets or financial condition;

         *  Little Falls materially breaches the merger agreement; or

         * a regulatory approval needed to complete the merger is given with conditions that materially impair the value of Little Falls to HUBCO.

         Little Falls may terminate the merger agreement if:

         * there has been a material adverse change in HUBCO's business, operations, assets or financial condition; or

         *  HUBCO materially breaches the merger agreement.

         If the merger agreement is terminated, each party will bear its own expenses and will retain all rights and remedies it may have at law or equity under the merger agreement.

Accounting Treatment of the Merger

         HUBCO expects to account for the merger under the purchase method of accounting in accordance with GAAP. Under GAAP purchase accounting principles, the excess of purchase paid over the fair market value of assets and liabilities acquired is recorded as an intangible asset, which is amortized as an expense over time. This asset will be reported on HUBCO's financial statements as "goodwill." See "Pro Forma Financial Information" on pages 34-37.

Federal Income Tax Consequences

         The following is a discussion of the material federal income tax consequences of the merger. The discussion may not apply to special situations, such as those of any Little Falls stockholders

         * who received HUBCO common stock upon the exercise of employee stock options or otherwise as compensation;

         * that hold Little Falls common stock under a tax-qualified Individual Retirement Account (IRA) or employer retirement plan;

         * that hold Little Falls common stock as part of a "straddle" or "conversion transaction"; or

         *  that  are  insurance   companies,   securities  dealers,   financial
            institutions or foreign persons.

         This discussion does not address any aspects of state, local or foreign taxation. It is based upon laws, regulations, rulings and decisions now in effect and on proposed regulations. All of these are subject to change by legislation, administrative action or judicial decision, and the changes could have retroactive effects. No ruling has been or will be requested from the Internal Revenue Service on any tax matter relating to the tax consequences of the merger.

         Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, have advised HUBCO and Little Falls in an opinion dated the date of this proxy statement that:

         * The merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

         *  Little Falls will not recognize any gain or loss.

         * Little Falls shareholders who receive HUBCO common stock in the merger will not recognize any gain or loss for federal income tax purposes upon the exchange in the merger of shares of Little Falls common stock solely for HUBCO common stock (except with respect to cash received instead of a fractional share interest in HUBCO common stock).

         * The basis of HUBCO common stock received in the merger by Little Falls shareholders (including the basis of any fractional share interest in HUBCO common stock) will be the same as the basis of the shares of Little Falls common stock surrendered in exchange therefore.

         * The holding period of HUBCO common stock will include the holding period during which the shares of Little Falls common stock surrendered in exchange therefor were held by the Little Falls shareholder, provided such shares of Little Falls common stock were held as capital assets.

         * Cash received by a holder of Little Falls common stock instead of a fractional share interest in HUBCO common stock will be treated as received in exchange for such fractional share interest. If the fractional share would have constituted a capital asset in hands of that holder, the holder generally should recognize a capital gain or loss equal to the amount of cash received, less the portion of the adjusted tax basis in Little Falls common stock allocable to the fractional share interest.

         The opinion of Pitney, Hardin, Kipp & Szuch is an exhibit to the registration statement of which this proxy statement is a part. It is a condition to HUBCO's and Little Falls obligation to complete the merger that Pitney, Hardin, Kipp & Szuch deliver an updated opinion at the closing, addressing the same issues. This closing condition will not be waived without resoliciting your vote.

         The merger will be treated a taxable event for those Little Falls shareholders receiving cash in exchange for their shares, and those Little Falls shareholders converting their stock into HUBCO common stock to the extent that they receive cash for their fractional shares. Little Falls shareholders receiving any cash will be required to include it on their 1999 income tax statement for the full amount of any gain realized on the transaction. The amount of taxable gain to Little Falls shareholders will equal the difference between the amount realized on the sale and the adjusted basis in the Little Falls shares.

         Because certain tax consequences of the merger may vary depending upon the particular circumstances of each holder of Little Falls common stock and other factors, we urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of state and local income and other tax laws.

No Dissenters' Rights

         Under applicable New Jersey law, Little Falls shareholders do not have dissenters' rights of appraisal in connection with the merger.


                         PRO FORMA FINANCIAL INFORMATION

         Presented below is a pro forma combined condensed statement of condition of HUBCO and Little Falls at December 31, 1998, giving effect to the merger as if it had been consummated at such date. Also presented are the pro forma combined condensed statements of income for the year ended December 31, 1998. The unaudited pro forma financial information is based on the historical financial statements of HUBCO and Little Falls after giving effect to the merger under the purchase method of accounting and based upon the assumptions and adjustments contained in the accompanying notes to pro forma combined condensed financial statements.

         The unaudited pro forma financial information has been prepared by HUBCO's management based upon the historical financial statements and related notes thereto of HUBCO and Little Falls incorporated herein by reference. The unaudited pro forma financial information should be read in conjunction with those historical financial statements and notes. The pro forma financial information does not give effect to any anticipated cost savings in connection with the merger. The pro forma combined condensed statements of income are not necessarily indicative of operating results which would have been achieved had the merger been consummated as of the beginning of the periods for which the data are presented and should not be construed as being representative of future periods.


Pro forma Unaudited  Combined Condensed Balance Sheet
As of December 31, 1998
(Dollars in thousands, except per share amounts)


                                                                                       Pro forma      Pro forma
Assets                                                  HUBCO       Little Falls      Adjustments      Combined
                                                    --------------  -------------    --------------  -------------
Cash and due from banks                               $   217,954     $    6,393    $   (25,057)(a) $   199,290
Federal funds sold                                         17,697         27,000                         44,697
Assets held for sale                                       14,147             --                         14,147
Securities                                              2,895,596        159,112           (285)(b)   3,054,423
Loans                                                   3,386,810        150,391          5,474 (b)   3,542,675
Less: Allowance for loan losses                           (53,499)        (1,329)                       (54,828)
                                                      ------------    -----------   -----------    -------------
    Total loans                                         3,333,311        149,062          5,474       3,487,847
                                                      ------------    -----------   -----------    -------------
Other assets                                              220,966          6,554          2,431 (c)     229,951
Intangibles, net of amortization                           78,990          2,496         24,059 (d)     105,545
                                                      ------------    -----------   -----------    -------------
    Total Assets                                      $ 6,778,661     $  350,617    $     6,622    $  7,135,900
                                                      ------------    -----------   -----------    -------------

Liabilities and Stockholders' Equity
Deposits                                              $ 5,051,390     $  243,048    $     1,565 (b)$  5,296,003
Borrowings                                                821,593         68,500             --         890,093
Other liabilities                                         248,863          1,624         13,457 (e)     263,944
                                                      ------------    -----------   -----------    -------------
    Total Liabilities                                   6,121,846        313,172         15,022       6,450,040
Subordinated debt                                         100,000             --             --         100,000
Capital Trust Securities                                  100,000             --             --         100,000
Stockholders' Equity:
    Preferred stock                                            50             --             --              50
    Common stock                                           72,246            304          1,269 (f)      73,819
    Additional paid in capital                            269,264         29,204         (1,732)(g)     296,736
    Retained earnings                                     113,787         19,518        (19,518)(h)     113,787
    Treasury Stock                                         (5,980)        (8,191)         8,191 (h)      (5,980)
    Employee stock awards and ESOP at cost                 (2,368)        (2,793)         2,793 (h)      (2,368)
    Unrealized gain (loss) on securities
        available for sale                                  9,816           (597)           597 (h)       9,816
                                                      ------------    -----------   -----------    -------------
        Total Stockholders' Equity                        456,815         37,445         (8,400)        485,860
                                                      ============    ===========   ===========    =============
    Total Liabilities and Stockholders' Equity        $ 6,778,661     $  350,617    $     6,622    $  7,135,900
                                                      ============    ===========   ===========    =============

Common shares outstanding (in thousands)
    Maximum exchange ratio                                 40,412          2,478                         41,296
    Minimum exchange ratio                                 40,412          2,478                         41,170

Book value per common share
    Maximum exchange ratio                            $     11.30     $    15.11                   $      11.76
    Minimum exchange ratio                                  11.30          15.11                          11.80


See notes to pro forma financial information.


Pro forma Unaudited Combined  Condensed  Statements of Income
For the Year Ended December 31, 1998
(Dollars in thousands, except per share amounts)

                                                                                            Pro forma            Pro Forma
                                                       HUBCO           Little Falls        Adjustments           Combined
                                                   ---------------    ----------------   ----------------     ----------------
Interest on loans                                  $      298,311     $        11,381    $          (547) (i)$       309,145
Interest on securities                                    162,783              10,619                114  (i)        173,516
Other interest income                                       7,453                 746             (1,190) (j)          7,009
                                                   ---------------    ----------------   ----------------     ----------------
    Total Interest Income                                 468,547              22,746             (1,623)            489,670
                                                   ---------------    ----------------   ----------------     ----------------
Interest on deposits                                      161,077              10,504                313  (i)        171,894
Interest on borrowings                                     53,276               4,191                                 57,467
                                                   ---------------    ----------------   ----------------     ----------------
    Total Interest Expense                                214,353              14,695                313             229,361
                                                   ---------------    ----------------   ----------------     ----------------
Net Interest Income before provision for
    loan losses                                           254,194               8,051             (1,936)            260,309
Provision for loan losses                                  14,374                 161                                 14,535
                                                   ---------------    ----------------   ----------------     ----------------
Net Interest Income after provision for
    loan losses                                           239,820               7,890             (1,936)            245,774
Noninterest income                                         33,299                 404                                 33,703
Noninterest expense                                       232,096               5,702              2,294  (k)        240,092
                                                   ---------------    ----------------   ----------------     ----------------
Income (loss) before income taxes                          41,023               2,592             (4,230)             39,385
Income tax provision                                       17,872                 844               (697) (l)         18,019
                                                   ===============    ================   ================     ================
    Net Income (loss)                              $       23,151     $         1,748    $        (3,533)    $        21,366
                                                   ===============    ================   ================     ================

Earnings per share:
    Basic - maximum exchange ratio                 $         0.57     $          0.79                         $          0.51
    Basic - minimum exchange ratio                           0.57                0.79                                    0.52
    Diluted - maximum exchange ratio                         0.56                0.76                                    0.50
    Diluted - minimum exchange ratio                         0.56                0.76                                    0.50

Weighted Average Shares:
    (in thousands)
    Basic - maximum exchange ratio                         40,640               2,208                                  41,524
    Basic - minimum exchange ratio                         40,640               2,208                                  41,398
    Diluted - maximum exchange ratio                       41,696               2,311                                  42,644
    Diluted - minimum exchange ratio                       41,696               2,311                                  42,521

See notes to pro forma financial information.


Notes to Pro Forma Financial Information

                  1. The pro forma financial information assumes the merger was consummated as of December 31, 1998, for the pro forma unaudited combined condensed balance sheet and as of January 1, 1998, for the pro forma unaudited combined condensed statements of income. The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future position of the combined entities.

                  2. It is assumed that the merger will be accounted for on a purchase accounting basis. The related pro forma adjustments reflect, where applicable, a maximum exchange ratio of 0.70 and a minimum exchange ratio of
0.60 shares of HUBCO common stock for each of 1,263,578 outstanding shares (51% of the total 2,477,525 common shares outstanding) of Little Falls common stock which were outstanding at December 31, 1998. Each of the remaining 1,213,987 shares of Little Falls common stock (49% of the total outstanding) will be exchanged for $20.64 in cash.

                  3. The pro forma financial information presented herein gives effect to the cancellation of 564,225 shares of Little Falls common stock held in Little Falls' treasury at a cost of $8,191,308.

                  The pro forma information reflects adjustments for the merger accounted for using the purchase method of accounting assuming the maximum exchange ratio, as follows ($ in 000's):

                  (a)      Cash purchase price of $25,057.

                  (b)      Valuation adjustment based upon yield and maturity.

                  (c)      Deferred tax asset on merger related cost.

                  (d) Elimination of Little Falls' existing goodwill of $2,495 and the addition of the resulting goodwill of $26,554 to be amortized on a straight-line basis over a ten year period.

                  (e) Gross merger related costs of $13,457, which consists of severance and change in control contracts, termination of the Little Falls ESOP and Management Stock Bonus Plan, branch closings and deal costs.

                  (f) Elimination of 3,041,750 issued shares of Little Falls common stock ($0.10 par value) and the issuance of 884,476 shares of HUBCO common stock at a stated value of $1.778.

                  (g) Elimination of Little Falls existing additional paid in capital and the addition of paid in capital on newly issued HUBCO common shares of $22,432 and the effect of the termination of the ESOP and Management Stock Bonus Plan of $2,050 and $188, respectively, and the effect of the value of the HUBCO stock options that will be issued in exchange for the existing Little Falls stock options.

                  (h)      Elimination of existing capitalization.

                  (i)      Amortization  of  valuation   adjustments   over  the
                           remaining life of the asset or liability so as to produce a constant yield to maturity.

                  (j) Interest which would have been earned on the cash purchase price of $25,057 at 4.75%.

                  (k) Amortization of resulting goodwill on a straight-line basis over a ten year amortization period.

                  (l) Tax provision (benefit) on amortization of valuation adjustments and interest on cash to fund purchase price.

                  4. Earnings per share data has been computed based on the combined historical net income applicable to common shareholders of HUBCO using the historical weighted average shares outstanding of HUBCO common stock for the given period and the common stock to be issued in connection with the merger.

                       DESCRIPTION OF HUBCO CAPITAL STOCK

General

         The authorized capital stock of HUBCO presently consists of 53,045,000 shares of common stock and 10,300,000 shares of preferred stock. As of December 31, 1998, 40,411,521 shares of HUBCO common stock were issued and outstanding.

         HUBCO's certificate of incorporation gives the Board of Directors authority at any time to:

         * divide the authorized but unissued shares of preferred stock into series;

         * determine the designations, number of shares, relative rights, preferences and limitations of any series of preferred stock;

         *  increase the number of shares of any preferred series; and

         * decrease the number of shares in a preferred series, but not to a number less than the number of shares outstanding.

         HUBCO Series A Convertible Preferred Stock was issued under this authority in connection with HUBCO's acquisition of Washington Bancorp, Inc. on July 1, 1994. At this time no HUBCO Series A Preferred Stock remains outstanding and the Series A Preferred Stock has been cancelled. In December 1996, as part of the acquisition of Westport Bancorp, Inc., HUBCO issued HUBCO Series B Convertible Preferred Stock. At December 31, 1998, 500 shares of HUBCO Series B Convertible Preferred Stock still remains outstanding. There are no other shares of HUBCO preferred stock outstanding. See "Description of HUBCO Series B Preferred Stock" on pages 39-40.

         Except in limited circumstances, HUBCO's certificate of incorporation authorizes the HUBCO Board of Directors to issue new shares of HUBCO common stock or preferred stock without further shareholder action. Therefore, the Board could adversely affect the voting power of holders of HUBCO common stock or preferred stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. The purpose of this power is the ability to potentially discourage any attempt to gain control of HUBCO.

Description of HUBCO Common Stock

Dividend Rights

         Holders of HUBCO common stock are entitled to dividends when, as and if declared by the HUBCO Board of Directors out of funds legally available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when HUBCO is insolvent. Funds for the payment of dividends by HUBCO must come primarily from the earnings of HUBCO's bank subsidiaries. Thus, as a practical matter, any restrictions on the ability of HUBCO's subsidiaries to pay dividends will act as restrictions on the amount of funds available for payment of dividends by HUBCO. As a New Jersey chartered commercial bank, Hudson United is subject to the restrictions on the payment of dividends contained in the New Jersey Banking Act. Under the Banking Act, Hudson United Bank may pay dividends only out of retained earnings, and out of surplus to the extent that surplus exceeds 50% of stated capital.

Voting Rights

         At meetings of shareholders, holders of HUBCO common stock are entitled to one vote per share. The quorum for a shareholders' meeting is a majority of the outstanding shares. Except as indicated below, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of HUBCO common stock at a meeting at which a quorum is present.

         The Board of Directors is divided into three classes of directors, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Board of Directors is elected each year and the directors serve for terms of up to three years, and, in all cases, until their respective successors are duly elected and qualified.

         The exact number of directors and the number constituting each class is fixed by resolution adopted by a majority of the entire Board of Directors. Shareholders may remove any director from office for cause. The vote of at least three-quarters of the shares of HUBCO entitled to vote is required to amend or repeal the provisions of HUBCO's certificate of incorporation relating to the classification of the Board of Directors and the removal of directors.

         HUBCO's certificate of incorporation contains a "minimum price" provision. If a "related person" proposes to enter into certain "business combinations" with HUBCO, the proposed transaction will require the affirmative vote of at least three-quarters of the outstanding shares entitled to vote on the transaction. This voting requirement is in effect unless either the proposed transaction is first approved by a majority of HUBCO's directors or the shareholders of HUBCO are offered consideration in an amount determined in accordance with a formula contained in the certificate of incorporation. If either of these tests are met, the proposed transaction need only be approved by the vote otherwise required by law, the certificate of incorporation and any agreement with a national securities exchange. A related person is defined in the certificate of incorporation to include persons that, together with their affiliates, own 10% or more of HUBCO's common stock.

Liquidation Rights

         Upon a liquidation, dissolution or winding up of HUBCO, holders of HUBCO common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities. However, if shares of HUBCO preferred stock are outstanding at the time of liquidation, the shares of preferred stock may have prior rights upon liquidation.

Assessment and Redemption

         All outstanding shares of HUBCO common stock are fully paid and nonassessable. The HUBCO common stock is not redeemable at the option of HUBCO or the shareholders.

Preemptive and Conversion Rights

         Holders of HUBCO common stock do not have conversion rights or preemptive rights with respect to any securities of HUBCO.

Description of HUBCO Series B Preferred Stock

General

         Five hundred shares of HUBCO Series B Convertible Preferred Stock remain outstanding as of December 31, 1998. This is the only series of preferred stock outstanding. The following is a description of the existing HUBCO Series B Preferred Stock.

Dividend Rights

         Holders of HUBCO Series B Preferred Stock are entitled to dividends when, as and if declared by the Board of Directors of HUBCO out of funds legally available for the payment of dividends. All dividends declared on the HUBCO Series B Preferred Stock are pro rata per share and noncumulative. The only statutory limitation is that such dividends may not be paid when HUBCO is insolvent. However, declaring dividends for preferred stock is subject to the same practical limitations as declaring dividends for common stock. For the practical limitations, see "Dividend Rights" on page 38.

Liquidation Rights

         The holders of HUBCO Series B Preferred Stock are entitled to receive $100 per share in any liquidation, dissolution or winding up of HUBCO, subject to the rights of creditors. These entitlements will be distributed pro rata out of the net assets of HUBCO legally available for distribution before any distributions are made with respect to any stock junior to the rights of HUBCO Series B Preferred Stock.

Redemption

         The HUBCO Series B Preferred Stock is not redeemable at the option of the issuer or the holders thereof.

Preemptive and Conversion Rights

         Holders of HUBCO Series B Preferred Stock have an option to convert such stock into fully paid and shares of HUBCO common stock. As of December 31, 1998, the conversion ratio was 33.2175 shares of common stock for each share of HUBCO Series B Preferred Stock. This conversion ratio is subject to adjustment upon certain events.

Voting Rights

         Holders of shares of HUBCO Series B Preferred Stock vote together as a class with holders of HUBCO common stock for the election of directors and all other matters to which holders of HUBCO common stock are entitled to vote. Each share of HUBCO Series B Preferred Stock is entitled to a number of votes equal to the conversion ratio as it may be adjusted from time to time.


       COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF HUBCO AND LITTLE FALLS

         At the time the merger takes effect, certain Little Falls shareholders will become shareholders of HUBCO. Because HUBCO and Little Falls are both corporations incorporated in New Jersey under the New Jersey Business Corporation Act, any differences in the rights of their shareholders are due to difference in the certificates of incorporation and by-laws of the two companies. The following is a comparison of certain provisions of the certificates of incorporation and by-laws of Little Falls and HUBCO, and a description of certain provisions of the New Jersey Business Corporation Act applicable to HUBCO and Little Falls. This summary is qualified by reference to the New Jersey Business Corporation Act, which may change from time to time, and the certificates of incorporation and by-laws of HUBCO and Little Falls, which also may be changed.

Voting Requirements

         Under the Business Corporation Act, unless a greater vote is specified in the certificate of incorporation, the affirmative vote of a majority of the votes cast by shareholders entitled to vote on the matter is required to approve:

         *  an amendment to the certificate of incorporation;

         *  the voluntary dissolution of the corporation;

         * the sale or other disposition of all or substantially all of the corporation's assets outside the ordinary course of business; or

         *  the  merger  or   consolidation  of  the  corporation  with  another
            corporation.


         HUBCO's certificate of incorporation presently contains provisions specifying a seventy-five percent vote of the shares entitled to vote in the following circumstances in certain transactions involving certain "related persons." See "Voting Rights" on page 38.


         Under Little Falls' certificate of incorporation, repeal, alteration, amendment or rescission of certain provisions in Little Falls' certificate of incorporation requires the approval of holders of at least 80% of the outstanding shares of capital stock eligible to be cast at a meeting for the election of directors. The provisions subject to the 80% stockholder approval requirement include provisions relating to:

         *  preemptive rights;

         *  special meetings of stockholders;

         *  stockholder nominations and proposals;

         *  size and classification of the board of directors;

         *  removal of directors;

         *  limitations on voting rights;

         *  approval of certain business combinations;

         *  liability of directors and officers;

         *  indemnification;

         *  amendment of Little Falls by-laws; and

         *  amendment of the 80% shareholder approval requirement itself.

         Little Falls' certificate of incorporation presently contains provisions specifying an 80% vote of the shares entitled to vote in the approval of certain business combinations involving interested stockholders. However, this 80% requirement does not apply to any business combination approved by two-thirds of the Little Falls directors.

Removal of Directors; Number of Directors

         The Business Corporation Act allows for the removal of directors for cause by the affirmative vote of the majority of the votes cast by shareholders entitled to vote for the election of directors. HUBCO's certificate of incorporation states that shareholders may remove a director from office only for cause. HUBCO's certificate of incorporation also allows shareholders to increase or decrease the number of directors constituting the Board by the affirmative vote of at least three-quarters of all of the outstanding shares of common stock entitled to vote.

         Little Falls' certificate of incorporation provides that two criteria must be met to remove directors from the board. The criteria are:

         (1)      there must be cause for the removal; and

         (2) the removal is by an affirmative vote of at least 80% of the outstanding shares entitled to vote or by the majority vote by the board of directors.

         Little Falls' by-laws provide that the number of Little Falls directors must be between 5 and 21, but the exact number is determined by two-thirds vote of the directors. Vacancies in the board of directors of Little Falls and newly created directorships are filled by a majority vote of the directors then in office.

Classified Board of Directors

         The Business Corporation Act permits a New Jersey corporation to provide for a classified board in its certificate of incorporation. HUBCO currently has a classified Board of Directors. Both HUBCO's and Little Falls Boards are divided into three classes, with one class of directors generally elected for a three-year term at each annual meeting.

         HUBCO's certificate of incorporation also allows shareholders to amend or repeal the certificate of incorporation relating to classification of directors by the affirmative vote of at least three-quarters of all of the outstanding shares of common stock entitled to vote, while Little Falls' certificate of incorporation requires a vote of at least 80% of all the outstanding shares.

Preferred Stock

         The authorized capital stock of HUBCO consists of 53,045,000 shares of common stock and 10,300,000 shares of preferred stock. As of December 31, 1998, 40,411,521 shares of HUBCO common stock were issued and outstanding, and 500 shares of HUBCO Series B Preferred Stock were outstanding.

         HUBCO's certificate of incorporation, gives the Board the authority at any time to:

         * divide the authorized, but unissued, shares of preferred stock into series;

         * determine the designations, number of shares, relative rights, preferences and limitations of any series of preferred stock;

         *  increase the number of shares of any preferred series; and

         * decrease the number of shares in a preferred series, but not to a number less than the number of shares outstanding.

         Little Falls has authorized 5,000,000 shares of preferred stock, $0.10 par value, none of which is outstanding.

Shareholder Consent to Corporate Action

         With certain exceptions, the Business Corporation Act permits shareholders to take action without a meeting by written consent of at least the minimum number of shareholders who would have been entitled to approve the action at a meeting of shareholders at which all were present and voting. No such action by written consent can be taken if the corporation's certificate of incorporation provides otherwise. Little Falls' certificate of incorporation provides that the power for shareholders to take action by non-unanimous action is specifically denied. HUBCO's certificate of incorporation presently is silent on this issue. The annual election of directors, if not conducted at a shareholder meeting, may only be effected by unanimous written consent.

         The Business Corporation Act provides that a shareholder vote on a plan of merger or consolidation may be effected only

         *  at a shareholders' meeting;

         * by unanimous written consent of all shareholders entitled to vote on the issue; or

         * by written consent of shareholders that would have been entitled to cast the minimum number of votes necessary to authorize the action at a meeting, with advance notice given to all other shareholders.


Dividends

         The Business Corporation Act generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. HUBCO's certificate of incorporation does not presently contain any restriction on HUBCO's ability to pay dividends. Funds for the payment of dividends by HUBCO must come primarily from the earnings of HUBCO's bank subsidiaries. Thus, as a practical matter, any restrictions on the ability of Hudson United Bank to pay dividends act as restrictions on the amount of funds available for the payment of dividends by HUBCO. At December 31, 1998, HUBCO had approximately $235 million available for shareholder dividends. For a description of the regulatory restrictions on dividend payments by Hudson United Bank, see "Dividend Rights" on page 38.

         Little Falls' certificate of incorporation provides that dividends may be paid on the common stock out of any assets legally available for the payment of dividends, but only when as declared by the board of directors of Little Falls. Like HUBCO, funds for the payment of dividends by Little Falls must come primarily from the earnings of its subsidiary, Little Falls Bank. Generally, Little Falls Bank may not declare or pay a cash dividend on any of its stock if the effect of the dividend would cause the bank's regulatory capital account to be reduced below:

         * the amount required for the liquidation account established in connection with the bank's conversion from mutual to stock form; or

         *  the regulatory capital requirements imposed by the OTS.

By-laws

         Under the Business Corporation Act, the board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless such powers are reserved in the certificate of incorporation to the shareholders. HUBCO's certificate of incorporation does not presently reserve such powers to shareholders. Little Falls' certificate of incorporation provides that Little Falls' by-laws may be amended by a vote of two-thirds of the Little Falls Board or by a vote of the holders of 80% of outstanding shares of capital stock eligible to be cast at a meeting for the election of directors.


                              SHAREHOLDER PROPOSALS

         The New Jersey Business Corporation Act requires that the notice of shareholders' meeting (for either a regular or special meeting) specify the purpose or purposes of such meeting. Thus, shareholder proposals must be referred to in Little Falls' notice of shareholders' meeting for such proposal to be validly considered at an annual meeting of Little Falls.

         Little Falls will hold its 1999 Annual meeting only if the merger is not completed. Any Little Falls shareholder who wishes to have a proposal included in Little Falls' notice of shareholders' meeting, proxy statement and proxy card for its 1999 Annual meeting must submit the proposal to Little Falls by the applicable deadline. The deadline was December 5, 1998, subject to change as noted below.

         If Little Falls changes its 1999 Annual meeting date to a date more than 30 days from the date of its 1998 Annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before Little Falls begins to print and mail its proxy materials. If Little Falls changes the date of the 1999 Annual meeting in a manner which alters the deadline, Little Falls will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable means.


                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by HUBCO (Company File No. 001-08660) with the SEC are hereby incorporated in this proxy statement-prospectus:

         *  Annual Report on Form 10-K for the year ended December 31, 1998

         *  Current Reports on Form 8-K filed with the SEC on January 28, 1999

         * The description of HUBCO common stock set forth in HUBCO's Registration Statement on Form 8-A filed by HUBCO pursuant to
            Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description


         The  following  documents  filed  by  Little  Falls  (Company  File No.
0-27010)    with   the   SEC   are   hereby    incorporated    in   this   proxy
statement-prospectus:

         * Form 10-K/A and 1998 Annual Report to Stockholders for the year ended December 31, 1998

         *  Current Reports on Form 8-K filed with the SEC on January 27, 1999

         * The description of Little Falls common stock set forth in Little Falls' Registration Statement on Form 8-A filed by Little Falls pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description

         All documents filed by HUBCO or Little Falls pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this document but before the earlier of (1) the date of the Little Falls meeting, or (2) the termination of the merger agreement, are hereby incorporated by reference into this document and shall be deemed a part of this document from the date they are filed.

         Little Falls' Form 10-K/A and Annual Report to Stockholders for year ended December 31, 1998 are attached as Appendix D and E and have been sent along with this proxy statement-prospectus.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

         The public may read and copy any documents HUBCO or Little Falls file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information about HUBCO and Little Falls at http://www.sec.gov.

                                  OTHER MATTERS

         As of the date of this proxy statement, the Little Falls Board of Directors knows of no other matters to be presented for action by the shareholders at the meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.


                                  LEGAL OPINION

         Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, will pass upon certain legal matters relating to the issuance of the shares of HUBCO common stock offered hereby and certain tax consequences of the merger.


                                     EXPERTS

         The consolidated financial statements of HUBCO as of December 31, 1998 and 1997 and for each of the years in the three year period ended December 31, 1998, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Little Falls as of December 31, 1998 and 1997 and for each of the years in the three year period ended December 31, 1998, incorporated by reference herein, have been audited by Radics & Co., LLC, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

         Representatives of Radics & Co., LLC will be present at the meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER, dated as of January 26, 1999 ("Agreement"), is among HUBCO, Inc. ("HUBCO"), a New Jersey corporation and registered bank holding company, Hudson United Bank (the "Bank"), a New Jersey state-chartered commercial banking corporation and wholly-owned subsidiary of HUBCO, Little Falls Bancorp, Inc., a New Jersey corporation and registered
savings  and  loan   holding   company   ("LFB"),   and  Little  Falls  Bank,  a
federally-chartered savings bank and wholly-owned subsidiary of LFB (the "Association").

                                    RECITALS

                  The respective Boards of Directors of HUBCO and LFB have each determined that it is in the best interests of HUBCO and LFB and their respective shareholders for HUBCO to acquire LFB by merging LFB with and into HUBCO with HUBCO surviving and LFB shareholders receiving the consideration hereinafter set forth. Immediately after the merger of LFB into HUBCO, the Association shall be merged with and into the Bank with the Bank surviving.

                  The respective Boards of Directors of LFB, HUBCO, the Bank and the Association have each duly adopted and approved this Agreement and the Board of Directors of LFB has directed that it be submitted to LFB's shareholders for approval.

                  As a condition for HUBCO to enter into this Agreement, HUBCO has required that it receive an option on certain authorized but unissued shares of LFB Common Stock (as hereinafter defined) and, simultaneously with the execution of this Agreement, LFB is issuing an option to HUBCO (the "HUBCO Stock Option") to purchase certain shares of the authorized and unissued LFB Common Stock subject to the terms and conditions set forth in the Agreement governing the HUBCO Stock Option.

                  NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

                             ARTICLE I - THE MERGER

                  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), LFB shall be merged with and into HUBCO (the "Merger") in accordance with the New Jersey Business Corporation Act (the "NJBCA") and HUBCO shall be the surviving corporation (the "Surviving Corporation").

                  1.2. Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of HUBCO and LFB and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of HUBCO and LFB shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of HUBCO and LFB and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of HUBCO and LFB in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of HUBCO or LFB is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of HUBCO or LFB if the Merger had not occurred.

                  1.3.  Certificate of Incorporation.  As of the Effective Time,
the certificate of incorporation of HUBCO shall be the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

                  1.4. Bylaws. As of the Effective Time, the Bylaws of HUBCO shall be the Bylaws of the Surviving Corporation until otherwise amended as provided by law.

                  1.5. Directors and Officers. As of the Effective Time, the directors and officers of HUBCO shall be the directors and officers of the Surviving Corporation.

                  1.6 Closing, Closing Date, Determination Date and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., at the offices of Pitney, Hardin, Kipp & Szuch, 200 Campus Drive, Florham Park, New Jersey, on a date determined by HUBCO on at least five business days notice (the "Closing Notice") given to LFB, which date (the "Closing Date") shall be not more than twenty (20) business days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing). In the Closing Notice, HUBCO shall specify the "Determination Date" for purposes of determining the Median Pre-Closing Price (as hereinafter defined), which date shall be the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and either party has notified the other in writing that all such approvals (and waivers, if applicable) have been received. Simultaneous with or immediately following the Closing, HUBCO and LFB shall cause to be filed a certificate of merger, in form and substance satisfactory to HUBCO and LFB, with the Secretary of State of the State of New Jersey (the "Certificate of Merger"). The Certificate of Merger shall specify the "Effective Time" of the Merger, which Effective Time shall be a date and time following the Closing agreed to by HUBCO and LFB (which date and time the parties currently anticipate will be the close of business on the Closing Date). In the event the parties fail to specify the date and time in the Certificate of Merger, the Merger shall become effective upon (and the "Effective Time" shall be) the time of the filing of the Certificate of Merger.

                  1.7 The Bank Merger. Immediately following the Effective Time, the Association shall be then merged with and into the Bank (the "Bank Merger") in accordance with the provisions of the New Jersey Banking Act of 1948, as amended (the "Banking Act"). In the Bank Merger, the Bank shall be the surviving bank (the "Surviving Bank"). Upon the consummation of the Bank Merger, the separate existence of the Association shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Association and the Bank and all of the property, rights, privileges, powers and franchises of each of the Association and the Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Association and the Bank and shall have succeeded to all or each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation and Bylaws of the Bank shall be the certificate of incorporation and Bylaws of the Surviving Bank and the officers and directors of the Bank shall be the officers and directors of the Surviving Bank. Following the execution of this Agreement, the Association and the Bank shall execute and deliver a merger agreement (the "Bank Merger Agreement"), both in form and substance reasonably satisfactory to the parties hereto, substantially as set forth in Exhibit 1.7 hereto, for delivery to the Commissioner of the New Jersey Department of Banking and Insurance (the "Department"), the Federal Deposit Insurance Corporation (the "FDIC"), and the Office of Thrift Supervision (the "OTS") for approval of the Bank Merger.

                  1.8 Liquidation Account. The liquidation account established by the Association pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall, to the extent required by applicable law, continue to be maintained by HUBCO after the Bank Merger for the benefit of those persons and entities who were savings account holders of the Association on the eligibility and supplemental eligibility record dates for such conversion and who continue from time to time to have rights therein. If acquired by the rules and regulations of the OTS, the Surviving Bank will amend its certificate of incorporation to provide specifically for the continuation of the liquidation account previously established by the Association.

                      ARTICLE II - CONVERSION OF LFB SHARES

                  2.1. Conversion of LFB Common Stock. Each share of common stock, par value $0.10 per share, of LFB ("LFB Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, as hereinafter defined) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as follows:

                  (a) Exchange Ratio and Cash Election. Subject to the other provisions of this Section 2.1, each share of LFB Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, as hereinafter defined) shall be converted at the Effective Time into (i) the right to receive 0.65 shares (the "Exchange Ratio") of common stock, no par value ("HUBCO Common Stock") of HUBCO, or (ii) the right to receive $20.64 in cash, without interest (the "Per Share Cash Amount"), or (iii) the right to receive a combination of shares of HUBCO Common Stock and cash determined in accordance with subparagraph (d) of this Section 2.1; provided, however, that,

                  (i) in any event, if between the date of this Agreement and the Effective Time the outstanding shares of HUBCO Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares, the Exchange Ratio, the Median Pre-Closing Price and related items shall be correspondingly adjusted to reflect such stock dividend, stock split, reclassification; and

                  (ii) If the Median Pre-Closing Price of HUBCO Common Stock is $29.00 or less, the Exchange Ratio shall be increased, but not beyond 0.7000, to a number (rounded to four decimals) equal to the quotient, the numerator of which is $19.00 and the denominator of which is the Median Pre-Closing Price of HUBCO Common Stock. If the Median Pre-Closing Price of HUBCO Common Stock is $34.50 or more, the Exchange Ratio shall be decreased, but not beyond 0.6000, to a number (rounded to four decimals) equal to the quotient, the numerator of which is $22.3795 and the denominator of which is the Median Pre-Closing Price of HUBCO Common Stock; and

                  (iii) The "Median Pre-Closing Price" shall be determined by taking the price half-way between the Closing Prices left after discarding the 4 lowest and 4 highest Closing Prices in the 10 consecutive trading day period which ends on (and includes) the Determination Date. The "Closing Price" shall mean the closing price of HUBCO Common Stock as supplied by the NASDAQ Stock Market and published in The Wall Street Journal. A "trading day" shall mean a day for which a Closing Price is so supplied and published. (The NASDAQ Stock Market, or such other national securities exchange on which HUBCO Common Stock may be traded after the date hereof, is referred to herein as "NASDAQ").

                  After the Effective Time, all such shares of LFB Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.2(b)). The holders of such certificates previously evidencing such shares of LFB Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of LFB Common Stock except as otherwise provided herein or by law. Such certificates previously evidencing such shares of LFB Common Stock shall be exchanged for (i) certificates evidencing shares of HUBCO Common Stock issued in accordance with the allocation procedures of this Section 2.1 and/or (ii) cash payable in accordance with the allocation procedures of this Section 2.1, in each case upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional shares of HUBCO Common Stock may be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e).

                  (b) Ratio of HUBCO Common Stock to Cash. Subject to Section 2.1(k), the number of shares of LFB Common Stock to be converted into the right to receive cash in the Merger (the "Cash Election Number") shall be equal to 49% (the "Cash Percentage") of the number of shares of LFB Common Stock outstanding immediately prior to the Effective Time. Subject to Section 2.1(k), the number of shares of LFB Common Stock to be converted into the right to receive HUBCO Common Stock in the Merger (the "Stock Election Number") shall be equal to 51% (the "Stock Percentage") of the number of shares of LFB Common Stock outstanding immediately prior to the Effective Time.

                  (c) Elections by Holders of Stock or Cash. Subject to the allocation and election procedures set forth in this Section 2.1, each record holder immediately prior to the Effective Time of shares of LFB Common Stock will be entitled (i) to elect to receive cash for all of such shares (a "Cash Election"), (ii) to elect to receive HUBCO Common Stock for all of such shares (a "Stock Election"), or (iii) to indicate that such record holder has no preference as to the receipt of cash or HUBCO Common Stock for such shares (a "Non-Election"). All such elections shall be made on a form designed for that purpose (a "Form of Election") and in form and substance satisfactory to HUBCO and LFB. Holders of record of shares of LFB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that each such Form of Election covers all the shares of LFB Common Stock held by each Representative for a particular beneficial owner.

                  (d) Oversubscription for Cash Election. If the aggregate number of shares of LFB Common Stock covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, all shares of LFB Common Stock covered by Stock Elections (the "Stock Election Shares") and all shares of LFB Common Stock covered by Non-Elections (the "Non-Election Shares") shall be converted into the right to receive HUBCO Common Stock, and the Cash Election Shares shall be converted into the right to receive HUBCO Common Stock and cash in the following manner:

                  (i) the Exchange Agent (as hereinafter defined) will select from among the holders of Cash Election Shares, by random selection, a sufficient number of such holders ("Stock Designees") such that the number of shares of LFB Common Stock held by the Stock Designees will, when added to the number of Stock Election Shares and Non-Election Shares, be equal as closely as practicable to the Stock Election
         Number, and all such Shares of LFB Common Stock held by the Stock Designees shall be converted into the right to receive HUBCO Common Stock; and

                  (ii) the Cash Election Shares not held by Stock Designees shall be converted into the right to receive cash.

                  (e) Oversubscription for Stock Election. If the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive cash, and all Stock Election Shares shall be converted into the right to receive HUBCO Common Stock or the right to receive cash in the following manner:

                  (i) the Exchange Agent (as hereinafter defined) will select from among the holders of Stock Election Shares, by random selection, a sufficient number of such holders ("Cash Designees") such that the number of shares of LFB Common Stock held by the Cash Designees will, when added to the number of Cash Election Shares and Non-Election Shares, be equal as closely as practicable to the Cash Election Number, and all such Shares of LFB Common Stock held by the Cash Designees shall be converted into the right to receive cash; and

                  (ii) the Stock Election Shares not held by Cash Designees shall be converted into the right to receive HUBCO Common Stock.

                  (f) Selection of Non-Election Shares If No Oversubscription. In the event that neither paragraph (d) nor subparagraph (e) above is applicable, all Cash Election Shares shall be converted into the right to receive cash, all Stock Election Shares shall be converted into the right to receive HUBCO Common Stock, and the Non-Election Shares shall be converted into either the right to receive HUBCO Common Stock or the right to receive cash by random selection by the Exchange Agent so that the Stock Election Number and the Cash Election Number equal their respective percentages of the number of shares of LFB Common Stock outstanding as closely as possible.

                  The random selection process to be used by the Exchange Agent pursuant to paragraphs (e) and (f) of this Section 2.1 will consist of drawing by lot or such other process (other than pro rata selection) as the Exchange Agent deems equitable and necessary to effect the allocations described in such paragraphs. A selection will be disregarded if, as a consequence, the Stock Election Number or the Cash Election Number would be exceeded by more than 1,000 shares.

                  (g) Procedures for Holders' Elections. Elections shall be made by holders of LFB Common Stock by mailing to the Exchange Agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by the holder and accompanied by the certificates representing the shares of LFB Common Stock as to which the election is being made (or properly completed, signed and submitted to the Exchange Agent by an appropriate bank or trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD")). HUBCO will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The good faith decision of HUBCO (or the Exchange Agent) in such matters shall be conclusive and binding, provided that HUBCO (and the Exchange Agent) does not act unreasonably and shall promptly notify LFB of its decision in writing. Neither HUBCO nor the Exchange Agent will be under any obligation to, but HUBCO and the Exchange Agent may (if they choose to do so), notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.1 and all such computations shall be conclusive and binding on the holders of LFB Common Stock, provided that the Exchange Agent does not act unreasonably.

                  (h) Failure of Holder to Elect. For the purposes hereof, a holder of LFB Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (as hereinafter defined) shall be deemed to have made a Non-Election. If HUBCO or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall, unless cured by the Election Deadline (as hereafter defined), be deemed to be of no force and effect and the shareholder or Representative making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

                  (i) Mailing of Election Forms to Holders and Deadline. HUBCO and LFB shall each use its best efforts to mail the Form of Election to all persons who are holders of record of LFB Common Stock on the record date for the Stockholders Meeting (as defined in Section 5.7) and who become holders of LFB Common Stock during the period between the record date for the Stockholders Meeting and 10:00 a.m. New York time, on at least the date fifteen calendar days prior to the anticipated Effective Time and to make the Form of Election available to all persons who become holders of LFB Common Stock subsequent to such day and no later than the close of business on the Election Deadline. A Form of Election must be received by the Exchange Agent by the close of business on the third business day prior to the Closing (the "Election Deadline") in order to be effective. All elections will be irrevocable.

                  (j) Excluded Shares. Each share of LFB Common Stock held in the treasury of LFB or any of LFB's wholly-owned subsidiaries and each share of LFB Common Stock owned by HUBCO or any of HUBCO's wholly-owned subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted) immediately prior to the Effective Time ("Excluded Shares") shall be cancelled; provided, however, that the LFB Common Stock held by the LFB Employee Stock Ownership Plan and Trust (the "LFB ESOP") and the Little Falls Bank Management Stock Bonus Plan (the "LFB MSBP") and the 1998 Directors Stock Compensation Plan and the 1997 Directors Stock Compensation Plan shall not be covered by this paragraph.

                  (k) Increase in Stock Election Number Due to Tax Opinion. If the tax opinion referred to in Section 6.1(d) and to be delivered at the Closing (The "Tax Opinion") cannot be rendered (as reasonably determined by Pitney, Hardin, Kipp & Szuch and concurred in by Malizia, Spidi, Sloane & Fisch, P.C.) as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code (as hereafter defined in Section 3.8), then the Stock Percentage shall be automatically increased and the Cash Percentage shall be automatically decreased to the minimum extent necessary to enable the Tax Opinion to be rendered.

         2.2.  Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, HUBCO shall deposit, or shall cause to be deposited, with a bank or trust company designated by HUBCO, which may be Hudson United Bank, Trust Department (the "Exchange Agent"), for the benefit of the holders of shares of LFB Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing shares of HUBCO Common Stock and cash in such amount that the Exchange Agent possesses such number of shares of HUBCO Common Stock and such amount of cash as are required to provide all of the consideration required to be exchanged by HUBCO pursuant to the provisions of this Article II (such certificates for shares of HUBCO Common Stock, together with any dividends or distributions with respect thereto, and cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the HUBCO Common Stock and cash out of the Exchange Fund in accordance with Section 2.1. Except as contemplated by Section 2.2(f) hereof, the Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. As soon as reasonably practicable either before or after the Effective Time, HUBCO will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of LFB Common Stock (the "Certificates"), (i) a letter of transmittal (which is reasonably agreed to by HUBCO and LFB and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HUBCO may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of HUBCO Common Stock or cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of HUBCO Common Stock which such holder has the right to receive in respect of the shares of LFB Common Stock formerly evidenced by such Certificate in accordance with Section 2.1, (B) cash to which such holder is entitled to receive in respect of the shares of LFB Common Stock formerly evidenced by such Certificate in accordance with Section 2.1, (C) cash in lieu of fractional shares of HUBCO Common Stock to which such holder may be entitled pursuant to Section 2.2(e) and (D) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), (the shares of HUBCO Common Stock, dividends, distributions and cash described in clauses (A), (B), (C) and
(D) being collectively, the "Merger Consideration") and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of LFB Common Stock which is not registered in the transfer records of LFB, a certificate evidencing the proper number of shares of HUBCO Common Stock and/or cash may be issued and/or paid in accordance with this
Article II to a transferee if the Certificate evidencing such shares of LFB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the applicable type and amount of Merger Consideration.

                  (c) Distributions with Respect to Unexchanged Shares of HUBCO Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to HUBCO Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HUBCO Common Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing shares of HUBCO Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of HUBCO Common Stock to which such holder may have been entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of HUBCO Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of HUBCO Common Stock. No interest shall be paid on the Merger Consideration.

                  (d) No Further Rights in LFB Common Stock. All shares of HUBCO Common Stock issued and cash paid upon conversion of the shares of LFB Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of LFB Common Stock.

                  (e) No Fractional Shares. No certificates or scrip evidencing fractional shares of HUBCO Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of HUBCO. Cash shall be paid in lieu of fractional shares of HUBCO Common Stock, based upon the Median Pre-Closing Price of HUBCO Common Stock.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of LFB Common Stock for two years after the Effective Time shall be delivered to HUBCO, upon demand, and any holders of LFB Common Stock who have not theretofore complied with this Article II shall thereafter look only to HUBCO for the Merger Consideration to which they are entitled.

                  (g) No Liability. Neither HUBCO nor the Bank shall be liable to any holder of shares of LFB Common Stock for any such shares of HUBCO Common Stock or cash (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Withholding Rights. HUBCO shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of LFB Common Stock, the minimum amounts (if any) that HUBCO is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.8), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by HUBCO, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of LFB Common Stock in respect of which such deduction and withholding was made by HUBCO.

                  2.3. Stock Transfer Books. At the Effective Time, the stock transfer books of LFB shall be closed and there shall be no further registration of transfers of shares of LFB Common Stock thereafter on the records of LFB. On or after the Effective Time, any Certificates presented to the Exchange Agent or HUBCO for transfer shall be converted into the Merger Consideration.

                  2.4. LFB Stock Options. Other than the HUBCO Stock Option, all options which may be exercised for issuance of LFB Common Stock (each, a "Stock Option" and collectively the "Stock Options") are described in the LFB Disclosure Schedule and are issued and outstanding pursuant to the LFB 1996 Stock Option Plan (the "LFB Stock Option Plan") and the agreements pursuant to which such Stock Options were granted (each, an "Option Grant Agreement"). HUBCO acknowledges and agrees to honor the provisions of the LFB Stock Option Plan and the Option Grant Agreements, including those relating to vesting and conversion in connection with a change in control of LFB. Each Stock Option outstanding at the Effective Time (each, a "Continuing Stock Option") shall be converted into an option to purchase HUBCO Common Stock, wherein (i) the right to purchase shares of LFB Common Stock pursuant to the Continuing Stock Option shall be converted into the right to purchase that same number of shares of HUBCO Common Stock multiplied by the Exchange Ratio, (ii) the option exercise price per share of HUBCO Common Stock shall be the previous option exercise price per share of the LFB Common Stock divided by the Exchange Ratio, and (iii) in all other material respects the option shall be subject to the same terms and conditions as governed the Continuing Stock Option on which it was based, including the length of time within which the option may be exercised (which shall not be extended except that the holder of a Stock Option who continues in the service of HUBCO or a subsidiary of HUBCO shall not be deemed to have terminated service for purposes of determining the Continuing Stock Option exercise period) and for all Continuing Stock Options, such adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code (as defined in Section 3.8 hereof). Shares of HUBCO Common Stock issuable upon exercise of Continuing Stock Options shall be covered by an effective registration statement on Form S-8, and HUBCO shall use its reasonable best efforts to file a registration statement on Form S-8 covering such shares as soon as possible after the Effective Time.

                  2.5. HUBCO Common Stock. The shares of HUBCO Common Stock outstanding or held in treasury immediately prior to the Effective Time shall not be effected by the Merger but shall be the same number of shares of the Surviving Corporation.

               ARTICLE III - REPRESENTATIONS AND WARRANTIES OF LFB

                  References herein to "LFB Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by LFB to HUBCO. LFB hereby represents and warrants to HUBCO as follows:

                  3.1.  Corporate Organization.

                           (a) LFB is a corporation  duly  organized and validly
existing under the laws of the State of New Jersey. LFB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of LFB and the LFB Subsidiaries (as defined below), taken as a whole. LFB is registered as a savings and loan holding company under the Home Owners' Loan Act, as amended (the "HOLA").

                           (b)  Each  LFB  Subsidiary  and its  jurisdiction  of
incorporation is listed in the LFB Disclosure Schedule. For purposes of this Agreement, the term "LFB Subsidiary" means any corporation, partnership, joint venture or other legal entity in which LFB, directly or indirectly, owns at least a 50% stock or other equity interest or for which LFB, directly or indirectly, acts as a general partner, provided that to the extent that any representation or warranty set forth herein covers a period of time prior to the date of this Agreement, the term "LFB Subsidiary" shall include any entity which was a LFB Subsidiary at any time during such period. The Association is a federally chartered bank duly organized and validly existing in stock form under the laws of the United States. All eligible accounts of depositors issued by the Association are insured by the Savings Association Insurance Fund of the FDIC (the "SAIF") or the Bank Insurance Fund of the FDIC ("BIF") to the fullest extent permitted by law. Each LFB Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of LFB and the LFB Subsidiaries, taken as a whole.

                           (c) The LFB  Disclosure  Schedule sets forth true and
complete copies of the Certificate of Incorporation or Charter and Bylaws, as in effect on the date hereof, of LFB and each LFB Subsidiary. Except as set forth in Disclosure Schedule 3.1(b), the Association and LFB do not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity.

                  3.2. Capitalization. The authorized capital stock of LFB consists of 10,000,000 shares of LFB Common Stock and 5,000,000 shares of preferred stock, $0.10 par value per share ("LFB Preferred Stock"). As of the date hereof, there were 2,477,525 shares of LFB Common Stock issued and outstanding and 564,225 treasury shares and no shares of LFB Preferred Stock issued or outstanding. As of January 1, 1999, there were 247,161 shares of LFB Common Stock issuable upon exercise of outstanding stock options. The LFB Disclosure Schedule contains (i) a list of all Stock Options, their exercise prices and expiration dates, and (ii) true and complete copies of the LFB Stock Option Plan and a specimen of each form of Option Grant Agreement pursuant to which any outstanding Stock Option was granted, including a list of each outstanding Stock Option issued pursuant thereto. All Stock Options will be fully vested on the Closing Date, in each case in accordance with the terms of the LFB Stock Option Plan and Option Grant Agreements pursuant to which such Stock Options were granted. No Stock Option is exercisable more than 90 days after the termination of employment except in the case of death or disability when the Stock Option may be exercised for up to one year after the termination of employment. All issued and outstanding shares of LFB Common Stock, and all issued and outstanding shares of capital stock of each LFB Subsidiary, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties imposed by LFB or any LFB Subsidiary. Except for the Stock Options listed on the LFB Disclosure Schedule and the award of 8,845 Plan Share Awards under the 1998 Directors Stock Compensation Plan, and the 84,148 unvested shares under the 1998 Directors Stock Compensation Plan, 1997 Directors Stock Compensation Plan and the 1996 Management Stock Bonus Plan for which shares are held in trust and the HUBCO Stock Option, neither LFB nor the Association has granted nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of LFB or the Association or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  3.3.  Authority; No Violation.

                           (a) Subject to the approval of this Agreement and the
transactions contemplated hereby by all applicable regulatory authorities and by the shareholders of LFB, and except as set forth in the LFB Disclosure Schedule, LFB and the Association have the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the directors of LFB and the Association in accordance with their respective Certificate of Incorporation and Bylaws and applicable laws and regulations. Except for such approvals, no other corporate proceedings not otherwise contemplated hereby on the part of LFB or the Association are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by LFB and the Association, and constitutes a valid and binding obligation of each of LFB and the Association, enforceable against LFB and the Association in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federally chartered savings banks or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief.

                           (b)  Neither  the  execution  and  delivery  of  this
Agreement by LFB or the Association, nor the consummation by LFB or the Association of the transactions contemplated hereby in accordance with the terms hereof, or compliance by LFB or the Association with any of the terms or provisions hereof, will (i) violate any provision of LFB's or the Association's Certificate of Incorporation or Charter or Bylaws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to LFB, the Association or any of their respective properties or assets, or (iii) except as set forth in the LFB Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of LFB or the Association under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which LFB or the Association is a party, or by which they or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of LFB and the LFB Subsidiaries, taken as a whole, and which will not prevent or materially delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Board of Governors of the Federal Reserve System (the "FRB"), the FDIC, the OTS, the Department, the New Jersey Department of Environmental Protection (the "DEP") (if required), the New Jersey Secretary of State, the Securities and Exchange Commission (the "SEC"), and the shareholders of LFB, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of LFB or the Association in connection with (x) the execution and delivery by LFB of this Agreement and (y) the consummation by LFB of the Merger, and the consummation by LFB and the Association of the other transactions contemplated hereby, except (i) such as are listed in the LFB Disclosure Schedule and (ii) such as individually or in the aggregate will not (if not obtained) have a material adverse effect on the business, operations, assets or financial condition of LFB and the LFB Subsidiaries taken as a whole or prevent or materially delay the consummation of the transactions contemplated hereby. To the best of LFB's knowledge, no fact or condition exists which LFB has reason to believe will prevent it and the Association from obtaining the aforementioned consents and approvals.

                  3.4.  Financial Statements.

                           (a) The LFB Disclosure  Schedule sets forth copies of
the consolidated statements of financial condition of LFB as of December 31, 1996 and 1997, and the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31, in each of the three fiscal years 1995 through 1997, in each case accompanied by the audit report of Radics & Co., LLC, independent public accountants with respect to LFB ("R&C"), and the unaudited consolidated statement of condition of LFB as of September 30, 1998 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1998 and 1997, as reported in LFB's Quarterly Report on Form 10-Q, filed with the SEC under the Securities Exchange Act of 1934, as amended ("1934 Act") (collectively, the "LFB Financial Statements"). The LFB Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial condition of LFB as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows fairly present the results of the consolidated operations, changes in shareholders' equity and cash flows of LFB for the respective periods set forth therein.

                           (b) The  books  and  records  of LFB and  each of its
Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements.

                           (c) Except as and to the extent reflected,  disclosed
or reserved against in the LFB Financial Statements (including the notes thereto), as of September 30, 1998, neither LFB nor any LFB Subsidiary had any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of LFB and the LFB
Subsidiaries, taken as a whole which were required by GAAP (consistently applied) to be disclosed in LFB's consolidated statement of condition as of September 30, 1998 or the notes thereto, except to the extent of the 1998
Directors Stock Compensation Plan and any payments to be made upon benefits acceleration upon a change in control under various benefit plans. Since September 30, 1998, neither LFB nor any LFB Subsidiary has incurred any liabilities except in the ordinary course of business and consistent with prudent business practice, except as related to the transactions contemplated by this Agreement or except as set forth in the LFB Disclosure Schedule.

                  3.5. Broker's and Other Fees. Except for FinPro, Inc. ("FinPro"), neither LFB nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. The agreement with FinPro is set forth in the LFB Disclosure Schedule. Other than pursuant to the agreement with FinPro, there are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by LFB or any its Subsidiaries.

                  3.6.  Absence of Certain Changes or Events.

                           (a)  Except  as  disclosed  in  the  LFB   Disclosure
Schedule, there has not been any LFB Material Adverse Change (as hereinafter defined) since September 30, 1998 and to the best of LFB's knowledge, no fact or condition exists which LFB believes will cause such an LFB Material Adverse Change in the future. "LFB Material Adverse Change" means any change which is material and adverse to the consolidated financial condition, results of operations, business or assets of LFB and the LFB Subsidiaries taken as a whole, other than (i) a change in the value of the respective investment and loan portfolios of LFB and the LFB Subsidiaries as the result of a change in interest rates generally, (ii) a change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects savings institutions generally, (iii) reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iv) payments to executive officers or other employees of LFB or the Association pursuant to agreements or arrangements with such persons, which agreements or arrangements are included in the LFB Disclosure Schedule, or (v) actions or omissions of LFB or any LFB Subsidiary either specifically permitted by this Agreement or taken with the prior written consent of HUBCO in contemplation of the transactions contemplated hereby (including without limitation any actions taken by LFB or the Association pursuant to Section 5.15 of this Agreement).

                           (b) Neither LFB nor any LFB  Subsidiary  has taken or
permitted any of the actions set forth in Section 5.2 hereof between September 30, 1998 and the date hereof and, except for execution of this Agreement, and the other documents contemplated hereby, LFB and each LFB Subsidiary has conducted their respective businesses only in the ordinary course, consistent with past practice.

                  3.7. Legal Proceedings. Except as disclosed in the LFB Disclosure Schedule, and except for ordinary routine litigation incidental to the business of LFB and the LFB Subsidiaries, neither LFB nor any LFB Subsidiary is a party to any, and there are no pending or, to the best of LFB's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against LFB or any LFB Subsidiary which, if decided adversely to LFB or any LFB Subsidiary, are reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of LFB and the LFB Subsidiaries taken as a whole. Except as disclosed in the LFB Disclosure Schedule, neither LFB nor any LFB Subsidiary is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to LFB or such LFB Subsidiary.

                  3.8.  Taxes and Tax Returns.

                           (a) LFB and each LFB  Subsidiary  has duly filed (and
until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by it on or before the Effective Time in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to HUBCO in writing) or against which reserves have been established. LFB and each LFB Subsidiary has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of LFB or such LFB Subsidiary through such date. None of the federal or state income tax returns of LFB or any LFB Subsidiary have been examined by the Internal Revenue Service (the "IRS") or the New Jersey Division of Taxation within the past six years. To the best knowledge of LFB, except as disclosed in the LFB Disclosure Schedule, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon LFB or any LFB Subsidiary, nor has LFB or any LFB Subsidiary given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                           (b)  Except  as  disclosed  in  the  LFB   Disclosure
Schedule, neither LFB nor any LFB Subsidiary (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes,
(iii) is required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by LFB or such LFB Subsidiary (nor does LFB have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                           (c)  Neither LFB nor any LFB  Subsidiary  has any tax
loss carryforwards.

                  3.9.  Employee Benefit Plans.

                           (a)  Except  as  set  forth  on  the  LFB  Disclosure
Schedule, neither LFB nor any LFB Subsidiary maintains or contributes to any "employee pension benefit plan" (the "LFB Pension Plans") within the meaning of such term in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" (the "LFB Welfare Plans") within the meaning of such term in Section 3(1) of ERISA, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement, director retirement program or other similar plan, program or arrangement. Neither LFB nor any LFB Subsidiary has, since September 2, 1974, contributed to any "Multiemployer Plan," within the meaning of Section 3(37) of ERISA.

                           (b)  LFB  has  previously  delivered  to  HUBCO,  and
included in the LFB Disclosure Schedule, a complete and accurate copy of each of the following including any amendments thereto with respect to each of the LFB Pension Plans and LFB Welfare Plans, if any: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report and financial statement, if any; and (v) most recent annual report on Form 5500. The Little Falls Bancorp, Inc. Employee Stock Ownership Plan (the "LFB ESOP") owns approximately 9.8% of the outstanding LFB Common Stock; the LFB ESOP owes approximately $2.2 million to LFB which is expected to be fully discharged by payment to HUBCO from the cash merger consideration payable to the LFB ESOP upon consummation of the Merger.

                           (c)  Except  as  disclosed  in  the  LFB   Disclosure
Schedule, the present value of all accrued benefits, both vested and non-vested, under each of the LFB Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial valuation prepared by such LFB Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of LFB's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                           (d) During the last six years,  the  Pension  Benefit
Guaranty Corporation ("PBGC") has not asserted any claim for liability against LFB or any LFB Subsidiary which has not been paid in full.

                           (e) All premiums (and interest  charges and penalties
for late payment, if applicable) due to the PBGC with respect to each LFB Pension Plan have been paid. All contributions required to be made to each LFB Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of LFB which have not been paid have been properly recorded on the books of LFB .

                           (f)  Except  as  disclosed  in  the  LFB   Disclosure
Schedule, each of the LFB Pension Plans, LFB Welfare Plans and each other employee benefit plan and arrangement identified on the LFB Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, except as disclosed in the LFB Disclosure Schedule, if LFB maintains any LFB Pension Plan, LFB has received or applied for a favorable determination letter from the IRS which takes into account the Tax Reform Act of 1986 and (to the extent it mandates currently applicable requirements) subsequent legislation, and LFB is not aware of any fact or circumstance which would disqualify any plan.

                           (g) To the  best  knowledge  of  LFB,  no  non-exempt
prohibited  transaction,  within  the  meaning  of  Section  4975 of the Code or
Section 406 of ERISA, has occurred with respect to any LFB Welfare Plan or LFB Pension Plan that would result in any material tax or penalty for LFB or any LFB Subsidiary.

                           (h)  No  LFB  Pension  Plan  or  any  trust   created
thereunder has been terminated, nor have there been any "reportable events" (notice of which has not been waived by the PBGC), within the meaning of Section 4043(b) of ERISA, with respect to any LFB Pension Plan.

                           (i)  Except  as  disclosed  in  the  LFB   Disclosure
Schedule, no "accumulated funding deficiency," within the meaning of Section 412 of the Code, has been incurred with respect to any LFB Pension Plan.

                           (j) There are no  material  pending,  or, to the best
knowledge of LFB, material threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any of the LFB Pension Plans or the LFB Welfare Plans, any trusts created thereunder or any other plan or arrangement other than as identified in the LFB Disclosure Schedule.

                           (k)  Except  as  disclosed  in  the  LFB   Disclosure
Schedule, no LFB Pension Plan or LFB Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law or pursuant to conversion or continuation rights set out in such Plan or an insurance policy providing benefits thereunder, or (ii) death benefits under any LFB Pension Plan.

                           (l) Except with respect to customary health, life and
disability benefits or as disclosed in the LFB Disclosure Schedule, there are no unfunded benefit obligations which are not accounted for by reserves shown on the LFB Financial Statements and established in accordance with GAAP.

                           (m) With  respect  to each LFB  Pension  Plan and LFB
Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of LFB or any LFB Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                           (n) Except (i) for  payments  and other  benefits due
pursuant to the employment agreements included within the LFB Disclosure Schedule, and (ii) as set forth in the LFB Disclosure Schedule, or as expressly agreed to by HUBCO in writing either pursuant to this Agreement or otherwise, or as required by law, the consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee of LFB or any LFB Subsidiary to severance pay, unemployment compensation or any similar payment, or (y) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any current or former employee under any LFB Pension Plan or LFB Welfare Plan.

                           (o)  Except  for the LFB  Pension  Plans  and the LFB
Welfare Plans, and except as set forth on the LFB Disclosure Schedule, LFB has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of LFB or any LFB Subsidiary or any predecessor of any thereof. The LFB Disclosure Schedule sets forth: (i) true and complete copies of the agreements, understandings or obligations with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

                           (p)  Except  as  set  forth  in  the  LFB  Disclosure
Schedule, LFB does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The LFB Disclosure Schedule lists each such insurance policy and includes a copy of each agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. To the best of LFB `s knowledge, neither LFB nor any LFB Pension Plan or LFB Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

                           (q)  Except  as  set  forth  in  the  LFB  Disclosure
Schedule, LFB does not maintain any retirement plan or retiree medical plan or arrangement for directors. The LFB Disclosure Schedule sets forth the complete documentation and actuarial evaluation of any such plan.

                           (r) On or before the date hereof,  LFB has caused the
Little Falls Savings Bank Directors Consultation and Retirement Plan (the "Director Retirement Plan") to be terminated at the Effective Time and has obtained in writing the consent of every participant to such termination and such consents are part of the LFB Disclosure Schedule. LFB has also caused the [Post-Retirement Health Plan] to be terminated at the Effective Time and each participant therein has consented to such termination and the consent is contained in the Disclosure Schedule.

                  3.10.  Reports.

                           (a) The LFB Disclosure Schedule lists, and as to item
(i) below LFB has previously delivered to HUBCO a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement filed by LFB since January 1, 1996 pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the 1934 Act and (ii) communication (other than general advertising materials, dividend checks, and press releases) mailed by LFB to its shareholders as a class since January 1, 1996, and each such communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

                           (b)  Since  January  1,  1996,  (i) LFB has filed all
reports that it was required to file with the SEC under the 1934 Act, and (ii) LFB and the Association each has duly filed all material forms, reports and documents which it was required to file with each agency charged with regulating any aspect of its business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, LFB promptly will deliver or make available to HUBCO accurate and complete copies of such reports. As of their respective dates, each such form, report, or document, and each such final registration statement, prospectus, annual, quarterly or current report, definitive proxy statement or communication, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date. The LFB Disclosure Schedule lists the dates of all examinations of LFB or the Association conducted by either the FDIC or the OTS since January 1, 1996 and the dates of any responses thereto submitted by LFB or the Association.

                  3.11. LFB and Association Information. The information relating to LFB and the Association, this Agreement, and the transactions contemplated hereby (except for information relating solely to HUBCO) to be contained in the Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof) to be delivered to shareholders of LFB in connection with the solicitation of their approval of the Merger, as of the date the Proxy Statement-Prospectus is mailed to shareholders of LFB, and up to and including the date of the meeting of shareholders to which such Proxy Statement-Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.12. Compliance with Applicable Law. Except as set forth in the LFB Disclosure Schedule, LFB and each LFB Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to LFB or such LFB Subsidiary (including, without limitation, consumer, community and fair lending laws) (other than where the failure to have a license, franchise, permit or authorization or where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of LFB and the LFB Subsidiaries taken as a whole) and LFB has not received notice of violation of, and does not know of any violations of, any of the above.

                  3.13.  Certain Contracts.

                           (a) Except for plans  referenced  in Section  3.9 and
disclosed in the LFB Disclosure Schedule, (i) neither LFB nor any LFB Subsidiary is a party to or bound by any written contract or any understanding with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from LFB or any LFB Subsidiary to any officer, employee, director or consultant thereof. The LFB Disclosure Schedule sets forth true and correct copies of all severance or employment agreements with officers, directors, employees, agents or consultants to which LFB or any LFB Subsidiary is a party.

                           (b)  Except  as  disclosed  in  the  LFB   Disclosure
Schedule and except for loan commitments, loan agreements and loan instruments entered into or issued by the Association in the ordinary course of business,
(i) as of the date of this Agreement, neither LFB nor any LFB Subsidiary is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of LFB and the LFB Subsidiaries taken as a whole, (ii) no commitment, agreement or other instrument to which LFB or any LFB Subsidiary is a party or by which either of them is bound limits the freedom of LFB or any LFB Subsidiary to compete in any line of business or with any person, and (iii) neither LFB nor any LFB Subsidiary is a party to any collective bargaining agreement.

                           (c)  Except  as  disclosed  in  the  LFB   Disclosure
Schedule, neither LFB nor any LFB Subsidiary or, to the best knowledge of LFB, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Association is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of LFB and the LFB Subsidiaries, taken as a whole.

                  3.14.  Properties and Insurance.

                           (a)  Except  as  set  forth  in  the  LFB  Disclosure
Schedule, LFB or a LFB Subsidiary has good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in LFB's consolidated balance sheet as of September 30, 1998, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 1998), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of LFB and the LFB Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to HUBCO prior to the date hereof. Except as affected by the transactions contemplated hereby, LFB or one or more of its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by LFB and such Subsidiaries in all material respects as presently occupied, used, possessed and controlled by LFB and its Subsidiaries.

                           (b)  Except  as  set  forth  in  the  LFB  Disclosure
Schedule, the business operations and all insurable properties and assets of LFB and each LFB Subsidiary are insured for their benefit against all risks which, in the reasonable judgment of the management of LFB, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of LFB adequate for the business engaged in by LFB and the LFB Subsidiaries. As of the date hereof, neither LFB nor any LFB Subsidiary has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The LFB Disclosure Schedule sets forth in summary form a list of all insurance policies of LFB and the LFB Subsidiaries.

                  3.15. Minute Books. The minute books of LFB and the LFB Subsidiaries contain records of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) that are complete and accurate in all material respects.

                  3.16. Environmental Matters. Except as set forth in the LFB Disclosure Schedule:

                           (a) Neither LFB nor any LFB  Subsidiary  has received
any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that LFB or such LFB Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of LFB and the LFB Subsidiaries taken as a whole. LFB has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by LFB or any LFB Subsidiary, as REO or otherwise, or owned or controlled by LFB or any LFB Subsidiary as a trustee or fiduciary (collectively, "Properties"), in any manner that violates any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of LFB and the LFB Subsidiaries, taken as a whole. Except as described in the LFB Disclosure Schedule, none of the Properties is located outside the State of New Jersey.

                           (b) LFB has no knowledge  that any of the  Properties
has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of LFB and the LFB Subsidiaries taken as a whole.

                           (c) To the best of  LFB's  knowledge,  LFB,  each LFB
Subsidiary and any and all of their tenants or subtenants have all necessary permits and have filed all necessary registrations material to permit the operation of the Properties in the manner in which the operations are currently conducted under all applicable federal, state or local environmental laws, excepting only those permits and registrations the absence of which would not have a material adverse effect upon the operations that require the permit or registration.

                           (d)  Except  as  disclosed  in  the  LFB   Disclosure
Schedule, to the knowledge of LFB, there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by LFB or any LFB Subsidiary.

                  3.17. Reserves. As of September 30, 1998, the allowance for loan losses in the LFB Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute the loan loss reserve complies in all material respects with GAAP (consistently applied) and all applicable policies of the OTS. As of September 30, 1998, the reserve for REO properties (or if no reserve, the carrying value of REO properties) in the LFB Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute the reserve for REO properties (or if no reserve, the carrying value of REO properties) complies in all material respects with GAAP (consistently applied) and all applicable policies of the OTS.

                  3.18. No Parachute Payments. No officer, director, employee or agent (or former officer, director, employee or agent) of LFB or any LFB Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger, to any payment or benefit from LFB, a LFB Subsidiary, HUBCO or any HUBCO Subsidiary which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

                  3.19. Agreements with Bank Regulators. Except as disclosed in the LFB Disclosure Schedule, neither LFB nor any LFB Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to HUBCO by LFB prior to the date of this Agreement, nor has LFB been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to HUBCO by LFB prior to the date of this Agreement. Neither LFB nor any LFB Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to HUBCO by LFB prior to the date of this Agreement.

                  3.20. Year 2000 Compliance. LFB and the LFB Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by LFB and the LFB Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and, except as set forth in the LFB Disclosure Schedule, LFB does not expect the future cost of addressing such issues to be material.

                  3.21. Reorganization. As of the date hereof, after reviewing the terms of this Agreement with LFB's attorneys, LFB does not have any reason to believe that the Merger will fail to qualify as a reorganization under
Section 368(a) of the Code.

                  3.22.  Disclosure.  No representation or warranty contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HUBCO

                  References herein to the "HUBCO Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of
Article IV of this Agreement, which have been delivered on the date hereof by HUBCO to LFB. HUBCO hereby represents and warrants to LFB as follows:

                  4.1.  Corporate Organization.

                           (a) HUBCO is a corporation duly organized and validly
existing and in good standing under the laws of the State of New Jersey. HUBCO has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and the HUBCO Subsidiaries (defined below), taken as a whole. HUBCO is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

                           (b) Each  HUBCO  Subsidiary  is  listed  in the HUBCO
Disclosure Schedule. For purposes of this Agreement, the term "HUBCO Subsidiary" means any corporation, partnership, joint venture or other legal entity in which HUBCO directly or indirectly, owns at least a 50% stock or other equity interest or for which HUBCO, directly or indirectly, acts as a general partner provided that to the extent that any representation or warranty set forth herein covers a period of time prior to the date of this Agreement, the term "HUBCO Subsidiary" shall include any entity which was an HUBCO Subsidiary at any time during such period. Each HUBCO Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its incorporation. The Bank is a state-chartered commercial banking corporation duly organized and validly existing under the laws of the State of New Jersey. Lafayette American Bank ("Lafayette") is duly organized and validly existing under the laws of the State of Connecticut. All eligible accounts of depositors issued by the Bank and Lafayette are insured by BIF to the fullest extent permitted by law. Each HUBCO Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and the HUBCO Subsidiaries, taken as a whole. The HUBCO Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and Bylaws of HUBCO as in effect on the date hereof.

                  4.2. Capitalization. The authorized capital stock of HUBCO consists of 53,045,000 common shares, no par value ("HUBCO Common Stock"), and 10,300,000 shares of preferred stock ("HUBCO Authorized Preferred Stock"). As of December 31, 1998, there were 40,411,521 shares of HUBCO Common Stock issued and outstanding, and 221,683 shares of treasury stock, and 500 shares of HUBCO Authorized Preferred Stock outstanding all of which were designated Series B, no par value, Convertible Preferred Stock. Except as described in the HUBCO Disclosure Schedule, there are no shares of HUBCO Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of HUBCO Common Stock and HUBCO Authorized Preferred Stock, and all issued and outstanding shares of capital stock of HUBCO's Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of the HUBCO Subsidiaries are owned by HUBCO free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except as described in the HUBCO Disclosure Schedule, neither HUBCO nor any HUBCO Subsidiary has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of HUBCO or any HUBCO Subsidiary or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  4.3.  Authority; No Violation.

                           (a)   Subject  to  the   receipt  of  all   necessary
governmental approvals, HUBCO has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of HUBCO in accordance with its Certificate of Incorporation and applicable laws and regulations. Except for such approvals, no other corporate proceedings on the part of HUBCO are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by HUBCO and constitutes a valid and binding obligation of HUBCO, enforceable against HUBCO in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of bank holding  companies,  (ii) general  equitable  principles,  and
(iii) laws relating to the safety and soundness of insured depository institutions and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief.

                           (b)  Neither  the   execution  or  delivery  of  this
Agreement by HUBCO, nor the consummation by HUBCO of the transactions contemplated hereby in accordance with the terms hereof, or compliance by HUBCO with any of the terms or provisions hereof will (i) violate any provision of the Certificate of Incorporation or Bylaws of HUBCO, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HUBCO, any HUBCO Subsidiary, or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of HUBCO or any HUBCO Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HUBCO is a party, or by which it or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operation, assets or financial condition of HUBCO and the HUBCO Subsidiaries, taken as a whole, and which will not prevent or materially delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FDIC, the FRB, the OTS, the SEC, the Department, or the Secretary of State of New Jersey, and the possible need under the NASDAQ rules to obtain HUBCO shareholder approval, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of HUBCO in connection with
(x) the execution and delivery by HUBCO of this Agreement, and (y) the consummation by HUBCO of the Merger and the other transactions contemplated hereby, except such as are listed in the HUBCO Disclosure Schedule or in the aggregate will not (if not obtained) have a material adverse effect on the business, operation, assets or financial condition of HUBCO and the HUBCO Subsidiaries, taken as a whole. To the best of HUBCO's knowledge, no fact or condition exists which HUBCO has reason to believe will prevent it from obtaining the aforementioned consents and approvals.

                  4.4.  Financial Statements.

                           (a) The HUBCO  Disclosure  Schedule sets forth copies
of the consolidated statements of financial condition of HUBCO as of December 31, 1996 and 1997, and the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31, in each of the three fiscal years 1995 through 1997, in each case accompanied by the audit report of Arthur Andersen LLP ("Arthur Andersen"), independent public accountants with respect to HUBCO and the unaudited consolidated statement of condition of HUBCO as of September 30, 1998 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1998 and 1997, as reported in HUBCO's Quarterly Report on Form 10-Q, filed with the SEC under the 1934 Act (collectively, the "HUBCO Financial Statements"). The HUBCO Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial position of HUBCO as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the consolidated results of operations, changes in stockholders' equity and cash flows of HUBCO for the respective fiscal periods set forth therein.

                           (b) The  books  and  records  of HUBCO  and the HUBCO
Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                           (c) Except as and to the extent reflected,  disclosed
or reserved against in the HUBCO Financial Statements (including the notes thereto), as of September 30, 1998 neither HUBCO nor any of the HUBCO
Subsidiaries had any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of HUBCO or any of the HUBCO Subsidiaries which were required by GAAP (consistently applied) to be disclosed in HUBCO's consolidated statement of condition as of September 30, 1998 or the notes thereto. Except for the transactions contemplated by this Agreement, and the other proposed acquisitions by HUBCO reflected in any press release issued or Form 8-K filed by HUBCO with the SEC since September 30, 1998, neither HUBCO nor any HUBCO Subsidiary has incurred any liabilities since September 30, 1998 except in the ordinary course of business and consistent with past practice (including for other pending or contemplated acquisitions).

                  4.5. Broker's and Other Fees. Neither HUBCO nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                  4.6. Absence of Certain Changes or Events. There has not been any HUBCO Material Adverse Change since September 30, 1998 and to the best of HUBCO's knowledge, no facts or condition exists which HUBCO believes will cause a HUBCO Material Adverse Change in the future. "HUBCO Material Adverse Change" means any change which is material and adverse to the consolidated financial condition, results of operations, business or assets of HUBCO and the HUBCO Subsidiaries taken as a whole, other than (i) a change in the value of the respective investment and loan portfolios of HUBCO and the HUBCO Subsidiaries as the result of a change in interest rates generally, (ii) a change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, (iii) reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iv) changes resulting from acquisitions by HUBCO or any HUBCO Subsidiary pending on the date hereof and known to LFB, other than changes resulting from facts not disclosed to, or otherwise known by, LFB on or prior to the date hereof, or (v) the entry, after the date hereof, by HUBCO or any HUBCO Subsidiary into an agreement to acquire another entity.

                  4.7  Legal  Proceedings.  Except  as  disclosed  in the  HUBCO
Disclosure Schedule, and except for ordinary routine litigation incidental to the business of HUBCO or its Subsidiaries, neither HUBCO nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of HUBCO's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against HUBCO or any of its Subsidiaries which, if decided adversely to HUBCO or its Subsidiaries, are reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of HUBCO or its Subsidiaries, taken as a whole. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor any of its Subsidiaries is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to HUBCO or its Subsidiaries.

                  4.8 Reports. Since January 1, 1996, HUBCO has filed all reports that it was required to file with the SEC under the 1934 Act, all of which complied in all material respects with all applicable requirements of the 1934 Act and the rules and regulations adopted thereunder. As of their respective dates, each such report and each registration statement, proxy statement, form or other document filed by HUBCO with the SEC, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1996, HUBCO and each HUBCO Subsidiary has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business.

                  4.9 HUBCO Information. The information relating to HUBCO and its Subsidiaries (including, without limitation, information regarding other transactions which HUBCO is required to disclose), this Agreement and the transactions contemplated hereby in the Registration Statement and Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement-Prospectus, and up to and including the date of the meeting of stockholders of LFB to which such Proxy Statement-Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement shall comply as to form in all material respects with the provisions of the 1933 Act, the 1934 Act and the rules and regulations promulgated thereunder.

                  4.10 Compliance With Applicable Law. Except as set forth in the HUBCO Disclosure Schedule, each of HUBCO and HUBCO's Subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to HUBCO or HUBCO's Subsidiaries (including without limitation consumer, community and fair lending laws) (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of HUBCO and HUBCO's Subsidiaries taken as a whole) and HUBCO has not received notice of violation of, and does not know of any violations of, any of the above.

                  4.11 Funding and Capital Adequacy. At the Effective Time, after giving pro forma effect to the Merger and any other acquisition which HUBCO or its Subsidiaries have agreed to consummate, HUBCO will be deemed "well capitalized" under prompt corrective action regulatory capital requirements.

                  4.12 HUBCO Common Stock. As of the date hereof, HUBCO has available and reserved shares of HUBCO Common Stock sufficient for issuance pursuant to the Merger and upon the exercise of Stock Options subsequent thereto. The HUBCO Common Stock to be issued hereunder pursuant to the Merger, and upon exercise of the Stock Options, when so issued, will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through HUBCO, with no personal liability attaching to the ownership thereof. The HUBCO Common Stock to be issued hereunder pursuant to the Merger, and upon exercise of the Stock Options, when so issued, will be registered under the 1933 Act and issued in accordance with all applicable state and federal laws, rules and regulations, and will be approved or listed for trading on NASDAQ.

                  4.13 Agreements with Bank Regulators. Neither HUBCO nor any HUBCO Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Government Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to LFB by HUBCO prior to the date of this Agreement, nor has HUBCO been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to LFB by HUBCO prior to the date of this Agreement. Neither HUBCO nor any HUBCO Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to LFB by HUBCO prior to the date of this Agreement.

                  4.14     Taxes and Tax Returns.

                           (a) HUBCO and  HUBCO's  subsidiaries  have duly filed
(and until the Effective Time will so file) all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and have duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to LFB in writing). HUBCO and HUBCO's subsidiaries have established on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of HUBCO through such date. The HUBCO Disclosure Schedule identifies the federal income tax returns of HUBCO and its Subsidiaries which have been examined by the IRS within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. The HUBCO Disclosure
Schedule identifies the applicable state income tax returns of HUBCO and its Subsidiaries which have been examined by the applicable authorities within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the best knowledge of HUBCO, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon HUBCO or its Subsidiaries, nor has HUBCO or its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                           (b)  Except  as set  forth  in the  HUBCO  Disclosure
Schedule, neither HUBCO nor any Subsidiary of HUBCO (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by HUBCO or any of its Subsidiaries (nor does HUBCO have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  4.15     Employee Benefit Plans.

                           (a) HUBCO and its Subsidiaries maintain or contribute
to certain "employee pension benefit plans" (the "HUBCO Pension Plans"), as such term is defined in Section 3(2)(A) of ERISA, and "employee welfare benefit plans" (the "HUBCO Welfare Plans"), as such term is defined in Section 3(1) of ERISA. Since September 2, 1974, neither HUBCO nor its subsidiaries have contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

                           (b)  HUBCO is not  aware of any fact or  circumstance
which would disqualify any HUBCO Pension Plan or HUBCO Welfare Plan that could not be retroactively corrected (in accordance with the procedures of the IRS).

                           (c) The present value of all accrued  benefits  under
each of the HUBCO Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such HUBCO Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits.

                           (d)  During  the  last  six  years,  the PBGC has not
asserted any claim for liability against HUBCO or any of its subsidiaries which has not been paid in full.

                           (e) All premiums (and interest  charges and penalties
for late payment, if applicable) due to the PBGC with respect to each HUBCO Pension Plan have been paid. All contributions required to be made to each HUBCO Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of HUBCO which have not been paid have been properly recorded on the books of HUBCO.

                           (f) No "accumulated funding  deficiency",  within the
meaning of Section 412 of the Code, has been incurred with respect to any of the HUBCO Pension Plans.

                           (g) There are no pending or, to the best knowledge of
HUBCO, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the HUBCO Pension Plans or the HUBCO Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the HUBCO Disclosure Schedule.

                           (h) Except with respect to customary health, life and
disability benefits or as disclosed in the HUBCO Disclosure Schedule, HUBCO has no unfunded benefit obligations which are not accounted for by reserves shown on the financial statements and established under GAAP or otherwise noted on such financial statements.

                  4.16 Contracts. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor any of its Subsidiaries, or to the best knowledge of HUBCO, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which a banking subsidiary of HUBCO is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and its subsidiaries, taken as a whole.

                  4.17     Properties and Insurance.

                           (a) HUBCO and its  Subsidiaries  have good and, as to
owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in HUBCO's consolidated balance sheet as of December 31, 1997, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1997), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of HUBCO and its subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports. Except as disclosed in the HUBCO Disclosure Schedule, HUBCO and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by HUBCO or its Subsidiaries in all material respects as presently occupied, used, possessed and controlled by HUBCO and its Subsidiaries.

                           (b)  The  business   operations   and  all  insurable
properties and assets of HUBCO and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of HUBCO, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of HUBCO adequate for the business engaged in by HUBCO and its Subsidiaries. As of the date hereof, neither HUBCO nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  4.18. Environmental Matters. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that HUBCO or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters which correction or cleanup would be material to the business, operations, assets or financial condition of HUBCO and its Subsidiaries taken as a whole. Except as disclosed in the HUBCO Disclosure Schedule, HUBCO has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property currently owned or leased by HUBCO or any of its subsidiaries in any manner that violates or, after the lapse of time is reasonably likely to violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of HUBCO and its Subsidiaries, taken as a whole.

                  4.19 Reserves. As of September 30, 1998, the allowance for possible loan losses in the HUBCO Financial Statements was adequate based upon all factors required to be considered by HUBCO at that time in determining the amount of such allowance. The methodology used to compute the allowance for possible loan losses complies in all material respects with all applicable FDIC and New Jersey Department of Banking policies. As of September 30, 1998, the valuation allowance for OREO properties in the HUBCO Financial Statements was adequate based upon all factors required to be considered by HUBCO at that time in determining the amount of such allowance.

                  4.20. Year 2000 Compliance. HUBCO and the HUBCO Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by HUBCO and the HUBCO Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and HUBCO does not expect the future cost of addressing such issues to be material.

                  4.21 Reorganization. As of the date hereof, after reviewing the terms of this Agreement, with HUBCO's attorneys, HUBCO does not have any reason to believe that the Merger will fail to as a reorganization under Section 368(a) of the Code.

                  4.22 Disclosure.  No representation  or warranty  contained in
Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                      ARTICLE V - COVENANTS OF THE PARTIES

                  5.1.  Conduct of the  Business of LFB.  During the period from the date of this Agreement to the Effective Time, LFB and the Association shall, and shall cause each LFB Subsidiary to, conduct their respective businesses only in the ordinary course and consistent with past practice, except for transactions permitted hereunder or with the prior written consent of HUBCO, which consent will not be unreasonably withheld, provided, however, that the Association may in its sole discretion cause the 1998 Directors Stock
Compensation Plan to purchase up to 8,845 shares of LFB Common Stock for delivery to Plan participants, pursuant to the terms of the Plan. Each of LFB and the Association also shall use its reasonable best efforts to (i) preserve its business organization and that of the LFB Subsidiaries intact, (ii) keep available to itself and the LFB Subsidiaries the present services of their respective employees, and (iii) preserve for itself and HUBCO the goodwill of its customers and those of the LFB Subsidiaries and others with whom business relationships exist.

                  5.2. Negative Covenants. From the date hereof to the Effective Time, except as otherwise approved by HUBCO in writing, or as set forth in the LFB Disclosure Schedule, or as permitted or required by this Agreement, neither LFB nor the Association will:

                           (a)  change  any  provision  of  its  Certificate  of
Incorporation or any similar governing documents;

                           (b) change any  provision  of its Bylaws  without the
consent of HUBCO which consent shall not be unreasonably withheld;

                           (c) change the number of shares of its  authorized or
issued capital stock (other than upon exercise of stock options or warrants described on the LFB Disclosure Schedule in accordance with the terms thereof) or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; provided, however, that from the date hereof to the Effective Time, LFB may declare, set aside or pay its regular dividends on the LFB Common Stock in a quarterly amount equal to $0.06 per share, with the dividend payment dates to be coordinated with HUBCO, it being the intention of the parties that the shareholders of LFB receive dividends for any particular calendar quarter on either the LFB Common Stock or the HUBCO Common Stock acquired in exchange therefor pursuant to the terms of this Agreement but not both; provided, further, that nothing contained herein shall be deemed to affect the ability of the Association to pay dividends on its capital stock to LFB;

                           (d) grant any  severance  or  termination  pay (other
than pursuant to policies or contracts of LFB in effect on the date hereof and disclosed to HUBCO in the LFB Disclosure Schedule) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees except in each case (i) as required by law or (ii) as specified in
Section 5.2 of the LFB Disclosure Schedule;

                           (e) sell or  dispose  of any  substantial  amount  of
assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon the business of LFB or the Association;

                           (f)  make  any  capital  expenditures  in  excess  of
$50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to HUBCO, except as set forth in Section 5.2 of the LFB Disclosure Schedule;

                           (g) file any  applications  or make any contract with
respect to branching or site location or relocation;

                           (h) agree to acquire in any manner  whatsoever (other
than to realize upon collateral for a defaulted loan) any business or entity or make any new investments in securities other than investments in government, municipal or agency bonds having a maturity of less than five years;

                           (i)  make  any  material  change  in  its  accounting
methods or practices, other than changes required in accordance with generally accepted accounting principles or regulatory authorities;

                           (j) take any action  that would  result in any of its
representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied;

                           (k) without  first  conferring  with  HUBCO,  make or
commit to make any new loan or other extension of credit in an amount of $500,000 or more, renew for a period in excess of one year any existing loan or other extension of credit in an amount of $500,000 or more, or increase by $500,000 or more the aggregate credit outstanding to any borrower or group of affiliated borrowers except such loan initiations, renewals or increases that are committed as of the date of this Agreement and identified on the LFB Disclosure Schedule and residential mortgage loans made in the ordinary course of business in accordance with past practice; or

                           (l) agree to do any of the foregoing.

                  5.3. No Solicitation. So long as this Agreement remains in effect, LFB and the Association shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than HUBCO) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving LFB or the Association (an "Acquisition Transaction"). Notwithstanding the foregoing, LFB may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of LFB, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. LFB shall promptly communicate to HUBCO the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

                  5.4. Current Information. During the period from the date of this Agreement to the Effective Time, each of LFB and HUBCO will cause one or more of its designated representatives to confer with representatives of the other party on a monthly or more frequent basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, LFB agrees to provide HUBCO, and HUBCO agrees to provide LFB, with internally prepared profit and loss statements no later than 25 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), LFB will deliver to HUBCO and HUBCO will deliver to LFB their respective quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year, LFB will deliver to HUBCO and HUBCO will deliver to LFB their respective Annual Reports on Form 10-K as filed with the SEC under the 1934 Act.

                  5.5.  Access to Properties and Records; Confidentiality.

                           (a) LFB and the  Association  shall  permit HUBCO and
its representatives, and HUBCO shall permit, and cause each HUBCO Subsidiary to permit, LFB and its representatives, reasonable access to their respective properties, and shall disclose and make available to HUBCO and its representatives, or LFB and its representatives as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings (excluding information related to merger matters), organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which HUBCO and its representatives or LFB and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use their reasonable best efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, LFB acknowledges that HUBCO may be involved in discussions concerning other potential acquisitions and HUBCO shall not be obligated to disclose such information to LFB except as such information is disclosed to HUBCO's shareholders generally.

                           (b) All  information  furnished by the parties hereto
previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its reasonable best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby does not occur, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

                  5.6.  Regulatory Matters.

                           (a) For the  purposes  of  holding  the  Shareholders
Meeting (as such term is defined in Section 5.7 hereof), and qualifying under applicable federal and state securities laws the HUBCO Common Stock to be issued to LFB shareholders in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by HUBCO with the SEC of a Registration Statement including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the 1933 Act, the 1934 Act and applicable state securities laws and the rules and regulations thereunder (such proxy statement and prospectus in the form mailed by LFB and HUBCO to the LFB shareholders together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus" and the various documents to be filed by HUBCO under the 1933 Act with the SEC to register the HUBCO Common Stock for sale, including the Proxy Statement-Prospectus, are referred to herein as the "Registration Statement").

                           (b) HUBCO  shall  furnish  LFB with such  information
concerning HUBCO and its Subsidiaries (including, without limitation, information regarding other transactions which HUBCO is required to disclose) as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. HUBCO agrees promptly to advise LFB if at any time prior to the Shareholders' Meeting any information provided by HUBCO in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide LFB with the information needed to correct such inaccuracy or omission. HUBCO shall promptly furnish LFB with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to HUBCO and the HUBCO Subsidiaries, to comply with Section 5.6(a) after the mailing thereof to LFB shareholders.

                           (c) LFB shall  furnish  HUBCO  with such  information
concerning LFB as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to LFB, to comply with Section 5.6(a) hereof. LFB agrees promptly to advise HUBCO if at any time prior to the Shareholders' Meeting, any information provided by LFB in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide HUBCO with the information needed to correct such inaccuracy or omission. LFB shall promptly furnish HUBCO with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to LFB and the Association to comply with Section 5.6(a) after the mailing thereof to LFB shareholders.

                           (d) HUBCO shall as promptly as practicable  make such
filings as are  necessary  in  connection  with the offering of the HUBCO Common
Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. LFB shall promptly furnish HUBCO with such information regarding the LFB shareholders as HUBCO requires to enable it to determine what filings are required hereunder. LFB authorizes HUBCO to utilize in such filings the information concerning LFB and the Association provided to HUBCO in connection with, or contained in, the Proxy Statement-Prospectus. HUBCO shall furnish LFB's counsel with copies of all such filings and keep LFB advised of the status thereof. HUBCO and LFB shall as promptly as practicable file the Registration Statement containing the Proxy Statement-Prospectus with the SEC, and each of HUBCO and LFB shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement-Prospectus.

                           (e) HUBCO shall cause the HUBCO Common Stock issuable
pursuant to the Merger to be listed on NASDAQ at the Effective Time. HUBCO shall cause the HUBCO Common Stock which shall be issuable pursuant to exercise of Stock Options to be accepted for listing on NASDAQ when issued.

                           (f) The parties hereto will cooperate with each other
and use their reasonable best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the FDIC, the FRB, the OTS, the Department, the SEC and (if required) the DEP. Without limiting the foregoing, the parties shall use reasonable business efforts to file for approval or waiver by the appropriate bank regulatory agencies within 45 days after the date hereof. The parties shall each have the right to review in advance (and shall do so promptly) all filings with, including all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement.

                           (g) Each of the parties  will  promptly  furnish each
other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

                           (h) LFB  acknowledges  that  HUBCO is in or may be in
the process of acquiring other banks and financial institutions and that in connection with such acquisitions, information concerning LFB may be required to be included in the registration statements, if any, for the sale of securities of HUBCO or in SEC reports in connection with such acquisitions. HUBCO shall provide LFB and its counsel with copies of such registration statements at the time of filing. LFB agrees to provide HUBCO with any information, certificates, documents or other materials about LFB as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by HUBCO prior to the Effective Time. LFB shall use its reasonable efforts to cause its attorneys and accountants to provide HUBCO and any underwriters for HUBCO with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. HUBCO shall reimburse LFB for reasonable expenses thus incurred by LFB should this transaction be terminated for any reason. HUBCO shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding LFB unless LFB shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

                           (i)  Between  the  date  of  this  Agreement  and the
Effective Time, LFB shall cooperate with HUBCO to reasonably conform LFB's policies and procedures regarding applicable regulatory matters to those of HUBCO, as HUBCO may reasonably identify to LFB from time to time, provided, however, that implementation of such conforming actions may at LFB's discretion be delayed until the time period following receipt of shareholder and all regulatory approvals, as provided at Section 5.15.

                  5.7. Approval of Shareholders. LFB will (i) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of LFB (the "Shareholders Meeting") for the purpose of securing the approval of shareholders of this Agreement, (ii) subject to the qualification set forth in Section 5.3 hereof and the right not to make a recommendation or to withdraw a recommendation if (x) its investment banker withdraws its fairness opinion prior to the Shareholders' Meeting or (y) LFB's Board of Directors, after consulting with counsel, determines in the exercise of its fiduciary duties that such recommendation should not be made or should be withdrawn, recommend to the shareholders of LFB the approval of this Agreement and the transactions contemplated hereby and use its reasonable best efforts to obtain, as promptly as practicable, such approval, and (iii) cooperate and consult with HUBCO with respect to each of the foregoing matters.

                  5.8.  Further Assurances.

                           (a)  Subject  to  the  terms  and  conditions  herein
provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its reasonable best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto if the Merger is not consummated.

                           (b) HUBCO  agrees  that  from the date  hereof to the
Effective Time, except as otherwise approved by LFB in writing or as permitted or required by this Agreement, HUBCO will use reasonable business efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships, and HUBCO will not, nor will it permit any HUBCO Subsidiary to, take any action: (i) that would result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at, or prior to, the Effective Time, or (ii) that would cause any of its conditions to Closing not to be satisfied, or (iii) that would constitute a breach or default of its obligations under this Agreement.

                           (c) HUBCO, the Bank, LFB and the Association will use
reasonable efforts to cause the Merger to occur on or before June 30, 1999.

                  5.9. Public Announcements. HUBCO and LFB shall cooperate with each other in the development and distribution of all news releases and other public filings and disclosures with respect to this Agreement or the Merger transactions contemplated hereby, and HUBCO and LFB agree that unless approved mutually by them in advance, they will not issue any press release or written statement for general circulation relating primarily to the transactions contemplated hereby, except as may be otherwise required by law or regulation upon the advice of counsel.

                  5.10. Failure to Fulfill  Conditions.  In the event that HUBCO or LFB determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to September 30, 1999 (the "Cutoff Date") and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions HUBCO may enter into with other parties, LFB and HUBCO will promptly inform the other of any facts applicable to LFB or HUBCO, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or which would otherwise prevent or materially delay completion of the Merger.

                  5.11.    Employee Matters.

                           (a)  Following  consummation  of  the  Merger,  HUBCO
agrees with LFB to honor the existing written employment and severance contracts with officers and employees of LFB and Association that are included in the LFB Disclosure Schedule.

                           (b) Following  consummation  of the Merger,  the Bank
will decide whether to continue each of the Association and/or LFB's pension and welfare plans for the benefit of employees of the Association and LFB, or to have such employees become covered under a HUBCO Pension and Welfare Plan. If HUBCO decides to cover Association and LFB employees under a HUBCO Pension and Welfare Plan, such employees will receive credit for prior years of service with the Association and/or LFB for purposes of determining eligibility to participate, and vesting, if applicable. No prior existing condition exclusion limitation or uninsured waiting periods shall be imposed with respect to any medical coverage plan as a result of the Merger.

                           (c) Any person  who was  serving  as an  employee  of
either LFB or the Association immediately prior to the Effective Time (other than those employees covered by either a written employment agreement or the arrangements set forth in Section 5.11 of the LFB Disclosure Schedule) whose employment is terminated by HUBCO or the Bank or any of the HUBCO Subsidiaries within one year after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from the Bank equal in amount to two weeks' base pay for each full year such employee was employed by LFB or the Association or any successor or predecessor thereto or other LFB Subsidiary, subject to a minimum of two weeks' severance and a maximum of 26 weeks' severance, together with any accrued but unused and unpaid vacation leave with respect to the calendar year in which termination occurs. For purposes of this Section 5.11, "Cause" shall mean termination because of the employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses).

                           (d)(i)  Each  participant  in the LFB ESOP not  fully
vested will, in accordance with the terms of the LFB ESOP, become fully vested in his or her LFB ESOP account as of the Effective Time. As soon as practicable after the execution of this Agreement, LFB and the Association will cooperate to cause the LFB ESOP to be amended, if necessary, and other action taken, in a manner reasonably acceptable to LFB and HUBCO, to provide that the LFB ESOP will terminate according to its terms upon the Effective Time. Between the date hereof and the Effective Time, the existing LFB ESOP indebtedness shall be paid in the ordinary course of business pursuant to the existing loan amortization schedule and LFB or the Association shall make such contributions to the LFB ESOP as necessary to fund such payments. Any indebtedness of the LFB ESOP remaining as of the Effective Time shall be repaid from the Trust associated with the LFB ESOP through application of cash proceeds or sale of the HUBCO Common Stock received by the LFB ESOP; provided, however, that any related sale or distribution of shares by the LFB ESOP shall be effected in accordance with the requirements of federal and any applicable state securities laws and regulations, including any rules of the NASD. Upon the repayment of the LFB ESOP loan, the remaining funds in the LFB ESOP suspense account will be allocated (to the extent permitted by Sections 401(a), 415 or 4975 of the Code and the applicable laws and regulations including, without limitation, the applicable provisions of ERISA) to LFB ESOP participants (as determined under the terms of the LFB ESOP). LFB and HUBCO agree that, subject to the conditions described herein, as soon as practicable after the Effective Time and repayment of the LFB ESOP loan, participants in the LFB ESOP shall be entitled at their election to have the amounts in their LFB ESOP accounts either distributed to them in a lump sum or rolled over to another tax-qualified plan (including HUBCO or Bank plans to the extent permitted by HUBCO) or individual retirement account.

                           (ii) The actions  relating to  termination of the LFB
ESOP will be adopted conditioned upon the consummation of the Merger and upon receiving a favorable determination letter from the Internal Revenue Service ("IRS") with regard to the continued qualification and termination of the LFB ESOP after any required amendments. LFB will submit appropriate requests for any such determination letter to the IRS and will use their best efforts to seek the issuance of such letter as soon as practicable following the date hereof. LFB and HUBCO will adopt such additional amendments to the LFB ESOP as may be reasonably required by the IRS as a condition to granting such determination letter, provided that such amendments do not (A) substantially change the terms outlined herein, (B) have a Material Adverse Change other than as disclosed in the LFB Disclosure Schedule on LFB or (C) result in an additional material liability to HUBCO.

                           (iii) As of and following the Effective  Time,  HUBCO
shall cause the LFB ESOP to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Time and proceed with termination of the LFB ESOP through distribution of its assets in accordance with its terms subject to the amendments described herein and as otherwise may be required to comply with applicable law or to obtain a favorable determination from the IRS as to the continuing qualified status of the LFB ESOP, provided, however, that no such termination distributions of the LFB ESOP shall occur after the Effective Time until a favorable termination letter has been received from the IRS. LFB shall cause the LFB ESOP to be amended, effective as of the Effective Time, to provide that the administrative committee thereof shall consist of two individuals appointed by HUBCO as of the Effective Time.

                           (e) HUBCO may elect to  continue or  terminate  LFB's
defined benefit pension plan or merge such plan into HUBCO's defined benefit pension plan.

                           (f) HUBCO may elect to continue  LFB's 401(k) plan or
merge such plan into HUBCO's 401(k) plan. Employees of LFB and the Association who become employees of HUBCO or any HUBCO Subsidiary shall either continue in LFB's 401(k) plan or become entitled to participate in the applicable HUBCO retirement savings plan ("401(k) Plan") in accordance with its terms.

                           (g) HUBCO will honor the Little Falls Bank  Directors
Consultation and Retirement Plan, as it has been amended to terminate at the Effective Time and pay-out not more than $400,000 (all of which shall have been accrued on the books of LFB by Closing) in the aggregate to the participants thereunder in full satisfaction of the Association's and LFB's obligations. HUBCO will also honor the Directors Health Benefits Plan as it has been amended to terminate at the Effective Time and pay-out not more than the $230,000, which has been accrued on the books of LFB as a liability of LFB in connection therewith, to the participants thereunder in full satisfaction of the Association and LFB's obligations thereunder.

                           (h) At the  Effective  Time LFB may pay its employees
for all unused vacation as of the Effective Time.

                           (i) HUBCO at the Closing will offer each  director of
LFB a position on a HUBCO advisory board for a period of 36 months with continuation of current director fees (only for any director receiving direct fees on the date of this Agreement) of $1,440 per month to such director during such period as scheduled in the LFB Disclosure Schedule.

                           (j) As of the Effective  Time, all awards under LFB's
Stock Option MSBP and Director Plans shall be vested and non-forfeitable.

                           (k)  Association and LFB shall continue its employee,
officer and director bonus policies as scheduled in the LFB Disclosure Schedule through Closing.

                           (l) As of the Effective Time, LFB and the Association
shall terminate Leonard G. Romaine as President and Chief Executive Officer upon payment of a $200,000 lump sum. On or before Effective Time, HUBCO shall enter into a Consulting Agreement as detailed at Schedule 5.11(l) of the LFB Disclosure Schedule.

                           (m) No employment  agreements between the Association
and its employees shall be renewed from the date of this Agreement through the Effective Time.

                  5.12. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI and subject to Sections 6.2(a) and 6.3(a), no supplement or amendment to the parties' respective Disclosure Schedules which corrects any representation or warranty which was untrue when made shall eliminate the other party's right (if any) to terminate this Agreement based on the original untruth of the representation or warranty; provided, that the other party shall be deemed to have waived such right if it does not exercise such right within 15 days after receiving the correcting supplement or amendment.

                  5.13.  Transaction Expenses of LFB.

                           (a) For planning purposes,  LFB shall, within 30 days
from the date hereof, provide HUBCO with its estimated budget of transaction-related expenses reasonably anticipated to be payable by LFB in connection with this transaction based on facts and circumstances then currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. LFB shall promptly notify HUBCO if or when it determines that it will expect to exceed its budget.

                           (b) Promptly  after the execution of this  Agreement,
LFB shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within 30 days. LFB shall accrue and/or pay all of such amounts as soon as possible.

                           (c) LFB  shall  cause  its  professionals  to  render
monthly invoices within 30 days after the end of each month. LFB shall advise HUBCO monthly of all out-of-pocket expenses which LFB has incurred in connection with this transaction.

                           (d) HUBCO, in reasonable consultation with LFB, shall
make all arrangements with respect to the printing and mailing of the Proxy Statement-Prospectus.

                  5.14       Indemnification.

                           (a) For a period  of six years  after  the  Effective
Time, HUBCO shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of LFB or the Association or serves or has served at the request of LFB or the Association in any capacity with any other person (collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director, officer, employee or agent of LFB or the Association or serves or has served at the request of LFB or the Association in any capacity with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against LFB or the Association or any of their respective affiliates, or by any former or present shareholder of LFB (each a "Claim" and collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Proxy Statement/Prospectus, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Board of Directors of LFB or the Association or of any committee of LFB's or the Association's Board of Directors, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of HUBCO set forth in this Section 5.14, in each case to the fullest extent which LFB or the Association would have been permitted under any applicable law and their respective Certificates of Incorporation or Bylaws had the Merger not occurred (and HUBCO shall also advance expenses as incurred to the fullest extent so permitted). Notwithstanding the foregoing, but subject to subsection (b) below, HUBCO shall not provide any indemnification or advance any expenses with respect to any Claim which relates to a personal benefit improperly paid or provided, or alleged to have been improperly paid or provided, to the Indemnitee, but HUBCO shall reimburse the Indemnitee for costs incurred by the Indemnitee with respect to such Claim when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the Indemnitee was not improperly paid or provided with the personal benefit alleged in the Claim.

                           (b) From and after the  Effective  Time,  HUBCO shall
assume and honor any obligation of LFB or the Association immediately prior to the Effective Time with respect to the indemnification of the Indemnitees arising out of the Certificate of Incorporation or Bylaws of LFB or the Association, or arising out of any written indemnification agreements between LFB and/or the Association and such persons disclosed in the LFB Disclosure Schedule, as if such obligations were pursuant to a contract or arrangement between HUBCO and such Indemnitees.

                           (c) In the event  HUBCO or any of its  successors  or
assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of HUBCO assume the obligations set forth in this Section 5.14.

                           (d) HUBCO  shall  cause  LFB's and the  Association's
officers and directors to be covered under a run-off rider applicable to LFB and the Association under HUBCO's then current officers' and directors' liability insurance policy for a period of six years after the Effective Time, or, in the alternative at HUBCO's option, to be covered under a tail extension of LFB's and the Association's existing officers' and directors' liability insurance policy. However, HUBCO shall only be required to insure such persons upon terms and for coverages substantially similar to LFB's and the Association's existing officers' and directors' liability insurance.

                           (e) Any Indemnitee  wishing to claim  indemnification
under this Section 5.14 shall promptly notify HUBCO upon learning of any Claim, but the failure to so notify shall not relieve HUBCO of any liability it may have to such Indemnitee if such failure does not materially prejudice HUBCO. In the event of any Claim (whether arising before or after the Effective Time) as to which indemnification under this Section 5.14 is applicable, (x) HUBCO shall have the right to assume the defense thereof and HUBCO shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if HUBCO elects not to assume such defense, or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between HUBCO and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and HUBCO shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that HUBCO shall be obligated pursuant to this Section 5.14(e) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. HUBCO shall not be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 5.14, HUBCO shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

                  5.15 Bank Policies and Bank Merger. Notwithstanding that LFB believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, LFB recognizes that HUBCO may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time and in order to formulate the plan of integration for the Bank Merger, LFB and HUBCO shall consult and cooperate with each other with respect to (i) conforming to the extent appropriate, based upon such consultation, LFB's loan, accrual and reserve policies and LFB's other policies and procedures regarding applicable regulatory matters, including without limitation Federal Reserve, the Bank Secrecy Act and FDIC matters, to those policies of HUBCO as HUBCO may reasonably identify to LFB from time to time, (ii) new extensions of credit or material revisions to existing terms of credits by the Association, in each case where the aggregate exposure exceeds $500,000, and (iii) conforming, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of LFB and the Association to the extent appropriate; provided that any required change in LFB's practices in connection with the matters described in clause (i) or (iii) above need not be effected (A) more than five days prior to the Effective Time and (B) unless and until HUBCO agrees in writing that all conditions precedent to the Determination Date have occurred and HUBCO has provided the Closing Notice. No accrual or reserve made by LFB or any LFB Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.1(d) or Section 7.1(g) hereof.

                  5.16 Tax-Free Reorganization Treatment. Before the Effective Time, neither HUBCO nor LFB shall intentionally take, fail to take, or cause to be taken or not taken any action within its control, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. Subsequent to the Effective Time, HUBCO shall not take and shall cause the Surviving Corporation not to take any action within their control that would disqualify the Merger as such a "reorganization" under the Code.

                  5.17 Comfort Letters. HUBCO shall cause Arthur Andersen, its independent public accountants, to deliver to LFB, and LFB shall cause R&C, its independent public accountants, to deliver to HUBCO and to its officers and directors who sign the Registration Statement for this transaction, a short-form "comfort letter" or "agreed upon procedures" letter, dated the date of the mailing of the Proxy Statement-Prospectus for the Shareholders Meeting of LFB, in the form customarily issued by such accountants at such time in transactions of this type.

                  5.18 Affiliates. Promptly, but in any event within two weeks, after the execution and delivery of this Agreement, LFB shall deliver to HUBCO
(a) a letter identifying all persons who, to the knowledge of LFB, may be deemed to be affiliates of LFB under Rule 145 of the 1933 Act, including, without limitation, all directors and executive officers of LFB and (b) cause each officer and director, and use its reasonable best efforts to cause each other person who may be deemed to be an affiliate of LFB, to execute and deliver to HUBCO a letter agreement, substantially in the form of Exhibit 5.18, agreeing to comply with Rule 145.

                         ARTICLE VI - CLOSING CONDITIONS

                  6.1. Conditions to Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                           (a) Approval of Shareholders; SEC Registration.  This
Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of LFB and, if required, by the requisite vote of the shareholders of HUBCO. The HUBCO Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the HUBCO Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws.

                           (b) Regulatory Filings.  All necessary  regulatory or
governmental approvals and consents (including without limitation any required approval of the FDIC, the OTS, the Department, the FRB, the SEC and (if necessary) the DEP) required to consummate the transactions contemplated hereby shall have been obtained without the imposition of any non-standard or non-customary term or condition which would materially impair the value of LFB and the Association, taken as a whole, to HUBCO. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the Hart-Scott-Rodino waiting period if applicable) shall have expired.

                           (c) Suits and  Proceedings.  No  order,  judgment  or
decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which HUBCO or LFB determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

                           (d) Tax  Opinion.  HUBCO  and  LFB  shall  each  have
received an opinion, dated as of the Effective Time, of Pitney, Hardin, Kipp & Szuch, reasonably satisfactory in form and substance to LFB and its counsel and to HUBCO, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts and representations as such counsel may reasonably deem relevant, to the effect that: (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code;
(ii) no gain or loss shall be recognized upon the exchange of LFB Common Stock solely for Hubco Common Stock; (iii) in the case of LFB shareholders who receive cash in whole or in part in exchange for their LFB Common Stock, gain, if any, realized by the recipient on the exchange shall be recognized, but in an amount not in excess of the amount of such cash; (iv) in the case of LFB shareholders who recognize gain on the exchange of their LFB Common Stock and in whose hands such stock was a capital asset on the date of the exchange, such gain shall be treated as capital gain (long-term or short-term, depending on the shareholders' respective holding periods for their LFB Common Stock), except in the case of any such shareholder as to which the exchange has the effect of a dividend within the meaning of Section 356(a)(2) of the Code by reason of the applicability of the stock attribution rules of Section 318 of the Code, it being understood that the applicability of such attribution rules to any particular shareholder shall depend on such shareholder's particular factual circumstances; (v) the basis of any Hubco Common Stock received in exchange for LFB Common Stock shall equal the basis of the recipient's LFB Common Stock surrendered on the exchange, reduced by the amount of cash received, if any, on the exchange, and increased by the amount of the gain recognized, if any, on the exchange (whether characterized as dividend or capital gain income); and (vi) the holding period for any Hubco Common Stock received in exchange for LFB
Common Stock will include the period during which the LFB Common Stock surrendered on the exchange was held, provided such stock was held as a capital asset on the date of the exchange.

                  6.2. Conditions to the Obligations of HUBCO Under this Agreement. The obligations of HUBCO under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                           (a)  Representations  and Warranties;  Performance of
Obligations of LFB and the Association. Except for those representations which are made as of a particular date, the representations and warranties of LFB contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except to the extent waived pursuant to Section 5.12 hereof. LFB shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the LFB Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the LFB Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

                           (b) Opinion of Counsel.  HUBCO shall have received an
opinion of counsel to LFB, dated the Closing Date, in form and substance reasonably satisfactory to HUBCO, substantially to the effect set forth in accordance with Exhibit 6.2(b) hereto.

                           (c) Certificates. LFB shall have furnished HUBCO with
such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as HUBCO may reasonably request.

                           (d) Legal Fees. LFB shall have  furnished  HUBCO with
letters from all attorneys representing LFB and the Association in any matters confirming that all legal fees in excess of $5,000 have been paid in full for services rendered as of the Effective Time.

                           (e) Merger Related  Expense.  LFB shall have provided
HUBCO with an accounting of all merger related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date. The merger related expenses of LFB, other than printing expenses (which are within the control of HUBCO), shall be reasonable, taking into account normal and customary billing rates, fees and expenses for similar transactions. Any amounts less than 10 percent over budget shall be presumed reasonable.

                           (f)     Termination    of    Director     Retirement,
Post-Employment Health Benefit Plans and Option Grants. LFB shall have effectively terminated the Director Retirement Plan with no more than $400,000 in required payments and all of the participants shall have agreed to the termination of such Plan and the limitation on such payments and the waiver of any other payments or benefits. LFB shall have effectively terminated the January 1, 1995 Director Health Benefits Plan ("Directors Health Benefits Plan")with payments no more than the amount accrued as of the Effective Time on its books (which shall be no more than $230,000 above the amount accrued on the date hereof) and all of the participants shall have agreed to the termination of such Plan and the waiver of any other payments or benefits. The Directors of LFB and/or the Association shall, irrespective of any provision in this Agreement or in the LFB Stock Option Plan or any of the Option Grant Agreements, consent to the expiration of all outstanding stock options awarded by LFB to the directors, if not exercised within 90 days from the Effective Time.

                  6.3. Conditions to the Obligations of LFB Under this Agreement. The obligations of LFB under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                           (a)  Representations  and Warranties;  Performance of
Obligations of HUBCO. Except for those representations which are made as of a particular date, the representations and warranties of HUBCO contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except to the extent waived pursuant to Section 5.12 hereof. HUBCO shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the HUBCO Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the HUBCO Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

                           (b)  Opinion  of  Counsel  to HUBCO.  LFB shall  have
received an opinion of counsel to HUBCO, dated the Closing Date, in form and substance reasonably satisfactory to LFB, substantially to the effect set forth in accordance with Exhibit 6.3(b) hereto.

                           (c)  Fairness  Opinion.  LFB shall have  received  an
opinion from FinPro, dated no more than three days prior to the date the Proxy Statement-Prospectus is mailed to LFB's shareholders (and if it shall become necessary to resolicit proxies thereafter, dated no more than three days prior to the date of any substantive amendment to the Proxy Statement-Prospectus), to the effect that, in its opinion, the consideration to be paid to shareholders of LFB hereunder is fair to such shareholders from a financial point of view ("Fairness Opinion") and such Fairness Opinion shall be updated as of the Effective Time.

                           (d) Certificates. HUBCO shall have furnished LFB with
such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as LFB may reasonably request.

                 ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

                  7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of LFB:

                           (a) by mutual written consent of the parties hereto;

                           (b) by HUBCO or LFB (i) if the  Effective  Time shall
not have occurred on or prior to the Cutoff Date unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time, or (ii) if a vote of the shareholders of LFB is taken and such shareholders fail to approve this Agreement at the meeting (or any adjournment or postponement thereof) held for such purpose (provided that the terminating party shall not be in material breach of any of its obligations under Section 5.7 hereof), or (iii) if a vote of the shareholders of HUBCO is required by applicable NASDAQ rules, such vote is taken and such shareholders fail to approve this Agreement at the meeting (or any adjournment or postponement thereof) held for such purpose (provided that the terminating party shall not be in material breach of any of its obligations under Section 5.7 hereof);

                           (c) by HUBCO or LFB upon written  notice to the other
if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or Governmental Entity or by HUBCO upon written notice to LFB if any such application is approved with conditions (other than conditions which are customary or standard in such regulatory approvals) which would materially impair the value of LFB and the Association, taken as a whole, to HUBCO;

                           (d) by HUBCO if (i) there shall have  occurred an LFB
Material Adverse Change from that disclosed by LFB in LFB's Quarterly Report on Form 10-Q for the nine months ended September 30, 1998 (it being understood that those matters disclosed in the LFB Disclosure Schedule shall not be deemed to constitute such a material adverse effect) or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of LFB hereunder and such breach shall not have been remedied within 30 days after receipt by LFB of notice in writing from HUBCO to LFB specifying the nature of such breach and requesting that it be remedied;

                           (e) by LFB, if (i) there shall have  occurred a HUBCO
Material Adverse Change from that disclosed by HUBCO in HUBCO's Report on Form 10-Q for the nine months ended September 30, 1998, which change shall have resulted in a material adverse effect on HUBCO (it being understood that those matters disclosed in the HUBCO Disclosure Schedule shall not be deemed to constitute such a material adverse effect); or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of HUBCO hereunder and such breach shall not have been remedied within 30 days after receipt by HUBCO of notice in writing from LFB specifying the nature of such breach and requesting that it be remedied;

                           (f) by LFB,  if LFB's Board of  Directors  shall have
approved an Acquisition Transaction after determining, upon advice of counsel, that such approval was necessary in the exercise of its fiduciary obligations under applicable laws and have agreed in writing that a Triggering Event has occurred under the HUBCO Stock Option;

                           (g) by HUBCO if the  conditions set forth in Sections
6.1 and 6.2 are not satisfied and are not capable of being satisfied by the Cutoff Date; or

                           (h) by LFB if the  conditions  set forth in  Sections
6.1 and 6.3 are not satisfied and are not capable of being satisfied by the Cutoff Date.

                  7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either HUBCO or LFB pursuant to Section 7.1, this Agreement (other than Section 5.5(b), the penultimate sentence of Section 5.6(h), this Section 7.2 and Section 8.1) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or shareholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

                  7.3. Amendment. This Agreement may be amended by action taken by the parties hereto at any time before or after adoption of this Agreement by the shareholders of LFB but, after any such adoption, no amendment shall be made which reduces the amount or changes the form of the consideration to be delivered to the shareholders of LFB without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

                  7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                          ARTICLE VIII - MISCELLANEOUS

                  8.1.  Expenses.

                           (a) Except as otherwise  expressly stated herein, all
costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing, LFB may bear the expenses of the Association. (b) Notwithstanding any provision in this Agreement to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

                  8.2. Survival. The respective representations, warranties, covenants and agreements of the parties to this Agreement shall not survive the Effective Time, but shall terminate as of the Effective Time, except for Article II, this Section 8.2 and Sections 5.5(b), 5.8(a) and 5.14.

                  8.3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight courier or sent by registered or certified mail, postage prepaid, as follows:

                           (a)  If to HUBCO, to:


                           HUBCO, Inc.
                           1000 MacArthur Boulevard
                           Mahwah, NJ 07430
                           Attn.: Kenneth T. Neilson, Chairman, President
                                  and Chief Executive Officer

                           Copy to:
                           HUBCO, Inc.
                           1000 MacArthur Boulevard
                           Mahwah, NJ 07430
                           Attn.: D. Lynn Van Borkulo-Nuzzo, Esq.

                           And copy to:
                           Pitney, Hardin, Kipp & Szuch
                           (mail to) P.O. Box 1945
                           Morristown, NJ 07962
                           (deliver to) 200 Campus Drive
                           Florham Park, NJ 07932
                           Attn.: Michael W. Zelenty, Esq.

                           (b)      If to LFB, to:

                           Little Falls Bancorp, Inc.
                           86 Main Street
                           Little Falls, NJ   07424
                           Attn.: Leonard G. Romaine, President and
                                  Chief Executive Officer

                           Copy to:
                           Malizia, Spidi, Sloane & Fisch, P.C.
                           One Franklin Square
                           1301 K Street, N.W., Suite 700E
                           Washington, D.C.  20005
                           Attn.: Richard Fisch, Esq.

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date actually received.

                  8.4. Parties in Interest; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement except the Indemnitees described in Section 5.14. This Agreement and the rights and obligations of the parties hereunder may not be assigned.

                  8.5. Entire Agreement. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto, other than any confidentiality agreements entered into by the parties hereto.

                  8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.7. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

                  8.8. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  IN WITNESS WHEREOF, HUBCO, the Bank, LFB and the Association have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


ATTEST:                                          HUBCO, INC.


By: D. LYNN VAN BORKULO-NUZZO                    By: KENNETH T. NEILSON
    -------------------------------------            ------------------
     D. Lynn Van Borkulo-Nuzzo, Secretary            Kenneth T. Neilson,
                                                     Chairman, President and
                                                     Chief Executive Officer


ATTEST:                                          LITTLE FALLS BANCORP, INC.


By:  ANNE BRACCHITTA                             By:  ALBERT J. WEITE
     -----------------------------------              ----------------
     Corporate Secretary                              Albert J. Weite, Chairman

ATTEST:                                          HUDSON UNITED BANK


By: D. LYNN VAN BORKULO-NUZZO                    By: KENNETH T. NEILSON
    -----------------------------------              ------------------
     D. Lynn Van Borkulo-Nuzzo, Secretary            Kenneth T. Neilson,
                                                     Chairman, President and
                                                     Chief Executive Officer


ATTEST:                                          LITTLE FALLS BANK


By:  ANNE BRACCHITTA                             By:  ALBERT J. WEITE
     -----------------------------------              ----------------
     Corporate Secretary                              Albert J. Weite, Chairman

                   AGREEMENT OF LFB AND ASSOCIATION DIRECTORS

                  Reference is made to the Agreement and Plan of Merger, dated as of January 26, 1999 (the "Merger Agreement"), among HUBCO, Inc. ("HUBCO"), a New Jersey corporation and registered bank holding company, Hudson United Bank (the "Bank"), a New Jersey state-chartered commercial banking corporation and wholly-owned subsidiary of HUBCO, Little Falls Bancorp, Inc., a New Jersey corporation and registered savings and loan holding company ("LFB"), and Little Falls Bank, a federally chartered bank and wholly-owned subsidiary of LFB (the "Association"). Capitalized terms used herein and not otherwise defined have the meanings given to them in the Merger Agreement.

                  Each of the following persons, being all of the directors of LFB and the Association, solely in such person's capacity as a holder of LFB Common Stock, agrees to vote or cause to be voted all shares of LFB Common Stock which are held by such person as of the voting record date for the Shareholders Meeting, or over which such person exercises full voting control (except as trustee or in a fiduciary capacity, or as nominee), in favor of the Merger, unless HUBCO or the Bank is then in breach or default in any material respect with regard to any covenant, agreement, representation or warranty contained in the Agreement.

                  It is understood and agreed that this Agreement of LFB and Association Directors (this "Agreement") relates solely to the capacity of the undersigned as shareholders or other beneficial owners of shares of LFB Common Stock and is not in any way intended to affect the exercise by the undersigned of the undersigned's responsibilities as directors of LFB or the Association. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of LFB Common Stock held by the undersigned as of the date hereof.

                  The undersigned  also hereby consents at the Effective Time to
(i) the termination of the Director Retirement Plan, with the pay-out thereunder as detailed in the attached schedule, (ii) the termination of any and all retiree health benefits provided by the Association and/or LFB including the Directors Health Benefits Plan, and (iii) the expiration of all stock options granted to the undersigned that are not exercised within 90 days from the Effective Time.

                  I have carefully read the Merger Agreement and this Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer HUBCO Common Stock to the extent I felt necessary with my counsel.


RAOUL G. BARTON                              ALBERT J. WEITE
----------------------------------           --------------------------------
Raoul G. Barton                              Albert J. Weite

JOHN P. PULLARA                              GEORGE KUIKEN
----------------------------------           --------------------------------
John P. Pullara                              George Kuiken

NORMAN A. PARKER                             EDWARD J. SEUGLING
----------------------------------           --------------------------------
Norman A. Parker                             Edward J. Seugling

LEONARD G. ROMAINE
----------------------------------
Leonard G. Romaine

Dated: As of January 26, 1999

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT


                  THIS STOCK OPTION AGREEMENT ("Agreement") dated as of January 26, 1999, is by and between HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO"), and Little Falls Bancorp, Inc., a New Jersey corporation and registered savings and loan holding company ("LFB").

                                   BACKGROUND

                  WHEREAS, HUBCO and LFB, as of the date hereof, are prepared to execute a definitive agreement and plan of merger (the "Merger Agreement") pursuant to which LFB will be merged with and into HUBCO (the "Merger"); and

                  WHEREAS, HUBCO has advised LFB that it will not execute the Merger Agreement unless LFB executes this Agreement; and

                  WHEREAS, the Board of Directors of LFB has determined that the Merger Agreement provides substantial benefits to the shareholders of LFB; and

                  WHEREAS, as an inducement to HUBCO to enter into the Merger Agreement and in consideration for such entry, LFB desires to grant to HUBCO an option to purchase authorized but unissued shares of common stock of LFB in an amount and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, HUBCO and LFB, intending to be legally bound hereby, agree:


                  1. Grant of Option. LFB hereby grants to HUBCO an option to purchase 493,000 shares of common stock, $.10 par value, of LFB (the "Common Stock") at a price of $19.25 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").


                  2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), HUBCO may exercise the Option, in whole or in part, at any time or from time to time, subject to the terms and conditions set forth herein and the termination provisions of Section 19 of this Agreement.

                  The term "Triggering Event" means the occurrence of any of the following events:

                  A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than HUBCO or an affiliate of HUBCO:


                           a.  acquires  beneficial  ownership  (as such term is
defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 25% of the then outstanding shares of Common Stock, provided, however, that the continuing ownership by a person or group which as of the date hereof owns more than 25% of the outstanding Common Stock shall not constitute a Triggering Event; or


                           b.  enters  into a letter of intent or an  agreement,
whether oral or written, with LFB pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction, with LFB, (ii) acquire all or a significant portion of the assets or liabilities of LFB, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of Common Stock; or


                           c. makes a filing with any bank or thrift  regulatory
authorities with respect to or publicly announces a bona fide proposal (a "Proposal") for (i) any merger with, consolidation with or acquisition of all or a significant portion of all the assets or liabilities of, LFB or any other business combination involving LFB, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the outstanding shares of Common Stock, and in either case thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of LFB called to vote on the Merger and LFB's stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or


                           d. makes a bona fide  Proposal  and  thereafter,  but
before such Proposal has been Publicly Withdrawn, LFB willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to HUBCO.

                  The term "Triggering Event" also means at any time after executing this Agreement the willful taking of any material direct or indirect action by LFB or any of its directors, senior executive officers, investment bankers or other person with actual or apparent authority to speak for the Board of Directors, inviting, encouraging or soliciting any proposal (other than from HUBCO or an affiliate of HUBCO) which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of LFB, or a sale of a significant number of shares of Common Stock or any significant portion of its assets or liabilities.

                  The term "significant portion" means 25% of the assets or liabilities of LFB. The term "significant number" means 15% of the outstanding shares of Common Stock.

                  "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over LFB or in soliciting or inducing any other person (other than HUBCO or any affiliate) to do so.

                  Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent (including any filing, approval or consent required under the rules and regulations of the National Association of Securities Dealers, Inc.) necessary for LFB to issue the shares of Common Stock covered by the Option (the "Option Shares") or HUBCO to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

                  LFB shall notify HUBCO promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by LFB shall not be a condition to the right of HUBCO to exercise the Option. LFB will not take any action which would have the effect of preventing or disabling LFB from delivering the Option Shares to HUBCO upon exercise of the Option or otherwise performing its obligations under this Agreement, except to the extent required by applicable securities and banking laws and regulations.

                  In the event HUBCO wishes to exercise the Option, HUBCO shall send a written notice to LFB (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

                  3. Payment and Delivery of Certificates. At any Closing hereunder (a) HUBCO will make payment to LFB of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by LFB; (b) LFB will deliver to HUBCO a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through LFB, registered in the name of HUBCO or its designee, in such denominations as were specified by HUBCO in its notice of exercise and, if necessary, bearing a legend as set forth below; and (c) HUBCO shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

                  If required under applicable federal securities laws as determined by LFB's counsel, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

         The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to Little Falls Bancorp, Inc., said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

No such legend shall be required if a registration statement is filed and declared effective under Section 4 hereof.

                  4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from HUBCO, LFB shall, if necessary for the resale of the Option or the Option Shares by HUBCO, prepare and file a registration statement with the Securities and Exchange Commission and any state securities bureau covering the Option and such number of Option Shares as HUBCO shall specify in its request, and LFB shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares (it being understood and agreed that in any such sale or disposition the Option Shares shall be distributed so that upon consummation thereof, no purchaser or transferee shall beneficially own more than 4 percent of the Common Stock then outstanding), provided that HUBCO shall in no event have the right to have more than one such registration statement become effective, and provided further that LFB shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to LFB delivers to LFB and to HUBCO (which is reasonably acceptable to HUBCO) its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided further, however, that LFB may delay any registration of Option Shares above for a period not exceeding 90 days in the event that LFB shall in good faith determine that any such registration would adversely effect an offering of securities by LFB for cash. HUBCO shall provide all information reasonable requested by LFB for inclusion in any registration statement to be filed hereunder.

                  In connection with such filing, LFB shall use its best efforts to cause to be delivered to HUBCO such certificates, opinions, accountant's letters and other documents as HUBCO shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by LFB in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for LFB and blue sky fees and expenses shall be paid by LFB. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to HUBCO and any other expenses incurred by HUBCO in connection with such registration shall be borne by HUBCO. In connection with such filing, LFB shall indemnify and hold harmless HUBCO against any losses, claims, damages or liabilities, joint or several, to which HUBCO may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact required to be stated therein or necessary to make the statements therein not misleading; and LFB will reimburse HUBCO for any legal or other expense reasonably incurred by HUBCO in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that LFB will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of HUBCO specifically for use in the preparation thereof. HUBCO will indemnify and hold harmless LFB to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of HUBCO for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and HUBCO will reimburse LFB for any legal or other expense reasonably incurred by LFB in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

                  5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                  In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of LFB with another entity, or any sale of all or substantially all of the assets of LFB, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

                  6. Filings and Consents. Each of HUBCO and LFB will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                  Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event HUBCO is the holder hereof, approval of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or the New Jersey Department of Banking, and LFB agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

                  7.   Representations   and   Warranties  of  LFB.  LFB  hereby
represents and warrants to HUBCO as follows:


                           a. Due  Authorization.  LFB has full corporate  power
and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by LFB.


                           b. Authorized  Shares.  LFB has taken and, as long as
the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.


                           c. No  Conflicts.  Neither the execution and delivery
of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the Certificate of Incorporation or Bylaws of LFB or any agreement, instrument, judgment, decree or order applicable to LFB.

                  8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, HUBCO shall have the right to seek money damages against LFB for a breach of this Agreement.

                  9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  10. Assignment or Transfer. HUBCO may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of HUBCO. HUBCO represents that it is acquiring the Option for HUBCO's own account and not with a view to or for sale in connection with any distribution of the Option or the Option Shares. HUBCO is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by HUBCO in connection therewith.

                  11. Amendment of Agreement. Upon mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                  12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                  If to HUBCO:

                     HUBCO, Inc.
                     1000 MacArthur Boulevard
                     Mahwah, New Jersey  07430
                     Attention:  Mr. Kenneth T. Neilson
                                 Chairman, President and Chief Executive Officer

                  With a copy to:

                      Pitney, Hardin, Kipp & Szuch
                      200 Campus Drive
                      Florham Park, New Jersey  07932-0950
                      Attention:  Ronald H. Janis, Esq.
                                  Michael W. Zelenty, Esq.

                  If to LFB:

                      Little Falls Bancorp, Inc.
                      86 Main Street
                      Little Falls, New Jersey  07424
                      Attention:  Leonard Romaine
                                  President and Chief Executive Officer

                  With a copy to:

                      Malizia, Spidi, Sloane & Fisch, P.C.
                      One Franklin Square
                      1301 K Street, N.W., Suite 700E
                      Washington, D.C.  20005
                      Attention:  Richard Fisch, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  15. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                  16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (a) compliance with any of the covenants of the other party contained in this Agreement and/or (b) the other party's performance of any of its obligations set forth in this Agreement.

                  17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  19. Termination. This Agreement shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event (as defined in Section 2 hereof), this Agreement shall not terminate until the later of 12 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer, all as of the day and year first above written.


                                      LITTLE FALLS BANCORP, INC.


                                      By: ALBERT J. WEITE
                                          -----------------------
                                           Albert J. Weite
                                           Chairman


                                       HUBCO, INC.


                                      By:  KENNETH T. NEILSON
                                           ----------------------
                                           Kenneth T. Neilson,
                                           Chairman, President and
                                           Chief Executive Officer

                                                                      APPENDIX C




March __, 1999

Board of Directors
Little Fall Bancorp, Inc.
Little Falls Bank
86 Main Street
Little Falls, NJ 07424

Members of the Board:

Little Falls Bancorp has requested our opinion, as an independent financial analyst to Little Falls Bancorp, Inc. ("Little Falls") and its wholly owned subsidiary Little Falls Bank, Little Falls, New Jersey (the "Bank"), as to the fairness, from a financial point of view to the common shareholders of Little Falls, as to the cash consideration and the exchange ratio proposed in the merger agreement pursuant to which Little Falls will be acquired HUBCO, Inc. ("HUBCO"). FinPro has already provided the Little Falls' Board with an oral opinion, on January 26, 1999 that the cash consideration and exchange ratio offered was fair, from a financial point of view, to the shareholders of Little Falls as of that date.

Pursuant to the merger agreement and discussions with management, 49% of the Little Falls common stock will be converted into cash and 51% will be converted into shares of HUBCO common stock. Little Falls shareholders will elect whether to receive cash or stock, or they may state no preference. In order to maintain the 49/51 ratio, some Little Falls shareholders, chosen by lot, may not obtain the form of consideration they elect. The merger will be tax-free to shareholders receiving only HUBCO common stock and will be taxable to shareholders receiving cash. The cash consideration will be $20.64 per share of Little Falls common stock. The stock consideration will depend on the median closing price of HUBCO common stock during the ten trading days that end with the day that final bank regulatory approval for the merger is received.



If the median HUBCO stock price is:         The
                                            number of HUBCO  shares  per  Little
                                            Falls share will be:
------------------------------------------- --------------------------------------------------
Below $27.143                               0.700
------------------------------------------- --------------------------------------------------
Between $27.143 and $29.00                  $19.00 divided by the HUBCO median price
------------------------------------------- --------------------------------------------------
Between $29.01 and $34.50                   0.650
------------------------------------------- --------------------------------------------------
Between $34.51 and $37.30                   $22.3795 divided by the HUBCO median price
------------------------------------------- --------------------------------------------------
Above $37.30                                0.600
------------------------------------------- --------------------------------------------------


This transaction will be accounted for under the purchase method of accounting.

FinPro provides investment banking services to the bank and thrift industry, including appraisals and valuations of bank and thrift institutions and their securities in connection with mergers, acquisitions and other securities transactions. FinPro has knowledge of and experience with the New Jersey bank and thrift market and financial institutions operating in that market. The Little Falls Board chose FinPro because of its expertise, experience and familiarity with the bank and thrift industry.

In connection with its opinion, FinPro reviewed and considered, among other things:

(i)       the merger agreement;
(ii)      the most recent annual report and 10-K report for both institutions;
(iii)     quarterly 10-Q reports for both institutions;
(iv)      interest rate risk tables for both institutions;
(v)       a listing of securities for both institutions;
(vi)      Little Falls' internal loan classification list;
(vii)     listing of other real estate owned for both institutions;
(viii)    the budget and long range operating plans of both institutions;
(ix)      recent regulatory exam reports for both institutions;
(x)       the Minutes of the Board of Directors meetings for Little Falls;
(xi) the directors' and officers' liability and blanket bond insurance policies for Little Falls;
(xii) and other market data, studies and analyses that were considered appropriate.

FinPro conducted due diligence on HUBCO as part of team that included representatives of Malizia, Spidi, Sloane & Fisch, Little Falls' legal counsel. FinPro conducted an on-site review of each organization's historical performance and current financial condition.

In rendering its opinion, FinPro did not independently verify the financial data provided by or on behalf of Little Falls and HUBCO, but instead relied upon the accuracy and completeness of data provided.

We have also had discussions with the management of Little Falls and HUBCO regarding their respective financial results and have analyzed the most current financial data available on Little Falls and HUBCO. We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant. We have met with the management of Little Falls and HUBCO to discuss the foregoing information with them.

We have considered certain financial data of Little Falls and have compared that data with similar data for other thrift institutions and their holding companies which have recently merged or been acquired. Furthermore, we have considered the financial terms of these business combinations involving said thrift institutions and their holding companies.

In reaching our opinion, we took into consideration the financial benefits of the proposed transaction to Little Falls' shareholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by Little Falls and HUBCO, it is our opinion as of this date, that the proposed cash consideration and exchange ratio are fair and equitable to Little Falls' shareholders from a financial point of view.

Little Falls retained FinPro to act as independent financial advisor, to render general advisory services and also to specifically advise Little Falls in connection with its merger and acquisition activities. Pursuant to its engagement, FinPro has been paid a fee for rendering its fairness opinion relating to the merger at the January 26, 1998 meeting of the Little Falls Board. In addition, Little Falls will pay FinPro a transaction fee equal to 1.0 % of the aggregate value of the consideration to be paid by HUBCO in the merger, net of the fees already paid for rendering its fairness opinion.

Prior to being retained as Little Falls' financial advisor, FinPro has provided consulting and professional services to Little Falls. These services included: strategic planning assistance, an independent appraisal of Little Falls common stock as part of its mutual to stock conversion, merger and acquisition analysis, interest rate risk management consulting, loan review reports and market feasibility studies along with other general consulting engagements. The revenues derived from these services are insignificant when compared to the firm's total gross revenues.


                                                     Respectfully submitted,



                                                     FinPro, Inc.
                                                     Liberty Corner, New Jersey

                                                                  APPENDIX D


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                   FORM 10-K/A

(Mark One)
         ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the fiscal year ended       December 31, 1998
                          ----------------------------------------------

                                     - or -
 _
|_| TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from __________________ to ___________________

Commission Number:  0-27010

                           LITTLE FALLS BANCORP, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its Charter)

             New Jersey                                         22-3402073
_______________________________________                   ______________________
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

86 Main Street                                                     07424
----------------------------------------                  ----------------------
(Address of principal executive offices)                         Zip Code

Registrant's telephone number, including area code:  (973) 256-6100
                                                    -----------------
Securities registered pursuant to Section 12(b) of the Act:   None
                                                            ---------
Securities registered pursuant to Section 12(g) of the Act:

                     Common Stock, $0.10 par value per share
                     ---------------------------------------
                                (Title of Class)

         Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES X NO
                                           ---   ---
         Indicate by check mark if disclosure of delinquent  filers  pursuant to
Item 405 of Regulation S-K (ss.229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]

         The aggregate market value of the voting stock held by non-affiliates of the Registrant, based on the closing price of the Registrant's Common Stock as quoted on the Nasdaq Stock Market, on March 11, was $40.0 million (2,023,824) shares at $19.75 per share).

         As of March 11, 1999 there were issued 3,041,750 and outstanding 2,470,551 shares of the Registrant's Common Stock.

                       DOCUMENTS INCORPORATED BY REFERENCE

1. Portions of the Annual Report to Stockholders for the Fiscal Year Ended December 31, 1998. (Parts I, II and IV)

                                      INDEX

PART I                                                                      Page
                                                                            ----
Item 1.     Business......................................................     1

Item 2.     Properties...................................................     25

Item 3.     Legal Proceedings............................................     25

Item 4.     Submission of Matters to a Vote of Security-Holders..........     26

PART II

Item 5.     Market for Registrant's Common Equity and Related
              Stockholder Matters........................................     26

Item 6.     Selected Financial Data......................................     26

Item 7.     Management's Discussion and Analysis of Financial
              Condition and Results of Operations........................     26

Item 8.     Financial Statements and Supplementary Data..................     26

Item 9.     Changes In and Disagreements with Accountants
              on Accounting and Financial Disclosure.....................     26

PART III

Item 10.    Directors and Executive Officers of the Registrant...........     27

Item 11.    Executive Compensation.......................................     30

Item 12.    Security Ownership of Certain Beneficial Owners
              and Management.............................................     37

Item 13.    Certain Relationships and Related Transactions...............     38

PART IV

Item 14.    Exhibits, Financial Statement Schedules and Reports
              on Form 8-K................................................     38

PART I

         Little Falls Bancorp, Inc. (the "Company") may from time to time make written or oral "forward- looking statements", including statements contained in the Company's filings with the Securities and Exchange Commission (including this Annual Report on Form 10-K and the exhibits thereto), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

         These forward-looking statements involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company's control). The following factors, among others, could cause the Company's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the board of governors of the federal reserve system, inflation, interest rates, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors' products and services for the Company's products and services; the success of the Company in gaining regulatory approval of its products and services, when required; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes, acquisitions; changes in consumer spending and saving habits; and the success of the Company at managing the risks resulting from these factors.

         The Company cautions that the listed factors are not exclusive. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Item 1.  Business
-----------------

General

         Little Falls Bancorp, Inc. (the "Company") is a New Jersey corporation organized in August 1995 at the direction of Little Falls Bank (the "Bank") for the purpose of becoming a savings and loan holding company and to acquire all of the capital stock issued by the Bank in its conversion from the mutual to stock form of ownership (the "Conversion"). On January 5, 1996, the Registrant sold 3,041,750 shares of its common stock, par value $0.10 per share (the "Common Stock") in a subscription offering as part of the Conversion. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. References to the "Bank" herein, unless the context required otherwise, refer to the Company on a consolidated basis. The net conversion proceeds totaled approximately $26.8 million of which $14.6 million was invested in the Bank.

         On  November  5,  1998,  Little  Falls  and  Skylands   Community  Bank
terminated the proposed merger between the two companies, which had been announced on August 12, 1998. This merger was terminated by mutual agreement as both companies recognized the possibility that certain conditions to the closing of the merger might not be satisfied. Accordingly, the boards of directors of both companies concluded that it was in the mutual interest of both companies to terminate the merger, and avoid any additional expense.

         The Bank is a federally chartered stock savings bank headquartered in Little Falls, New Jersey. The Bank was originally chartered in 1887 as the Little Falls Building and Loan Association. On December 2, 1993, the Bank converted its mutual charter from a federally chartered savings association to a New Jersey chartered savings bank, changing its name to Little Falls Savings Bank. Effective October 1995, the Bank converted its New Jersey mutual charter to a federal mutual charter and changed its name to "Little Falls Bank." The Bank's deposits are federally insured and the Bank is a member of the Federal Home Loan Bank ("FHLB") System.

         The Company and the Bank are subject to regulation by the Office of Thrift Supervision ("OTS"), the Federal Deposit Insurance Corporation ("FDIC") and the Securities and Exchange Commission ("SEC").

         The Bank is a community oriented savings institution offering a variety of financial services to meet the needs of the communities it serves. The Bank conducts its business from its main office in Little Falls, New Jersey and five branch offices located in Passaic and Hunterdon Counties, New Jersey. The Bank attracts deposits from the general public and has historically used such deposits primarily to originate loans secured by first mortgages on owner-occupied one- to four-family residences in its market area and to purchase mortgage-backed securities. To a lesser extent, the Bank also originates a limited number of commercial real estate, residential construction and consumer loans, which mainly consist of home equity lines of credit. Further, the Bank also invests in mortgage-backed securities and investment securities.

         The principal sources of funds for the Bank's lending activities are deposits, the amortization, repayment and maturity of loans, mortgage-backed securities and investment securities. Principal sources of income are interest and fees on loans, mortgage-backed securities and investment securities. The Bank's principal expense is interest paid on deposits.

Market Area and Competition

         The Bank focuses on serving its customers located in the New Jersey community of Little Falls and surrounding communities in Passaic and Hunterdon Counties, New Jersey. Economic growth in the Bank's market area remains dependent upon the local economy. The economy of the greater New York -
 New Jersey market has historically benefitted from having a large number of corporate headquarters and concentration of financial services-related industries. It also has a well-educated employment base and a large number of industrial, service and high technology businesses. Over the past few years, New Jersey's economy has slowly begun to recover from the effects of a prolonged decline in the national and regional economy, layoffs in the financial services industry and corporate relocations. Employment levels and real estate markets in the Bank's market area have stabilized and in some instances begun to improve. Whether such improvement will continue is dependent, in large part, upon the general economic health of the United States and other factors beyond the Bank's control and, therefore, cannot be estimated. In addition, the deposit and loan activity of the Bank is significantly affected by economic conditions in its market area. The Bank's principal competitors are financial institutions and mortgage banking companies, many of which are significantly larger and have greater financial resources than the Bank. The Bank's competition for loans on a retail and wholesale basis comes principally from commercial banks, mortgage brokers, banking and insurance companies. The Bank's competition for deposits has historically come from commercial banks, thrift institutions and credit unions. In addition, the Bank faces increasing competition for deposits from non-bank institutions, such as brokerage firms and insurance companies in such areas as short-term money market funds, corporate and government securities funds, mutual funds and annuities.

Lending Activities

         Analysis of Loan Portfolio. The following table sets forth information concerning the composition of the Bank's loan portfolio in dollar amounts and in percentages of the loan portfolio as of the dates indicated.



                                                                            At December 31,

-----------------------------------------------------------------------------------------------------
                                     1998                  1997                  1996               1995          1994
                               ------------------   -------------------   -------------------  -----------------  ------------------
                                         Percent               Percent               Percent            Percent           Percent
                               Amount    of Total    Amount    of Total   Amount     of Total  Amount   of Total  Amount  of Total
                               ------    --------    ------    --------   ------     --------  ------   --------  ------  --------
                                                                       (Dollars in Thousands)
Type of Loans:
One- to four-family.........  $117,417     78.77%   $118,254     80.42%  $108,367     92.53%  $88,828     92.31% $87,851    92.71%
Multi-family and commercial
  real estate...............    17,251     11.57      17,362     11.81      3,659      3.13     4,639      4.82   4,463     4.71
Residential construction....        --                   350      0.24        525      0.45     1,098      1.14     521     0.55
Consumer:
Savings account.............       752      0.50         807      0.55        889      0.76       824      0.86     866      .91
Second mortgages............    14,811      9.94      11,630      7.91      5,028      4.29     2,540      2.64   2,694     2.84
Other.......................        14      0.01          12      0.01         25      0.02        42      0.04      52      .05
                               -------    ------     -------    ------    -------    ------     -----      ----   -------   -----
Total loans  receivable
  (gross)...................   150,245    100.79     148,415    100.94    118,493    101.18    97,971    101.81    96,447 101.77
Less:
  Loans in process..........        --        --         233      0.16        150     (0.13)      450     (0.47)      186     (.18)
  Deferred loan origination
   fees and costs...........      (146)     0.10         (19)    (0.01)       138     (0.12)      333     (0.35)      338     (.36)
  Allowance for loan losses.     1,329     (0.89)      1,168      0.79      1,090     (0.93)      958     (0.99)    1,169    (1.23)
                               -------    ------     -------    ------   --------    ------    ------    ------   -------     ------
Total loans, net............  $149,062    100.00%   $147,033    100.00%  $117,115    100.00%  $96,230    100.00%  $94,754   100.00%
                               =======    ======     =======    ======    =======    ======    ======    ======   =======   ======


Loan Maturity Tables

         The following table sets forth the contractual maturity of the Bank's loan portfolio at December 31, 1998. The table does not include prepayments or scheduled principal repayments. Prepayments and scheduled principal repayments on loans totaled $23.7 million for the year ended December 31, 1998. Adjustable-rate mortgage loans are shown as maturing based on contractual maturities rather than the period in which interest rates are next scheduled to adjust.


                                                          Multi-Family
                                                              and
                                     One- to Four-         Commercial      Residential
                                        Family            Real Estate      Construction     Consumer            Total
                                     -------------        ------------     ------------     --------            -----

                                                                      (In Thousands)
Amounts Due:
Within 1 year..................          $     54          $   250          $      --      $    741           $  1,045

  1 to 5 years.................             2,432              495                 --         1,049              3,976
  5 to 10 years................             5,127              200                 --         2,849              8,176
  Over 10 years................           109,804           16,306                 --        10,938            137,048
                                          -------           ------                           ------            -------

Total amount due...............          $117,417          $17,251                          $15,577           $150,245
Less:
Allowance for loan and
  lease loss...................               956              274                 --            99              1,329

Loans in process...............                --               --                 --            --                 --
Deferred loan fees (costs).....              (124)              --                 --           (22)             (146)
                                          -------          -------           --------        ------            ------
 Loans receivable, net.........          $116,585         $ 16,977          $      --       $15,500           $149,062
                                          =======          =======                           ======            =======


         The following table sets forth the dollar amount at December 31, 1998 of all loans due after December 31, 1999, which have pre-determined interest rates and which have floating or adjustable interest rates.

                                                        Floating or
                                         Fixed Rates  Adjustable Rates   Total
                                         -----------  ----------------   -----
                                                      (In Thousands)
One- to four-family................       $45,201       $72,162       $117,363
Multi-family and
  commercial real estate...........         1,600        15,401         17,001
Consumer...........................        12,265         2,571         14,836
                                           ------        ------        -------
  Total............................       $59,066       $17,972       $149,200
                                           ======        ======        =======

         One- to Four-Family Residential Loans. The Bank's primary lending activity consists of the origination of single-family residential mortgage loans secured by owner-occupied property. The Bank originates one- to four-family residential mortgage loans in amounts up to 80% of the appraised value of the mortgaged property and in amounts up to 70% of the appraised value on loans which exceed $200,000. No private mortgage insurance is obtained since loan to value ratios do not exceed 80%. All loans are held in the Bank's portfolio.

         The Bank has an agreement with a mortgage solicitation firm pursuant to which the Bank receives one- to four-family mortgage applications on a state-wide basis. The Bank then submits bids on the mortgage applications on which it is interested prior to making the final loan. The submission of a bid to provide the mortgage loan is not a firm commitment on the Bank's part, as the Bank applies its own underwriting standards before committing to the loan. All loans must be documented, including an original appraisal. This agreement has provided the majority of loan applications received by the Bank in the past year.

         Loan referrals are also obtained from local realtors or builders, existing or past customers and members of the local community. Mortgage loans generally include due-on sale clauses which provide the Bank with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without the Bank's consent.

         The Bank primarily originates adjustable-rate mortgage loans with a guaranteed renewal for a thirty-year term. These loans adjust after one, three, five or ten years. The Bank's ARM loans are originated for its portfolio and do not conform to FNMA or FHLMC standards. Although the Bank's ARM loans have a 6% lifetime cap, at the adjustment period, interest rate changes are discretionary. Generally, ARM loans pose credit risks somewhat greater than the risk inherent in fixed-rate loans primarily because, as interest rates rise, the underlying payments of the borrower rise, increasing the potential for default. The Bank also offers fixed-rate loans with terms of 15 and 30 years. The Bank offers various loan programs with varying interest rates and fees which are competitively priced based on market conditions and the Bank's cost of funds.

         Multi-Family and Commercial Real Estate Loans. The Bank also originates and purchases multi-family and commercial real estate loans. These loans are generally adjustable-rate loans with maturities up to 25 years and are made in amounts up to 75% of the appraised value of the mortgaged property. In purchasing such loans, the Bank evaluates the mortgage primarily on the net operating income generated by the real estate to support the debt service. The Bank also considers the financial resources and income level of the borrower, the borrower's experience in owning or managing similar property, the marketability of the property and the Bank's prior lending experience with the borrower. The typical multi-family property in the Bank's multi-family lending portfolio has between 11 and 110 dwelling units with an average loan balance of approximately $550,000. Most loans originated or purchased are located in New Jersey and New York.

         To a lesser extent, the Bank's policy has been to originate commercial real estate loans. The loans are generally made in amounts up to 65% of the appraised value of the property. The Bank's commercial real estate loans primarily have rates equal to the prime rate plus a margin. In making such loans, the Bank primarily considers the net operating income generated by the real estate to support the debt service, the financial resources and income level and managerial resources of the borrower, the marketability of the property and the Bank's lending experience with the borrower.

         The Bank's commercial real estate loans typically are secured by properties such as mixed-use properties, retail stores, office buildings and strip shopping centers. The Bank's commercial real estate portfolio includes multi-family loans. For a discussion of the Bank's largest commercial real estate loan, see "- Loans to One Borrower."

         Loans secured by multi-family and commercial real estate generally involve a greater degree of risk than one- to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate. If the cash flow from the property is reduced, the borrower's ability to repay the loan may be impaired.

         Residential Construction Loans. The Bank's policy has been to originate residential construction loans to a lesser extent than other types of mortgages. Residential construction loans are made up to a maximum of 80% of the appraised value of the home, based upon the builder's plans. The rate charged is generally the prime rate plus 1% and one point. The loan proceeds are disbursed based upon work completed.

         Consumer Loans. The Bank's consumer loans primarily consist of home equity loans, and, to a much lesser extent, student loans, personal loans and loans secured by savings deposits. The home equity lines of credit are made with loan to value ratios of up to 80% on either a fixed or adjustable rate basis.

         The underwriting standards employed by the Bank for consumer loans include a determination of the applicant's payment history on other debts and an assessment of the borrower's ability to make payments on the proposed loan and other indebtedness. In addition to the creditworthiness of the applicant, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount. The Bank's consumer loans tend to have higher interest rates and shorter maturities than one- to four-family mortgage loans, but are considered to entail a greater risk of default than mortgage loans.

         Loan Approval Authority and Underwriting. The Board of Directors generally approves all mortgage loans although the Bank's President has the authority to approve loans up to $500,000. Any loans exceeding that amount must be approved by the Board of Directors.

         The Bank uses board approved independent fee appraisers on real estate loans. It is the Bank's policy to obtain title insurance on all properties securing real estate loans and to obtain fire, flood and casualty insurance on all loans that require security.

         Loan Commitments. The Bank issues written commitments to prospective borrowers on all real estate approved loans. Generally, the commitment requires the loan to be closed within sixty days of issuance. At December 31, 1998, the Bank had $5.1 million of commitments to fund new mortgage loans and commitments on unused lines of credit relating to home equity loans of $4.6 million.

         Loan Purchases. The Bank has purchased and participated in loans, primarily in its market area. At December 31, 1998, the Bank had $3.9 million of purchased loans and $15.4 million in loan participations. The Bank purchases and participates in loans after applying its own underwriting standards. The Bank typically does not service the loans that it purchases or participates in with other financial institutions.

         Loans to One Borrower. Savings associations are subject to the same limits as those applicable to national banks, which under current regulations limit loans-to-one borrower in an amount equal to 15% of unimpaired capital and retained income on an unsecured basis and an additional amount equal to 10% of unimpaired capital and retained income if the loan is secured by readily marketable collateral (generally, financial instruments, not real estate) or $500,000, whichever is higher. The Bank's maximum loan-to-one borrower limit was approximately $4.5 million as of December 31, 1998.

         At December 31, 1998, the Bank's three largest lending relationships ranged from $1.0 million to $1.1 million. They are all performing loans on apartment buildings in New Jersey and New York in which the Bank has a participating interest. See also "-- Multi-Family and Commercial Real Estate."

Non-Performing Loans and Classified Assets

         Loan Delinquencies. The Bank's collection procedures provide that when a mortgage loan is 15 days past due, a notice of nonpayment is sent. If payment is still delinquent after 30 days past due, the customer will receive a letter from the Bank. If the delinquency continues, similar subsequent efforts are made to eliminate the delinquency. If the loan continues in a delinquent status for 60 days or more and no repayment plan is in effect, the Bank's attorney will send a letter to the customer. After 90 days past due, the Board of Directors typically approves the initiation of foreclosure proceedings as soon as possible. Loans are reviewed on a monthly basis and are placed on a non-accrual and non-performing status when the loan becomes more than 90 days delinquent.

         The following table sets forth information regarding non-performing loans and real estate owned. During the periods indicated, the Bank had no restructured loans within the meaning of SFAS No. 15.


                                                                               At December 31,
                                                       1998             1997            1996           1995            1994
                                                       ----             ----            ----           ----            ----
                                                                           (Dollars in Thousands)
Non-performing loans:
   Nonaccrual loans:
   One- to four-family residential...........           $1,003         $ 1,036         $   989         $1,059        $4,182

   Multi-family and commercial real estate...               --             248             860            860            --
   Consumer loans............................               --              --              52             23            20
                                                         -----         -------         -------         ------        ------
Total nonaccrual loans.......................            1,003           1,284           1,901          1,942         4,202
   Accruing one- to four-family residential..               --              --              --            505            --
                                                         -----         -------        --------         ------       -------
Total non-performing loans...................            1,003           1,284           1,901          2,447         4,202
                                                         -----          ------         -------         ------        ------
Real estate owned............................              297             604             857          1,501         1,765
                                                         -----          ------         -------          -----         -----
Total non-performing assets                                              1,888         $ 2,758         $3,948        $5,967
                                                                                        ======          =====         =====
Total non-performing loans to net loans.....              .67%             .87%          1.62%          2.54%          4.43%
                                                        =====            =====          =====          =====           =====
Total non-performing loans to total assets...             .29%             .39%           .63%           .79%          2.17%
                                                        =====            =====          =====          =====           =====
Total non-performing assets to total assets..             .37%             .57%           .91%          1.27%          3.09%
                                                        =====            =====          =====          =====           =====


         Interest income that would have been recorded on nonaccrual loans had they been current under the original terms of such loans was approximately $89,000 and $111,000 for the years ended December 31, 1998 and 1997, respectively. Amounts included in the Bank's interest income attributable to non-performing loans for the years ended December 31, 1998 and 1997 were approximately $60,000 and $50,000, respectively.

         Classified and Criticized Assets. OTS regulations provide for a classification system for problem assets of insured institutions which covers all problem assets. Under this classification system, problem assets of insured institutions are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the insured institution may sustain "some loss" if the deficiencies are not corrected. Loans classified as substandard may or may not be considered impaired under generally accepted accounting principals. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and as such, are charged off by the Bank. Assets which do not currently expose the Bank to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated "special mention" by management.

         When the Bank classifies problem assets as either substandard or doubtful, it may establish general allowances for loan and lease losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities. When the Bank classifies problem assets as loss, it is considered uncollectible and the Bank charges off such amount. The Bank's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital.

         The following table provides further information about the Bank's classified assets as of the dates indicated.

                                              At December 31,
                             --------------------------------------------------
                              1998        1997       1996       1995     1994
                             ------      ------     ------     ------   -------
                                              (In Thousands)
Criticized:
  Special Mention........    $1,573      $3,912     $2,931     $2,639    $2,094
Classified:
  Substandard............     1,645       1,637      3,665      3,925     5,901
  Doubtful...............        --          --         --         --        --
  Loss...................        --          --         --         --       123
                             ------      ------     ------     ------    ------
                             $3,218      $5,549     $6,596     $6,564    $8,118
                              =====       =====      =====      =====     =====


         Real Estate Owned. Real estate acquired by the Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is carried at the lower of the cost or fair value less selling costs. It is the policy of the Bank to obtain an appraisal on all real estate acquired through foreclosure as soon as practicable after it takes possession of the property. The Bank generally reassesses the value of real estate owned at least every eighteen months. These properties are subsequently evaluated and carried at the lower of the "new" cost or fair value minus selling costs of the underlying collateral. The Bank's real estate owned totaled approximately $297,000 at December 31, 1998.

         Allowance for Loan Losses. A provision for loan losses is charged to operations based on management's evaluation of the potential losses that may be incurred in the Bank's loan portfolio. Such evaluation, which includes a review of certain loans of which full collectibility of interest and principal may not be reasonably assured, considers the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and current economic conditions.

         Management will continue to review its loan portfolio to determine the extent, if any, to which further additional loss provisions may be deemed necessary. There can be no assurance that the allowance for losses will be adequate to cover losses which may in fact be realized in the future and that additional provisions for losses will not be required.

         As a result of the declines in regional real estate market values and the significant losses experienced by many financial institutions, there has been a greater level of scrutiny by regulatory authorities of the loan portfolios of financial institutions undertaken as part of the examination of the institution by the FDIC, OTS or other federal or state regulators. Results of recent examinations indicate that these regulators may be applying more conservative criteria in evaluating real estate market values, requiring significantly increased provisions for potential loan losses. While the Bank believes it has established an adequate allowance for loan losses, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to significantly increase its allowance for loan losses, thereby negatively affecting the Bank's financial condition and earnings or that the Bank may not have to increase its level of loan loss allowance in the future.

         Analysis of the Allowance for Loan Losses. The following table sets forth information with respect to the Bank's allowance for loan losses at the dates indicated.

                                                                           At December 31,
                                              ------------------------------------------------------------------------
                                                1998            1997               1996            1995         1994
                                                ----            ----               ----            ----         ----
                                                                        (Dollars in Thousands)
Total loans outstanding...............        $150,245        $148,415           $118,493        $97,971      $96,447
                                               =======         =======            =======         ======       ======


Allowance balances (at beginning
 of period)...........................        $  1,168        $  1,090           $    958        $ 1,169      $   818

Provision:
  One- to four-family.................              79             168                136             87          340
  Multi-family and commercial
    real estate(1)....................              39              35                 38             35           13
  Consumer............................              43              37                  9              9            3
                                               -------         -------            -------          -----       ------
Total provision for loan losses.......             161             240                183            131          356
                                               -------         -------            -------          -----       ------
Charge-offs net of recoveries:
  One- to four-family.................              --             154                 51            342            5
  Multi-family and commercial
    real estate.......................              --              --                 --             --           --
Consumer..............................              --               8                 --             --           --
                                               -------         -------            -------         ------       ------
Total charge-offs.....................              --             162                 51            342            5
                                               -------         -------            -------         ------       ------
Allowance balance (at end of
  period).............................        $  1,329        $  1,168           $  1,090        $   958      $ 1,169
                                               =======         =======            =======         ======       ======

Allowance for loan losses as
  a percent of total loans
  outstanding.........................            0.88%           0.79%              0.92%          0.98%        1.21%
                                               =======         =======            =======         ======       ======

------------------------
(1)  Includes residential construction loans.

         Allocation of Allowance for Loan Losses. The following table sets forth the allocation of the Bank's allowance for loan and lease losses by loan category and the percentage of loans in each category to net loans receivable at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for future losses which may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.


                                                                          At December 31,

-------------------------------------------------------------------------------------------------
                                               1998        1997               1996               1995                1994
                                -------------------  -----------------  -----------------  -----------------    ------------------
                                          Percent            Percent            Percent            Percent              Percent
                                          of Loans           of Loans           of Loans           of Loans             of Loans
                                          to Loan            to Loan            to Loan            to Loan              to Loan
                                 Amount   Portfolio  Amount  Portfolio  Amount  Portfolio  Amount  Portfolio   Amount   Portfolio
                                 ------   ---------  ------  ---------  ------  ---------  ------  ---------   ------   ---------
                                                                     (Dollars in Thousands)
At end of period allocated to:
One-to four-family..........    $  956      71.39%   $  877   79.68%    $ 863      91.66%   $778     92.31%    $1,033      92.71%
Multi-family and
  commercial real
   estate(1)................       274      20.62       235   11.93       200       3.27     162      4.82        127       4.71
Consumer ...................        99       7.45        56    8.39        27       5.07      18      3.54          9       3.80
                                ------     ------     -----  ------    ------     ------    ----    ------     ------      ------
Total allowance.............    $1,329     100.00%   $1,168  100.00%   $1,090     100.00%   $958    100.00%    $1,169     100.00%
                                 =====     ======     =====  ======     =====     ======     ===    ======      =====     ======


(1)  Includes residential construction loans.

Investment Activities

         General. The investment policy of the Bank, which is approved by the Board of Directors and implemented by certain officers as authorized by the Board, is designed primarily to provide and maintain liquidity and to manage the interest rate sensitivity of its overall assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to provide a flow of earnings and a countercyclical balance to earnings and to provide a balance of quality and diversification of the Bank's assets. In establishing its investment strategies, the Bank considers its business and growth plans, the economic environment, its interest rate sensitivity position, the types of securities to be held, and other factors. Federally chartered savings institutions have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various federal agencies, mortgage-backed and mortgage-related securities, certain certificates of deposit of insured banks and savings institutions, certain bankers acceptances, repurchase agreements, loans of federal funds, and, subject to certain limits, corporate securities, commercial paper and mutual funds.

         Current regulatory and accounting guidelines regarding investment portfolio policy require insured institutions to categorize securities as held for "investment," "sale," or "trading." At December 31, 1998, the Bank had no securities held available for sale or trading. The Bank's securities portfolio, which the Bank has the ability and intent to hold to maturity, are accounted for on an amortized cost basis. The Bank may purchase securities in the future to be held available for sale or trading.

         At December 31, 1998, the Bank's investment securities portfolio primarily consisted primarily of short and medium term agency securities, corporate bonds, trust preferred securities and preferred stock. In addition, at December 31, 1998, the Bank had federal funds sold of $23.0 million, repurchase agreements of $4.0 million and FHLB stock of $3.8 million.

         To supplement lending activities and to utilize excess liquidity, the Bank invests in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. The mortgage-backed securities portfolio at December 31, 1998 consisted of both fixed-rate and adjustable rate certificates issued by the FHLMC, GNMA and FNMA. The fixed rate certificates provide the certificate holder principal payments while the adjustable rate securities provide protection against rising interest rates.

         Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as the Bank. Such quasi-governmental agencies, which guarantee the payment of principal and interest to investors, primarily include FHLMC, FNMA, and GNMA.

         Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate mortgages or adjustable-rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. As a result, the interest rate risk characteristics of the underlying pool of mortgages, fixed rate or adjustable rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

         All of the securities have a cap rate of either 9.0%, or 10.0% and all of the products meet the current FFIEC tests. The securities are tested on a quarterly basis.

         Investment and Mortgage-backed Securities Portfolio. The following table sets forth the carrying value of the Bank's investment and mortgage-backed securities portfolio.

                                                    At December 31,
                                   ---------------------------------------------
                                     1998(1)             1997           1996
                                   ----------         -----------    -----------
                                                    (In Thousands)

Investment Securities:
 U.S. Government
   securities.................      $     --             $    --        $ 6,006

 U.S. Agency securities.......        53,419              57,988         45,022
 Corporate bonds..............         1,990                  --             --
 Trust preferred securities...        11,496                  --             --
 Preferred stock..............        13,095                  --             --
 Other securities.............            --                  --            342
                                     -------              ------         ------
   Total investment
     securities...............        80,000              57,988         51,370
                                     -------              ------         ------
Federal funds sold............        23,000               3,500          5,000
Repurchase agreements.........         4,000                  --             --
FHLB Stock....................         3,768               2,518          2,076
                                     -------              ------         ------
   Total investment
     securities, federal
     funds sold and FHLB
      stock...................      $110,768             $64,006        $58,446
                                     =======              ======         ======



--------------------
(1) Includes held to maturity and available for sale (available for sale issues are reflected net of an unrealized loss of approximately $493,000).


                                                   At December 31,
                                      ---------------------------------------
                                       1998(2)        1997(2)          1996
                                      --------       --------        --------
                                              (Dollars in Thousands)
Mortgage-backed securities:
  GNMA...........................     $17,293        $ 26,337        $ 33,675
  FNMA...........................      36,953          42,393          49,434
  FHLMC..........................      20,158          34,932          28,297
                                       ------         -------         -------
      Total......................      74,404         103,662         111,406
  Net premiums...................         941           1,224           1,067
                                      -------        --------         -------
Net mortgage-backed
  securities.....................     $75,345        $104,886        $112,473
                                       ======         =======         =======


---------------------
(2) Includes held to maturity and available for sale (available for sale issues are reflected net of unrealized losses of $16,600 and $111,500 for 1998 and 1997, respectively).

         Investment and Mortgage-backed Securities' Portfolios Maturities. The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Bank's investment and mortgage-backed securities portfolios at December 31, 1998.



                                                                                                           Total Investment and
                                         One Year or Less    One to Five Years   More Than Five Years    Mortgage-backed Securities
                                        ------------------  -------------------  --------------------  ----------------------------
                                                  Weighted             Weighted              Weighted            Weighted Estimated
                                        Carrying  Average   Carrying   Average    Carrying   Average   Carrying  Average     Fair
                                         Value     Yield     Value      Yield      Value      Yield     Value    Yield      Value
                                        --------  --------  --------   --------   --------   --------  --------  --------  ---------
                                                                            (Dollars in Thousands)
U.S. Agency securities(1)..........     $   --        --%    $ 2,000     6.74%    $51,419     6.20%     $53,419    6.22%    $53,200
Corporate Bonds(1).................         --        --%         --       --       1,990     7.00        1,990    7.00       1,990
Trust preferred securities(1)......                                                11,496     6.60       11,496    6.60      11,496
Preferred stock(1).................     $                      8,910     5.00       4,185     6.26        8,910    5.00      13,095
                                         -----      ----      ------     ----      ------     ----       ------    ----      ------
   Total investment securities(1)..     $   --        --%    $10,910     5.32%    $69,090     6.29%     $80,000    6.16%    $79,781
                                         =====      ====      ======     ====      ======     ====       ======    ====      ======

GNMA...............................     $   --        --%    $   155     8.25%    $17,488     7.04%     $17,643    7.05%    $17,498
FNMA(1)............................        119      7.00       1,248     7.00      36,052     6.55       37,419    6.57      37,427
FHLMC(1)...........................      1,523      5.92       3,412     6.79      15,347     6.70       20,282    6.65      20,353
                                         -----      ----      ------     ----      ------     ----       ------    ----      ------
   Total mortgage-backed                $1,642      6.00%    $ 4,815     6.89%    $68,887     6.71%     $75,344    6.70%    $75,278
   securities......................      =====      ====      ======     ====      ======     ====       ======    ====     ======


----------------------
(1) Includes securities held to maturity and available for sale.

Sources of Funds

         General. Deposits are the major source of the Bank's funds for lending and other investment purposes. The Bank derives funds from amortization and prepayment of loans and maturities of investment securities, mortgage-backed securities and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions. The Bank can obtain advances from the FHLB as an alternative to retail deposit funds. FHLB advances may also be used to acquire certain other assets as may be deemed appropriate for investment purposes. These advances are collateralized by the capital stock of the FHLB held by the Bank and by certain of the Bank's mortgage loans and mortgage-backed securities.

         Deposits. The Bank currently offers NOW Accounts, Super NOW accounts, regular passbook statement savings accounts and savings accounts, money market deposit accounts and term certificate accounts, primarily to consumers within its primary market area. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit and the interest rate, among other factors.

         Although the Bank partially relies on customer service and relationships with customers to attract and retain deposits, market interest rates and rates offered by competing financial institutions significantly affect the Bank's ability to attract and retain deposits.

         The interest rates paid by the Bank on deposits are monitored regularly and are set as needed at the direction of the Board of Directors. The interest rates on deposit account products are determined by evaluating the interest rates offered by other local institutions, and the degree of competition the Bank wishes to maintain; the Bank's anticipated need for cash and the timing of that desired cash flow; the cost of borrowing from other sources versus the cost of acquiring funds through customer deposits; and the Bank's anticipation of future economic conditions and related interest rates. The Bank's interest rates typically are competitive with those offered by competitors in the Bank's primary market area.

         Regular savings accounts, money market accounts and NOW accounts including non-interest bearing deposits constituted $41.4 million, $7.0 million and $29.1 million, respectively, or 17.05%, 2.87%, and 11.98%, respectively. Certificates of deposit constituted $165.5 million or 68.10% of the deposit portfolio. As of December 31, 1998, the Bank had no brokered deposits.

         Jumbo Certificate Accounts. The following table indicates the amount of the Bank's certificates of deposit of greater than $100,000 by time remaining until maturity as of December 31, 1998.

                                                       Certificates
Maturity Period                                        of Deposits
---------------                                       --------------
                                                      (In Thousands)
Within three months.................................    $ 1,971
Three through six months............................      2,684
Six through twelve months...........................      6,468
Over twelve months..................................      3,419
                                                         ------
                                                        $14,542

         Savings Deposit Activity. The following table sets forth the savings activities of the Bank for the periods indicated.

                                                   Year Ended December 31,
                                            ------------------------------------
                                              1998          1997          1996
                                              ----          ----          ----
                                                       (In Thousands)
Net increase (decrease)
  before interest credited, deposits
  purchased and deposits sold............    $ 2,411      $(8,507)    $ (21,401)
Deposits purchased.......................         --           --            --
Deposits sold............................         --           --        (9,221)
Interest credited........................     10,504       10,328        11,083
                                              ------       ------      --------
Net increase (decrease) in
  savings deposits.......................    $12,915      $ 1,821     $ (19,539)
                                              ======       ======      ========


Borrowings

         At December 31, 1998, the Bank had $68.5 million of borrowings with the Federal Home Loan Bank. These consist of the following:

                  (a) $9.0 million repurchase agreement with a rate of 5.82%, maturing December, 1999 and is callable quarterly on interest payment dates. As of March 6, the borrowing was still in place.

                  (b) $25.0 million advance maturing March 2008, and with a rate of 5.35%. On March 12, 2001 and quarterly thereafter, the borrowing can be called with four days notice.

                  (c) $25.0 million advance maturing November 2003, and with a rate of 4.93%. On November 19, 2001 and quarterly thereafter, the borrowing can be called with four days notice.

                  (d) $9.5 million, 30 day repurchase agreement with a rate of 5.29%. This repurchase agreement was subsequently rolled over in January 1999 at a rate of 4.95%. In February, the repurchase agreement was paid down to $9.0 million and the rate became 4.92%.

Subsidiary Activities

         As of December 31, 1998, the Bank was the sole subsidiary of the Company. The Bank has no active subsidiaries.

Personnel

         As of December 31, 1998, the Bank had 37 full-time and 12 part-time employees. None of the Bank's employees are represented by a collective bargaining group. The Bank believes that its relationship with its employees is good.

Regulation

         Set forth below is a brief description of all materials laws and regulations which relate to the regulation of the Bank and the Company. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Company Regulation

         General. The Company is a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Company and its non-savings association subsidiaries, should such subsidiaries be formed, which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association. This regulation and oversight is intended primarily for the protection of the depositors of the Bank and not for the benefit of stockholders of the Company. The Company is also required to file certain reports with, and otherwise comply with, the rules and regulations of the OTS and the SEC.

         Qualified Thrift Lender Test. As a unitary savings and loan holding company, the Company generally is not subject to activity restrictions, provided the Bank satisfies the Qualified Thrift Lender ("QTL") test. If the Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Company and any of its subsidiaries (other than the Bank or any other Savings Association Insurance Fund ("SAIF") insured savings association) would become subject to restrictions applicable to bank holding companies unless such other associations each also qualify as a QTL and were acquired in a supervisory acquisition. See "Regulation of the Bank -- Qualified Thrift Lender Test."

         Restrictions on Acquisitions. The Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

         Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in OTS regulations, of a federally insured savings institution without giving at least 60 days' written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. In addition, no company may acquire control of such an institution without prior OTS approval.

         Federal Securities Law. The Company is subject to filing and reporting requirements by virtue of having its common stock registered under the Securities Exchange Act of 1934. Furthermore, Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Company meets specified current public information requirements, each affiliate of the Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

Regulation of the Bank

         General. As a federally chartered, SAIF-insured savings association, the Bank is subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with various federal statutory and regulatory requirements. The Bank is also subject to certain reserve requirements promulgated by the Federal Reserve Board.

         The OTS, in conjunction with the FDIC, regularly examines the Bank and prepares reports for the consideration of the Bank's Board of Directors on any deficiencies that they find in the Bank's operations. The Bank's relationship with its depositors and borrowers is also regulated to a great extent by federal law, especially in such matters as the ownership of savings accounts and the form and content of the Bank's mortgage documents.

         The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other savings institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulations, whether by the OTS, the FDIC or the Congress could have a material adverse impact on the Company, the Bank and their operations.

         Deposit Insurance. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and savings institutions and safeguards the safety and soundness of the banking and savings industries. Two separate insurance funds, the Bank Insurance Fund ("BIF") for commercial banks, state savings banks and some federal savings banks, and the SAIF for savings associations, are maintained and administered by the FDIC. The Bank is a member of the SAIF and its deposit accounts are insured by the FDIC, up to the prescribed limits. The FDIC has examination authority over all insured depository institutions, including the Bank, and has under certain circumstances, authority to initiate enforcement actions against federally insured savings institutions to safeguard safety and soundness and the deposit insurance fund.

         Assessments. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such assessment rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments are set within a range, based on the risk the institution poses to its deposit insurance fund. This risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

         FDIC assessments on SAIF institutions currently range from 0 to 27 basis points. In addition, legislation requires the cost of prior thrift failures to be shared by both the SAIF and the Bank Insurance Fund ("BIF") (Fico Bond payments). The Fico Bond assessment for savings institutions in 1998 was approximately $0.61 per $100 in deposits.

         Examination Fees. In addition to federal deposit insurance premiums, savings institutions like the Bank are required by OTS regulations to pay assessments to the OTS to fund the operations of the

OTS. The general assessment is paid on a semi-annual basis and is computed based on total assets of the institution, including subsidiaries.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) a leverage ratio (core capital) equal to at least 4% of total adjusted assets, and (3) a risk-based capital requirement equal to 8.0% of total risk-weighted assets.

         Savings associations with a greater than "normal" level of interest rate exposure will, in the future, be subject to a deduction for an interest rate risk ("IRR") component which may be from capital for purposes of calculating their risk-based capital requirement. See "-- Net Portfolio Value Analysis."

         Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), plus purchased mortgage servicing rights valued at the lower of the maximum percentage established by the OTS or the amount includable in core capital. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, and qualifying supervisory goodwill, less nonqualifying intangible assets.

         The OTS requires a core capital ratio of at least 3% for those savings associations in the strongest financial and managerial condition. All other savings associations are required to maintain minimum core capital of at least 4% of total adjusted assets, with a maximum core capital ratio requirement of 5%. In determining the required minimum core capital ratio, the OTS assesses the quality of risk management and the level of risk in each savings association on a case-by-case basis.

         The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital (which is defined as core capital plus supplementary capital) of 8% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans and other assets.

         As shown below, the Bank's regulatory capital exceeded all minimum regulatory capital requirements applicable to it as of December 31, 1998:

                                                                    Percent of
                                                                     Adjusted
                                                  Amount              Assets
                                                  ------            ----------
                                                    (Dollars in Thousands)
Tangible Capital:
Actual capital................................    $28,740              8.33%
Regulatory requirement........................      5,176              1.50
                                                  -------              ----
  Excess......................................    $23,564              6.83%
                                                   ======              ====

Core Capital:
Actual capital................................    $28,740              8.33%
Regulatory requirement........................     13,801              4.00
                                                   ------              ----
  Excess......................................    $14,939              4.33%
                                                   ======              ====

Risk-Based Capital:
Actual capital................................    $29,988             20.45%
Regulatory requirement........................     11,729              8.00
                                                   ------             -----
  Excess......................................    $18,259             12.45%
                                                   ======             =====


         The Bank is not under any agreement with regulatory authorities nor is it aware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on liquidity, capital resources or operations of the Bank or the Company.

         Prompt Corrective Action. The FDICIA also established a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective December 19, 1992, the banking regulators are required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Under the OTS final rule implementing the prompt corrective action provisions, an institution is deemed to be (i) "well capitalized", (ii) "adequately capitalized", (iii) "undercapitalized",
(iv) "significantly undercapitalized", or (v) "critically undercapitalized". In addition, under certain circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized). Immediately upon becoming undercapitalized, an institution shall become subject to various restrictions and could be subject to additional supervisory actions.

         As of December 31, 1998, the Bank was a "well capitalized institution" as defined in the prompt corrective action regulations and as such is not subject to any prompt corrective action measures.

         Dividend and Other Capital Distribution Limitations. Federal law requires the Bank to give the OTS 30 days' advance notice of any proposed declaration of dividends to the Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to the Company. In addition, the Bank may not declare or pay a cash dividend on its capital stock if the effect thereof would be to reduce the regulatory capital of the Bank below the amount required for the liquidation account to be established in connection with the Conversion.

         Finally, a savings association is prohibited from making a capital distribution if, after making the distribution, the savings association would be "undercapitalized" (not meet any one of its minimum regulatory capital requirements). OTS regulations also prohibit the Bank from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory (or total) capital of the Bank would be reduced below the amount required to be maintained for the liquidation account established by it for certain depositors in connection with its conversion from mutual to stock form. In addition, such regulations prohibit an institution from repurchasing any of its stock for a period of at least one year from the date of its conversion without a waiver of such prohibition by the OTS.

         Qualified Thrift Lender Test. Savings institutions are to meet a QTL test. If the Bank maintains an appropriate level of Qualified Thrift Investments (primarily residential mortgages and related investments, including certain mortgage-backed securities) ("QTIs") and otherwise qualifies as a QTL, it will continue to enjoy full borrowing privileges from the FHLB of New York. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings associations may include shares of stock of the FHLBs, FNMA and FHLMC as qualifying QTIs. The method for measuring compliance with the QTL test is on a monthly basis in nine out of every 12 months. As of December 31, 1998, the Bank was in compliance with its QTL requirement.

         A savings association that does not meet a QTL test must either convert to a bank charter or comply with the following restrictions on its operations:
(i) the savings association may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the savings association shall be restricted to those of a national bank; (iii) the savings association shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the savings association shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the savings association ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

         Loans-to-One   Borrower.   See  "Business  --  Lending   Activities  --
Loans-to-One Borrower."

         Community Reinvestment. Under the Community Reinvestment Act ("CRA"), as implemented by OTS regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. Current law requires public disclosure of an institution's CRA rating and requires the OTS to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system in lieu of the existing five-tiered numerical rating system. The Bank received a satisfactory rating as a result of its last evaluation in March, 1998.

         Transactions With Affiliates. Generally, restrictions on transactions with affiliates require that transactions between a savings association or its subsidiaries and its affiliates be on terms as favorable to the Bank as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of the Bank's capital; collateral in specified amounts must usually be provided by affiliates to receive loans from the Bank. Affiliates of the Bank include the Company and any company which would be under common control with the Bank. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate which is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case-by-case basis.

         The Bank's authority to extend credit to its officers, directors and 10% shareholders, as well as to entities that such persons control is currently governed by Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated by the Federal Reserve Board. Among other things, these regulations require such loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans the Bank may make to such persons based, in part, on the Bank's capital position, and require certain approval procedures to be followed. Recent legislation permits savings institutions to make loans to executive officers, trustees and principal shareholders ("insiders") on preferential terms, provided the extension of credit is made pursuant to a benefit or compensation program of the Bank that is widely available to employees of the Bank or its affiliates and does not give preference to any insider over other employees of the Bank or affiliate.

         Liquidity Requirements. All savings associations are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the required liquid asset ratio is 4%. At December 31, 1998 the Bank's liquidity ratio was 36.11%.

         Federal Home Loan Bank System. The Bank is a member of the FHLB of New York, which is one of 12 regional FHLBs that administer the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

         As a member, the Bank is required to purchase and maintain stock in the FHLB of New York in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts, or similar obligations at the beginning of each year. As of December 31, 1998, the Bank had $2.5 million in FHLB stock, which was in compliance with this requirement. For the fiscal year ended December 31, 1998, dividends paid by the FHLB of New York to the Bank totaled $256,000.

         Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy the liquidity requirements that are imposed by the OTS.

Item  2.  Properties
--------------------

         The Bank operates from its main office located at 86 Main Street, Little Falls, New Jersey and five branch offices, one of which is leased. This includes three branches purchased from an unaffiliated commercial bank in December 1996. The Bank's total investment in office property and equipment is $4.2 million with a net book value of $2.6 million at December 31, 1998.

Item 3.  Legal Proceedings
--------------------------

         Neither the Company nor its subsidiaries are involved in any pending legal proceedings, other than routine legal matters occurring in the ordinary course of business, which in the aggregate involve amounts which are believed by management to be immaterial to the consolidated financial condition or results of operations of the Company.

Item 4.  Submission of Matters to a Vote of Security-Holders
------------------------------------------------------------

         Not applicable.

                                     PART II


Item 5.  Market for Common Equity and Related Stockholder Matters
-----------------------------------------------------------------

         Information relating to the market for Registrant's common equity and related stockholder matters appears under "Stock Market Information" in the Registrant's 1998 Annual Report to Stockholders ("Annual Report") on page 2, and is incorporated herein by reference.

Item 6.  Selected Financial Data
--------------------------------

         The above-captioned information appears in the Annual Report on pages 3 and 4, and is incorporated herein by reference.

Item 7. Management's Discussion and Analysis of Financial Conditions and Results of Operations
--------------------------------------------------------------------------------

         The above-captioned information appears under Management's Discussion and Analysis of Financial Condition and Results of Operations in the Annual Report on pages 5 through 10 and is incorporated herein by reference.

Item 7A.  Quantitative and Qualitative Disclosure About Market Risk
-------------------------------------------------------------------

         The information contained in the Section captioned "Risk Management" in the Annual Report on page 10 is incorporated herein by reference.

Item 8.  Financial Statements and Supplementary Data
----------------------------------------------------

         The Financial Statements of the Bank, together with the report thereon by Radics & Co., LLC, appear in the Annual Report on pages 18 through 58 and are incorporated herein by reference.

Item 9. Changes In and Disagreements with Accountants on Accounting and Financial Disclosure
--------------------------------------------------------------------------------

         Not applicable.

                                    PART III

Item 10.  Directors and Executive Officers of the Registrant
------------------------------------------------------------

         The Certificate of Incorporation requires that the Board of Directors be divided into three classes, each of which contains approximately one-third of the members of the Board. The directors are elected by the stockholders of the Company for staggered three-year terms, or until their successors are elected and qualified. The Board of Directors currently consists of seven members.

         The following table sets forth the directors continuing in office, their name, age, the year they first became a director of the Company or the Bank, the expiration date of their current term as a director, and the number and percentage of shares of the Common Stock beneficially owned as of the March 22, 1999. Each director of the Company is also a member of the Board of Directors of the Bank.


                                                                             Shares of
                                        Year First      Current             Common Stock
                                        Elected or      Term to             Beneficially             Percent
Name                        Age(1)      Appointed       Expire              Owned(2)(3)             of Class
----                        ------      ----------      -------         ---------------------       --------
John P. Pullara               67          1995            1999           52,417(9)(10)                2.06%

George Kuiken                 78          1954            1999           25,166(4)(5)(11)             0.99%

Raoul G. Barton               74          1970            2001           39,222(4)(5)(6)(7)           1.54%

Albert J. Weite               64          1976            2001           38,666(4)(5)(8)              1.52%

Norman A. Parker              85          1953            2000           34,366(4)(5)(6)(12)          1.35%

Edward J. Seugling            62          1970            2000           26,666(4)(5)(6)(13)          1.05%

All Directors and
Executive Officers as a
Group (9 persons)                                                       268,296(14)(15)(16)          10.56%


------------------------
*        Less than 1.0%.
(1)      As of December 31, 1998.
(2)      As of the March 22, 1999.
(3) Pursuant to rules promulgated under the 1934 Act, an individual is considered to beneficially own shares of Common Stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2)
         investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a director has sole voting power and sole investment power with respect to the indicated shares.
(4) Includes 6,083 shares of Common Stock that have been awarded under the Management Stock Bonus Plan ("MSBP"), 3,500 shares of Common Stock under the 1997 Directors Stock Compensation Plan ("1997 DSCP") and 3,500 shares of Common Stock under the 1998 Directors Stock Compensation Plan ("1998 DSCP") which are subject to forfeiture under certain circumstances. Shares awarded under the MSBP, 1997 DSCP and the 1998 DSCP vest equally over five year periods beginning July 9, 1997, April 17, 1998 and April 21, 1999, respectively.
(5) Includes options to purchase 6,083 shares of Common Stock pursuant to the Little Falls Bancorp, Inc. 1996 Stock Option Plan Options ("1996 Stock Option Plan") which are immediately exercisable within 60 days of the Voting Record Date. See "Item 12. Director and Executive Officer Compensation - Director Compensation - Stock awards."
(6) Excludes 241,979 unallocated shares of Common Stock held under the ESOP for which such individual serves as one of three ESOP trustees. Beneficial ownership is disclaimed with respect to such ESOP shares held in a fiduciary capacity.
(7) Includes 4,190 shares held by Mr. Barton's IRA, 4,894 shares held by the IRA of Mr. Barton's wife and 118 shares held by Mr. Barton's wife, which Mr. Barton may be deemed to beneficially own.
(8) Includes 14,000 shares held jointly with Mr. Weite's wife, with whom voting and dispositive power is shared, and 3,000 shares held by Mr. Weite's IRA and 2,500 shares held by the IRA of Mr. Weite's wife, which Mr. Weite may be deemed to beneficially own. Does not include 6,000 shares owned by DOB&K, LLC, a partnership between Mr. Weite's children, of which Mr. Weite disclaims beneficial ownership.
(9) Includes options to purchase 12,167 shares of Common Stock pursuant to the Little Falls Bancorp, Inc. 1996 Stock Option Plan Options ("1996 Stock Option Plan") which are immediately exercisable within 60 days of the Voting Record Date. See "Item 12. Director and Executive Officer Compensation - Director Compensation - Stock Awards."
(10) Includes 15,000 shares held jointly with Mr. Pullara's wife, with whom voting and dispositive power is shared. Includes options to purchase 12,167 shares of Common Stock pursuant to the 1996 Stock Option Plan which are immediately exercisable within 60 days of the Voting Record Date. Also includes 18,250 and 3,500 shares of restricted stock awarded pursuant to the MSBP, 1997 DSCP and 1998 DSCP, and awards vest equally over five year periods beginning July 9, 1997, April 17, 1998 and April 21, 1999, respectively.
(11) Includes 1,000 shares owned by Mr. Kuiken's wife, which Mr. Kuiken may be deemed to beneficially own.
(12) Includes 15,000 shares held in trust, which Mr. Parker may be deemed to beneficially own, and 200 shares held jointly with Mr. Parker's wife, with whom voting and dispositive power is shared.
(13) Includes 7,390 shares held by Mr. Seugling's IRA and 110 shares held by Custom Graphics & Design, Inc., which Mr. Seugling may be deemed to beneficially own.
(14) Includes 4,265 allocated shares of Common Stock held for individual employee participants under the ESOP. Excludes unallocated shares of Common stock held under the ESOP. See note (6).
(15) Includes options to purchase 63,548 shares of Common Stock which are immediately exercisable within 60 days of the Voting Record Date.
(16) Excludes 241,979 unallocated shares of Common Stock held under the ESOP for which such individual serves as two of three members of the ESOP Committee. Beneficial ownership is disclaimed with respect to such ESOP shares held in a fiduciary capacity.

         The following table sets forth the non-director executive officers of the Company, their name, age, the year they first became an officer of the Company or the Bank, and their current position with the Company. Executive officers serve for a one-year term at the determination of the Board of Directors.



                                       Year First
                                      Appointed as           Position with
Name of Individual         Age(1)       Officer(2)        the Company or Bank
------------------         ------     ------------       ----------------------
Leonard G. Romaine           52           1967            President and Chief
                                                           Executive Officer
Richard A. Capone            49           1995            Vice President, Chief
                                                           Financial Officer
Anne Bracchitta              59           1997            Corporate Secretary

------------------------
(1)      As of December 31, 1998.
(2) Refers to the year the individual first became an officer of the Company or the Bank.

Biographical Information

         The business experience of each director and executive officer of the Company is set forth below. All persons have held their present positions for five years unless otherwise stated.

         Directors
         ---------

         Raoul G. Barton was elected Director of the Bank in 1970 and served as Chairman from 1982 to 1994. Mr. Barton is a member of the Little Falls Masonic Lodge. In 1990, Mr. Barton retired as owner of Barton Jewelers which he founded in 1949.

         George Kuiken has served as Director of the Bank since 1954. Mr. Kuiken retired as President of New Jersey Rental Equipment, Inc.

         Norman A. Parker has served as a Director since 1953. Mr. Parker was Chairman of the Board of the Bank from 1973 to 1981 and President of the Bank from 1965 to 1977. Mr. Parker is a retired funeral director. Mr. Parker is also past President of the Passaic County Funeral Directors Association, past President and charter member of the Passaic Valley Rotary Club, past member of the Passaic Valley School Board, Elder of the First Reformed Church, charter member of the Little Falls Parking Authority, charter member of the Mayor's Committee for Senior Citizens and member of the Little Falls Masonic Lodge.

         John P. Pullara was with the Bank from March 1955, serving as its President from 1977 until his retirement on October 5, 1997. Mr. Pullara was elected Director of the Bank in June of 1995. Mr. Pullara is also Director and Treasurer of the Passaic County Historical Society, Director of the Garden State Concert Band, Treasurer of the Little Falls Historical Society, Chairman of the Little Falls Parking Authority and a member of the Little Falls Business Association.

         Edward J. Seugling has served as a Director of the Bank since 1970 and became the Vice Chairman of the Board of Directors in 1994. Mr. Seugling is a retired teacher at Passaic Valley High School and the sole owner of the Little Falls Journal. He is a member of the Little Falls Business Association, the Little Falls Masonic Lodge, the Little Falls Historical Society, and the New Jersey Education Association. He is a member of the First Reformed Church of Little Falls, and he has served as an elder and deacon of the First Reformed Church. He was formerly Chairman of the Little Falls Rent Leveling Board and was an associate member of the Little Falls Main Street Development Corp.

         Albert J. Weite has served as Chairman of the Board of Directors of the Bank since 1994 and as a Director since 1976. Mr. Weite is a real estate investor.

         Executive Officers who are not Directors
         ----------------------------------------

         Leonard G. Romaine has been employed by the Bank since 1967. He served as Treasurer and Secretary of the Company and as Senior Vice President, Secretary and Treasurer of the Bank until he was appointed President of the Bank and Company on October 6, 1997. Mr. Romaine is a member of the Passaic County Attorney Ethics Committee.

         Richard A. Capone became employed by the Bank and Company in November 1995 as Chief Financial Officer. Prior to that, Mr. Capone was controller or Treasurer at four different local financial institutions over the past 20 years.

         Anne Bracchitta has been employed by the Bank since 1980. She was appointed Corporate Secretary in 1997.


Item 11.  Executive Compensation
--------------------------------

Director Compensation

         Directors Fees. For fiscal year 1998, each member of the Board of Directors received an attendance fee of $1,450 per regular meeting. Committee members received an additional $725 per Asset-Liability Committee meeting attended. No Committee fees are paid to Board members who are employees. For the year ended December 31, 1998, total fees paid by the Company and the Bank to directors were $141,000. Directors are also provided with broad medical insurance coverage.

         Directors Retirement and Consultation Plan. The Bank's Board adopted a Directors' Consultation and Retirement Plan (the "Consultation Plan") on May 9, 1995. Such Consultation Plan provides retirement benefits to directors. Management believes the Consultation Plan will help to insure that the Bank has the continued services of these persons as directors to assist in the conduct of the Bank's business affairs in the future. A director who has served as a director for at least twenty years shall be a participant in the Consultation Plan. A consulting director shall be paid a monthly retirement benefit under the Consultation Plan equal to half of the director fee in effect at the time of such retirement until the month following the date of death of the consulting director. At the expiration of the period for which the participant is entitled to benefits, his status as a consulting director shall cease. All benefits payable under the plan will be paid by the Bank from current assets. There are no tax consequences to either the director or the Bank prior to payment of benefits. Upon receipt of payment of benefits, the director will recognize taxable ordinary income in the amount of such payment received and the Bank will be entitled to recognize a tax-deductible compensation expense. In addition, the Bank has a policy of continuing medical benefits for its retired directors. For the year ended December 31, 1998, no benefits were paid under the Consultation Plan and approximately $45,000 was accrued as an expense for the Consultation Plan and the continuation of such medical benefits.

         Stock Awards. On July 9, 1996, the stockholders of the Company approved the Little Falls Bancorp 1996 Stock Option ("1996 Stock Option Plan") and the Little Falls Bank Management Stock Bonus Plan ("MSBP"). Pursuant to the terms of the 1996 Stock Option Plan, each non-employee director received, on the date of stockholder approval options to purchase 15,208 shares of Common Stock. Under the MSBP, the same non-employee directors received 6,083 shares of restricted stock on the date of stockholder approval. The options granted to these non-employee directors become first exercisable at a rate of 20% one year from the date of grant and 20% annually thereafter. Restricted stock granted to these non-employee directors will vest 20% one year from the date awarded and an additional 20% annually, thereafter. In April 1997, the Company adopted the 1997 Directors
Stock Compensation Plan authorizing the granting of up to 24,500 shares of Common Stock in the aggregate (representing less than 1% of total shares outstanding at such time). Each non-employee director (seven persons) was awarded 3,500 shares of Common Stock which shall vest over a five year period beginning April 17, 1997. In April 1998, the Company adopted the 1998 Directors Stock Compensation Plan authorizing the granting of up to 24,500 shares of Common Stock in the aggregate (representing less than 1% of total shares outstanding at such time). During 1998, all 24,500 shares were granted under the plan (3,500 shares to each non-employee director).

Executive Compensation

 Summary Compensation Table. The following table sets forth the compensation paid to the chief executive officer during the fiscal year ended December 31, 1998. All compensation paid to directors, officers and employees is paid by the Bank. Except as listed below, no other executive officer received cash compensation in excess of $100,000 during the fiscal year ended December 31, 1998.



                                                                               Long Term Compensation
                                   Annual Compensation(1)                              Awards
                       -------------------------------------------------  --------------------------------
                                                                                             Securities
                                                                            Restricted       Underlying             All
Name and                                                 Other Annual         Stock           Options/             Other
Principal Position      Year        Salary      Bonus    Compensation(2)      Awards           SARs(#)         Compensation(6)
------------------      ----        ------      -----    ------------         ------           -------            ------------
Leonard G. Romaine,     1998      $125,400    $ 9,000       $17,400
President(3)            1997      $115,000    $15,000       $20,200              --            3,000(3)             42,660
                        1996      $ 89,420    $ 7,750       $15,000          $129,274(4)      30,417(5)             30,176


------------------------
(1)      All compensation set forth above was paid by the Bank.
(2) Consists of Board of Director's fees. For fiscal year 1998, there were no (a) perquisites over the lesser of $50,000 or 10% of the named executive officer's total salary and bonuses for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long term incentive plans prior to settlement or maturity: (d) tax payment reimbursements; or (e) preferential discounts on stock.
(3) Options vest equally over a five year period beginning December 9, 1998.
(4) Based upon 12,167 shares of restricted stock granted pursuant to the MSBP (fair market value on date of grant of $10.625). Restricted stock vest equally over a five year period beginning July 9, 1997. Dividends are paid on the restricted stock and are accrued and held in arrears until the restricted stock for which dividends were paid become vested.
(5)      Options vest equally over a five year period beginning July 9, 1997.
(6) Includes 1,472 and 2,133 shares of stock held by the ESOP and allocated to Mr. Romaine's account for 1996 and 1997, respectively. Based on the closing price of the Common Stock ($20.00 per share) at December 31, 1998. As of the date of this proxy statement, shares had not yet been allocated for fiscal 1998.

         Employment Agreement. The Bank is a party to an employment agreement with President and Chief Executive Officer Leonard G. Romaine. The employment agreement is for a term of three years. Under the agreement, Mr. Romaine's employment is terminable by the Bank for "just cause" as defined in the agreement. If the Bank terminates Mr. Romaine without just cause, he will be entitled to a continuation of his salary from the date of termination through the remaining term of the agreement. The agreement contains a provision stating that in the event of termination of employment or diminution of employment in connection with, or within one year after, any change in control of the Bank, Mr. Romaine will be paid in a lump sum an amount equal to 2.99 times his five year average cash compensation. Had a change in control been deemed to have occurred at completion of the last fiscal year, Mr. Romaine would have been entitled to a lump sum payment of approximately $388,000. The payment that would be made would be an expense to the Bank, thereby reducing net income and the Bank's capital by that amount. The agreement is reviewed annually by the Board of Directors and may be extended for additional one-year periods upon a determination of the Board and satisfactory job performance within the Board's sole discretion.

         The Bank also entered into similar employment agreements with eight officers of the Bank, with terms of three, two and one years and severance protection upon a termination of employment or diminution of employment following a change in control with such payment equalling between one and three times the current annual compensation of such individuals. Upon a change in control, payment to all executive officers as a group (seven persons), excluding Mr. Romaine, as of December 31, 1998, would have equalled approximately $1.0 million.

Other Compensation

         Employee Stock Ownership Plan. The Bank maintains an ESOP for the exclusive benefit of participating employees. Participating employees are employees who have completed one year of service with the Bank or its subsidiary and have attained the age 21.

         The ESOP be funded by contributions made by the Bank in cash or the Common Stock. Benefits may be paid either in shares of the Common Stock or in cash. The ESOP borrowed funds with which to acquire 243,340 shares of the Common Stock issued in the Conversion, representing 8.0% of the Common Stock then outstanding. The loan is secured by the shares purchased and earnings of ESOP assets. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. This loan is expected to be fully repaid in approximately 15 years. For the 1998 fiscal year, the Bank recognized an expense of $299,000 regarding the ESOP.

         1996 Stock Option Plan. The Company's Board of Directors adopted a 1996 Stock Option Plan, which was approved by the Company's stockholders on July 9, 1996. Pursuant to the 1996 Stock Option Plan, a number of shares equal to 10% of the Common Stock issued in the Company's initial public offering (304,175 shares of Common Stock) were reserved for issuance by the Company upon exercise of stock options to be granted to officers, directors, and key employees of the Company (or any present of future parent or subsidiary of the Company), from time to time under the 1996 Stock Option Plan. The purpose of the 1996 Stock Option Plan is to provide additional incentive to certain officers, directors, and key employees by facilitating their purchase of a stock interest in the Company. The 1996 Stock Option Plan became effective on July 9, 1996 and provides for a term of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors pursuant to the terms of the 1996 Stock Option Plan.

         An initial grant of stock options under the 1996 Stock Option Plan was made to officers, directors, and key employees upon the Company's receipt of stockholder approval on July 9, 1996, and the option exercise price is the closing price of the Common Stock on the date of stockholder approval. The initial grant of stock options were the only options granted to officers, directors, and key employees during the fiscal year ended December 31, 1996. In December 1997, certain officers and key employees were granted an aggregate of 16,000 additional options under the 1996 Stock Option Plan. The option exercise price is the closing price of the Company's Common Stock on the date of the grant. No options were granted to officers, directors and key employees during the fiscal year ended December 31, 1998. As of the Record Date, 15,208 stock options have been exercised pursuant to the 1996 Stock Option Plan.


         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                OPTION/SAR VALUES
------------------------------------------------------------------------------------------------------------------------------------
                                                                           Number of Securities
                                                                          Underlying Unexercised         Value of     Unexercised
                                   Shares                                      Options/SARs           in-the-Money    Options/SARs
                                Acquired on             Value               at Fiscal Year-End         at Fiscal        Year-End
                                  Exercise            Realized                      (#)                      ($)          Name
                                     (#)                  ($)             Exercisable/Unexercisable    Exercisable/Unexercisable(1)
------------------------------------------------------------------------------------------------------------------------------------
Leonard G. Romaine                    0                  $0                   12,767/20,650             114,066/171,094



(1) Based on an exercise price of $10.625 for options granted in the fiscal year ended December 31, 1996, and $20.00 for options granted in the fiscal year ended December 31, 1996 and the closing price of the Common Stock on December 31, 1998 of $20.00.

         Management Stock Bonus Plan. The board of directors of the Bank has adopted the MSBP as a method of providing directors, executive officers and key employees of the Bank with a proprietary interest in the Company in a manner designed to encourage such persons to remain in the employment or service with the Bank. Awards under the MSBP were made in recognition of prior and expected future services to the Bank to those directors, executive officers and key employees of the Bank responsible for implementation of the policies adopted by the board of directors of the Bank, the profitable operation of the Bank, and as a means of providing a further retention incentive and direct link between compensation and the profitability of the Bank. Awards under the MSBP vest at a rate of 20% per year beginning on the anniversary date of the date of grant. An initial grant of 82,732 shares of restricted stock was made on July 9, 1997, the date of stockholder approval of the MSBP. No awards were granted under the MSBP in 1998.

         Defined Benefit Plan. The Bank has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and employees' compensation. The Bank's funding policy is to fund pension costs accrued. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

         All full-time employees of the Bank are eligible to participate after one year of service and attainment of age 21. A qualifying employee becomes fully vested in the Pension Plan upon completion of five years service or when the normal retirement age of 65 is attained. The Pension Plan is intended to comply with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         The Pension Plan provides for monthly payments to each participating employee at normal retirement age. The annual allowance payable under the Pension Plan is equal to 25% of an employee's average monthly salary, up to $650, plus 40% of average monthly salary in excess of $650, reduced for less than 25 years of service, plus 1/4 of 1% of average monthly salary times years of service. If benefits are paid prior to age 65, the benefit specified will be reduced by 1/15 for each of the first five years and 1/30 for each of the next five years and reduced actuarially for each additional year by which the starting date of such benefit precedes age 65. There is a minimum monthly benefit equal to 2% of monthly salary, times years of service up to 10 years. The Pension Plan also provides for payments in the event of disability or death. At December 31, 1998, Mr. Romaine had 29 years of credited service under the Pension Plan. The Bank had a pension expense of $244,000 for the fiscal year 1998. At December 31, 1998, the Pension Plan had projected benefit obligations greater than plan assets of approximately $1.2 million.

         The following table shows the estimated annual benefits payable under the Pension Plan in calendar year 1998 based on the respective employee's years of benefit service and applicable average annual salary, as calculated under the Pension Plan. Benefits under the Pension Plan are not subject to offset for Social Security benefits.


                                          Years of Benefit Service
                                          ------------------------
                                 15         20        25        30        35
                                 --         --        --        --        --

$ 20,000..................   $  4,848   $  6,464   $  8,080  $  8,330  $  8,680
  40,000..................     10,398     13,864     17,330    17,830    18,330
  60,000..................     15,948     21,264     26,580    27,330    28,080
  80,000..................     21,498     28,664     35,830    36,830    37,830
 100,000..................     27,048     36,064     45,080    46,330    47,580
 120,000..................     32,598     43,464     54,330    55,830    57,330
 150,000..................     40,823     54,564     68,205    70,080    71,955


         Report of the Compensation Committee on Executive Compensation

         The Bank Compensation Committee meets annually to review compensation paid to the chief executive officer. The Committee reviews various published surveys of compensation paid to employees performing similar duties for depository institutions and their holding companies, with a particular focus on the level of compensation paid by comparable stockholder institutions in and around the Bank's market area, including institutions with total assets of between $100 million and $300 million. Although the Committee does not specifically set compensation levels for executive officers based on whether particular financial goals have been achieved by the Bank, the Committee does consider the overall profitability of the Bank when making these decisions.

         During the year ended December 31, 1998, Leonard G. Romaine, President received an increase in his base salary from $115,000 to $125,400. The Committee will consider the annual compensation paid to the presidents and chief executive officers of publicly owned financial institutions nationally, in the State of New Jersey and surrounding Northeastern states with assets of between $100 million and $500 million and the individual job performance of such individual in consideration of its specific salary increase decision with respect to compensation to be paid to the president and chief executive officers in the future.

         Compensation Committee:

               Albert J. Weite
               Edward J. Seugling
               Raoul G. Barton

         Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Bank during the year ended December 31, 1998 consisted of Directors Weite, Barton and Seugling, all members of the Board of Directors of the Company. Romaine was a member of the Compensation Committee during fiscal 1998 but did not participate in matters involving his personal compensation.

Performance Graph

         Set forth below is a stock performance graph comparing the cumulative total shareholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in the Nasdaq Stock Market index and (b) the cumulative total stockholder return on stocks included in the Nasdaq Bank index, as prepared for Nasdaq by the Center for Research in Securities Prices ("CRSP") at the University of Chicago. All three investment comparisons assume the investment of $100 as of the close of January 5, 1996 (the closing date of initial issuance of the Common Stock). All of these cumulative total returns are computed assuming the reinvestment of dividends. In the graph below, the periods compared were January 5, 1996 and the Company's fiscal years ending of December 31, 1996, 1997 and 1998.

         There can be no assurance that the Company's future stock performance will be the same or similar to the historical stock performance shown in the graph below. The Company neither makes nor endorses any predictions as to stock performance.


[GRAPHIC OMITTED]

==========================================================================
                                 1/5/96    12/31/96   12/31/97   12/31/98
--------------------------------------------------------------------------
CRSP Nasdaq U.S. Index             $100      $126        $161       $227
--------------------------------------------------------------------------
CRSP Nasdaq Bank Index             $100      $134        $224       $222
--------------------------------------------------------------------------
Little Falls Bancorp, Inc.         $100      $113        $184       $181
==========================================================================

Item 12.  Security Ownership of Certain Beneficial Owners and Management
------------------------------------------------------------------------

(a)      Security Ownership of Certain Beneficial Owners.

         Persons and groups owning in excess of 5% of the Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"). The following table sets forth, as of the March 22, 1999, persons or groups who own more than 5% of the Common Stock and the ownership of all executive officers and directors of the Company as a group. The information provided is based upon documents supplied to the Company by the persons providing such information pursuant to the 1934 Act. The Company does not verify this information. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of Common Stock at the Voting Record Date.


                                                            Percent of Shares of
Name and Address                    Amount and Nature of       Common Stock
of Beneficial Owner                 Beneficial Ownership        Outstanding
-------------------                 --------------------        -----------

First Manhattan Co.
437 Madison Avenue
New York, NY  10022                         198,000(1)             7.99%

Wellington Management Co. LLP
75 State Street
Boston, MA  02109                           126,100(2)             5.09%

Little Falls Bank
Employee Stock Ownership Plan
86 Main Street
Little Falls, NJ  07424                     241,979(3)             9.77%

John Hancock Advisors, Inc.
Post Office Box 111
Boston, MA  02117                           225,000(4)             9.49%

-------------------------------

(1)      Information  provided is based on a Schedule  13G/A dated  February 11,
         1999.
(2) Information provided is based on a Schedule 13G/A dated February 8, 1999 filed by Wellington Management Co. LLP.
(3) The ESOP purchased such shares for the exclusive benefit of plan participants with funds borrowed from the Company. These shares are held in a suspense account and will be allocated among ESOP participants annually on the basis of compensation as the ESOP debt is repaid. The Board of Directors has appointed a committee consisting of John P. Pullara, Leonard G. Romaine and Della Talerico to serve as the ESOP administrative committee ("ESOP Committee") and Directors Barton, Parker and Seugling to serve as the ESOP trustees ("ESOP Trustees"). The ESOP Committee or the Board instructs the ESOP Trustees regarding investment of ESOP plan assets. The ESOP Trustees must vote all shares allocated to participant accounts under the ESOP as directed by participants. Unallocated shares and shares for which no timely voting direction is received will be voted by the ESOP Trustees as directed by the ESOP Committee. As of March 11, 1999, 33,927 shares had been allocated under the ESOP to participant accounts.
(4) Information provided is based on a Schedule 13G/A dated January 13, 1999. JHA has direct beneficial ownership of 225,000 shares of common stock. Through separate Advisory Agreements, JHA has sole power to vote 120,000 shares for the John Hancock Regional Fund and 105,000 shares for the John Hancock and Thrift Opportunity Fund.

(b)      Security Ownership of Management.

         Included under Item 10 of this report.

(c)      Changes in Control.

         On January 26, 1999, the Registrant entered into a definitive merger agreement that will result in the acquisition of the Registrant by HUBCO, Inc. This acquisition is expected to occur during the third fiscal quarters of the Registrant's 1999 fiscal year. The Registrant has executed a stock option agreement with HUBCO, Inc. that provides HUBCO, Inc. with options that may be exercised for approximately 19.9% of the common stock of the Registrant at an exercise price of $19.25 per share in the event the planned acquisition does not occur. The planned acquisition is subject to numerous conditions.


Item 13.  Certain Relationships and Related Transactions
--------------------------------------------------------

         No directors, executive officers, or immediate family members of such individuals were engaged in transactions with the Bank or any subsidiary involving more than $60,000 during the year ended December 31, 1998. Furthermore, the Bank had no "interlocking" relationships existing during the year ended December 31, 1998 in which (i) any executive officer is a member of the Board of Directors/Trustees of another entity, one of whose executive officers is a member of the Bank's Board of Directors, or where (ii) any executive officer is a member of the compensation committee of another entity, one of whose executive officers is a member of the Bank's Board of Directors.

         The Bank, like many financial institutions, has followed a policy of granting various types of loans to officers, directors, and employees. All loans to executive officers and directors of the Bank have been made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank's other customers, and do not involve more than the normal risk of collectibility nor present other unfavorable features. Recent legislation permits savings institutions to make loans to executive officers, trustees and principal shareholders ("insiders") on preferential terms, provided the extension of credit is made pursuant to a benefit or compensation program of the Bank that is widely available to employees of the Bank or its affiliates and does not give preference to any insider over other employees of the Bank or affiliate. All loans by the Bank to its directors and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of the Bank. Loans to executive officers and directors of the Bank, the Company and their affiliates amounted to approximately $684,000 or 2.19% of the Bank's retained earnings at December 31, 1998.

Item 14.  Exhibits, Financial Statement Schedules and Reports on Form 8-K
-------------------------------------------------------------------------

(a)      The following documents are filed as a part of this report:

         (1) Financial Statements of the Company are incorporated by reference to the following indicated pages of the Annual Report.

                                                                           PAGE
                                                                           ----

Independent Auditors' Report.........................................        18
Consolidated Statements of Financial Condition as of
  December 31, 1998 and 1997.........................................        19
Consolidated Statements of Income for the Years Ended
  December 31, 1998, 1997 and 1996...................................        20
Consolidated Statements of Comprehensive Income
  for the Years Ended December 31, 1998, 1997 and 1996...............        21
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1998, 1997 and 1996...............     22-23
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998, 1997 and 1996...................................     24-25
Notes to Consolidated Financial Statements...........................     26-58


         The remaining information appearing in the Annual Report is not deemed to be filed as part of this report, except as expressly provided herein.

         (2) All schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or the notes thereto.

         (3)    Exhibits

                (a)   The following exhibits are filed as part of this report.

          2.0   Branch Sale Agreement**
          3.1   Articles of Incorporation of Little Falls Bancorp, Inc.*
          3.2   Bylaws of Little Falls Bancorp, Inc.*
          4.0   Form of Stock Certificate of Little Falls Bancorp, Inc.*
         10.1   Employment Agreement between the Bank and John P. Pullara**
         10.2   Employment Agreement between the Bank and Leonard G. Romaine**
         10.4   Form of Employment Agreement with Eight Employees of the Bank***
         10.6   1996 Management Stock Bonus Plan***
         10.7   1996 Stock Option Plan***
         10.8   1997 Directors Stock Compensation Plan
         10.9   1998 Directors Stock Compensation Plan
         10.10  Directors Retirement and Consultation Plan
         13.0   1998 Annual Report to Stockholders
         21.0 Subsidiary of the Registrant (See Item 1 - Business-Subsidiary Activities)
         23.0   Consent of Accountants
         27.0   Financial Data Schedule****

                (b)   Reports on Form 8-K.

                On November 12, 1998 the Registrant filed a Current Report on Form 8-K (Items 5 and 7), announcing the termination of the Agreement of Merger between the Registrant and Skylands Community Bank.

------------------------
* Incorporated herein by reference into this document from the Exhibits to Form S-1, Registration Statement, initially filed with the Securities and Exchange Commission on September 25, 1995 (Registration No. 33-97316).

** Incorporated by reference into this document from the Exhibits to Registrant's Annual Report on Form 10-K for the Year Ended December 31, 1995 (File No. 0-27010).

*** Incorporated by reference into this document from the Exhibits to Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-27010).

****     In electronic filing only.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       LITTLE FALLS BANCORP, INC.

Dated:  March 19, 1999                 By:  /s/ Leonard G. Romaine
                                            ------------------------------------
                                            Leonard G. Romaine
                                            President and Director
                                            (Duly Authorized Representative)

          Pursuant to the requirement of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


By:   /s/ Albert J. Weite                By:  /s/ Richard A. Capone
      ---------------------------------       ----------------------------------
      Albert J. Weite                         Richard A. Capone
      Chairman of the Board                   Chief Financial Officer
      and Director                            (Principal Financial and
                                               Accounting Officer)

Date: March 19, 1999                     Date: March 19, 1999


By:   /s/ Edward J. Seugling             By:
      ---------------------------------       ----------------------------------
      Edward J. Seugling                      John P. Pullara
      Vice Chairman of the Board              Director
      and Director

Date: March 19, 1999                     Date: __________ ___, 1999


By:   /s/ George Kuiken                  By:   /s/ Norman A. Parker
      ---------------------------------        ---------------------------------
      George Kuiken                            Norman A. Parker
      Director                                 Director

Date: March 19, 1999                     Date: March 19, 1999


By:   ---------------------------------
      Raoul G. Barton
      Director

Date: __________ ___, 1999

                                                                      APPENDIX E

                           Little Falls Bancorp, Inc.
                              Annual Report - 1998

--------------------------------------------------------------------------------

TABLE OF CONTENTS
--------------------------------------------------------------------------------



Letter to Stockholders ........................................          1

Corporate Profile and Stock Market Information.................          2

Selected Financial and Other Data..............................          3

Management's Discussion and Analysis of
  Financial Condition and Results of Operations................          4

Management Responsibility Statement............................         17

Independent Auditors' Report...................................         18

Consolidated Statements of Financial Condition.................         19

Consolidated Statements of Income..............................         20

Consolidated Statements of Comprehensive Income................         21

Consolidated Statements of Changes in Stockholders' Equity.....         22

Consolidated Statements of Cash Flows..........................         23

Notes to Consolidated Financial Statements.....................         26

Other Corporate Information....................................         59

                           Little Falls Bancorp, Inc.
                                 86 Main Street
                         Little Falls, New Jersey 07424







To Our Stockholders:


On behalf of our directors, officers and employees, we are pleased to present to you our fourth annual stockholders' report. Last year was quite eventful. As you know, we had initially hoped to combine with Skylands Community Bank to form a more diversified institution with a wider customer base. However, the agreement was mutually terminated in November 1998.

As previously reported, on January 26, 1999, we signed an agreement with HUBCO, Inc., Mahwah, New Jersey, whereby HUBCO would acquire Little Falls. If the required shareholder and regulatory approvals are obtained, we expect to close the transaction in the second quarter of 1999.

We look forward to the proposed transaction and the opportunities that it presents.

Your Board of Directors and management team are committed to protecting and enhancing the value of your investment in the Company. We appreciate the confidence, support and loyalty of our customers, employees, and stockholders.



Sincerely,

/s/Leonard G. Romaine
------------------------
Leonard G. Romaine
President

Little Falls Bancorp, Inc.

Corporate Profile

         Little Falls Bancorp, Inc. (the "Company") is a New Jersey corporation organized in August 1995 at the direction of the Board of Directors of the Little Falls Bank (the "Bank") to acquire all of the capital stock of the Bank issued upon its conversion from the mutual to stock form of ownership on January 5, 1996 (the "Conversion"). The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. At the present time, because the Company does not conduct any active business, the Company does not intend to employ any persons other than officers of the Bank but utilizes the support staff of the Bank from time to time.

         The Bank is a federally chartered stock savings bank headquartered in Little Falls, New Jersey. The Bank was founded in 1887 and its deposits are federally insured by the Savings Association Insurance Fund ("SAIF") and the Bank is a member of the Federal Home Loan Bank ("FHLB") System. The Bank is a community oriented, full service retail savings institution offering traditional mortgage loan products.

         The Bank attracts deposits from the general public and uses such deposits primarily to originate loans secured by first mortgages on owner-occupied one- to four-family residences in its market area, purchase loans to diversify its loan portfolio, and to purchase mortgage-backed and investment securities. The Bank also originates a limited number of commercial real estate, residential construction, and consumer loans, which consists mainly of second mortgages and home equity lines of credit.

Stock Market Information

         Since its issuance on January 5, 1996, the Company's common stock has traded on the Nasdaq National Market. The following table reflects the stock price as published by the Nasdaq National Market. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                                                  HIGH              LOW
                                                 -------          -------

October 1, 1998 - December 31, 1998              $21 1/2          $11 1/2
July 1, 1998 - September 30, 1998                 22               14
April 1, 1998 - June 30, 1998                     22 1/4           18 1/4
January 1, 1998 - March 31, 1998                  20 1/2           17 1/2
October 1, 1997 - December 31, 1997               20 1/2           16 1/4
July 1, 1997 - September 30, 1997                 18 1/2           15 1/4
April 1, 1997 - June 30, 1997                     15 7/8           12 5/8
January 5, 1997 - March 31, 1997                  14 1/8           12 1/4



         The number of stockholders of record of common stock as of the record date of March 19, 1999 ("Record Date"), was 376. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. As of the Record Date, there were 2,470,551 shares outstanding.

         The Company's ability to pay dividends to stockholders is subject to the requirements of New Jersey law. No dividend may be paid by the Company unless its board of directors determines that the Company will be able to pay its debts in the ordinary course of business after payment of the dividend. In addition, the Company's ability to pay dividends is dependent, in part, upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS").

Selected Financial Condition Data

------------------------------------------------------------------------------------------------------------------------------------
December 31,                                             1998             1997             1996            1995
1994
------------------------------------------------------------------------------------------------------------------------------------
                                                                                (In Thousands)
  Total Assets.........................                   $350,617       $328,522         $303,518          $310,355    $193,385
  Loans receivable (net)...............                    149,062        147,033          117,116            96,230          94,754
  Mortgage-backed securities held
   to maturity.........................                     61,373         90,957          112,473           118,020          51,664
  Mortgage-backed securities
   available for sale..................                     13,971         13,929               --                --              --
  Investment securities - held to
   maturity............................                     40,577         57,988           51,370            29,999          36,146
  Investment securities - available
    for sale...........................                     39,423             --               --                --              --
  Cash and cash equivalents............                     33,393          6,788           10,374            53,419           4,065
  Deposits.............................                    243,048        230,133          228,312           247,851         176,173
  Stockholders' equity.................                     37,445         38,295           40,448            16,223          15,715


Selected Operating Data

-----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                        1998               1997               1996              1995             1994
-----------------------------------------------------------------------------------------------------------------------------------
                                                                              (In Thousands)
Total interest income..................          $22,746            $ 21,064         $ 18,776             $13,813        $13,075
Total interest expense.................           14,695              12,920           11,258               9,314         7,170
                                                 -------             -------          -------              ------        ------
  Net interest income..................            8,051               8,144            7,518               4,499         5,905
Provision for loan losses..............              161                 240              183
131             356
                                                 -------             -------          -------              ------         ------
  Net interest income after
   provision for loan losses...........            7,890               7,904            7,335               4,368          5,549
                                                 -------             -------          -------              ------         ------
  Total non-interest income............              404                 427              409                 178             143
                                                 -------             -------
  Total non-interest expense...........            5,702               5,403            6,747(1)            3,840(2)       2,912
                                                 -------             -------          -------              ------
Income before provision for
 income taxes .........................            2,592               2,928              996                 705          2,781
Income tax expense.....................              844               1,072              385                 241          1,066
                                                 -------             -------          -------              ------          ------
  Net income...........................         $  1,748            $  1,856         $    611             $   464         $1,715
                                                 =======             =======          =======              ======          ======


                                           (footnotes on following page)

Other Selected Data

-----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                               1998             1997             1996             1995             1994
-----------------------------------------------------------------------------------------------------------------------------------
Return on average assets......................         0.51%            0.60%           0.21%(1)        0.22%(2)          0.86%
Return on average equity......................         4.65%            4.74%           1.44%(1)        2.89%(2)         11.62%
Average equity to average assets..............        10.92%           12.57%          14.78%           7.64%             7.62%
Net interest rate spread......................         2.03%            2.27%           2.22%           1.97%             2.86%

Per Share Information:
  Diluted earnings per share (1) (2) (3)......       $ 0.76           $ 0.75           $0.22             N/A                N/A

  Dividends per share (3).....................       $ 0.22           $ 0.155          $0.05             N/A                N/A

  Tangible book value per
  share (3)...................................       $14.11           $13.59          $13.56             N/A                N/A


Dividend payout ratio (1) (2) (3).............        28.94%           20.62%          22.28%            N/A                N/A
Non-performing assets to total assets.........         0.37%            0.57%          0.91%            1.27%             3.09%
Non-performing loans to total assets..........         0.29%            0.39%          0.63%            0.79%             2.18%
Allowance for loan losses to total loans......         0.88%            0.79%          0.92%            0.98%             1.21%


------------------------
(1) Includes one-time special assessment of $1,167,000 to recapitalize the SAIF.
(2) Includes a non-recurring expense of $195,000 due to the implementation of a directors' medical plan. (3) No shares of common stock were outstanding until January 5, 1996.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

         The largest components of the Bank's net income are net interest income, which is the difference between interest income and interest expense, and noninterest income derived primarily from fees. Consequently, the Bank's earnings are dependent on its ability to originate loans, net interest income, and the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's net income is also affected by its provision for loan losses and foreclosed real estate as well as the amount of non-interest expenses, such as compensation and benefit expense, occupancy and equipment expense and deposit insurance premium expenses. Earnings of the Bank also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Financial Condition

         The Bank's total assets increased by $22.1 million to $350.6 million at December 31, 1998 from $328.5 million at December 31, 1997. Total loans receivable increased by $2.0 million due to loan originations of $25.5 million, offset somewhat by loan repayments. Investment securities held to maturity decreased by $17.4 million due to maturing or called securities of $52.0 million and the sale of $3.0 million of securities which were within three months of their maturity, offset somewhat by purchases of $37.6 million. Investment securities available for sale increased by $39.4 million due to purchases of $45.9 million, offset somewhat by maturing or called securities of $5.3 million and the sale of $1.0 million of securities. Mortgage-backed securities held to maturity decreased by $29.6 million due to repayments of principal. Total cash and cash equivalents increased by $26.6 million due in part to the increase in deposits of $12.9 million.

         Total deposits increased by $12.9 million. Borrowed funds increased by $9.8 million as the Bank took advantage of lower interest rates to fund investing and lending activities.

         Total stockholders' equity decreased by $849,000 primarily due to the repurchase of shares of Company stock pursuant to the Company's stock repurchase program (130,396 shares at a total price of approximately $2.6 million), a $247,000 unrealized loss on securities available for sale net of deferred taxes and dividends paid, offset somewhat by earnings for the year.

Average Balance, Net Interest Income, Yields Earned and Rates Paid

         The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented.


                                                  1998                             1997                           1996
                                     -------------------------------  -------------------------------  -----------------------------
                                     Average              Average     Average               Average    Average               Average
                                     Balance    Interest  Yield/Cost  Balance    Interest  Yield/Cost  Balance  Interest  Yield/Cost
                                     -------    --------  ----------  -------    --------  ----------  -------  --------  ----------
                                                                          (Dollars in Thousands)
Interest-earning assets:
 Loans receivable(1)...............  $150,345    $11,381     7.57%    $131,625   $10,081      7.66%   $105,794   $8,255       7.80%
 Mortgage-backed securities(5).....    90,582      5,481     6.05      107,304     7,118      6.63     119,684    7,972       6.64
 Investment securities(2)(5).......    79,604      5,236     6.64       55,615     3,624      6.52      40,316    2,164       5.37
 Other interest-earning assets.....    11,390        598     5.25        4,596       241      5.24       7,431      385       5.18
                                      -------     ------               -------    ------               -------    ------
  Total interest-earning
    assets.........................   331,921     22,746     6.85      299,140    21,064      7.04     273,225   18,776       6.87
                                                  ------                          ------                          ------
Non-interest-earning assets........    12,284                           12,566                          14,223
                                      -------                          -------                         -------
  Total assets.....................  $344,205                         $311,706                        $287,448
                                      =======                          =======                         =======

Interest-bearing liabilities:
 Savings accounts..................  $ 42,848      1,277     2.98     $ 45,724     1,440      3.15    $ 51,633     1,860       3.60
 Now and money market..............    33,639        607     1.80       32,788       642      1.96      39,270     1,155       2.94
 Certificates of deposit...........   156,216      8,620     5.52      148,122     8,246      5.57     147,707     8,068       5.46
 Borrowed funds....................    72,357      4,191     5.79       43,975     2,592      5.89       3,173       175       5.52
                                      -------     ------               -------    ------               -------    ------

  Total interest-bearing
    liabilities....................   305,060     14,695     4.82      270,609    12,920      4.77     241,783    11,258       4.66
                                                  ------                          ------                          ------
Non-interest bearing
  liabilities......................     1,546                            1,928                           3,171
                                      -------                          -------                         -------
 Total liabilities.................   306,606                          272,537                         244,954
Stockholders' equity...............    37,599                           39,169                          42,494
                                      -------                          -------                         -------
 Total liabilities and
  stockholders' equity.............  $344,205                         $311,706                        $287,448
                                      =======                          =======                         =======
Net interest income................              $ 8,051                         $ 8,144                         $ 7,518
                                                  ======                          ======                          ======
Interest rate spread(3)............                          2.03%                  2.27%                            2.21%
                                                             ====                   ====                             ====
Net yield on interest-
  earning assets(4)................                          2.42%                 2.72%                            2.75%
                                                             ====                  ====                             ====
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities.....    108.81%                         110.54%                          111.00%
                                      =======                          ======                           ======

---------------------------------
(1)      Average balances include non-performing loans.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(5)      Includes both held to maturity and available for sale.

         The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate); (ii) changes in rates (changes in rate multiplied by prior average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).


                                                                       Year Ended December 31,

                                       ----------------------------------------------------------------------------------------
                                             1998         vs.         1997                  1997        vs.         1996
                                       -----------------------------------------    -------------------------------------------
                                                   Increase (Decrease)                          Increase (Decrease)
                                                        Due to                                       Due to
                                       -----------------------------------------    ------------------------------------------
                                                              Rate/                                         Rate/
                                       Volume      Rate      Volume         Net      Volume      Rate      Volume      Net
                                       ------     ------     ------        -----     ------     ------     ------     -----
                                                                          (In Thousands)
Interest income:
 Loans receivable................    $ 1,434     $ (117)      $ (17)     $ 1,300   $2,016     $(152)     $ (38)       $1,826
 Mortgage-backed securities......     (1,109)      (625)         97       (1,637)    (825)      (33)         4           (854)
 Investment securities...........      1,453        149          60        1,662      821       463        176         1,460
 Other interest-earning assets...        569        (63)       (149)         357     (147)        5         (2)          (144)
                                      ------      -----       -----       ------    -----      ----       ----         -----
  Total interest-earning assets..      2,347       (656)       (  9)       1,682    1,865       283        140         2,288
                                      ------      -----       -----       ------    -----      ----       ----         -----

Interest expense:
 Savings accounts................        (91)       (77)          5         (163)    (213)     (234)        27          (420)
 Now and money market............         17        (51)         (1)         (35)    (191)     (386)        64          (513)
 Certificates of deposit.........        450        (72)         (4)         374       23       155          -           178
 Borrowed funds..................      1,774       (104)        (71)       1,599    2,250        12        155         2,417
                                      ------      -----       -----       ------    -----      ----       ----         -----
   Total interest-bearing
    liabilities..................      2,150       (304)        (71)       1,775    1,869      (453)       246         1,662
                                      ------      -----       -----       ------    -----      ----       ----         -----
Net change in net interest
  income.........................    $   197     $ (352)      $  62      $   (93)  $   (4)    $ 736      $(106)        $ 626
                                      ======      =====        =====      ======    =====      ====       ====         =====


Comparison of Operating Results for the Years Ended December 31, 1998 and 1997

         General. Net income decreased by $108,000, or 5.84% to $1.7 million for the year ended December 31, 1998 from $1.9 million for the year ended December 31, 1997.

         The decrease in earnings for the year was due in part to the costs associated with terminating a merger agreement with Skylands Community Bank, the expense incurred due to the immediate vesting of stock awards to a deceased director during the fourth quarter of fiscal 1998, and an increase in losses on foreclosed real estate, offset somewhat by a decrease in taxes.

         Interest Income. Interest income increased $1.7 million, or 7.99% to $22.7 million for the year ended December 31, 1998 from $21.1 million for the year ended December 31, 1997. The increase was primarily due to increases of $18.7 million, $24.0 million and $6.8 million in the average balance of loans, investment securities, both held to maturity and available for sale and other interest earning assets, respectively, offset somewhat by a decrease of $16.7 million in mortgage-backed securities, both held to maturity and available for sale. Also, the average yield on all interest earning assets decreased by 19 basis points (100 basis points equals 1%) to 6.85%.

         Interest Expense. Interest expense increased $1.8 million to $14.7 million for the year ended December 31, 1998 from $12.9 million for the year ended December 31, 1997. This was due to an increase in the average balance of borrowed funds of $28.4 million and an increase of $6.1 million in the average balance of deposits coupled with an increase in the average rate paid on interest-bearing liabilities of 5 basis points to 4.82%.

         Net Interest Income. Net interest income decreased by $93,000 or 1.14% for the year ended December 31, 1998 as compared to the year ended December 31, 1997. The increase was due to the reasons noted above.

         Provision for Losses on Loans. The Bank maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, the Bank's past loss experience, adverse situations that may affect the borrowers' ability to repay loans, estimated value of the underlying collateral and current and expected market conditions. The provision for loan losses decreased $79,000 or 32.86% to $161,000 for the year ended December 31, 1998 from $240,000 for the year ended December 31, 1997, primarily due to a decrease in the Bank's non-performing loans. While the Bank maintains its allowance for losses at a level which it considers to be adequate, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts.

         Non-Interest Income. Non-interest income decreased by $24,000 or 5.66% to $403,000 at December 31, 1998 from $428,000 at December 31, 1997. A gain of $125,000 was recorded on the sale of the Bank's Frenchtown office building in 1997. The Frenchtown branch was closed in 1996, and the related deposits were transferred to the Bank's other Hunterdon County offices. This was offset by $47,000 of gains recorded in 1998 on the sales of investment and mortgage-backed securities and an $81,000 increase in service fee income.

         Non-Interest Expense. Non-interest expense increased $299,000, or 5.53% to $5.7 million at December 31, 1998 from $5.4 million for the year ended December 31, 1997. This increase was due to the recording of $106,000 of expenses connected with the terminated merger agreement with Skylands Community Bank and $140,000 of expense for the immediate vesting of stock awards for a director who died during the fourth quarter of 1998. Exclusive of the aforementioned items, non-interest expense increased $53,000, or 0.98%.

         Income Tax Expense. Income tax expense decreased $229,000 or 21.31% to $844,000 for the year ended December 31, 1998 from $1.1 million for the year ended December 31, 1997. This increase was due to a decrease in pre-tax income of $337,000 and an increase in investments in assets that are taxed at a reduced federal income tax rate.

Comparison of Operating Results for Years Ended December 31, 1997 and 1996

         General. Net income increased by $1.2 million, or 203.8% to $1.9 million for the year ended December 31, 1997 from $611,000 for the year ended December 31, 1996.

         The increase in earnings for the year was due in part to the $1.2 million charge in the third quarter of 1996 connected with a one time special assessment from the Savings Association Insurance Fund ("SAIF"). This one time assessment was the result of legislation that was effective on September 30, 1996 for the purpose of recapitalizing the SAIF. Other factors for the increase in earnings were an increase of $569,000 in net interest income after the provision for loan losses, a decrease of $62,000 in the loss on foreclosed real estate and an additional decrease of $270,000 in deposit insurance premiums offset somewhat by increases in the provision for income taxes of $687,000, and miscellaneous expense of $184,000.

         Interest Income. Interest income increased $2.3 million, or 12.2% to $21.1 million for the year ended December 31, 1997 from $18.6 million for the year ended December 31, 1996. The increase was primarily due to increases of $25.8 million and $15.3 million in the average balances of loans and investment securities, respectively, offset somewhat by decreases of $12.4 million and $2.8 million in the average balances of mortgage-backed securities and other interest earnings assets, respectively. Also, the average yield on all interest earning assets increased by 17 basis points to 7.04%. In addition, the payoff of two problem loans resulted in the recording of approximately of $170,000 of income previously reserved for.

         Interest Expense. Interest expense increased $1.7 million to $12.9 million for the year ended December 31, 1997 from $11.3 million for the year ended December 31, 1996. This was due to an increase in the average balance of borrowed funds of $40.8 million coupled with an increase in the average rate paid on interest-bearing liabilities of 11 basis points to 4.77% partially, offset by a decrease in the average balance of interest-bearing deposits of $12.0 million.

         Net Interest Income. Net interest income increased by $626,000, or 8.3% for the year ended December 31, 1997 as compared to the year ended December 31, 1996. The increase was due to the reasons noted above.

         Provision for Losses on Loans. The Bank maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, the Bank's past loss experience, adverse situations that may affect the borrowers' ability to repay loans, estimated value of the underlying collateral and current and expected market conditions. The provision for loan losses increased $57,000 or 31.2% to $240,000 for the year ended December 31, 1997 from $183,000 for the year ended December 31, 1996, primarily due to the increase in the loan portfolio. The allowance for loan losses was $1.2 million at December 31, 1997. While the Bank maintains its allowance for losses at a level which it considers to be adequate, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts.

         Non-Interest Income. Non-interest income increased by $19,000, or 4.7% to $428,000 at December 31, 1997 from $409,000 at December 31, 1996. A gain of $125,000 was recorded on the sale of the Bank's Frenchtown office building in 1997. The Frenchtown branch was closed in 1996, and the related deposits were transferred to the Bank's other Hunterdon County offices. This offset a gain of $138,000 recorded in 1996 on the sale of the deposits of the Bank's Mount Holly office to an unaffiliated financial institution.

         Non-Interest Expense. Non-interest expense decreased $1.3 million, or 19.9% to $5.4 million at December 31, 1997 from $6.7 million for the year ended December 31, 1996. This decrease was primarily due to the $1.2 million charge in the third quarter of 1996 connected with a one time special assessment from the Savings Association Insurance Fund ("SAIF"). This one time assessment was the result of legislation that was effective on September 30, 1996 for the purpose of recapitalizing the SAIF. Other factors for the decrease in non-interest expense were the additional decrease in deposit insurance premiums of $270,000, a decrease of $62,000 in the loss on foreclosed real estate offset somewhat by an increase of $184,000 in miscellaneous expense.

         The decrease on the loss on foreclosed real estate was primarily due to a gain of $11,000 being recorded on the sales of a foreclosed properties for the year ended December 31, 1997, compared to a loss of $28,000 on the sale of foreclosed properties for the year ended December 31, 1996. Miscellaneous expense increased by $184,000 due in most part to the expense connected with the director's management stock bonus plan, which increased to $139,000 in 1997 from $39,000 for 1996 due to a full year of vesting, an increase in legal expense of $50,000 and a loss of $19,000 on the sale of the Bank's Mount Holly office. The deposits of this branch were sold in 1996.

         Income Tax Expense. Income tax expense increased $687,000, or $178.2% to $1.1 million for the year ended December 31, 1997 from $385,000 for the year ended December 31, 1996. This increase was due to an increase in pre-tax income of $1.9 million.

Risk Management

         In an effort to reduce interest rate risk and protect it from the negative effect of rapid increases and decreases in interest rates, the Bank has instituted certain asset and liability management measures including emphasizing the origination of three, five and ten year adjustable-rate mortgage loans and investing excess funds in short- and medium-term mortgage-backed and investment securities. The Bank retains an asset/liability consultant, FinPro, Inc., to assist it in analyzing its asset liability position. With the consultant's assistance, the Bank undertakes a quarterly extensive study of various trends, conducts separate deposit and asset analyses and prepares various asset/liability tables including contractual interest rate gap, interest rate gap with prepayment assumptions, margin/spread and duration tables. Interest rate gap analysis measures the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of times and their sensitivity to changing interest rates.

         The Bank, like many other thrift institutions, is exposed to interest rate risk as a result of the difference in the maturity of interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Most deposit accounts react more quickly to market interest rate movements than do the existing mortgage loans because of the deposit accounts' shorter terms to maturity; sharp decreases in interest rates would typically increase the Bank's earnings. Conversely, this same mismatch will generally adversely affect the Bank's earnings during periods of increasing interest rates. The extent of movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Bank.

         Volatility in interest rates can also result in disintermediation, which is the flow of funds away from savings institutions (such as the Bank) and into other investments, such as U.S. Government and corporate securities and other investment vehicles. Because of the absence of federal insurance premiums and reserve requirements, such investments may pay higher rates of return than investment vehicles offered by savings institutions.

         In order to encourage monitor its interest rate risk, the Company utilizes the services of an outside consultant to calculate the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The Company's interest rate risk ("IRR") is measured as the change to its NPV as a result of hypothetical 100 basis point ("bp") changes in market interest rates.



                                          Net Portfolio Equity Value                       NPV as % of PV of Assets
                               -----------------------------------------------------   ---------------------------------
       Change in
     Interest Rates                               $ Change
    in Basis Points                               in Market               % Change
      (Rate Shock)              Amount             Value(1)               From Base    NPV Ratio(2)          Changes(3)
    ---------------            --------           ----------             -----------   ------------         ------------
                             (Dollars in Thousands)

          300                    29,875              (12,238)                (29)        9.04%                   (287)bp

          200                    34,118               (7,995)                (19)       10.08%                   (183)bp

          100                    38,197               (3,916)                 (9)       11.04%                    (87)bp

           0                     42,113                   --                  --        11.91%                        --

         (100)                   45,866                3,753                   9        12.71%                     80 bp

         (200)                   49,454                7,341                  17        13.44%                    153 bp

         (300)                   52,879               10,766                  26        14.11%                    220 bp

-------------------------------------------------------
(1) Represents the increase (decrease) of the estimated NPV at the indicated change in interest rates compared to the NPV assuming no change in interest rates.
(2) Calculated as the estimated NPV divided by the present value of total assets. The Company's PV is the estimated present value of total assets.
(3) Calculated as the increase (decrease) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

         Certain assumptions utilized by the Company in assessing its interest rate risk were employed in preparing the previous table. These assumptions related to interest rates, loan prepayment rates, core deposit duration, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. The calculation methodology used by the Company has certain shortcomings which include, among others, that the repricing of both loans and deposits is often discretionary and under the control of the Bank's customers. Even if interest rates change in the designated amounts, there can be no assurance that the Company's assets and liabilities would perform as projected.

         Generally, net interest income should decrease with an instantaneous 100 basis point increase in interest rates while net interest income should increase with instantaneous declines in interest rates. Generally, during periods of increasing interest rates, the Company's liabilities are expected to reprice faster than its assets, causing a decline in the Company's interest rate spread. This would result from an increase in the Company's cost of funds that would not be immediately offset by an increase in its yield on earning assets. An increase in the cost of funds without an equivalent increase in the yield on interest-earning assets would tend to reduce net interest income.

Liquidity and Capital Resources

         The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments. OTS regulations require that a savings association maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At December 31, 1998, the Bank's liquidity was in excess of the minimum requirement. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

         The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan and mortgage-backed security prepayments are significantly influenced by general interest-rates, economic conditions and competition. In addition, the Bank invests excess funds in overnight deposits which provide liquidity to meet lending requirements.

         The Bank's most liquid asset is cash, which includes investments in highly liquid short-term investments. The level of these assets are dependent on the Bank's operating, financing and investing activities during any given period. At December 31, 1998, cash and cash equivalents totaled $33.4 million. The Bank has other sources of liquidity if a need for additional funds arises. Another source of liquidity is the repayment and prepayment of mortgage-backed and investment securities. Additional sources of funds include the ability to utilize FHLB of New York advances and the ability to borrow against mortgage-backed and investment securities. At December 31, 1998 the Bank had a $9.0 million repurchase agreement with a rate of 5.82%. The repurchase agreement matures in December 1999 and is callable quarterly on interest payment dates. As of March 6, 1999, the borrowing was still in place. The repurchase agreement was used to fund the sale of the Mount Holly branch deposits which were sold in December 1996. In an effort to increase earnings, reduce the Company's interest rate sensitivity, and to better match its interest rate position, in November 1998, the Company entered into a financial transaction whereby it purchased two fixed rate agency securities at an average rate of 6.17%, with terms of 15 years, and each is callable after one year. The funds for the purchase of these securities came from a Federal Home Loan Bank of New York convertible advance. The borrowing has a rate of 4.93% and matures November 19, 2003, but is callable quarterly on interest payment dates starting November 19, 2001. At December 31, 1998, the Bank had a 30-day $9.5 million repurchase agreement with a rate of 5.29% and maturing on January 14, 1999. (This repurchase agreement subsequently rolled over in January 1999, at a rate of 4.95%. In February, the repurchase agreement was paid down to $9.0 million and the rate became 4.92%.) On March 10, 1998, the Bank took advantage of low interest rates to increase its borrowings to fund investing and lending activities, and to allow for the maturing and withdrawal of high yielding savings deposits, to borrow $25.0 million from the Federal Home Loan Bank of New York. This convertible advance has a rate of 5.35%, with a maturity date of March 11, 2008. On March 12, 2001, and quarterly thereafter, the Federal Home Loan Bank of New York has the right to call this advance.

         The Bank's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows from operating activities, consisting primarily of net income adjusted for depreciation, amortization and provisions for loan and real estate owned losses, were $3.0, $3.4 million and $1.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. Net cash provided by (used in) investing activities, which consisted primarily of disbursement of loan originations, loan purchases, mortgage-backed security purchases and investment security purchases, offset by principal collections on loans and mortgage-backed securities and proceeds from the maturities of investment securities, were $3.9 million, $(29.5) million and $(37.2) million for fiscal 1998, 1997 and 1996, respectively. Net cash provided by (used in) financing activities consisting primarily of proceeds from stock subscriptions, net activity in deposit and escrow accounts, and activity in borrowed funds were $19.7 million, $22.5 million and $(7.5) million for the years ended December 31, 1998, 1997 and 1996, respectively.

         Operating activities in 1998 provided $3.0 million in cash due in most part to income of $1.7 million adjusted for $180,000 in the provision for loan and real estate owned losses, $361,000 of goodwill amortization and $352,000 in the amortization of deferred fees, premiums and discounts. Investing activities in 1998 provided funds of $3.9 million due to maturities of $52.0 million and $5.0 million of investment securities held to maturity and investment securities available for sale, respectively, repayments of $29.4 million of mortgage backed securities held to maturity, $6.6 million of repayments of mortgage-backed securities available for sale and $8.4 million in proceeds from the sale of mortgage-backed securities available for sale, offset somewhat by purchases of $45.9 million, $37.6 million and $15.0 million in investment securities available for sale, investment securities held to maturity and mortgage-backed securities available for sale, respectively. Financing activities in 1998 provided $19.7 million primarily due to an increase of $50.0 million in long term borrowed funds and a net change of $13.0 million in deposits offset somewhat by a decrease of $40.2 million in short term borrowings.

         Operating activities in 1997 provided $3.4 million in cash primarily due to income of $1.9 million adjusted for $149,000 in depreciation, $367,000 in the provision for loan and real estate owned losses and $361,000 of goodwill amortization. Investing activities in 1997 used $29.5 million due to $16.0 million, $14.0 million and $15.1 million in purchases of investment securities held to maturity, mortgage-backed securities available for sale, and loans, respectively, and the $15.0 million increase in loans receivable, offset somewhat by $21.4 million from principal collections on mortgage-backed securities held to maturity and $9.3 million from the maturity of investment securities held to maturity. Financing activities in 1997 provided $22.5 million due to a $1.8 million change in deposits and $25.1 million increase in borrowed funds offset somewhat by $1.7 million and $2.4 million for the repurchase of stock for the MSBP program and stock repurchase program, respectively.

         Operating activities in 1996 provided $1.6 million in cash primarily due to net income of $611,000 adjusted for $153,000 in depreciation, a $183,000 provision for loan and real estate owned losses, $361,000 of goodwill amortization. Investing activities in 1996 used $37.2 million due to $16.1 million and $32.3 million in purchases of mortgage-backed and investment securities, respectively, and a $21.3 million increase in loans receivable, $11.0 million from the maturity of investment securities held to maturity, and $21.5 million from principle collections on mortgage-backed securities held to maturity. Financing activities used $7.8 million due to a $7.5 million decrease in deposits, a $19.7 million refunding of oversubscribed deposits related to the initial public offering completed in January 1996, $9.1 million used to fund the sale of the deposits of the Mount Holly branch, and $3.3 million for the repurchase of common stock, offset somewhat by an increase in borrowed funds of $33.6 million.

         The Bank anticipates that it will have sufficient funds available to meet its current commitments. As of December 31, 1998, the Bank had mortgage commitments to fund loans of $5.1 million. Also, at December 31, 1998, there were commitments on unused lines of credit relating to home equity loans of $4.6 million. Certificates of deposit scheduled to mature in one year or less at December 31, 1998 totaled $125.7 million. Based on historical deposit withdrawals and outflows, and on internal monthly deposit reports monitored by management, management believes that a majority of such deposits will remain with the Bank. As a result, no adverse liquidity effects are expected.

         At December 31, 1998, the Bank exceeded each of the three regulatory capital requirements on a fully phased-in basis. See Note 11 to the Consolidated Financial Statements.

Year 2000 Readiness

         The following discussion of the implications of the Year 2000 problem for the Company, contains numerous forward looking statements based on inherently uncertain information. The cost of the project and the date on which the Company plans to complete the internal Year 2000 modifications are based on management's assumptions of future events including the continued availability of internal and external resources, third party modifications and other factors. However, there can be no guarantee that these statements will be achieved and actual results could differ. Moreover, although management believes it will be able to make the necessary modifications in advance, there can be no guarantee that failure to modify the systems would not have a material adverse effect on the Company.

         During fiscal 1998, the Bank adopted a Year 2000 Compliance Plan (the "Plan") and established a Year 2000 Compliance Committee (the "Committee"). The objectives of the Plan and the Committee are to prepare the Bank for the millennium. As recommended by the Federal Financial Institutions Examination Council, the Plan encompasses the following phases: Awareness, Assessment, Renovation, Validation and Implementation. These phases will enable the Bank to identify risks, develop an action plan, perform adequate testing and complete certification that its processing systems will be Year 2000 ready. The Bank is currently in Phase 3, Renovation, (which includes code enhancements, program changes, hardware and software upgrades, system replacements and third party vendor monitoring) and Phase 4, Validation, (which includes testing of incremental changes to hardware and software, testing connections with third-party vendors and establishing controls to ensure timely completion of all hardware and software prior to final implementation). Prioritization of the most critical applications has been addressed, along with contract and service agreements. The primary operating software for the Bank is obtained and maintained by an external provider of software (the "External Provider"). The Bank has maintained ongoing contact with this vendor so that modification of the software is a top priority and is expected to be accomplished, though there is no assurance, by March 31, 1999. The Bank has contacted all other material vendors and suppliers regarding their Year 2000 readiness. Each of these third parties has delivered written assurance to the Bank that they expect to be Year 2000 compliant prior to the Year 2000. Due to the announcement of the Company's potential acquisition by HUBCO, the Renovation and Valuation phases targeted completion dates have been changed to April 30, 1999 and May 31, 1999, respectively. The Implementation phase is to certify that systems are Year 2000 ready, along with assurances that any new systems are compliant on a going forward basis. The implementation phase is targeted for completion by September 30, 1999.

         The Bank expects to incur consulting and other expenses related to testing and enhancements to prepare the systems for the Year 2000. The Bank does not anticipate that the related costs will be material in any single year. In total, the Bank estimates that it's cost for compliance will amount to approximately $100,000 over the two year period from 1998 - 1999. As of December 31, 1998 approximately $65,000 of these costs have been incurred. No assurance can be given that the Year 2000 Compliance Plan will be completed successfully by the Year 2000, in which event the Bank could incur significant costs. If the External Provider is unable to resolve the potential problem in time, the Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial statements of the Company.

         The Company does not separately track the internal costs incurred for the Year 2000 project because such costs are principally the related payroll costs.

         Successful and timely completion of the Year 2000 project is based on management's best estimates derived from various assumptions of future events, which are inherently uncertain, including the progress and results of the Bank's External Provider, testing plans, and all vendors, suppliers and customer readiness.

         Despite the best efforts of management to address this issue, the vast number of external entities that have direct and indirect business relationships with the Company, such as public utilities, customers, vendors, payment systems providers and other financial institutions, makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have material adverse impact on the operations of the Company.

Impact of Inflation and Changing Prices

         The financial statements of the Bank and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations.

         Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessary move in the same direction or to the same extent as the price of goods and services.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS
                   (With Independent Auditor's Report Thereon)

                                December 31, 1998
            --------------------------------------------------------

                                      INDEX
                                      -----

                                                                         Page
                                                                       ---------

Management Responsibility Statement                                        17


Independent Auditors' Report                                               18


Consolidated Statements of Financial Condition
     as of December 31, 1998 and 1997                                      19


Consolidated Statements of Income
     for Each of the Years in the Three Year
     Period Ended December 31, 1998                                        20


Consolidated Statements of Comprehensive Income
     for Each of the Years in the Three Year
     Period Ended December 31, 1998                                        21


Consolidated Statements of Changes in Stockholders' Equity
     for Each of the Years in the Three Year Period Ended
     December 31, 1998                                                     22


Consolidated Statements of Cash Flows
     for Each of the Years in the Three Year Period Ended
     December 31, 1998                                                   23 - 24


Notes to Consolidated Financial Statements                               25 - 58



All schedules are omitted because the required information is either not applicable or not required or the required information is included in the consolidated financial statements or notes thereto.

[LOGO] LITTLE FALLS
       BANCORP, INC.

       Little Falls Bancorp, Inc.
       86 Main Street
       Little Falls, NJ 07424-1493
       973-256-6100

       January 22, 1999


                      MANAGEMENT RESPONSIBILITY STATEMENT
                      -----------------------------------

Management of Little Falls Bancorp, Inc. is responsible for the preparation of the consolidated financial statements and all other financial information in this report. The consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. All financial information included in the report agrees with the consolidated financial statements. In preparing the consolidated financial statements, management makes informed estimates and judgments, with consideration given to materiality, about the expected results of various events and transactions.

Management maintains a system of internal accounting control that includes personnel selection, appropriate division of responsibilities, and formal procedures and policies consistent with high standards of accounting and administrative practice. Consideration has been given to the necessary balance between the costs of systems of accounting and internal control and the benefits derived.

Management reviews and modifies its systems of accounting and internal control in light of changes in conditions and operations as well as in response to recommendations from the independent certified public accountants. Management believes the accounting and internal control systems provide reasonable assurance that assets are safeguarded and financial information is reliable.

The Board of Directors is responsible for determining that management fulfills its responsibilities in the preparation of the consolidated financial statements and the control of operations. The Board appoints the certified public accountants. The Board meets with management and the independent certified public accountants, approves the overall scope of audit work and related fee arrangements and reviews audit reports and findings.


/s/Leonard G. Romaine                      /s/Richard A. Capone
----------------------------------         -------------------------------------
Leonard G. Romaine                         Richard A. Capone
President                                  Chief Financial Officer and Treasurer

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


To The Board of Directors and Stockholders
Little Falls Bancorp, Inc.
Little Falls, New Jersey



We have audited the consolidated statements of financial condition of Little Falls Bancorp, Inc. (the "Company") and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the consolidated financial position of Little Falls Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997 and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



/s/Radics & Co., LLC
Pine Brook, New Jersey


January 22, 1999, except for the last two paragraphs of Note 2, as to which the date is January 26, 1999.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------


                                                                                                     December 31,

                                                                                         --------------------------------------
Assets                                                                    Notes                1998                1997
------                                                              ------------------   ------------------    ------------------
Cash and due from banks                                                                     $    5,780,361      $ 2,737,709
Interest-bearing deposits in other banks                                                           612,931          550,522
Federal funds sold and securities purchased under
   agreements to resell                                                                         27,000,000        3,500,000
                                                                                            --------------       --------------


      Total cash and cash equivalents                                   1 and 17                33,393,292        6,788,231
Investment securities available for sale                             1,4, 10 and 17             39,422,602           -
Investment securities held to maturity                               1,4, 10 and 17             40,577,457       57,987,644
Mortgage-backed securities available for sale                        1,5, 10 and 17             13,971,394       13,929,048
Mortgage-backed securities held to maturity                          1,5, 10 and 17             61,373,296       90,957,446
Loans receivable                                                     1,6, 10 and 17            149,061,512      147,033,259
Premises and equipment                                                   1 and 7                 2,601,679        2,617,175
Investment in real estate                                                1 and 8                    81,281      427,317
Foreclosed real estate                                                      1                      297,000      604,219
Interest receivable                                                     1 and 17                 1,961,170    2,079,091
Federal Home Loan Bank of New York stock                                   10                    3,767,600    2,517,600
Excess of cost over assets acquired                                         1                    2,495,443    2,856,230
Other assets                                                               13                    1,613,221      725,234
                                                                                            --------------    --------------
      Total assets                                                                          $ 350,616,947       $328,522,494
                                                                                            =============     =============

Liabilities and stockholders' equity
------------------------------------
Liabilities
-----------
Deposits                                                                9 and 17            $  243,048,053      $230,132,675
Borrowed money                                                          10 and 17               68,500,000        58,719,500
Accounts payable and other liabilities                                  12 and 13                1,623,438     1,375,658
                                                                                            --------------   --------------
      Total liabilities                                                                        313,171,491   290,227,833
                                                                                            --------------   --------------
Commitments                                                             16 and 17                 -                  -

Stockholders' equity                                                1,2,3,11,12 and 13
--------------------
Preferred stock $.10 par value, 5,000,000 shares
 authorized; none issued and outstanding                                                          -                   -
Common stock $.10 par value, 10,000,000 shares
 authorized; 3,041,750 shares issued; shares outstanding
 2,477,525 (1998) and 2,607,921 (1997)                                                             304,175       304,175
Additional paid in capital                                                                      29,204,431    29,067,633
Retained earnings - substantially restricted                                                    19,517,521    18,275,517
Common stock acquired by employee
 stock ownership plan ("ESOP")                                                                  (1,936,741)   (2,106,432)
Unearned restricted Management Stock
 Bonus Plan ("MSBP") stock, at cost                                                               (855,791)   (1,329,167)
Treasury stock, at cost; 564,225 shares (1998)
 and 433,829 shares (1997)                                                                      (8,191,308)   (5,632,286)
Accumulated other comprehensive income                                                            (596,831      (284,779)
                                                                                            --------------  --------------
      Total stockholders' equity                                                                37,445,456    38,294,661
                                                                                            --------------  --------------
      Total liabilities and stockholders' equity                                            $  350,616,947  $328,522,494
                                                                                            ==============  ==============


See notes to consolidated financial statements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------



                                                                               Year Ended December 31,
                                                                -----------------------------------------------------
                                                   Notes            1998                1997                 1996
                                                 --------       -----------          -----------          -----------
Interest income:
     Loans receivable                                5          $11,380,802          $10,081,393          $ 8,255,040
     Mortgage-backed securities                                   5,481,359            7,117,907            7,972,069
     Investment securities and other
       interest-earning assets                                    5,884,145            3,864,885            2,549,230
                                                                -----------          -----------          -----------

          Total interest income                                  22,746,306           21,064,185           18,776,339
                                                                -----------          -----------          -----------
Interest expense:
     Deposits                                        8           10,504,020           10,327,779           11,082,926
     Borrowings                                                   4,190,912            2,592,479              175,324
                                                                -----------          -----------          -----------

          Total interest expense                                 14,694,932           12,920,258           11,258,250
                                                                -----------          -----------          -----------

Net interest income                                               8,051,374            8,143,927            7,518,089
Provision for loan losses                            5              161,132              240,000              182,900
                                                                -----------          -----------          -----------
Net interest income after provision for
  loan losses                                                     7,890,242            7,903,927            7,335,189
                                                                -----------          -----------          -----------
Non-interest income:
     Service fees                                                   228,722              147,818              169,678
     Other                                       4 and 5            174,774              279,877              238,893
                                                                -----------          -----------          -----------

          Total non-interest income                                 403,496              427,695              408,571
                                                                -----------          -----------          -----------
Non-interest expenses:
     Compensation and employee benefits             12            2,679,782            2,622,159            2,608,587
     Occupancy, net                                  6              290,877              295,305              334,406
     Equipment                                       6              432,893              430,366              401,510
     Deposit insurance premiums                     15              117,613              126,987            1,596,307
     Loss on foreclosed real estate                                  44,017               26,900               88,981
     Amortization of deposit premium                 1              360,787              360,787              360,783
     Other                                          12            1,776,203            1,540,603            1,356,853
                                                                -----------          -----------          -----------

          Total non-interest expenses                             5,702,172            5,403,107            6,747,427
                                                                -----------          -----------          -----------

Income before provision for income taxes                          2,591,566            2,928,515              996,333
Provision for income taxes                          13              843,850            1,072,400              385,444
                                                                -----------          -----------          -----------

Net income                                                      $ 1,747,716          $ 1,856,115          $   610,889
                                                                ===========          ===========          ===========
Net income per common share:                     1 and 14
     Basic                                                      $      0.79          $      0.78          $      0.22
                                                                ===========          ===========          ===========

     Diluted                                                    $      0.76          $      0.75          $      0.22
                                                                ===========          ===========          ===========

See notes to consolidated financial statements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                 -----------------------------------------------


                                                                                                Year Ended December 31,
                                                                                    ------------------------------------------------
                                                                                        1998               1997        1996
                                                                                    ------------       ------------    ----------
Net income                                                                          $ 1,747,716        $ 1,856,115        $610,889
                                                                                    -----------        -----------        ---------

Other comprehensive income, net of income taxes:
     Unrealized holding gains on securities available for sale,
      net of income taxes of $134,235 and $39,938 in 1998 and 1997, respectively       (217,386)       (71,062)                   -

     Reclassification adjustment for realized gains on securities
      available for sale, net of income taxes of $16,754 in 1998                        (29,810)             -                    -
                                                                                    -----------        -----------        ---------

                                                                                       (247,196)       (71,062)                   -

     Minimum pension liability adjustment, net of income taxes
      of $36,450, $72,590 and $(10,964), respectively                                   (64,856)       129,162)              19,508
                                                                                    -----------        -----------        ---------

Other comprehensive income                                                             (312,052)      (200,224)              19,508
                                                                                    -----------        -----------         ---------
Comprehensive income                                                                $ 1,435,664        $ 1,655,891       $  630,397
                                                                                    ===========        ===========         =========


See notes to consolidated financial statements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
           ----------------------------------------------------------

                                                                                              Retained
Common
                                                                             Additional       Earnings -
Stock
                                                           Common             Paid in       Substantially
Acquired
                                                            Stock             Capital        Restricted          By
ESOP
                                                          ----------       ------------     -------------     --------------
Balance - December 31, 1995                                $     -          $     -          $ 16,327,286      $        -
Net income                                                       -                -               610,889               -
Net proceeds from
 issuance of common stock                                    304,175         28,959,347              -                  -
Acquisition of common stock by ESOP                              -                -                  -         (2,433,400)
ESOP shares committed to be released                             -               15,452              -            162,227
Purchase of 296,570  shares of treasury stock                    -                -                  -                  -
Decrease in minimum pension
 liability, net of deferred income taxes                         -                -                  -                  -
Dividends paid                                                   -                -              (136,119)              -
                                                           ---------        -----------      ------------   -------------
Balance - December 31, 1996                                  304,175         28,974,799        16,802,056     (2,271,173)
Net income                                                       -                -             1,856,115               -
Acquisition of common stock by MSBP                              -                -                  -                  -
ESOP shares committed to be released                             -               92,834              -            164,741
Amortization of MSBP stock                                       -                -                  -                  -
Purchase of 137,259 shares of treasury stock                     -                -                  -                  -
Unrealized (loss) on securities available for sale, net          -                -                  -                  -
(Increase) in minimum pension
 liability, net of deferred income taxes                         -                -                  -                  -
Dividends paid                                                   -                -              (382,654)              -
                                                           ---------        -----------      ------------   -------------
Balance - December 31, 1997                                  304,175         29,067,633        18,275,517     (2,106,432)
Net income                                                       -                -             1,747,716               -
 ended December 31, 1998
ESOP shares committed to be released                             -              136,798              -            169,691
Amortization of MSBP stock                                       -                -                  -                  -
Purchase of 130,396 shares of treasury stock                     -                -                  -                  -
Unrealized (loss) on securities available for sale, net          -                -                  -                  -
(Increase) in minimum pension
 liability, net of deferred income taxes                         -                -                  -                  -
Dividends paid                                                   -                -              (505,712)              -
                                                           ---------        -----------      ------------   -------------
Balance - December 31, 1998                                $ 304,175        $29,204,431      $ 19,517,521     $(1,936,741)
                                                           =========        ===========      ============   =============

                                       22
-----------------2nd half of table follows--------------------------------------

-----------------2nd half of table below----------------------------------------


                                                           Unearned                          Accumulated
                                                          Restricted                            Other
                                                             MSBP            Treasury       Comprehensive
                                                             Stock             Stock            Income              Total
                                                          ----------       ------------     -------------      -------------
Balance - December 31, 1995                                $     -          $     -          $   (104,063)     $  16,223,223
Net income                                                       -                -                  -               610,889
Net proceeds from issuance of common stock
 issuance of common stock                                        -                -                  -            29,263,522
Acquisition of common stock by ESOP                              -                -                  -            (2,433,400)
ESOP shares committed to be released                             -                -                  -               177,679
Purchase of 296,570  shares of treasury stock                    -           (3,277,004)             -
(3,277,004)
Decrease in minimum pension
 liability, net of deferred income taxes                         -                  -              19,508             19,508
Dividends paid                                                   -                  -                -              (136,119)
                                                           ---------        -----------      ------------       -------------
Balance - December 31, 1996                                      -           (3,277,004)          (84,555)        40,448,298
Net income                                                       -                 -                 -             1,856,115
Acquisition of common stock by MSBP                       (1,600,268)              -                 -            (1,600,268)
ESOP shares committed to be released                             -                 -                 -               257,575
Amortization of MSBP stock                                   271,101               -                 -               271,101
Purchase of 137,259 shares of treasury stock                     -           (2,355,282)             -            (2,355,282)
Unrealized (loss) on securities available for sale, net          -                -               (71,062)           (71,062)
(Increase) in minimum pension
 liability, net of deferred income taxes                         -                -              (129,162)          (129,162)
Dividends paid                                                   -                -                  -              (382,654)
                                                           ---------        -----------      ------------       -------------
Balance - December 31, 1997                               (1,329,167)        (5,632,286)         (284,779)        38,294,661
Net income ended December 31, 1998                               -                -                  -             1,747,716
ESOP shares committed to be released                             -                -                  -               306,489
Amortization of MSBP stock                                   473,376              -                  -               473,376
Purchase of 130,396 shares of treasury stock                     -           (2,559,022)             -            (2,559,022)
Unrealized (loss) on securities available for sale, net          -                -              (247,196)          (247,196)
(Increase) in minimum pension
 liability, net of deferred income taxes                         -                -               (64,856)           (64,856)
Dividends paid                                                   -                -                  -              (505,712)
                                                           ---------        -----------      ------------       -------------
Balance - December 31, 1998                                $(855,791)       $(8,191,308)     $   (596,831)    $  37,445,456
                                                           =========        ===========      ============       =============

See notes to consolidated financial statements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------


                                                                                              Year Ended December 31,

                                                                                --------------------------------------------------
                                                                                   1998               1997               1996
                                                                                ------------      -------------        -----------
Cash flows from operating activities:
   Net income                                                                   $ 1,747,716        $ 1,856,115          $610,889
   Adjustments  to  reconcile  net  income  to net cash  provided  by  operating activities:
       Depreciation                                                                 131,395            149,187           153,207
       Provision for loan and real estate owned losses                              180,000            367,356           182,900
       Amortization of intangibles                                                  360,787            360,787           360,783
       Amortization of deferred fees, premiums and discounts, net                   352,432            117,732            40,903
       Gain on sales of investment securities available for sale                    (16,654)                 -                 -
       Gain on sales of mortgage-backed seucrities available for sale               (29,910)                 -                 -
       Gain on sale of branch                                                          -                  -             (138,320)
       Gain on sale of investment in real estate                                    (37,911)          (106,318)              -
       Loss (gain) on sale of foreclosed real estate                                 19,875            (11,086)           28,418
       Deferred income taxes                                                       (148,250)           (35,527)         (243,005)
       Decrease (increase) in interest receivable                                   117,921           (343,800)          (17,942)
       (Increase) decrease in other assets                                         (566,063)           366,147            (2,447)
       (Decrease) increase in interest payable                                      (54,160)            92,789           180,501
       Increase in accounts payable and other liabilities                           127,036             55,364           256,012
       ESOP shares committed to be released                                         306,489            257,575           177,679
       Amortization of MSBP cost                                                    501,237            271,101               -
                                                                                -----------        -----------           ---------

         Net cash provided by operating activities                                2,991,940          3,397,422         1,589,578
                                                                                -----------        -----------         ---------

Cash flows from investing activities:
   Purchases of:
       Investment securities available for sale                                 (45,929,794)              -                  -
       Investment securiites held to maturity                                   (37,583,247)       (15,977,500)     (32,347,937)
       Mortgage-backed seucriites available for sale                            (15,035,553)       (14,048,125)              -
       Mortgage-backed securities held to maturity                                     -                  -         (16,073,205)
       Loans                                                                           -           (15,096,510)              -
       Premises and equipment                                                      (112,479)          (102,193)        (159,246)
       Federal Home Loan Bank of New York stock                                  (1,250,000)          (441,900)        (680,500)
   Proceeds from maturities of and repayments on:
       Investment securities available for sale                                   5,000,000                 -                  -
       Investment securities held to maturity                                    52,000,000          9,342,000        11,000,000
       Mortgage-backed securities available for sale                              6,615,242                 -                   -
       Mortgage-backed securities held to maturity                               29,375,738         21,444,380        21,500,221
   Proceeds from sales of:
       Investment securities available for sale                                   1,028,100                 -                  -
       Investment securities held to maturity                                     3,000,000                 -                  -
       Mortgage-backed securities available for sale                              8,352,991                 -                  -
       Investment in real estate                                                    380,527               42,125               -
       Foreclosed real estate                                                       268,476            394,486           849,629
   Net (increase) in loans receivable                                            (2,187,526)       (15,023,967)      (21,265,657)
                                                                                -----------        -----------         ---------

         Net cash provided by (used in) investing activities                      3,922,475        (29,467,204)      (37,176,695)
                                                                                -----------        -----------         ---------

See notes to consolidated financial statements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      ------------------------------------


                                                                                      Year Ended December 31,
                                                                        ---------------------------------------------------
                                                                             1998               1997               1996
                                                                        -------------      -------------      -------------
Cash flows from financing activities:
     Net increase (decrease) in deposits                                 $12,974,880        $ 1,814,156       $(7,464,225)
     Decrease in advances from borrowers for taxes                              -                  -             (701,773)
     (Refunds of) proceeds from stock subscriptions                             -                  -           19,706,653)
     Net change in short-term borrowings                                 (40,219,500)        10,096,000        24,623,500
     Proceeds of long-term borrowings                                     50,000,000         15,000,000         9,000,000
     Costs of issuance of common stock                                          -                  -             (731,348)
     Dividends paid                                                         (505,712)          (382,654)         (136,119)
     Cash paid in connection with branch sales                                  -                  -           (9,064,385)
     Cost of MSBP shares                                                        -            (1,688,171)             -
     Treasury stock acquired                                              (2,559,022)        (2,355,282)       (3,277,004)
                                                                         -----------        -----------       -----------
           Net cash provided by (used in) financing activities            19,690,646         22,484,049        (7,458,007)
                                                                         -----------        -----------       -----------
Increase (decrease) in cash and cash equivalents                          26,605,061         (3,585,733)      (43,045,124)
Cash and cash equivalents - beginning                                      6,788,231         10,373,964        53,419,088
                                                                         -----------        -----------       -----------
Cash and cash equivalents - ending                                       $33,393,292        $ 6,788,231       $10,373,964
                                                                         ===========        ===========       ===========

Supplemental disclosures:
     Cash paid during the period for:
         Interest                                                        $14,749,082        $12,827,469       $11,077,749
                                                                         ===========        ===========       ===========
         Income taxes, net of refunds                                    $ 1,305,745        $   957,808       $   410,701
                                                                         ===========        ===========       ===========
     Unrealized loss on securities available
      for sale, net of deferred income taxes                             $   247,196        $    71,062       $      -
                                                                         ===========        ===========       ===========
     Loans to facilitate sales of investment in real estate              $      -           $   215,000       $      -
                                                                         ===========        ===========       ===========
     Loans receivable transferred to foreclosed real estate              $      -           $   157,818       $   406,379
                                                                         ===========        ===========       ===========
     Loans to facilitate sales of foreclosed real estate                 $      -           $      -          $   172,000
                                                                         ===========        ===========       ===========
     Increase (decrease) in minimum
      pension liability, net of deferred income taxes                    $    64,856        $   129,162       $   (19,508)
                                                                         ===========        ===========       ===========
     Property transferred to investment in real estate                   $      -           $     9,629       $   145,478
                                                                         ===========        ===========       ===========
     Issuance of common stock:
         Deposits used for stock purchases                               $      -           $      -          $ 2,859,458
         Stock subscriptions used for stock purchases                           -                  -           25,124,642
         Deferred costs                                                         -                  -             (422,630)
                                                                         -----------        -----------       -----------
                                                                         $      -           $      -          $27,561,470
     Reduction in MSBP liability in connection with purchase
         of MSBP shares                                                  $      -           $   (87,903)      $      -
                                                                         ===========        ===========       ===========
     Liabilities assigned in connection with branch sales:
         Deposits                                                        $      -           $      -          $ 9,221,324
                                                                         ===========        ===========       ===========
     Assets sold in connection with branch sales:
         Loans                                                           $      -           $      -          $    18,619
                                                                         ===========        ===========       ===========


See notes to consolidated financial statements.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------

         Basis of financial statement presentation
         -----------------------------------------

         The consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles, include the accounts of Little Falls Bancorp, Inc. (the "Company") and its wholly owned subsidiary, Little Falls Bank (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the dates of the consolidated statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ
         significantly  from  those  estimates.   Material  estimates  that  are
         particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, the assessment of prepayment risks associated with mortgage-backed securities and the determination of the amount of deferred tax assets that are more likely than not to be realized. Management believes that the allowance for loan losses is adequate, foreclosed real estate is appropriately valued, prepayment risks associated with mortgage-backed securities are properly recognized and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to allowance for loan losses or further writedowns of foreclosed real estate may be necessary based on changes in economic conditions in the market area. Additionally, assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to frequent change. Finally, the assessment of the amount of deferred tax assets more likely than not to be realized is based on projected future taxable income, which is subject to continual revisions for updated information.

         In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowance or additional writedowns on real estate based on their judgments about information available to them at the time of their examination.

         Comprehensive income
         --------------------

         Effective January 1, 1998, the Company and the Bank adopted Statement of Financial Accounting Standards ("Statement") No. 130, " Reporting Comprehensive Income". Statement No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. As required, the provisions of Statement No. 130 have been retroactively applied to previously reported periods. The application of Statement No. 130 had no material effect on the Company's consolidated financial condition or operations.

         At December 31, 1998 and 1997, accumulated other comprehensive income includes unrealized losses on securities available for sale, net of deferred income taxes, of $(318,258) and $(71,062), respectively, and additional minimum pension liability, net of deferred income taxes, of $(213,717) and $(278,573), respectively.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-----------------------------------------------

         Cash and cash equivalents
         -------------------------

         Cash and cash equivalents include cash and amounts due from banks, federal funds sold and interest-bearing deposits in other banks having original maturities of three months or less. Generally, federal funds sold are sold for one day periods.

         Investment and mortgage-backed securities
         -----------------------------------------

         Debt securities for which there is the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held-to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, included in accumulated other comprehensive income.

         Premiums are amortized and discounts are accreted to interest income using the interest method. Gains or losses on the sale of securities are based on specifically identifiable cost and are accounted for on a trade date basis.

         Loans receivable
         ----------------

         Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees and costs and discounts.

         Loan fees and certain direct loan origination costs are deferred, and the net fee or cost accreted or amortized as an adjustment of yield using the interest method over the contractual lives of the related loans. Unearned interest on consumer loans is recognized over the contractual lives of the loans using a method which approximates the interest method.

         Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is reestablished, in which case the loan is returned to accrual status.

         Allowance for loans losses
         --------------------------

         An allowance for loan losses is maintained at a level considered adequate to absorb future loan losses. Management of the Bank, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-----------------------------------------------

         Allowance for loan losses (Cont'd.)
         -------------------------

         The Bank utilizes a two tier approach: (1) identification of impaired loans and the establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including , but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment. Although management believes that adequate specific and general loan loss allowances are established, actual losses are dependent upon future events and, as such, further additions to the level of the loan loss allowance may be necessary.

         Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. An insignificant payment delay, which is defined by the Bank as up to ninety days, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. Thus, a demand loan or other loan with no stated maturity is not impaired if the Bank expects to collect all amounts due, including interest accrued at the contractual interest rate, during the period the loan is outstanding. All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to interest receivable and then to principal.

         Premises and equipment
         ----------------------

         Land is carried at cost. Buildings and improvements, leasehold improvements and furniture, fixtures and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the lesser of the estimated useful lives of the assets or, if applicable, the term of lease. Significant renovations and additions are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations for the period. Maintenance and repairs are charged to expense as incurred. Rental income is netted against occupancy expense.

         Investment in real estate
         -------------------------

         Investments in real estate are carried at the lower of cost less accumulated depreciation or fair value less estimated disposal costs.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
------------------------------------------------

         Foreclosed real estate
         ----------------------

         Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of cost or fair value at the date of foreclosure. Subsequent valuations are periodically performed and an allowance for losses established by a charge to operations if the carrying value of a property exceeds its fair value less estimated selling costs. Costs relating to development and improvement of properties are capitalized, whereas income and expenses relating to the operating and holding of properties are recorded in operations as earned or incurred. Gains and losses from sales of these properties are recognized as they occur.

         Excess of cost over assets acquired
         -----------------------------------

         The cost in excess of the fair value of net assets acquired through the acquisition of certain assets and assumption of certain liabilities of branch offices is being amortized to expense over a ten year period by use of the straight-line method.

         Income taxes
         ------------

         The Company and its subsidiary file a consolidated federal income tax return and separate state income tax returns. Income taxes are allocated to the Company and its subsidiary based upon the contribution of their respective income or loss to the consolidated return. Federal and State income taxes have been provided on the basis of reported income. The amounts reflected on the tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and tax reporting purposes. Deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

         Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary difference are expected to be recovered or settled. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which more likely than not will not be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize all deferred tax assets. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

         Accounting for stock-based compensation
         ---------------------------------------

         In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 123 "Accounting for Stock-Based Compensation". Statement No. 123 establishes financial accounting and reporting standards for stock-based employees compensation plans. While all entities are encouraged to adopt the "fair value based method" of accounting for employee stock compensation plans, Statement No. 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method" specified in Accounting Principles Board Opinion No. 25.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-----------------------------------------------

         Accounting for stock-based compensation (Cont'd.)
         ---------------------------------------

         Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, usually the vesting period. Fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk free interest rate over the expected life of the option. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

         The accounting requirements of Statement No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. The Company has elected to account for compensation cost under the intrinsic value based method. Included in Note 12 to consolidated financial statements are the pro forma disclosures required by Statement No. 123.

         Net income per common share
         ---------------------------

         Basic net income per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding, adjusted for the unallocated portion of shares held by the ESOP in accordance with the American Institute of Certified Public Accountants' ("AICPA") Statement of Position ("SOP") 93-6. Diluted net income per share is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of stock options, stock-based compensation grants and other securities, if dilutive, using the treasury stock method. See Note 14 to consolidated financial statements for a reconciliation of such amounts.

         Per share amounts for the year ended December 31, 1996 have been calculated based on the net income for the entire year. The calculation of the weighted average number of common shares outstanding from the date of conversion to stock form (January 5, 1996) through December 31, 1996, assumes such shares were outstanding for the entire year (as if the conversion had taken place on January 1, 1996).

         Nature of operations and interest rate risk
         -------------------------------------------

         The Company is a holding company whose principal activity is the ownership and management of the Bank. The Bank is principally engaged in the business of attracting deposits from the customers located primarily in northern New Jersey and using these deposits, along with borrowings and other funds, to make loans secured by real estate located primarily in northern New Jersey and to purchase mortgage-backed and investment securities. The potential for interest-rate risk exists as a result of the generally shorter duration of the Bank's interest-sensitive liabilities compared to the generally longer duration of its interest-sensitive assets. In a rising interest rate environment, liabilities will reprice faster than assets, thereby reducing the market value of long-term assets and net interest income. For this reason, management regularly monitors the maturity structure of the Bank's interest-earning assets and interest-bearing liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-----------------------------------------------

         Concentration of risk
         ---------------------

         The Bank's lending and real estate activity is concentrated in real estate and loans secured by real estate located in the State of New Jersey. In general, the Bank's loan portfolio performance is dependent upon local economic conditions.

         Reclassification
         ----------------

         Certain amounts for the year ended December 31, 1997 and 1996 have been reclassified to conform to the current year's presentation.

2.   REORGANIZATION AND STOCKHOLDERS' EQUITY
--------------------------------------------

On January 5, 1996, the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank, with the concurrent formation of a holding company. The holding company, Little Falls Bancorp, Inc., a New Jersey corporation organized in August 1995, acquired all of the capital stock of the Bank upon the completion of the conversion. On January 5, 1996, the conversion and initial public stock offering were completed with the issuance of 3,041,750 shares of the Company's common stock, par value $.10 per share, for net proceeds, after conversion costs and the effect of the shares acquired by the ESOP, of $26,830,022. Concurrently with the issuance of the Company's common stock, the Company utilized $14,671,962 of the net proceeds to purchase all of the outstanding capital stock of the Bank.

At the time of the conversion, the Bank, in order to grant priority to eligible depositors in the event of future liquidation, established a liquidation account of $15,488,000, an amount equal to its total net worth as of September 30, 1995, the date of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases in the deposit account will not restore an eligible account holder's interest in the liquidation account. In the unlikely event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to their current adjusted qualifying balances. The balance of the liquidation account on December 31, 1998 has not been determined.

The ability of the Company to pay dividends to stockholders is dependent upon the receipt of income from the subsidiary Bank. The Bank may not declare or pay any dividend on or repurchase any of its capital stock if the effect thereof would cause its net worth to be reduced below: (1) the amount required for the liquidation account, or (2) the net worth requirements contained in section
563.13 (b) of the rules and regulation of the Office of Thrift Supervision (the "OTS").

During the years ended December 31, 1998, 1997 and 1996, the Company approved plans to repurchase 130,396, 137,259 and 296,570 shares, respectively, of its common stock outstanding, up to five percent (5%) of the shares outstanding at any single instance. In accordance therewith, during the years ended December 31, 1998, 1997 and 1996, 130,396, 137,259 and 296,570 shares, respectively, at an aggregate cost of $2,599,022, $2,355,282, and $3,277,004, respectively, were purchased in the open market.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

3.    PENDING MERGER
--------------------

On January 26, 1999, the Company signed a definitive merger agreement under which HUBCO, Inc. ("HUBCO") will acquire the Company in a combination stock and cash transaction. Under the terms of the agreement, Company shareholders will receive either 0.65 shares of HUBCO common stock or $20.64 in cash or a combination of shares of HUBCO common stock and cash. The shares of HUBCO common stock offered in this transaction will be in an amount equal to approximately 51% of the outstanding shares of the Company multiplied by the exchange ratio. The remaining 49% of the outstanding shares will be purchased for cash at the fixed per share price of $20.64. The exchange ratio of 0.65 shares of HUBCO common stock is based upon HUBCO's median common stock price being between $34.43 and $29.23 during a pre-determined pricing period. If the median pre-closing price of HUBCO common stock is $29.00 or less, the exchange ratio shall be increased in increments to a maximum exchange ratio of 0.70 effective if the HUBCO median common stock price is $27.14 or lower. If the median pre-closing price of HUBCO common stock is $34.50 or more, the exchange ratio will be decreased in increments to a minimum exchange ratio of 0.60 at $37.50.

In connection with the execution of the merger agreement, the Company has issued an option to HUBCO, which would enable HUBCO to purchase up to 493,000 shares of Company common stock under certain circumstances. As part of the transaction, the Company will be merged into Hudson United Bank. The merger is subject to approval, by Federal and New Jersey bank regulatory authorities and Company shareholders, as well as other customary conditions. The transaction is expected to close in the second quarter of 1999.

4.   INVESTMENT SECURITIES
--------------------------

Available for sale:

                                                                December 31, 1998
                                              ------------------------------------------------------
                                                                Gross Unrealized
                                                Amortized   --------------------------   Carrying
                                                  Cost          Gains        Losses        Value
                                              ------------  ------------  ------------  ------------
U.S. Government (including agencies):
      Due after five years through ten years   $ 7,002,442   $    10,370   $     4,600   $ 7,008,212
      Due after ten years                        5,751,429        81,696          --       5,833,125
                                               -----------   -----------   -----------   -----------
                                                12,753,871        92,066         4,600    12,841,337
      Corporate bonds due after ten years        2,001,080          --          11,080     1,990,000
      Trust preferred securities                11,960,918        36,876       501,529    11,496,265
      Preferred stock                           13,199,307        10,000       114,307    13,095,000
                                               -----------   -----------   -----------   -----------
                                               $39,915,176   $   138,942   $   631,516   $39,422,602
                                               ===========   ===========   ===========   ===========

Held to maturity:

                                                                December 31, 1998
                                              ------------------------------------------------------
                                                                Gross Unrealized
                                                Amortized   --------------------------   Estimated
                                                  Cost          Gains        Losses      Fair Value
                                              ------------  ------------  ------------  ------------
U.S. Government (including agencies):
      Due after one year through five years    $ 5,685,303   $    47,187   $      --     $ 5,732,490
      Due after five years through ten years     5,002,894        14,606          --       5,017,500
      Due after ten years                       29,889,260          --         281,447    29,607,813
                                               -----------   -----------   -----------   -----------
                                               $40,577,457   $    61,793   $   281,447   $40,357,803
                                               ===========   ===========   ===========   ===========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

4.    INVESTMENT SECURITIES (Cont'd.)
---------------------------

                                                                December 31, 1997
                                              ------------------------------------------------------
                                                                Gross Unrealized
                                                Amortized   --------------------------   Estimated
                                                  Cost          Gains        Losses      Fair Value
                                              ------------  ------------  ------------  ------------
U.S. Government (including agencies):
      Due in one year or less                  $10,005,774   $      --     $    69,571   $ 9,936,203
      Due after one year through five years     11,000,000        26,270        46,875    10,979,395
      Due after five years through ten years    30,981,870       239,337          --      31,221,207
      Due after ten years                        6,000,000         2,500        10,000     5,992,500
                                               -----------   -----------   -----------   -----------

                                               $57,987,644   $   268,107   $   126,446   $58,129,305
                                               ===========   ===========   ===========   ===========

During the year ended December 31, 1998, proceeds from sales of investment securities available for sale totaled $1,028,100 and resulted in gross gains of $16,654. During the year ended December 31, 1998, proceeds from the sale of an investment security held to maturity, which was within three months of final maturity, totaled $3,000,000 and did not result in any gain or loss. There were no sales of investment securities available for sale or held to maturity during the years ended December 31, 1997 and 1996.

Investment securities held to maturity with a carrying value of approximately $2,000,000 at both December 31, 1998 and 1997, were pledged to secure public funds.

5.   MORTGAGE-BACKED SECURITIES
-------------------------------

Available for sale:

                                                                December 31, 1998
                                              ------------------------------------------------------
                                                                Gross Unrealized
                                                Amortized   --------------------------   Carrying
                                                  Cost          Gains        Losses        Value
                                              ------------  ------------  ------------  ------------

     Federal Home Loan Mortgage Corporation   $ 5,324,055   $      --     $     4,761   $ 5,319,294
     Federal National Mortgage Association      8,663,950            51        11,901     8,652,100
                                              -----------   -----------   -----------   -----------

                                              $13,988,005   $        51   $    16,662   $13,971,394
                                              ===========   ===========   ===========   ===========

                                                                December 31, 1997
                                              ------------------------------------------------------
                                                                Gross Unrealized
                                                Amortized   --------------------------   Carrying
                                                  Cost          Gains        Losses        Value
                                              ------------  ------------  ------------  ------------
     Federal Home Loan Mortgage Corporation   $12,512,965   $      --     $   104,516   $12,408,449
     Federal National Mortgage Association      1,527,083          --           6,484     1,520,599
                                              -----------   -----------   -----------   -----------

                                              $14,040,048   $      --         111,000    13,929,048
                                              ===========   ===========   ===========   ===========

                                       32

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

5.   MORTGAGE-BACKED SECURITIES  (Cont'd.)
-------------------------------

Held to maturity:

                                                                December 31, 1998
                                              ------------------------------------------------------
                                                                Gross Unrealized
                                                Amortized   --------------------------   Estimated
                                                  Cost          Gains        Losses      Fair Value
                                              ------------  ------------  ------------  ------------
     Government National Mortgage Association   $17,643,283   $    37,940   $   183,033   $17,498,190
     Federal Home Loan Mortgage Corporation      14,963,351       119,208        48,363    15,034,196
     Federal National Mortgage Association       28,766,662       126,559       118,173    28,775,048
                                                -----------   -----------   -----------   -----------
                                                $61,373,296   $   283,707   $   349,569   $61,307,434
                                                ===========   ===========   ===========   ===========

                                                                December 31, 1997
                                              ------------------------------------------------------
                                                                Gross Unrealized
                                                Amortized   --------------------------   Estimated
                                                  Cost          Gains        Losses      Fair Value
                                              ------------  ------------  ------------  ------------
     Government National Mortgage Association   $26,771,595   $   215,909   $    35,973   $26,951,531
     Federal Home Loan Mortgage Corporation      22,853,912       219,635       143,405    22,930,142
     Federal National Mortgage Association       41,331,939       200,891       168,976    41,363,854
                                                -----------   -----------   -----------   -----------
                                                $90,957,446   $   636,435   $   348,354   $91,245,527
                                                ===========   ===========   ===========   ===========

                                                                December 31, 1998
                                              ------------------------------------------------------
                                                Principal    Unamortized    Unearned     Carrying
                                                 Balance       Premium      Discounts      Value
                                              ------------  ------------  ------------  ------------
     Government National Mortgage Association   $17,293,334   $   355,946   $     5,997   $17,643,283
     Federal Home Loan Mortgage Corporation      14,856,408       119,872        12,929    14,963,351
     Federal National Mortgage Association       28,436,352       349,880        19,570    28,766,662
                                                -----------   -----------   -----------   -----------
                                                $60,586,094   $   825,698   $    38,496   $61,373,296
                                                ===========   ===========   ===========   ===========

                                                                December 31, 1997
                                              ------------------------------------------------------
                                                Principal    Unamortized    Unearned     Carrying
                                                 Balance       Premium      Discounts      Value
                                              ------------  ------------  ------------  ------------
     Government National Mortgage Association   $26,336,892   $   442,503   $     7,800   $26,771,595
     Federal Home Loan Mortgage Corporation      22,725,681       185,390        57,159    22,853,912
     Federal National Mortgage Association       40,898,959       460,159        27,179    41,331,939
                                                -----------   -----------   -----------   -----------
                                                $89,961,532   $ 1,088,052   $    92,138   $90,957,446
                                                ===========   ===========   ===========   ===========

During the year ended December 31, 1998, proceeds from sales of mortgage-backed securities available for sale totaled $8,352,991 and resulted in gross gains of $29,910. There were no sales of mortgage-backed securities available for sale during the years ended December 31, 1997 and 1996 and there were no sales of mortgage-backed securities held to maturity during the years ended December 31, 1998, 1997 and 1996.
                                       33

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

6.   LOANS RECEIVABLE
---------------------

                                                            December 31,
                                                  ------------------------------
                                                       1998               1997
                                                  -------------   --------------
Real estate mortgage:
   One-to-our family                              $ 117,232,070   $ 118,254,242
   Commercial and multi-family                       17,435,462      17,361,751
                                                   ------------    ------------

                                                    134,667,532     135,615,993
                                                   ------------    ------------

Construction                                               -            350,000
                                                   ------------    ------------
Consumer:
   Second mortgage                                   14,811,424      11,629,689
   Passbook or certificate                              752,217         807,062
   Other                                                 14,615          12,451
                                                   ------------    ------------
                                                     15,578,256      12,449,202
                                                   ------------    ------------
        Total loans                                 150,245,788     148,415,195
                                                   ------------    ------------
Less: Loans in process                                     -            233,125
    Allowance for loan losses                         1,329,292       1,168,160
    Deferred loan fees, costs and discounts, net       (145,016)        (19,349)
                                                   ------------    ------------
                                                      1,184,276       1,381,936
                                                   ------------    ------------
                                                   $149,061,512    $147,033,259
                                                   ============    ============


An analysis of the allowance for loan losses follows:


                             Year Ended December 31,
                                          --------------------------------------
                                             1998          1997          1996
                                          ----------    ----------   -----------
   Balance - beginning                    $1,168,160    $1,089,828   $  958,149
   Provisions charged to  operations         161,132       240,000      182,900
   Loans charged off, net of recoveries         -         (161,668)     (51,221)
                                          ----------    ----------   ----------
   Balance - ending                       $1,329,292    $1,168,160   $1,089,828
                                          ==========    ==========   ==========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

6.   LOANS RECEIVABLE (Cont'd.)
---------------------

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows (in thousands):



                                                           December 31,
                                                --------------------------------
                                                   1998       1997      1996
                                                ---------   --------- ----------
Recorded investment in impaired loans:
    With recorded allowances                      $  367     $  744     $1,777
    Without recorded allowance                       -          -          -

         Total impaired loans                        367        744      1,777
                                                  ------     ------     ------

    Related allowance for loan losses                 55        111        404
                                                  ------     ------     ------

         Net impaired loans                       $  312     $  633     $1,373
                                                  ======     ======     ======

Average recorded investment in impaired loans     $  596     $1,509     $1,717
                                                  ======     ======     ======

Interest  income  recognized  on impaired  loans during the period each loan was impaired:
    Total                                         $   43     $  214     $   57
                                                  ======     ======     ======

    Cash basis                                    $   43     $  197     $   57
                                                  ======     ======     ======

At December 31, 1998, 1997 and 1996, nonaccrual loans for which the accrual of interest had been discontinued totaled approximately $1,003,000, $1,284,000 and $1,901,000, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized is summarized as follows (in thousands):


                                                      Year Ended December 31,
                                                    -------------------------
                                                     1998     1997     1996
                                                    -------  -------  -------

Interest income that would have been recorded        $ 89     $111     $198
Interest income recognized                             60       50       84


The activity with respect to loans to directors, executive officers and associates of such persons is as follows:


                                                 Year Ended December 31,
                                               ---------------------------
                                                  1998            1997
                                               ------------   ------------

        Balance - beginning                    $ 1,448,625    $ 1,168,277
        Loans originated                            57,252        242,128
        Collection of principal                    (46,580)       (14,879)
        Other additions                               --           53,099
                                               -----------    -----------

        Balance - ending                       $ 1,459,297    $ 1,448,625
                                               ===========    ===========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                    NOTE TO CONSOLIDATED FINANCIAL STATEMENTS
                    -----------------------------------------


7.   PREMISES AND EQUIPMENT
---------------------------
                                                           December 31,
                                                  -----------------------------
                                                     1998             1997
                                                  -------------    ------------

Land                                                $  614,714      $  614,714
Buildings and improvements                           2,294,053       2,301,063
Furniture, fixture and equipment                     1,184,423       1,071,944
Leasehold improvements                                  61,132          54,122
                                                    ----------      ----------

                                                     4,154,322       4,041,843
Less accumulated depreciation and amortization       1,552,643       1,424,668
                                                    ----------      ----------

                                                    $2,601,679      $2,617,175
                                                    ==========      ==========


Depreciation and amortization expense totaled $127,975, $134,628 and $143,997 for the years ended December 31, 1998, 1997 and 1996, respectively.


8.   INVESTMENT IN REAL ESTATE
------------------------------

The Bank owns real estate originally acquired for a future office site which is no longer to be used for that purpose. During the year ended December 31, 1997, a $100,000 impairment loss was recorded on a parcel of land to reduce its carrying value from $243,667 to $143,667. A portion of that land was sold in 1998 for $62,386, with no gain or loss resulting. Property adjoining the Bank's main office, which had been rented, was sold in 1998 for proceeds of $318,141, resulting in a gain of $37,911. During the years ended December 31, 1997 and 1996, as a result of the relocation of a branch office and the sale of deposits in another branch office, properties with a carrying value of $9,629 and $145,478, respectively, were transferred from premises and equipment to investment in real estate. These properties were sold during the year ended
December 31, 1997 at a gain of $106,318. The income received from the properties, net of expenses, is included in other income. The properties are summarized as follows:

                                  December 31,
                                                    -------------------------
                                                       1998          1997
                                                    ----------    -----------

Land                                                 $ 81,281       $143,667
Buildings and improvements                               -           363,452
                                                     --------       --------

                                                       81,281        507,119
Less accumulated depreciation and amortization            -           79,802
                                                     --------       --------

                                                     $ 81,281       $427,317
                                                     ========       ========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


9.   DEPOSITS
-------------


                                                         December 31, 1998
                                                --------------------------------
                                                 Weighted
                                                  Average
                                                   Rate       Amount     Percent
                                                  ------   ------------  -------

NOW accounts and non-interest-bearing deposits     1.55 %   $ 29,110,521   11.98
Money Market accounts                              2.73        6,995,025    2.87
Passbook and club accounts                         2.97       41,427,787   17.05
Certificates of deposit                            5.44      165,514,720   68.10
                                                            ------------  ------
                                                   4.48     $243,048,053  100.00
                                                            ============  ======


                                                         December 31, 1997
                                                --------------------------------
                                                 Weighted
                                                  Average
                                                   Rate       Amount     Percent
                                                  ------   ------------  -------

NOW accounts and non-interest-bearing deposits     1.33 %  $ 21,338,938     9.27
Money Market accounts                              2.94       9,952,885     4.33
Passbook and club accounts                         3.08      44,468,893    19.32
Certificates of deposit                            5.63     154,371,959    67.08
                                                           ------------   ------
                                                   4.62    $230,132,675   100.00
                                                           ============   ======

The aggregate amount of certificates of deposit with a minimum denomination of greater than $100,000 was approximately $14,542,000 and $10,020,000 at December 31, 1998 and 1997, respectively. These certificates of deposit do not receive a preferential interest rate. Deposits in excess of $100,000 are not federally insured.

The scheduled maturities of certificates of deposit are as follows:

                                                        December 31,
                                                  --------------------------
                                                     1998           1997
                                                  ----------     -----------
                                                        (In Thousands)

           Three months or less                    $ 31,395       $ 40,847
           Over three months to one year             94,352         89,942
           Over one year to three years              34,287         21,296
           Over three years                           5,481          2,287
                                                   --------       --------

                                                   $165,515       $154,372
                                                   ========       ========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

9.   DEPOSITS (Cont'd.)
-------------

A summary of interest on deposits follows:

                                             Year Ended December 31,
                                    ------------------------------------------
                                        1998          1997          1996
                                    ------------- ------------- --------------

        NOW accounts                 $   263,010   $   260,813   $   366,984
        Money Market                     344,020       380,732       788,001
        Passbook and club              1,276,998     1,440,145     1,859,939
        Certificates of deposit        8,619,992     8,246,089     8,068,002
                                     -----------   -----------   -----------

                                     $10,504,020   $10,327,779   $11,082,926
                                     ===========   ===========   ===========

10.  BORROWED MONEY
-------------------

The Bank has an available line of credit with the Federal Home Loan Bank of New York ("FHLB"), subject to the terms and conditions of the lenders' overnight advances program, in the amount of $34,807,900 at December 31, 1998. Borrowings under this line of credit, which expires on November 23, 1999, are made for one day periods and are secured by the Bank's investment in FHLB stock and an assignment of the Bank's unpledged, qualifying one-to-four family mortgage loans. During the year ended December 31, 1998, the Bank did not borrow funds under this program. The following table presents borrowed money at the dates indicated:

                                                                                  Interest                  December 31,

                                                                                  -----------------------------------
Lender                                                        Maturity              Rate               1998           1997
------                                                 -----------------------   ------------    -----------------    -----

Securities sold under agreement to repurchase:

                                                       January 30, 1998                6.05%      $         -          $10,000,000
       FHLB                                            February 17, 1998               5.74%                -
8,175,000
       Security broker dealer                          February 18, 1998               5.77%                -
8,368,500
       FHLB                                            February 19, 1998               5.76%                -
8,176,000
       FHLB                                            January 14, 1999                5.29%
9,500,000              -

Advance:

       FHLB                                            August 3, 1998                  5.80%
15,000,000
       FHLB (a)                                        December 20, 1999               5.82%            9,000,000
9,000,000
       FHLB (b)                                        November 19, 2003               4.93%
25,000,000              -
       FHLB (b)                                        March 11, 2008                  5.35%
25,000,000              -
                                                                                                     ------------      ------------

                                                                                                     $ 68,500,000      $58,719,500
                                                                                                     ============      ============



(a) Lender has option to terminate the advance on March 20, 1999, and quarterly thereafter, upon four days advance notice.

(b) Convertible at lender option to replacement funding at then current rates on November 19, 2001 and March 12, 2001.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



10.  BORROWED MONEY (Cont'd.)
-------------------

Certain information concerning borrowed money is summarized as follows:



                                                                        Year Ended December 31,
                                                           ---------------------------------------------------
                                                              1998               1997                1996
                                                           --------------     -------------    ---------------
      Average balance during the year                       $ 72,357,000       $ 43,974,600    $    3,173,000
      Average interest rate during the year                         5.79%              5.89%             5.53%
      Maximum month-end balance during the year             $ 83,877,000       $ 58,719,500    $   33,625,000
      Average interest rate at year end                             5.25%              5.83%             6.02%



At December 31, 1998 and 1997, borrowed money is collateralized by the Bank's investment in FHLB stock, a blanket assignment of the Bank's unpledged, qualifying one-to-four family mortgage loans and securities as follows:


                                                                      December 31,
                                                           -----------------------------------
                                                                1998               1997
                                                           ----------------   ----------------
      Investment securities held to maturity                $   5,002,894       $ 18,700,000
      Mortgage-backed securities available for sale               593,718          9,749,213
      Mortgage-backed securities held to maturity              41,425,704         21,500,903
                                                            -------------       ------------

                                                            $  47,022,316       $ 49,950,116
                                                            =============       ============


11.  REGULATORY CAPITAL
-----------------------

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to met minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material adverse effect on the Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

11.  REGULATORY CAPITAL (Cont'd.)
-----------------------

The following table sets forth the capital position of the Bank:

                                                                                                                 To Be Well
                                                                                                                 Capitalized
                                                                                                                Under Prompt
                                                                                      Minimum Capital            Corrective
                                                                 Actual                Requirements          Actions
Provisions
                                                         -----------------------  ------------------------   -----------------------
                                                           Amount       Ratio       Amount        Ratio      Amount        Ratio
                                                         ------------ ----------  ------------  ---------- ------------   ----------
                                                                                   (Dollars in Thousands)
          December 31, 1998
          -----------------

          Total Capital
           (to risk-weighted assets)                        $ 29,988     20.45%      $ 11,729       8.00%     $ 14,661     10.00%

          Tier I Capital
           (to risk-weighted assets)                          28,740     19.60%            -          -          8,797       6.00%

          Core (Tier I) Capital
           (to adjusted total assets)                         28,740      8.33%        13,801       4.00%       17,252       5.00%

          Tangible Capital
           (to adjusted total assets)                         28,740      8.33%         5,176       1.50%            -         -

          December 31, 1997
          -----------------

          Total Capital
           (to risk-weighted assets)                          27,138     23.83%         9,112       8.00%       11,390      10.00%

          Tier I Capital
           (to risk-weighted assets)                          26,416     23.20%            -          -          6,834       6.00%

          Core (Tier I) Capital
           (to adjusted total assets)                         26,416      8.10%        13,040       4.00%       16,300       5.00%

          Tangible Capital
           (to adjusted total assets)                         26,416      8.10%         4,890       1.50%            -         -



As of June 23, 1997, the most recent notification from the OTS, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification, that management believes have changed the institution's category.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.      BENEFIT PLANS
----------------------

         Employee pension plan
         ---------------------

         The Bank has a defined benefit pension plan covering all eligible employees. The benefits are based on years of service and employees' compensation. The Bank's funding policy is to contribute the maximum amount deductible for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

         Plan assets are composed primarily of certificates of deposit, savings accounts and insurance contracts. The following tables present the plan's funded status and the components of net periodic pension cost:


                                                                            December 31,
                                                                  ------------------------------
                                                                      1998              1997
                                                                  --------------  --------------
              Actuarial present value of benefit obligations:
                  Vested                                           $ 2,126,247      $ 1,873,615
                  Non-vested                                            37,156           16,195
                                                                   -----------      -----------
                      Total benefit obligation                     $ 2,163,403      $ 1,889,810
                                                                   ===========      ===========


              Projected benefit obligation - beginning             $ 2,410,463      $ 1,919,617
              Service cost                                              88,844           94,253
              Interest cost                                            167,472          168,152
              Actuarial loss                                           101,359          280,229
              Benefits paid                                            (19,344)            -
              Settlements                                              (59,936)         (51,788)
                                                                   -----------      -----------

              Projected benefit obligation - ending                  2,688,858        2,410,463
                                                                   -----------      -----------

              Plan assets at fair value - beginning                  1,245,710        1,222,245
              Actual return on assets                                   37,126           26,654
              Employer's contributions                                 291,033           73,432
              Benefits paid                                            (19,344)            -
              Settlements                                              (59,936)         (51,788)
                                                                   -----------      -----------

              Plan assets at fair value - ending                     1,494,589        1,270,543
                                                                   -----------      -----------

              Plan benefit obligation in excess of plan assets       1,194,269        1,139,920
              Unrecognized net transition
               obligation being amortized over fifteen years           (68,820)         (82,585)
              Unrecognized net loss                                   (960,589)        (842,511)
              Additional minimum liability                             503,954          416,413
                                                                   -----------      -----------
              Accrued pension cost included
               in accounts payable and other liabilities           $   668,814      $   631,237
                                                                   ===========      ===========


                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

12.      BENEFIT PLANS  (Cont'd.)
----------------------

         Employee pension plan (Cont'd.)
         ---------------------

                                                                     Year Ended December 31,
                                                             -------------------------------------
                                                                1998         1997         1996
                                                             -----------  ------------ -----------
            Net periodic pension cost included
             the following components:
                Service cost                                  $  88,844    $  94,253    $  87,161
                Interest cost                                   167,472      168,152      127,080
                Expected return on plan assets                 (107,863)    (103,159)     (82,697)
                Amortization of transition obligation            13,765       13,765       13,765
                Amortization of unrecognized loss                54,018       67,904       55,419
                                                              ---------    ---------    ---------
            Net periodic pension cost included
             in compensation and employee benefits            $ 216,236    $ 240,915    $ 200,728
                                                              =========    =========    =========

     Significant actuarial assumptions used in determining plan benefits are:

                                                                              Year Ended December 31,
                                                              -----------------------------------------------------
                                                                   1998                1997              1996
                                                              ----------------    ----------------  ---------------
              Annual salary increase                               5.50%               5.50%            5.00%
              Long-term return on assets                           8.00%               8.00%            8.00%
              Discount rate                                        7.25%               7.50%            7.00%

         Directors retirement plan
         -------------------------
         The Bank has a directors retirement plan, which provides that any director with twenty or more years of service may retire and continue to be paid at the rate of 50% of regular directors fees. These payments will continue for the directors' lifetime. This plan is unfunded. The following tables present the status of the plan and the components of net periodic plan cost:


                                                                           December 31,
                                                                   -----------------------------
                                                                     1998                1997
                                                                   -------------     -----------
              Actuarial present value of benefit obligation:
                  Vested                                              $ 339,498        $ 253,159
                  Non-vested                                                  -           57,394

                                                                      $ 339,498        $ 310,553
                                                                      =========        =========

              Projected benefit obligation - begining                 $ 366,691        $ 357,661
              Service cost                                                  843              784
              Interest cost                                              26,585           26,825
              Actuarial gain                                            (16,753)         (18,579)
                                                                      ---------        ---------
              Projected benefit obligation - ending                     377,366          366,691
              Unrecognized past service cost                           (201,322)        (218,618)
              Unrecognized net (loss)                                    (6,805)         (23,558)

              Accrued plan cost included
               in accounts payable and other liabilities              $ 169,239        $ 124,515
                                                                      =========        =========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

12.      BENEFIT PLANS (Cont'd.)
----------------------

         Directors retirement plan (Cont'd.)
         -------------------------

                                                                                               Year Ended December 31,

                                                                                      ---------------------------------------------
                                                                                    1998                1997         1996
                                                                                ---------------    ----------------  ---------------
              Net periodic plan cost included the following components:
                  Service cost                                                   $     843            $    784         $ 6,380
                  Interest cost                                                     26,585              26,825          20,972
                  Amortization of past service cost                                 17,296              17,296          17,296
                  Amortization of unrecognized net loss                               -                  4,682              21
                                                                                 ---------            --------        --------
              Net periodic plan cost included in other expense                   $  44,724            $ 49,587         $44,669
                                                                                 =========            ========        ========

     Significant actuarial assumptions used in determining plan benefits are:

                                                                                               Year Ended December 31,
                                                                                ----------------------------------------------------
                                                                                    1998                1997            1996
                                                                                ---------------    ----------------    -------------
              Annual compensation increase                                          4.50%               7.00%           7.00%
              Discount rate                                                         6.50%               7.25%           7.50%

         Directors health benefits plan
         ------------------------------

         The Bank has a directors health benefit plan which provides for the continuation of the directors' medical insurance coverage for their lifetime after retirement. Benefits under this plan are available to directors retiring after attainment of age 60 and twenty years of service. This plan is unfunded. The following tables present the status of the plan and the net components of net periodic plan cost:

                                                                           December 31,
                                                                      ----------------------
                                                                         1998        1997
                                                                      ----------  ----------
          Accumulated postretirement benefit obligation - beginning    $ 158,388   $ 160,094
          Service cost                                                       204         190
          Interest cost                                                   11,483      12,007
          Actuarial loss (gain)                                            4,987     (13,903)
                                                                       ---------   ---------
          Accumulated postretirement benefit obligation - ending         175,062     158,388
          Unrecognized net gain                                           45,709      55,426
                                                                       ---------   ---------
          Accrued plan cost included in
           accounts payable and other liabilities                      $ 220,771   $ 213,814
                                                                       =========   =========

                                                                                               Year Ended December 31,

                                                                                ----------------------------------------------------
                                                                                    1998                1997           1996
                                                                                ----------------    ----------------   -------------
          Net periodic plan cost included the following components:
               Service cost                                                       $     204             $   190          $2,866
               Interest cost                                                         11,483              12,007          10,969
               Amortization of unrecognized gain                                     (4,730)             (3,384)         (4,016)
                                                                                  ---------             -------           -------
          Net periodic plan cost included in other expense                        $   6,957             $ 8,813          $9,819
                                                                                  =========             =======          =======

                                       43

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.  BENEFIT PLANS (Cont'd.)
------------------

         Directors health benefit plan (Cont'd.)
         -----------------------------

         A discount rate of 6.50%, 7.25% and 7.50% was assumed for the years ended December 31, 1998, 1997 and 1996, respectively. For the years ended December 31, 1998 1997and 1996, a medical cost trend rate of 6.5%, 7.0% and 7.5%, respectively, decreasing 0.5% per year thereafter until an ultimate rate of 5.0% is reached, was used in the plan's valuation. Increasing the assumed medical cost trend by one percent in each year would increase the accumulated postretirement benefit obligation as of December 31, 1998, by $15,335 and the aggregate of the service and interest components of net periodic postretirement benefit cost for the year ended December 31, 1998 by $1,392, while a one percent decrease in the assumed medical cost trend would result in comparable decreases of $13,475 and $1,299, respectively.

         ESOP
         ----

         Effective upon conversion, an ESOP was established for all eligible employees. The ESOP used $2,433,400 of proceeds from a term loan from the Company to purchase 243,340 shares of Company common stock in the initial offering. The term loan from the Company to the ESOP, including interest, is payable over one-hundred-eighty (180) equal monthly installments. The initial interest rate is 8.25% and is subject to semi-annual adjustment based on the prime rate. The Bank intends to make contributions to the ESOP which will be equal to the principal and interest payment required from the ESOP on the term loan. Shares purchased with the loan proceeds are pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the plan, in the year of allocation. The ESOP is accounted for in accordance with SOP 93-6, which was issued by the AICPA in November 1993. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expenses were $306,489, $257,575 and $177,679 for the years ended December 31, 1998, 1997 and 1996, respectively.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.  BENEFIT PLANS (Cont'd.)
------------------

         ESOP (Cont'd.)
         ----

         The ESOP shares were as follows:


                                                            December 31,
                                                   -----------------------------
                                                        1998             1997
                                                   -------------    ------------

              Allocated shares                           33,927           16,223
              Shares committed to be released            15,739           16,474
              Unreleased shares                         193,674          210,643
                                                    -----------      -----------
              Total ESOP shares                         243,340          243,340
                                                    ===========      ===========

              Fair value of unreleased shares       $ 3,873,480      $ 4,318,182
                                                    ===========      ===========

         MSBP
         ----

         On July 3, 1996, the Bank established a MSBP to provide both key employees and outside directors with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Bank. The Bank, during the year ended December 31, 1997 contributed $1,688,171 to the MSBP to allow the MSBP to purchase 121,670 shares of common stock of the Company in the open market at an average cost of $13.875 per share.

         Under the MSBP, awards are granted in the form of common stock held by the MSBP Trust. The awards vest over a period of time not more than five years, commencing one year from the date of award. The awards become fully vested upon termination of employment due to death or disability. At December 31, 1998 and 1997, 103,798 shares and 79,248 shares, respectively, had been granted to directors and, at both December 31, 1998 and 1997, 26,767 shares had been granted to officers and employees. 37,522 shares and 16,311 shares were vested at December 31, 1998 and 1997, respectively. $501,237, $271,101 and $87,903 of expense related to the MSBP shares was recorded during the years ended December 31, 1998, 1997 and 1996, respectively.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



12.      BENEFIT PLANS (Cont'd.)
----------------------

         Stock Option Plan
         -----------------

         The Company adopted the 1996 Stock Option Plan (the "Plan") authorizing the grant of stock options equal to 304,175 shares of common stock to officers, directors and key employees of the Bank or the Company. Options granted under the Plan may be either options that qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options. Options granted will vest and will be exercisable on a cumulative basis in equal installments at the rate of 20% per year commencing one year from the date of grant. All options granted will be exercisable in the event the optionee terminates his employment due to death or disability. The options expire ten years from the date of grant.

         In the event of change in control of the Bank or Company, the optionee will be given: (1) substitute options by the acquiring or succeeding corporation, (2) shares of stock issueable upon the exercise of such substitute options or (3) cash for each option granted, equal to the difference between the exercise price of the option and the fair market value or merger price equivalent to cash payment for each share of common stock exchanged in the change of control transaction.

         Shares  of  common   stock  have  been   granted   under  the  plan  as
         non-incentive stock options to directors and incentive stock options to officers and employees, respectively, as follows:

                                                          Shares                                  Weighted
                                          --------------------------------------                   Average
                                             Non-                                   Exercise      Exercise
                                           Incentive    Incentive       Total         Price         Price
                                          -----------  ------------  -----------   ------------  -----------
        Granted in 1996                      121,665       109,496       231,161      $ 10.625     $ 10.625
        Granted in 1997                           -         16,000        16,000        20.000       20.000
                                             -------       -------       -------

        Balance at December 31, 1997         121,665       125,496       247,161                     11.232
            Cancelled                              -          (304)         (304)       10.625       10.625
            Forfeited                              -        (6,083)       (6,083)       10.625       10.625
                                             -------       -------       -------

        Balance at December 31, 1998         121,665       119,109       240,774                     11.248
                                             =======       =======       =======

         No options have been exercised. Options for 93,110 shares were excercisable at December 31, 1998 at a weighted average exercise price of $10.947. Options for 46,232 shares were exercisable at December 31, 1997 at a weighted average exercise price of $10.625.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



12.      BENEFIT PLANS (Cont'd.)
----------------------

         Stock Option Plan (Cont'd.)
         -----------------

         The Company, as permitted by Statement No. 123, recognizes compensation cost for stock options granted based on the intrinsic value method instead of the fair value based method. The weighted-average grant-date fair value of options granted during 1997 and 1996, all of which have exercise prices equal to the market price of the Company's common stock at the grant date, were estimated using the Black-Scholes option-pricing model. Such fair values and the assumptions used for estimating fair values are as follows:

                                                                          December 31,
                                                                    -----------------------
                                                                       1997         1996
                                                                    ------------ ----------
         Weighted average grant-date fair value per share              $ 5.87       $ 2.81
         Expected common stock dividend yield                            1.00%        0.94%
         Expected volatility                                            23.29%       13.90%
         Expected option life                                          5 years      5 years
         Risk-free interest rate                                         5.88%       6.875%


         Had the Company used the fair value based method, net income for the years ended December 31, 1998, 1997 and 1996 would have been decreased to $1,616,000, $1,736,000 and $574,000, respectively, and basic and diluted net income per common share would have been reduced to $0.73 and $0.70, respectively, for the year ended December 31, 1998, $0.73 and $0.70, respectively, for the years ended December 31, 1997 and $0.21 each during the year ended December 31, 1996.


13.      INCOME TAXES
---------------------

The Bank qualifies as a Savings Institution under the provisions of the Internal Revenue Code and was therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based on the greater of: (1) actual loan losses (the "experience method"); or (2) eight (8) percent of taxable income before such bad debt deduction less certain adjustments (the "percentage of taxable income method").

On August 21, 1996, legislation was signed into law which repealed the percentage of taxable income method for tax bad debt deductions. The repeal is effective for the Bank's taxable year beginning January 1, 1996. In addition, the legislation requires the Bank to include in taxable income its bad debt reserves in excess of its base year reserves over a six, seven, or eight year period depending upon the attainment of certain loan origination levels. Since the percentage of taxable income method for Federal tax bad debt deductions and the corresponding increase in the Federal tax bad debt reserve in excess of the base year have been reflected as temporary differences pursuant to FASB Statement No. 109, with deferred income taxes recorded thereon, this change in the tax law did not have a material adverse effect on the Company's consolidated financial position or operations.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.      INCOME TAXES (Cont'd.)
---------------------

Retained earnings at December 31, 1998 includes approximately $2.4 million of tax bad debt deductions which, in accordance with FASB Statement No. 109, are considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The provision for income taxes is summarized as follows:

                                             Year Ended December 31,
                                ----------------------------------------------
                                      1998            1997            1996
                                --------------   --------------  -------------
    Current:
        Federal                   $ 887,989        $  990,405      $ 540,688
        State                       104,111           117,522         87,761
                                  ---------        ----------      ---------

                                    992,100         1,107,927        628,449
                                  ---------        ----------      ---------
    Deferred:
        Federal                    (135,889)          (32,405)      (222,744)
        State                       (12,361)           (3,122)       (20,261)
                                  ---------        ----------      ---------

                                   (148,250)          (35,527)      (243,005)
                                  ---------        ----------      ---------
                                  $ 843,850        $1,072,400      $ 385,444
                                  =========        ==========      =========


The provision for income taxes differs from that computed at the federal statutory rate of 34% as follows:


                                                                Year Ended December 31,
                                                  -----------------------------------------------
                                                      1998              1997            1996
                                                  --------------   ---------------  -------------
       Tax at the statutory rate                     $ 881,132       $   995,695      $ 338,753
       New Jersey Savings Institution Tax,
        net of federal income tax effect                60,555            75,504         44,550
       Dividends received deduction                    (96,381)             -             -
       Other                                            (1,456)            1,201          2,141
                                                     ---------       -----------      ---------
                                                     $ 843,850       $ 1,072,400      $ 385,444
                                                     =========       ===========      =========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



13.      INCOME TAXES (Cont'd.)
---------------------

The tax effects of existing temporary differences which give rise to significant portions of deferred tax assets and liabilities are as follows:


                                                                         December 31,
                                                                -----------------------------
                                                                     1998            1997
                                                                -------------   -------------
   Deferred tax assets:
       Allowance for loan losses                                $  380,915         $ 316,151
       Deferred loan origination fees, net                          63,821            63,821
       Deferred compensation                                       176,979           115,025
       Minimum pension liability                                   156,561           120,111
       Goodwill                                                    133,544            90,101
       MSBP                                                          4,757            15,513
       Unrealized loss on securities available for sale            190,927            39,938
                                                                ----------         ---------

         Total deferred tax assets                               1,107,504           760,660
                                                                ----------         ---------

   Deferred tax liabilities:
       Depreciation of premises and equipment                       81,671            67,944
       Other                                                          -                2,572
                                                                ----------         ---------

         Total deferred tax liabilities                             81,671            70,516
                                                                ----------         ---------

         Net deferred tax asset included in other assets        $1,025,833         $ 690,144
                                                                ==========         =========



At December 31, 1998 and 1997, current income taxes receivable of $309,549 and $25,526, respectively, are included in other assets. At December 31, 1998 and 1997, income taxes payable of $95,242 and $119,876, respectively, are included in other liabilities.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


14.      NET INCOME PER COMMON SHARE
------------------------------------

                                             Year Ended December 31, 1998
                                       -----------------------------------------
                                                       Weighted
                                           Net          Average       Per Share
                                          Income         Shares         Amounts
                                       ------------  -------------    ----------

Basic net income per share             $ 1,747,716      2,207,591        $ 0.79
                                                                         ======
Effect of dilutive securities:
     Stock options                            -            96,875
     MSBP unearned shares                     -             6,774
                                       -----------          -----

Diluted net income per share           $ 1,747,716      2,311,240        $ 0.76
                                       ===========      ==========       ======


                                             Year Ended December 31, 1997
                                       -----------------------------------------
                                    Weighted
                                          Net            Average       Per Share
                                         Income           Shares        Amounts
                                       ------------  --------------  ----------

Basic net income per share             $ 1,856,115      2,389,063        $ 0.78
                                                                         ======
Effect of dilutive securities:
     Stock options                             -           71,296
     MSBP unearned shares                      -            6,531
                                       -----------      ---------

Diluted net income per share           $ 1,856,115      2,466,890        $ 0.75
                                       ===========      =========        ======


                                             Year Ended December 31, 1996
                                       -----------------------------------------
                                    Weighted
                                          Net            Average       Per Share
                                         Income          Shares         Amounts
                                       ------------   ------------    ----------

Basic net income pre share             $   610,889      2,727,627        $ 0.22
                                                                         ======
Effect of dilutive securities:
     Stock options                            -             7,336
     MSBP unearned shares                     -             1,681
                                       -----------      ---------

Diluted net income per share           $   610,889      2,736,644       $ 0.22
                                       ===========      =========       ======

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

15.  LEGISLATIVE MATTERS
------------------------

On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on Savings Association Insurance Fund ("SAIF") member institutions, including the Bank, to recapitalize the SAIF and spread the obligation for payment of Financial Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. The special assessment levied amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The special assessment was recognized in the third quarter of 1996 and is tax deductible. The Bank took a charge of $1,167,427 as a result of the special assessment. This legislation eliminated the substantial disparity between the amount that BIF and SAIF members had been paying for deposit insurance premiums. Currently, the Federal Deposit Insurance Corporation ("FDIC") has estimated that, in addition to normal deposit insurance premiums, BIF members will pay a portion of the FICO payment equal to 1.3 basis points on BIF-insured deposits compared to 6.4 basis points by SAIF members on SAIF-insured deposits.

The FDIC has lowered SAIF assessments to a range comparable to that of BIF members, although SAIF members must also make the FICO payments described above. Management cannot predict the precise level of FDIC insurance assessments on an ongoing basis.

16.  COMMITMENTS
----------------

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised of the undisbursed portion of construction loans, unused amounts of lines of credit and residential loan originations. The Bank's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Collateral, usually in the form of residential real estate, is generally required to support financial instruments with credit risk.

At December 31, 1998, the Bank had commitments outstanding to originate mortgage loans of $5,128,000, of which $1,251,000 were for adjustable rate loans with initial rates over the first ten years of the loan terms ranging from 6.25% to 6.75% and $3,877,000 were for fixed rate loans with rates ranging from 6.25% to 7.00%. The commitments are due to expire within sixty days. The rates at which the Bank has committed to fund these loans are set based on the rate in effect when the borrower accepts the commitment in writing.

At December 31, 1998, outstanding commitments related to unused home equity lines of credit totaled $4,618,000. These amounts, when used, will carry interest rates that will float at rates ranging from the prime rate plus 1/4% to the prime rate plus 1 3/4%.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

16.      COMMITMENTS (Cont'd.)
--------------------

Rental expenses related to the occupancy of premises totaled approximately $68,000, $30,000 and $38,000 for the years ended December 31, 1998, 1997 and
1996, respectively. Minimum non-cancellable obligations under lease agreements with original terms of more than one year are as follows:

                    December 31,                  Amount
                    ------------                ----------

                       1999                      $ 36,360
                       2000                        36,360
                       2001                        36,360
                       2002                        15,150
                                                 --------
                                                 $124,230
                                                 ========


17.  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Significant estimations were used for the purposes of this disclosure. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

         Cash and cash equivalents and interest receivable
         -------------------------------------------------

         For cash and cash equivalents and interest receivable, the carrying amounts approximate fair value.

         Investment and mortgage-backed securities
         -----------------------------------------

         For investment and mortgage-backed securities, both available for sale and held to maturity, fair value is estimated using quoted market prices.

         Loans receivable
         ----------------

         The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         Deposits
         --------

         The fair value of demand, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

17.  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd.)
---------------------------------------------------------------

         Borrowed money
         --------------

         The fair value of advances and securities sold under agreements to repurchase is estimated by discounting cash flows using rates currently available for borrowings of similar remaining securities.

         Commitments to extend credit
         ----------------------------

         The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.


                                                                                        December 31,
                                                                   -----------------------------------------------------
                                                                              1998                       1997
                                                                   -------------------------- --------------------------
                                                                    Carrying        Fair       Carrying        Fair
                                                                     Amount         Value       Amount         Value
                                                                   ------------  ------------ ------------  ------------
             Financial assets:
                 Cash and cash equivalents                          $ 33,393      $ 33,393      $ 6,788       $ 6,788
                 Investment securities available for sale             39,423        39,423         -             -
                 Investment securities held to maturity               40,577        40,358       57,988        58,129
                 Mortgage-backed securities available for sale        13,971        13,971       13,929        13,929
                 Mortgage-backed securities held to maturity          61,373        61,307       90,957        91,246
                 Loans receivable                                    149,062       154,536      147,033       148,534
                 Interest receivable                                   1,961         1,961        2,079         2,079
             Financial liabilities:
                 Deposits                                            243,048       244,613      230,133       226,113
                 Borrowed money                                       68,500        68,488       58,720        58,708
             Commitments:
                 To fund loans                                         9,746         9,746        7,306         7,306



         Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and exclude the value of assets and liabilities that are not considered financial instruments. Other significant assets that are not considered financial assets include premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. The lack of uniform valuation methodologies introduces a greater degree of subjectivity to those estimated fair values.

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


18.  PARENT ONLY FINANCIAL INFORMATION
--------------------------------------

The Company operates one wholly owned subsidiary, the Bank. The earnings of the Bank are recognized by the Company using the equity method of accounting. Accordingly, the earnings of the Bank are recorded as increases in the Company's investment in the subsidiary. The following are the condensed financial statements for the Company (parent company only) as of December 31, 1998, 1997 and for the periods ended December 31, 1998, 1997 and 1996. The Company had no operations prior to the Bank's conversion to stock form on January 5, 1996.


                                                                          December 31,
                                                                ---------------------------------
             Statements of Financial Condition                       1998                1997
             ---------------------------------                  ---------------    --------------
             Assets
             ------
             Cash and due from banks                              $ 1,167,896         $ 1,167,965
             Securities available for sale                          6,331,875                -
             Loan receivable from subsidiary                             -              6,044,666
             ESOP loan receivable                                   2,049,555           2,213,081
             Investment in subsidiary                              31,273,275          29,200,841
             Other assets                                             127,965              18,000
                                                                  -----------         -----------

                  Total assets                                    $40,950,566         $38,644,553
                                                                  ===========         ===========

             Liabilities and stockholders' equity

             Liabilities

             Due to subsidiary                                    $ 3,405,982         $   257,783
             Other liabilities                                         99,128              92,109
                                                                  -----------         -----------

                                                                    3,505,110             349,892
                                                                  -----------         -----------
             Stockholders' equity

             Common stock                                             304,175             304,175
             Additional paid in capital                            29,204,431          29,067,633
             Retained earnings                                     19,517,521          18,275,517
             Common stock acquired by ESOP                         (1,936,741)         (2,106,432)
             Unearned restricted MSBP stock                          (855,791)         (1,329,167)
             Treasury stock                                        (8,191,308)         (5,632,286)
             Accumulated other comprehensive income                  (596,831)           (284,779)
                                                                  -----------         -----------

                  Total stockholders' equity                      37,445,456           38,294,661
                                                                  -----------         -----------

                  Total liabilities and stockholders equity       $40,950,566         $38,644,553
                                                                  ===========         ===========

                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                    -----------------------------------------


18.  PARENT ONLY FINANCIAL INFORMATION (Cont'd.)
--------------------------------------

                              STATEMENTS OF INCOME
                              --------------------



                                                                                                        From
                                                                                                      Inception
                                                                                                      January 5,
                                                                 Year Ended December 31,               1996 to
                                                           ---------------------------------         December 31,
                                                                 1998                1997                1996
                                                           -------------        ------------       -------------
Interest income                                             $   543,398         $   666,225          $  880,582
Equity in undistributed earnings of subsidiary                1,591,741           1,598,621             248,247
                                                            -----------         -----------          ----------

                                                              2,135,139           2,264,846           1,128,829
Expenses                                                        336,173             235,731             274,940
                                                            -----------         -----------          ----------

Income before income taxes                                    1,798,966           2,029,115             853,889
Income taxes                                                     51,250             173,000             243,000
                                                            -----------         -----------          ----------

Net income                                                  $ 1,747,716         $ 1,856,115          $  610,889
                                                            ===========         ===========          ==========


                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                    -----------------------------------------



18.  PARENT ONLY FINANCIAL INFORMATION (Cont'd.)
--------------------------------------

                            STATEMENTS OF CASH FLOWS
                            ------------------------



From

Inception
                                                                                                              January ,
                                                                        Year Ended December 31,                1996 to

                                                                       1998                 1997                1996
                                                                 -----------------     -------------       ---------------
Cash flows from operating activities:
     Net income                                                     $ 1,747,716         $ 1,856,115         $    610,889
     Adjustments to reconcile net income to net cash
       provided by operating activities:
          Amortization of premiums                                        1,044                -                    -
          Equity in undistributed earnings of subsidiary             (1,591,741)         (1,598,620)            (248,247)
          (Increase) in other assets                                   (100,764)             (5,833)             (12,167)
          Increase in other liabilities                                   7,019              30,327               61,782
                                                                    -----------         -----------          -----------

          Net cash provided by operating activities                      63,274             281,989              412,257
                                                                    -----------         -----------          -----------

Cash flows from investing activities:
     Purchase of all outstanding stock of the Bank                         -                   -             (14,638,780)
     Purchase of securities available for sale                       (6,355,000)               -                   -
     Loan to the Bank                                                      -                   -             (12,205,380)
     Repayments of loan by the Bank                                   6,044,666           2,809,598            3,351,116
     Loan to ESOP                                                          -                   -              (2,433,400)
     Repayments of loan by ESOP                                         163,526             129,841               90,478
                                                                    -----------         -----------          -----------

          Net cash (used in) provided by investing activities          (146,808)          2,939,439          (25,835,966)
                                                                    -----------         -----------          -----------

Cash flows from financing activities:
     Net proceeds from issuance of common stock                            -                   -              29,263,522
     Increase in due from subsidiary                                  3,148,199             128,891              128,892
     Acquisition of treasury stock                                   (2,559,022)         (2,355,282)          (3,277,004)
     Dividends paid                                                    (505,712)           (382,654)            (136,119)
                                                                    -----------         -----------          -----------

          Net cash provided by (used in) financing activities            83,465          (2,609,045)          25,979,291
                                                                    -----------         -----------          -----------

Net (decrease) increase in cash and cash equivalents                        (69)            612,383              555,582
Cash and cash equivalents - beginning                                 1,167,965             555,582                -
                                                                    -----------         -----------          -----------

Cash and cash equivalents - ending                                  $ 1,167,896         $ 1,167,965         $    555,582
                                                                    ===========         ===========          ===========


                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


19.  QUARTERLY FINANCIAL DATA (UNAUDITED)
-----------------------------------------


                                                    Year Ended December 31, 1998
                                       --------------------------------------------------------
                                          First        Second          Third          Fourth
                                         Quarter       Quarter        Quarter         Quarter
                                        ---------     ---------      ---------       ---------
                                                 (In thousands, except per share data)
Interest income                          $ 5,608       $ 5,898        $ 5,651         $ 5,589
Interest expense                           3,518         3,768          3,745           3,664
                                         -------       -------        -------         -------

      Net interest income                  2,090         2,130          1,906           1,925

Provision for loan losses                     60            60             60             (19)
Non-interest income                           63           102            116             122
Non-interest expenses                      1,387         1,432          1,253           1,629
Income taxes                                 247           246            226             125
                                         -------       -------        -------         -------

Net income                               $   459       $   494        $   483         $   312
                                         =======       =======        =======         =======

Net income per common share:
      Basic                              $  0.20       $  0.23        $  0.22          $ 0.14
                                         =======       =======        =======         =======

      Diluted                            $  0.19       $  0.22        $  0.21          $ 0.14
                                         =======       =======        =======         =======


                                                    Year Ended December 31, 1998
                                       --------------------------------------------------------
                                          First        Second          Third          Fourth
                                         Quarter       Quarter        Quarter         Quarter
                                        ---------     ---------      ---------       ---------
                                                 (In thousands, except per share data)

Interest income                          $ 4,981       $ 4,971        $ 5,348         $ 5,764
Interest expense                           2,995         3,034          3,322           3,569
                                         -------       -------        -------         -------

      Net interest income                  1,986         1,937          2,026           2,195

Provision for loan losses                     60            60             60              60
Non-interest income                           61           215             68              84
Non-interest expenses                      1,272         1,307          1,348           1,477
Income taxes                                 270           316            229             257
                                         -------       -------        -------         -------

Net income                               $   445       $   469        $   457         $   485
                                         =======       =======        =======         =======

Net income per common share:
      Basic                              $  0.18       $  0.20        $  0.19         $  0.21
                                         =======       =======        =======         =======

      Diluted                            $  0.17       $  0.19        $  0.19         $  0.20
                                         =======       =======        =======         =======


                           LITTLE FALLS BANCORP, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


20.      IMPACT OF RECENT ACCOUNTING STANDARDS
----------------------------------------------

In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". Statement No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statements of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

At the date of initial application of Statement No. 133, an entity may transfer any held-to-maturity security into the available-for-sale category or the trading category. An entity will then be able in the future to designate a security transferred into the available-for-sale category as the hedged item, or its variable interest payments as the cash flow hedged transactions, in a hedge of the exposure to changes in market interest rates, changes in foreign currency exchange rates, or changes in the overall fair value. (Statement No. 133 precludes a held-to-maturity security from being designated as the hedged item in a fair value hedge of market interest rate risk or the risk of changes in its overall fair value and precludes the variable cash flows of a held-to-maturity security from being designated as the hedged transaction in a cash flow hedge of market interest rate risk). Statement No. 133 provides that such transfers from the held-to-maturity category at the date of initial adoption shall not call into question an entity's intent to hold other debt securities to maturity in the future.

Statement No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, the quarter ended March 31, 2000 for the Company and Bank. Initial application shall be as of the beginning of an entity's fiscal quarter. Earlier application of all of the provisions of Statement No. 133 is permitted only as of the beginning of a fiscal quarter. Earlier application of selected provisions or retroactive application of provisions of Statement No. 133 are not permitted.

Management of the Company and Bank has not yet determined when Statement No. 133 will be implemented, but does not believe the ultimate implementation of Statement No. 133 will have a material impact on their consolidated financial position or results of operations.

                Board of Directors of Little Falls Bancorp, Inc.
                                       and
                                Little Falls Bank



Albert J. Weite, Chairman of the Board      Edward J. Seugling, Vice Chairman of
Leonard G. Romaine (Bank only)              the Board
John P. Pullara                             Raoul G. Barton
                                            George Kuiken
                                            Norman A. Parker



                Executive Officers of Little Falls Bancorp, Inc.
                                     and/or
                                Little Falls Bank


Leonard G. Romaine             Richard A. Capone                 Anne Bracchitta
    President         Chief Financial Officer and Treasurer         Secretary

Michael J. Allen                                              Mary Denise Hopper
Vice President                                                   Vice President

                ------------------------------------------------

     Corporate Counsel:                          Independent Auditors:
     Vincent Marino                              Radics & Co., LLC
     86 Main Street                              55 US Highway #46
     Little Falls, New Jersey  07424             Pine Brook, New Jersey  07058

     Special Counsel:                            Transfer Agent and Registrar:
     Malizia, Spidi, Sloane & Fisch, P.C.        Chase Mellon Shareholder
     One Franklin Square                         Services, L.L.C.
     1301 K Street, N.W., Suite 700 East 4       50 West 33rd Street
     Washington, D.C.  20005                     New York, New York  10001-2697

                ------------------------------------------------


         The Company's Annual Report for the Year Ended December 31, 1998 filed with the Securities and Exchange Commission on Form 10-K without exhibits is available without charge upon written request. For a copy of the Form 10-K or any other investor information, please write the Secretary of the Company at 86 Main Street, Little Falls, New Jersey. Copies of any exhibits to the Form 10-K are available at cost.

                                OFFICE LOCATIONS

                           LITTLE FALLS BANCORP, INC.
                                 86 Main Street
                         Little Falls, New Jersey 07424
                                 (973) 256-6100

                                LITTLE FALLS BANK

                                   Main Office
                                 86 Main Street
                         Little Falls, New Jersey 07424
                                 (973) 256-6100

                                 Branch Offices

                                  West Paterson
                            Route 46 & McBride Avenue
                         West Paterson, New Jersey 07424

                                   Spruce Run
                                 220 Main Street
                         Glen Gardner, New Jersey 08826

                                     Milford
                                34 Bridge Street
                            Milford, New Jersey 08848

                                   Alexandria
                           636 Milford-Frenchtown Road
                      Alexandria Township, New Jersey 08848

                                    Kingwood
                                Route 12 and 519
                          Baptistown, New Jersey 08825

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

         (i) Limitation of Liability of Directors and Officers. Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its Certificate of Incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. HUBCO's Certificate of Incorporation includes limitations on the liability of officers and directors to the fullest extent permitted by New Jersey law.

         (ii) Indemnification of Directors, Officers, Employees and Agents. Under Article X of its Certificate of Incorporation, HUBCO must, to the fullest extent permitted by law, indemnify its directors, officers, employees and agents. Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys' fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (A) were in breach of his duty of loyalty to the corporation or its shareholders, (B) were not in good faith or involved a knowing violation of law or (C) resulted in receipt by such person of an improper personal benefit.

         (iii) Insurance. HUBCO's directors and officers are insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.


Item 21.  Exhibits and Financial Statement Schedules.

A.  Exhibits

Exhibit
Number            Description

2(a) Agreement and Plan of Merger, dated as of January 26, 1999, by and among HUBCO, Inc. ("HUBCO"), Hudson United Bank (the "Bank"), Little Falls Bancorp, Inc. ("Little Falls") and Little Falls Bank (the "Association") (included as Appendix A to the Proxy Statement). *

2(b) Stock Option Agreement, dated as of January 26, 1999, by and between HUBCO and Little Falls (included as Appendix B to the Proxy Statement).
         *

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8 Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

23(a)    Consent of Radics & Co., LLC.

23(b)    Consent of Arthur Andersen LLP.

23(c)    Consent of FinPro, Inc.

23(d) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

99(a)    Form of Proxy Card

99(b)    Form of Election
-------------------------
*        Included elsewhere in this registration statement.
**       Incorporated by reference.


B.  Report, Opinion or Appraisals

         Form of Fairness Opinion of FinPro, Inc. is included as Appendix C to the Proxy Statement-Prospectus.

Item 22.  Undertakings

1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

3. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

6. Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

7. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 and Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

8. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

9. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

10. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Mahwah, State of New Jersey, on the 23rd day of March, 1999.

                                   HUBCO, INC.


                                    By: KENNETH T. NEILSON
                                        -------------------
                                        Kenneth T. Neilson,
                                        Chairman, President and
                                        Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                  Signature                                     Title                    Date

                                                  Chairman, President, Chief
                                                  Executive Officer and Director
KENNETH T. NEILSON                                 (Principal Executive Officer)      March 23, 1999
---------------------------------------
(Kenneth T. Neilson)



ROBERT J. BURKE                                               Director                March 23, 1999
---------------------------------------
(Robert J. Burke)



                                                              Director                March ___, 1999
---------------------------------------
(Donald P. Calcagnini)



                                                              Director                March ___, 1999
---------------------------------------
(Joan David)



NOEL DECORDOVA, JR.                                           Director                March 23, 1999
---------------------------------------
(Noel deCordova, Jr.)


THOMAS R. FARLEY
---------------------------------------                       Director                March 23, 1999
(Thomas R. Farley)



BRYANT D. MALCOLM
---------------------------------------
(Bryant D. Malcolm)                                           Director                March 23, 1999



W. PETER McBRIDE                                              Director                March 23, 1999
---------------------------------------
(W. Peter McBride)



CHARLES F.X. POGGI                                            Director                March 23, 1999
---------------------------------------
(Charles F.X. Poggi)



DAVID A. ROSOW                                                Director                March 23, 1999
---------------------------------------
(David A. Rosow)



JAMES E. SCHIERLOH                                           Director                 March 23, 1999
---------------------------------------
(James E. Schierloh)



SISTER GRACE FRANCES STRAUBER                                 Director                March 23, 1999
---------------------------------------
(Sister Grace Frances Strauber)



JOHN H. TATIGIAN, JR.                                         Director                March 23, 1999
---------------------------------------
(John H. Tatigian, Jr.)


                                                    Executive Vice President and
JOSEPH F. HURLEY                                       Chief Financial Offer          March 23, 1999
---------------------------------------
(Joseph F. Hurley)



RICHARD ALBAN                                                Controller               March 23, 1999
---------------------------------------
(Richard Alban)


                                                  INDEX TO EXHIBITS

Exhibit
Number            Description

2(a) Agreement and Plan of Merger, dated as of January 26, 1999, by and among HUBCO, Inc. ("HUBCO"), Hudson United Bank (the "Bank"), Little Falls Bancorp, Inc. ("Little Falls") and Little Falls Bank (the "Association") (included as Appendix A to the Proxy Statement). *

2(b) Stock Option Agreement, dated as of January 26, 1999, by and between HUBCO and Little Falls (included as Appendix B to the Proxy Statement).
         *

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8 Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

23(a)    Consent of Radics & Co., LLC.

23(b)    Consent of Arthur Andersen LLP.

23(c)    Consent of FinPro, Inc.

23(d) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

99(a)    Form of Proxy Card

99(b)    Form of Election
-------------------------
*        Included elsewhere in this registration statement.
**       Incorporated by reference.